Form 10-K405, Exhibit 13
period 1995-06-30
JOHNSTON INDUSTRIES INC
filed 1995-09-28
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(a) - QUARTERLY PRICE RANGE OF COMMON STOCK
-----------------------------------------------------

-----------------------------------------------------
The sales prices, adjusted for the three-for-two stock split of January 4, 1994, of the Company s Common Stock, currently traded on the New York Stock Exchange (symbol: "JII"), for each of the quarters in the period July 1, 1993 through June 30, 1995 are set forth below:

========================================================================================================================
                                      PRICE RANGE                                                      PRICE RANGE
------------------------------------------------------------------------------------------------------------------------
QUARTER ENDED:                     HIGH          LOW                QUARTER ENDED:                 HIGH            LOW
------------------------------------------------------------------------------------------------------------------------
June 30, 1995.................   10 3/8          7 7/8              June 30, 1994.................   11            8 7/8
March 31, 1995................   12             10                  March 31, 1994................   13 3/4        9 3/4
December 31, 1994.............   11              8 1/4              December 31, 1993.............   13           11 1/8
September 30, 1994............    9 7/8          8 1/4              September 30, 1993............   11 5/8        9 3/8
========================================================================================================================

Regular quarterly dividends have been paid since September 28, 1990. The current quarterly dividend is $.10 a share. This rate has been in effect since February, 1995. From April, 1994 to January, 1995 the rate was $.095 a share. From October, 1992 to March, 1994 the rate was $.083 a share. From February, 1992 to September, 1992 the rate was $.066 a share. Prior to February, 1992 the rate was $.055 a share. these dividend rates have been adjusted for the three-for-two stock split of January 4, 1994. The number of shareholders at June 30, 1995 was approximately 2000.