Form 10-K405, Exhibit 13
period 1995-06-30
JOHNSTON INDUSTRIES INC
filed 1995-09-28
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(b) - FINANCIAL HIGHLIGHTS (In Thousands, Except Per Share Data)
--------------------------------------------------------------------------

Fiscal Year Ended June 30                                              1995(1)                  1994(2)                 % Change
-------------------------                                              -------                  -------                 --------
Net Sales...................................................         $263,327                  $159,904                  +64.7

Income From Operations......................................           17,891                    15,135                  +18.2

Pre-tax Income..............................................           16,658                    10,559                  +57.8

Net Income..................................................            7,875                     6,495                  +21.2

Earnings Per Share..........................................              .74                       .60                  +23.3

Income From Operations to Sales %...........................             6.79%                     9.47%                 -28.3

Net Income to Sales %.......................................             2.99%                     4.06%                 -26.4

Total Assets................................................          255,101                   140,194                  +82.0

Long-Term Debt..............................................           98,834                    36,216                 +172.9

Stockholders' Equity........................................           63,427                    59,808                  + 6.1

Equity Per Share............................................             5.93                      5.51                  + 7.6

Dividends Per Share.........................................             .390                      .345                  +13.0

Depreciation And Amortization...............................           13,939                    10,202                  +36.6

Capital Expenditures........................................           21,983                    12,701                  +73.1

Return on Beginning Assets..................................             5.62%                     4.79%                 +17.3

Return On Beginning Equity..................................            13.17%                    10.79%                 +22.1
___________________________________

(1) The operations of Jupiter National, Inc., a majority owned subsidiary, for the six months ended June 30, 1995, are included in the year ended June 30, 1995.
(2) Income for the year ended June 30, 1994, has been restated to reflect the equity of Jupiter National, Inc. on an operating company basis.