Form 10-K405, Exhibit 13
period 1995-06-30
JOHNSTON INDUSTRIES INC
filed 1995-09-28
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(c) - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------

GENERAL

Johnston Industries, Inc. ("Johnston") and its wholly owned operating subsidiaries, Opp and Micolas Mills, Inc. ("Opp and Micolas") and Southern Phenix Textiles, Inc. ("Southern Phenix"), together with its majority owned subsidiary, Jupiter National, Inc. ("Jupiter") including Wellington Sears Company ("Wellington") (collectively, the "Company"), are principally diversified manufacturers that produce woven and nonwoven textiles primarily for the residential and industrial marketplace and, to a lesser extent, for the basic apparel and automotive sectors. In addition to being a holding company for Wellington Sears, Jupiter is a holding company for Greater Washington Investments, Inc. ("GWI"), a small business development company under the Small Business Investment Act of 1958, as amended. GWI's investment strategy is to seek above-average capital appreciation by investing in developing companies which GWI's management believes offer significant long-term growth prospects, in a broad range of industries. Total assets attributable to the textile operations and to the venture capital operations are approximately $217.9 million and $37.2 million, respectively.

In January 1995, Johnston increased its ownership interest in Jupiter from 49.6% to 54.2%. Accordingly, Jupiter operations were consolidated with Johnston operations effective January 1995. As a result, 1995 data, except net income and net income per share, is not directly comparable to prior period data. In May 1995, the Company purchased an additional 15,000 shares of Jupiter common stock bringing its total ownership to 54.8% of Jupiter's issued and outstanding common stock. Additionally, on August 16, 1995, Johnston jointly announced with Jupiter an agreement and plan of merger under which the public shareholders of Jupiter would receive $32.875 per share in cash from Johnston. The per share cash price is subject to certain adjustments based upon the market value of certain securities held by Jupiter on a date close to the date the merger proxy statement is mailed to Jupiter shareholders. The amount to be paid by Johnston is expected to be approximately $37,500,000. The merger is subject to approval by Jupiter shareholders and is expected to close in December 1995.

On December 1, 1994, with shareholder approval, Jupiter filed a Form N-54C notifying the Securities and Exchange Commission that Jupiter was withdrawing its election to be treated as a Business Development Company under the Investment Company Act of 1940 as amended (the "1940 Act") and is no longer subject to regulation under the 1940 Act. As a result, majority owned operating companies are required to be recorded at historical cost. This change was effected through a retroactive change in accounting method that has resulted in a restatement of Johnston's and Jupiter's prior financial statements through December 31, 1994. This retroactive change did not have a material impact on Johnston's financial position or results of operations.

RESULTS OF OPERATIONS

Fiscal 1995 Compared with Fiscal 1994

Net sales for fiscal 1995 were $263,327,000 compared to $159,904,000 for the prior year, an increase of $103,423,000 or 65%. The majority of this increase was primarily due to sales of $84,299,000 from Wellington for the period January 1, 1995 to June 30, 1995 reflecting the consolidation of Jupiter with Johnston effective January 1, 1995. The remaining increase was primarily the result of higher unit sales and changes in product mix. Sales in the upholstery and furniture markets were up approximately $14,235,000 in fiscal 1995, an increase of 20% over fiscal 1994. Additionally, improved sales in the home products markets have increased fiscal 1995 sales. Management has continued to place greater emphasis on these high margin products and designs in the decorative fabrics sector of the home furnishings market. These increases have been partially offset by a 3% reduction in the apparel market sales at Opp and Micolas. The reduction in the apparel marketplace is the result of management's decreased emphasis in this low margin business. Additionally, net sales to the automotive sector, which is cyclical in nature, decreased in fiscal 1995 to $15,015,000 from $16,950,000 in fiscal 1994, an 11%
decrease, due to lower demand especially in the quarter ended June 30, 1995.

Sales backlog of Johnston and Jupiter on a combined basis was $61,847,000 as of June 30, 1995, and management believes this level of sales backlog will enable the Company to sustain growth in fiscal 1996.

Cost of sales increased in fiscal 1995 to $209,598,000 compared to fiscal 1994 of $121,261,000 primarily as a result of $71,812,000 related to Wellington from January 1, 1995 to June 30, 1995. Sharply escalating raw material costs-- especially cotton and polyester--took a considerable toll on margins. These steep raw material increases generally could not be passed on to customers and amounted to approximately 12 cents per share for the quarter ended June 30, 1995 and 25 cents per share for fiscal 1995. Significant LIFO adjustments of $2,724,000, or 12 cents a share, for the quarter ended June 30, 1995 and $4,349,000, or 20 cents a share, for fiscal 1995 substantially reduced earnings.

Margins were positively impacted by the increased sales volume which continued to allow the Company to maintain an increased level of productivity through higher utilization of plant and equipment. The increased volume, coupled with certain price increases, has enabled the Company to partially offset increases in raw material costs.

Selling, general, and administrative expenses increased from $13,306,000 for fiscal 1994 to $21,899,000 for fiscal 1995, a 65% increase. This increase was mainly due to the Jupiter selling, general, and administrative expenses of $8,309,000 for the period January 1, 1995 to June 30, 1995. Selling, general, and administrative expenses as a percentage of sales was 8% in fiscal 1995 and fiscal 1994.

Depreciation and amortization was up $3,737,000 in fiscal 1995 to $13,939,000 compared to fiscal 1994 of $10,202,000. This 37% increase includes depreciation and amortization expense of $2,589,000 for Jupiter for the period January 1, 1995 to June 30, 1995. In addition, the increase represents the continued investments in capital expenditures. In the last three years, the Company has invested $45,065,000 in continuing efforts to upgrade machinery and equipment to state-of-the-art levels, and to move into new more profitable markets.

Net interest expense was up $3,070,000 in fiscal 1995 to $5,915,000 from fiscal 1994 of $2,845,000. This increase was mainly due to two factors. First, the consolidation of Jupiter with Johnston entailed recording substantial Jupiter debt levels, thus resulting in $2,214,000 of additional net interest expense for the period January 1, 1995 to June 30, 1995. Second, effective January 1995, Johnston restructured its revolving debt agreements and increased its borrowings under the revolving credit loan from $35,000,000 to $45,000,000.

Other expenses - net includes a negative effect on both the quarter ended June 30, 1995 and fiscal 1995 net income caused by a charge of $1,000,000 to establish a reserve for estimated environmental cleanup costs related to a property sold by Johnston in 1982. This steel fabrication operation, sold by Johnston 13 years ago, has no relationship to today's operations. The charge represents approximately 5 cents in earnings per share for both the quarter and for the 1995 fiscal year, respectively. Johnston has been unable to amicably resolve litigation concerning responsibility for clean-up costs associated with this site. Such litigation is in process, and the ultimate outcome of the litigation cannot presently be determined. (See Note 4 of the consolidated financial statements for further discussion.)

The consolidation of Jupiter also resulted in the separate reporting of income or loss activity of the investment portfolio. (See Note 2 to the consolidated financial statements for further explanation.) Hence, beginning January 1, 1995, the Company's equity in earnings/loss of equity investments included only the Company's then 50% interest in Tech Textiles, USA ("Tech Textiles"), whereas prior to January 1, 1995, the equity in earnings/loss also included Johnston's proportionate interest in its equity investment in Jupiter. The equity loss in Tech Textiles was $308,000 for fiscal 1995 compared to $980,000 in the prior year period. The Company estimated Tech Textiles to have a three-year start-up phase and at June 30, 1995 it is performing to the Company's expectations. During September 1995, Johnston purchased the remaining 50% interest in Tech Textiles for a total cost of $655,000. Thus, Tech Textiles is a consolidated wholly owned subsidiary of Johnston effective September 1995.

The realized and unrealized investment portfolio gain of Jupiter for the period January 1, 1995 to June 30, 1995 was $5,191,000. (See Note 2 to the consolidated financial statements for further explanation.) This gain reflects increases in the market value of Jupiter's investment in Viasoft, Inc. of $2,602,000 and McData Corporation of $2,300,000 for the period. For the six months ended December 31, 1994, and for the year ended June 30, 1994, Johnston's equity in the changes in net assets of Jupiter was $1,308,000 and
($161,000),  respectively.   For  the six months ended December 31, 1994, the
market price of Jupiter's investment in Zoll Medical increased $588,000. In fiscal 1994, Jupiter's investment in Zoll Medical had a substantial decrease in value, which exceeded total increases in Jupiter's remaining investments.

Jupiter carries its portfolio investments at market or fair value. Minority interest is recorded for the minority shareholders' proportionate share of the equity and earnings of Jupiter.

The provision for income taxes was an effective rate of 43% in fiscal 1995 versus an effective rate of 38% in fiscal 1994. The increased rate is mainly due to taxes related to equity in income of its' majority owned subsidiary, Jupiter.

Fiscal 1994 Compared With Fiscal 1993

Net sales for fiscal 1994 were $159,904,000 compared to $154,074,000 for the prior year, an increase of 4%. This increase was primarily the result of a 24% improvement in sales of upholstery and furniture products by Opp and Micolas and Southern Phenix offset by a 46% reduction in apparel market sales at Opp and Micolas. The decrease in the low margin apparel market sales reflects management's decision to significantly reduce its involvement in this market. Apparel market sales represent only 13% of the Opp and Micolas total business, and the increase in upholstery and furniture market products produced significantly higher gross margins. In addition, Johnston placed greater emphasis on the development of new high margin products and designs in the decorative fabrics sector of the home furnishings market.

Although net sales for fiscal 1994 increased 4% from fiscal 1993, Johnston's operating income increased approximately 33%.

Cost of sales as a percentage of sales made a significant improvement in 1994. Gross profit was 22% in 1993 and improved to 24% in 1994. Improved sales volumes, especially in upholstery and furniture fabrics at Southern Phenix, have significantly increased productivity through higher utilization of plant and equipment. This improvement also reflects decreased costs resulting from utilization of newer machinery and equipment purchased over the past several years.

Selling, general, and administrative expenses increased 11% in fiscal 1994 compared to fiscal 1993. In fiscal 1994, approximately one-half of the increase was in selling expenses (personnel, samples, and commissions) at Southern Phenix directly related to the new line of decorative fabrics introduced in the upholstery and furniture markets. There were also small increases in support expenses in administrative functions to support the sales effort. While the absolute dollars of fiscal 1994 selling, general, and administrative expenses were higher than fiscal 1993, such expenses as a percentage of sales increased only 1/2 of 1%. In addition, increased expenses due to the development of new, value added products, were offset and substantially exceeded by increased profitability.

Depreciation and amortization were up 5% in fiscal 1994 to $10,202,000 compared to $9,761,000 in fiscal 1993, reflecting the recent increased level of capital expenditures. Over the past three years, Johnston has invested $32,487,000 to continue its effort to upgrade machinery and equipment to state-of-the-art levels, and move into new more profitable markets.

Net interest expense was up 18% in fiscal 1994 to $2,845,000 from the fiscal
1993 of $2,403,000.    This change  was primarily due to a $379,000 reduction
in interest income in 1994 because of the payment of a note receivable in July 1993. The average interest rate increased slightly from 6-1/4% to 6-1/2%, and the total bank debt increased $1,800,000.

Other expenses - net increased in fiscal 1994 compared to fiscal 1993. The increase in 1994 relates to the liability for Johnston's former steel fabrication operations which are discussed in Note 4 in the financial statements. This liability represents costs related to health insurance and death benefits and is stated at the actuarially determined discounted present value.

In fiscal 1994, there was a loss of $980,000 from the operations of Tech Textiles, compared to a loss of $889,000 in fiscal 1993. These amounts reflect the start-up nature of this new business and are consistent with Johnston's expectations and original business plan.

As of June 30, 1994 and 1993, Johnston held a 49% and 40% interest in Jupiter, respectively, and accounted for such investment using the equity method. In fiscal 1993, the net asset value of Jupiter continued to increase because of the market value of the investment portfolio and the operating profits of Wellington, a major manufacturing acquisition by Jupiter in that fiscal year. In fiscal 1994, the market value of one of the portfolio companies in which Jupiter has a financial interest decreased significantly in value, which exceeded other increases in portfolio investments of Jupiter and the operating profit generated by Wellington. Consequently, for the last two years, Johnston recognized a loss of $106,000 for fiscal 1994 and income from Jupiter of $6,163,000 for fiscal 1993. Because of these factors, Jupiter has reported volatility in its earnings for the last two years and will continue to potentially show such volatility dependent on the value of its portfolio investments due to market conditions and the profit generated from the operations of Wellington.

The provision for income taxes in fiscal 1994 remained consistent with 1993 at an effective 38% rate.

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Effective July 1, 1993, the Company adopted SFAS 109 retroactively, and restated all prior years presented. The effect of the retroactive restatement on shareholders' equity at July 1, 1992 was a reduction of $418,000. The restatement impact of applying SFAS 109 on net income was a $352,000 reduction and a reduction of $.03 on earnings per share in fiscal 1993.

EFFECTS OF INFLATION

Management does not believe that inflation has had a material impact on the results of operations for the periods presented, except as discussed above related to sharply escalating raw material costs in fiscal 1995. These increases in raw material costs have continued into fiscal 1996 and could have a significant impact on the Company and the industry. However, management believes that to the extent general inflation affects its costs in the future, the Company can generally offset inflation by increasing prices if competitive conditions permit.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary needs for capital resources are to finance the purchase of the outstanding public shares of Jupiter as discussed above, and to finance
accounts receivable, inventories and capital expenditures.   Although
definitive financing agreements have not been entered into, management believes the Company will be able to secure the financing necessary to complete the Company's proposed acquisition of the outstanding public shares of Jupiter, either in the form of additional borrowings from one or more of its existing lenders or from alternate sources.

Johnston

Credit Agreement - In January 1995, Johnston amended its credit agreement, increasing its available revolving credit loans and outstanding borrowings from $35,000,000 to $45,000,000 and providing for $10,000,000 in annually renewable lines of credit with outstanding borrowings of $6,800,000 as of June 30, 1995.

Term Notes - Johnston's outstanding borrowings under the term notes, which were $5,000,000 as of June 30, 1994, were paid in full in March 1995.

Purchase Money Mortgage Loan - A decision was made by Johnston in fiscal 1993 to move the executive office to Columbus, Georgia. In that regard, in fiscal 1994, a building was purchased and renovated, and Johnston obtained a Purchase Money Mortgage Loan of $1,325,000. As of June 30, 1995, $1,217,000 was outstanding on this loan.

In connection with the consolidation of Jupiter effective January 1995, Johnston was required to record the debt of Jupiter and Wellington. The following summarizes the significant elements of such debt. (See Note 10 to the consolidated financial statements for further information.)

Jupiter

Subordinated Debentures - The subordinated debentures with an outstanding balance of $14,500,000 at June 30, 1995 are payable to the Small Business Administration.

Wellington

Revolving Credit Loans - In January 1995, Wellington amended its revolving credit, term loan and equipment loan agreement with a bank. The agreement provides that Wellington may obtain revolving credit loans up to an aggregate amount of the lesser of $24,000,000 or certain percentages of accounts receivable and inventories. The loan is due November 20, 1998, with an automatic renewal for one year. As of June 30, 1995, $17,361,000 was outstanding under this loan.

Term Loan - The amended agreement provides for a term loan of $21,000,000 payable in monthly installments of $218,735 through November 1998, at which time the remaining unpaid balance is due. At June 30, 1995, there were borrowings of $19,687,000 under the term loan.

Equipment Loans - Through November 18, 1998, Wellington may borrow up to $5,000,000 to finance the purchase of equipment. The principal amount is payable in monthly installments of 1/96th of the loan balance from August 1995 through November 1998, when the remaining balance is due. At June 30, 1995, there were borrowings of $2,768,000 under the equipment loans.

The various loan agreements require Johnston, Jupiter, and Wellington, among other things, to maintain certain financial ratios and specified levels of working capital, tangible net worth, and profitability, as defined. The agreements also restrict ability to incur debt, buy or sell assets, pay dividends, transfer funds from certain subsidiaries to the parent company to satisfy debt obligations and issue or repurchase capital stock.

Substantially all machinery and equipment, inventory and account receivables are pledged as collateral under the borrowing agreements.

The net cash provided by operating activities of $17,069,000 in fiscal 1995 was $3,984,000 higher than the fiscal 1994 amount of $13,085,000. This significant increase is largely due to management of the Wellington inventory levels from January 1995 (the date of consolidation) to June 1995, which was not a factor in the prior year.

Capital expenditures in fiscal 1995 were $21,983,000 compared to $12,701,000 in fiscal 1994, an increase of $9,282,000. This increase is due to $7,393,000 of capital expenditures at Wellington in fiscal 1995, which were not included in the consolidated amounts of the prior year. In addition, Johnston increased its capital expenditures by $1,889,000. These expenditures were primarily for the replacement of existing equipment with the latest technology and the implementation of new manufacturing processes.

Management believes that funds generated from operations, funds available under the existing debt agreements and finalization of financing to buy the public shares of Jupiter will be sufficient to meet the needs of the Company's current operations for at least the next 12 months.

NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 116 ("SFAS 116"), "Accounting for Contributions Received and Contributions Made," established standards for accounting and reporting for contributions received and made and is effective for fiscal years beginning after December 15, 1994. The Company expects that there will be no material effect upon implementing SFAS 116 on its financial position or results of operations.

Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," established standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of and is effective for fiscal years beginning after December 15, 1995. The Company expects that there will be no material effect upon implementing SFAS 121 on its financial position or results of operations.

OTHER MATTERS

Jupiter and Wellington are involved in a legal dispute with Polylok Corporation and its former majority shareholder. The former majority shareholder has filed motions for summary judgment on his claims for installment payments amounting to approximately $900,000. Jupiter and Wellington have vigorously defended this dispute. Since the case is in its preliminary stages, the eventual outcome cannot be predicted with reasonable accuracy. (See Note 16 of the consolidated financial statements for further information.)

The Company is periodically involved in legal proceedings arising out of the ordinary conduct of business. Management does not expect that they will have a material adverse effect on the Company's consolidated financial position or results of operations.