Form 10-K405, Exhibit 13
period 1995-06-30
JOHNSTON INDUSTRIES INC
filed 1995-09-28
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(d) - QUARTERLY INFORMATION (UNAUDITED)
              (In Thousands, Except Per Share Data)
---------------------------------------------------

The following summarizes the unaudited quarterly results of operations for the Years Ended June 30, 1995 and 1994.

============================================================================================================================
                                                                                   THREE MONTHS ENDED
----------------------------------------------------------------------------------------------------------------------------
1995                                                           SEPT. 30           DEC. 31            MARCH 31        JUNE 30
----------------------------------------------------------------------------------------------------------------------------
Net Sales.................................................      $40,773           $44,197            $91,002         $87,355
Gross Margin..............................................        9,815            10,037             18,194          15,683
Net Income(2).............................................        1,682             2,514              2,633           1,046
Earnings Per Share(2).....................................          .16               .24                .25             .10
Weighted Average Shares Outstanding(1)....................       10,766            10,687             10,682          10,654

----------------------------------------------------------------------------------------------------------------------------
                                                                                   THREE MONTHS ENDED
----------------------------------------------------------------------------------------------------------------------------
1994                                                            SEPT. 30          DEC. 31           MARCH 31         JUNE 30
----------------------------------------------------------------------------------------------------------------------------
Net Sales...............................................        $35,695           $38,295            $42,595         $43,319
Gross Margin............................................          7,709             8,858             10,602          11,474
Net Income(2)...........................................          2,146             1,046              2,429             874
Earnings Per Share(1)(2)................................            .20               .10                .22             .08
Weighted Average Shares Outstanding(1)..................         10,844            10,860             10,863          10,832
============================================================================================================================

(1) Restated to reflect the three-for-two stock split effective January 4, 1994.
(2) Restated to reflect the equity in earnings of Jupiter National, Inc. on an operating company basis effective December 1994.