Form 10-K405, Exhibit 13
period 1995-06-30
JOHNSTON INDUSTRIES INC
filed 1995-09-28
CIK 41017

                                                                   EXHIBIT 13(e)
JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

TABLE OF CONTENTS
-----------------------------------------------------------------------------------------------------------------

                                                                                                         PAGE
INDEPENDENT AUDITORS' REPORT                                                                          F-1 and F-2

CONSOLIDATED FINANCIAL STATEMENTS OF JOHNSTON INDUSTRIES, INC.
  AND SUBSIDIARIES AS OF JUNE 30, 1995 AND 1994 AND FOR EACH OF THE
  THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995:

  Consolidated Balance Sheets                                                                                 F-3

  Consolidated Statements of Income                                                                           F-4

  Consolidated Statements of Stockholders' Equity                                                             F-5

  Consolidated Statements of Cash Flows                                                               F-6 and F-7

  Notes to Consolidated Financial Statements                                                          F-8 to F-25

FINANCIAL STATEMENT SCHEDULES

  Johnston Industries, Inc. and Subsidiaries

  Schedule I - Condensed Financial Information of Registrant                                           S-1 to S-4

  Schedule II - Valuation and Qualifying Accounts                                                             S-5


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Johnston Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Johnston Industries, Inc. and subsidiaries (the "Company") as of June 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1995. Our audits also included the financial statement schedules listed in the Table of Contents. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Johnston Industries, Inc. and subsidiaries at June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 4 to the consolidated financial statements, the Company is involved in litigation relating to a steel fabricating facility which had been operated prior to its close in 1981 by a former subsidiary of the Company. In June 1995, the Company accrued an estimate of certain amounts which it may incur in connection with the final resolution of the dispute; however, the ultimate outcome of the litigation cannot presently be determined.

As discussed in Note 2 to the consolidated financial statements, through December 31, 1994 the consolidated financial statements include the Company's investment in and equity in earnings of its affiliate, Jupiter National, Inc. ("Jupiter"). In January 1995, the Company increased its ownership interest in Jupiter from 49.6% at December 31, 1994 to 54.2%. As a result, Jupiter became a consolidated, majority owned subsidiary of the Company in January 1995.

As of and for the year ended June 30, 1995, $19,892,000 of the Company's investments and $2,455,000 of the Company's earnings related to security values estimated by Jupiter's Board of Directors in the absence of readily ascertainable market values. As of June 30, 1994 and for the years ended June 30, 1994 and 1993, a portion of the Company's investment in Jupiter ($9,074,000) and the Company's interest in the earnings (losses) of Jupiter [$1,091,000 and $(582,000), respectively] related to security values estimated by Jupiter's Board of Directors in the absence of readily ascertainable market values. We have reviewed the procedures used in arriving at the estimates of value of such securities and have inspected underlying documentation and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for Jupiter's investment securities existed, and the difference could be material to the Company's consolidated financial statements.

As discussed in Note 20 to the consolidated financial statements, on August 16, 1995, the Company announced an agreement to purchase for cash all publicly held shares of Jupiter.



DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 18, 1995

 JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS
 JUNE 30, 1995 AND 1994

 ASSETS                                                                          1995                   1994(a)
 CURRENT ASSETS:

   Cash and cash equivalents                                               $    9,456,000         $    3,914,000
   Marketable securities, at fair value                                         9,741,000
   Accounts and notes receivable, net of allowance of
     $1,113,000 and $368,000                                                   43,333,000             18,152,000
   Inventories                                                                 46,389,000             25,438,000
   Prepaid expenses and other                                                   1,892,000              1,330,000
                                                                           --------------         --------------

       Total current assets                                                   110,811,000             48,834,000

 INVESTMENTS - At market or fair value as determined
   by directors                                                                19,892,000

 INVESTMENTS - At equity                                                        4,174,000             21,036,000

 PROPERTY, PLANT, AND EQUIPMENT -  Net                                        114,309,000             65,354,000

 INTANGIBLE ASSET -  Pension                                                    2,675,000              2,874,000

 OTHER ASSETS                                                                   3,240,000              2,096,000





                                                                           $  255,101,000          $ 140,194,000
                                                                           ==============          =============

 LIABILITIES AND STOCKHOLDERS' EQUITY                                           1995                   1994(a)
 CURRENT LIABILITIES:

   Short-term borrowings                                                   $    6,800,000          $   2,500,000
   Current maturities of long-term debt                                         5,894,000              5,087,000
   Accounts payable                                                            19,692,000              6,410,000
   Accrued expenses                                                            13,084,000              7,372,000
   Income taxes payable                                                         1,219,000                806,000
   Deferred income taxes                                                        2,947,000              1,164,000
                                                                           --------------          -------------

       Total current liabilities                                               49,636,000             23,339,000

 LONG-TERM DEBT                                                                98,834,000             36,216,000
                                                                           --------------          -------------

 OTHER LIABILITIES                                                             14,023,000             16,876,000
                                                                           --------------          -------------

 LONG-TERM DEFERRED INCOME TAXES                                                9,012,000              3,955,000
                                                                           --------------          -------------

 COMMITMENTS AND CONTINGENCIES

 MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY                                  20,169,000
                                                                           --------------

 STOCKHOLDERS' EQUITY:
   Preferred stock, par value $.01 per share; authorized,
     3,000,000 shares; none issued
   Common stock, par value $.10 per share; authorized,
     20,000,000 shares; issued 12,426,891 and 12,411,891                        1,243,000              1,241,000
   Additional paid-in capital                                                  17,258,000             17,107,000
   Retained earnings                                                           54,808,000             51,065,000
                                                                           --------------          -------------
       Total                                                                   73,309,000             69,413,000
   Less treasury stock:  1,861,912 and 1,682,112 shares at cost                (8,108,000)            (6,407,000)
   Less minimum pension liability adjustment, net of tax benefit               (1,774,000)            (3,198,000)
                                                                           --------------          -------------
       Stockholders' equity                                                    63,427,000             59,808,000
                                                                           --------------          -------------

                                                                           $  255,101,000          $ 140,194,000
                                                                           ==============          =============


(a) The June 30, 1994 balances have been restated to reflect Jupiter National, Inc. on an operating company basis as discussed in Note 2.



See notes to consolidated financial statements.

 JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


 CONSOLIDATED STATEMENTS OF INCOME
 YEARS ENDED JUNE 30, 1995, 1994, AND 1993

                                                               1995                  1994(a)                1993(a)
 NET SALES                                                 $263,327,000           $159,904,000           $154,074,000
                                                           ------------           ------------           ------------
 COSTS AND EXPENSES:
   Cost of sales, excluding depreciation and
     amortization                                           209,598,000            121,261,000            120,933,000
   Selling, general, and administrative                      21,899,000             13,306,000             11,980,000
   Depreciation and amortization                             13,939,000             10,202,000              9,761,000
                                                           ------------           ------------           ------------
       Total costs and expenses                             245,436,000            144,769,000            142,674,000
                                                           ------------           ------------           ------------
 INCOME FROM OPERATIONS                                      17,891,000             15,135,000             11,400,000

 OTHER EXPENSE:
   Interest expense - net                                     5,915,000              2,845,000              2,403,000
   Other - net                                                1,509,000                590,000                491,000
                                                           ------------           ------------           ------------
     Total other expenses                                     7,424,000              3,435,000              2,894,000
                                                           ------------           ------------           ------------
 EQUITY IN EARNINGS (LOSSES)
   OF EQUITY INVESTMENTS                                      1,000,000             (1,141,000)             5,093,000

 REALIZED AND UNREALIZED
   INVESTMENT PORTFOLIO GAIN                                  5,191,000
                                                           ------------           ------------           ------------
 INCOME BEFORE PROVISION FOR
   INCOME TAXES AND MINORITY INTEREST                        16,658,000             10,559,000             13,599,000

 PROVISION FOR INCOME TAXES                                   7,083,000              4,064,000              5,185,000
                                                           ------------           ------------           ------------
 INCOME BEFORE MINORITY INTEREST                              9,575,000              6,495,000              8,414,000

 MINORITY INTEREST IN INCOME OF
   CONSOLIDATED SUBSIDIARY                                    1,700,000
                                                           ------------           ------------           ------------
 NET INCOME                                                $  7,875,000           $  6,495,000           $  8,414,000
                                                           ============           ============           ============
 EARNINGS PER SHARE                                        $        .74           $        .60           $        .77
                                                           ============           ============           ============
 DIVIDENDS PER SHARE                                       $        .39           $        .35           $        .32
                                                           ============           ============           ============
 WEIGHTED AVERAGE NUMBER OF
   COMMON AND COMMON EQUIVALENT
   SHARES OUTSTANDING                                        10,697,339             10,850,141             10,931,781
                                                           ============           ============           ============

(a) Income for the years ended June 30, 1994 and 1993 has been restated to reflect the equity in earnings of Jupiter National, Inc. on an operating company basis as discussed in Note 2.



See notes to consolidated financial statements.

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1995, 1994, AND 1993

                                                                  COMMON STOCK
                                                           ---------------------------            PAID-IN           RETAINED
                                                             SHARES            AMOUNT             CAPITAL           EARNINGS
BALANCE, JUNE 30, 1992 - As previously reported            12,178,422        $1,219,000         $15,938,000        $43,422,000

  Adjustment for Jupiter National, Inc. restatement
    (see Note 2)                                                                                                      (160,000)
                                                           ----------        ----------         -----------        -----------
BALANCE, JUNE 30, 1992 - As restated                       12,178,422         1,219,000          15,938,000         43,262,000

  Exercise of stock options                                   159,823            16,000             795,000

  Purchase of treasury stock

  Net income                                                                                                         8,414,000

  Dividends paid ($.32 per share)                                                                                   (3,412,000)
                                                           ----------        ----------         -----------        -----------
BALANCE, JUNE 30, 1993                                     12,338,245         1,235,000          16,733,000         48,264,000

  Exercise of stock options                                    73,742             6,000             376,000

  Purchase of fractional shares                                   (96)                               (2,000)

  Purchase of treasury stock

  Net income                                                                                                         6,495,000

  Dividends paid ($.35 per share)                                                                                   (3,694,000)

  Minimum pension liability adjustment,
    net of tax benefit of $1,957,000
                                                           ----------        ----------         -----------        -----------
BALANCE, JUNE 30, 1994                                     12,411,891         1,241,000          17,107,000         51,065,000

  Exercise of stock options                                    15,000             2,000             151,000

  Purchase of treasury stock

  Net income                                                                                                         7,875,000

  Dividends paid ($.39 per share)                                                                                   (4,132,000)

  Minimum pension liability adjustment,
    net of taxes of $871,000
                                                           ----------        ----------         -----------        -----------
BALANCE, JUNE 30, 1995                                     12,426,891        $1,243,000         $17,258,000        $54,808,000
                                                           ==========        ==========         ===========        ===========

                                                                 TREASURY STOCK                    MINIMUM
                                                            -------------------------         PENSION LIABILITY
                                                            SHARES             AMOUNT             ADJUSTMENT          TOTAL
BALANCE, JUNE 30, 1992 - As previously reported             1,328,062       $(3,366,000)                           $57,213,000

  Adjustment for Jupiter National, Inc. restatement
    (see Note 2)                                                                                                      (160,000)
                                                            ---------      ------------                            -----------
BALANCE, JUNE 30, 1992 - As restated                        1,328,062        (3,366,000)                            57,053,000

  Exercise of stock options                                                                                            811,000

  Purchase of treasury stock                                  322,350        (2,693,000)                            (2,693,000)

  Net income                                                                                                         8,414,000

  Dividends paid ($.32 per share)                                                                                   (3,412,000)
                                                            ---------      ------------                            -----------
BALANCE, JUNE 30, 1993                                      1,650,412        (6,059,000)                            60,173,000

  Exercise of stock options                                                                                            382,000

  Purchase of fractional shares                                                                                         (2,000)

  Purchase of treasury stock                                   31,700          (348,000)                              (348,000)

  Net income                                                                                                         6,495,000

  Dividends paid ($.35 per share)                                                                                   (3,694,000)

  Minimum pension liability adjustment,

    net of tax benefit of $1,957,000                                                              $(3,198,000)      (3,198,000)
                                                            ---------      ------------                            -----------
BALANCE, JUNE 30, 1994                                      1,682,112        (6,407,000)           (3,198,000)      59,808,000

Exercise of stock options                                                                                              153,000

  Purchase of treasury stock                                  179,800        (1,701,000)                            (1,701,000)

  Net income                                                                                                         7,875,000

  Dividends paid ($.39 per share)                                                                                   (4,132,000)

  Minimum pension liability adjustment,
    net of taxes of $871,000                                                                        1,424,000        1,424,000
                                                            ---------      ------------           -----------      -----------
BALANCE, JUNE 30, 1995                                      1,861,912      $ (8,108,000)          $(1,774,000)     $63,427,000
                                                            =========      ============           ===========      ===========




See notes to consolidated financial statements.

 JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


 CONSOLIDATED STATEMENTS OF CASH FLOWS

 YEARS ENDED JUNE 30, 1995, 1994, AND 1993


                                                                   1995                 1994(a)              1993(a)
 OPERATING ACTIVITIES:
   Net income                                                  $  7,875,000         $  6,495,000         $  8,414,000
                                                               ------------         ------------         ------------
   Adjustments to reconcile net income
     to net cash provided by operating activities:
     Depreciation and amortization                               13,939,000           10,202,000            9,761,000
     Provision for bad debts                                         89,000              151,000              383,000
     Net realized and unrealized gain on portfolio               (5,191,000)
       investment
     Undistributed (income) losses in investments                (1,000,000)           1,141,000           (5,093,000)
     Minority interest in income of consolidated                  1,700,000
       subsidiary
     Changes in assets and liabilities:
       Accounts and notes receivable                             (9,140,000)          (2,563,000)            (375,000)
       Inventories                                                7,432,000           (2,244,000)            (309,000)
       Deferred income taxes                                      1,783,000              (50,000)             (21,000)
       Prepaid expenses and other assets                            287,000             (566,000)             264,000
       Accounts payable                                          (1,014,000)          (2,157,000)          (4,133,000)
       Accrued expenses                                              47,000              794,000              (27,000)
       Income taxes payable                                        (551,000)             168,000              113,000
       Other liabilities                                            847,000            1,683,000            2,222,000
     Other, net                                                     (34,000)              31,000              172,000
                                                               ------------         ------------         ------------
         Total adjustments                                        9,194,000            6,590,000            2,957,000
                                                               ------------         ------------         ------------

         Net cash provided by operating activities               17,069,000           13,085,000           11,371,000
                                                               ------------         ------------         ------------
 INVESTING ACTIVITIES:
   Additions to property, plant, and equipment                  (21,983,000)         (12,701,000)         (10,381,000)
   Unpaid capital expenditures                                    5,784,000              482,000            2,767,000
   Increase in investments                                       (3,254,000)          (4,578,000)          (2,034,000)
   Repayments of loans by stockholders                                                 5,383,000              341,000
   Purchase of Jupiter, net of cash acquired                      3,758,000
                                                               ------------         ------------         ------------

         Net cash used in investing activities                  (15,695,000)         (11,414,000)          (9,307,000)
                                                               ------------         ------------         ------------
 FINANCING ACTIVITIES:
   Principal payments of debt                                    (5,086,000)          (4,022,000)          (2,000,000)
   Proceeds from issuance of long-term debt                      12,634,000           13,325,000
   Net borrowings (repayments) under line-of-credit               2,300,000           (7,500,000)           4,000,000
     agreements
   Purchase of treasury stock                                    (1,701,000)            (348,000)          (2,693,000)
   Proceeds from employee stock ownership plan                                                              1,454,000
   Proceeds from issuance of common stock                           153,000              380,000              811,000
   Dividends paid                                                (4,132,000)          (3,694,000)          (3,412,000)
                                                               ------------         ------------         ------------

         Net cash provided by (used in) financing                 4,168,000           (1,859,000)          (1,840,000)
           activities                                          ------------         ------------         ------------

 NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                           5,542,000             (188,000)             224,000

 CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR                                              3,914,000            4,102,000            3,878,000
                                                               ------------         ------------         ------------

 CASH AND CASH EQUIVALENTS, END OF YEAR                        $  9,456,000         $  3,914,000         $  4,102,000
                                                               ============         ============         ============

 JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


 CONSOLIDATED STATEMENTS OF CASH FLOWS
 YEARS ENDED JUNE 30, 1995, 1994, AND 1993
 (CONTINUED)


                                                                 1995                  1994                 1993
 SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
   Cash paid during the year for:
     Interest                                                  $6,720,000            $2,962,000           $2,861,000
     Income taxes                                              $3,932,000            $2,908,000           $2,472,000



(a) Years ended June 30, 1994 and 1993 have been restated to reflect the equity in earnings of Jupiter National, Inc. on an operating company basis as discussed in Note 2.





See notes to consolidated financial statements.

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 1995 AND 1994 AND FOR EACH OF THE THREE YEARS
IN THE PERIOD ENDED JUNE 30, 1995


 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

    Principles of Consolidation - The consolidated financial statements include the accounts of Johnston Industries, Inc. ("Johnston"), its wholly owned subsidiaries, Southern Phenix Textiles, Inc. and Opp and Micolas Mills, Inc., its majority owned subsidiary, Jupiter National, Inc. ("Jupiter") and Jupiter's wholly owned subsidiaries, Wellington Sears Company ("Wellington"), Pay Telephone America, Ltd., and Greater Washington Investments, Inc. ("GWI") (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated.

    Johnston and its wholly owned subsidiaries and Wellington are diversified manufacturers of textile fabrics used in the residential, industrial, and to a lesser extent, apparel, and automotive marketplaces. Jupiter holds venture capital portfolio investments in new and developing companies that offer long-term growth prospects. GWI is a small business investment company licensed under the Small Business Investment Act of 1958. Under applicable Small Business Administration regulations, GWI is restricted to investing only in qualified small business concerns contemplated by the 1958 Act, as amended, and such regulations. Total assets attributable to the textile operations and to the venture capital operations as of June 30, 1995 are approximately $217.9 million and $37.2 million, respectively.

    Fiscal Year-End - Johnston has a fiscal year-end of June 30. However, the operating subsidiaries have a fiscal year-end based on a 52/53 week reporting period that ends on the Saturday closest to June 30. For the fiscal years ended on June 30, 1995 and 1994, such operating subsidiaries' fiscal years ended on July 1, 1995 and July 2, 1994, respectively.

    Cash Equivalents - The Company classifies all highly liquid investments with a maturity of three months or less as cash equivalents. Cash equivalents held by GWI are required to be invested in securities of the U.S. Government.

    Inventories - The Company's inventories of finished goods, work-in-process, and raw materials are stated at the lower of cost (using the last-in, first-out cost flow assumption) or market. Supplies are stated at cost determined on the first-in, first-out basis.

    Property, Plant, and Equipment - Property, plant, and equipment is stated at cost. Depreciation and amortization are computed principally by the use of the straight-line method over the estimated useful service lives of 20-40 years for buildings, 20 years for improvements, and 3-20 years for machinery and equipment.

    Revenue Recognition - Revenue is generally recognized as products are shipped to customers. When customers, under the terms of specific orders, request that the Company manufacture and invoice goods on a bill and hold basis, the Company recognizes revenue based on the completion date required in the order and actual completion of the manufacturing process. At that time, title and risks of ownership are transferred to the customer. Accounts receivable included bill and hold receivables of $9,150,000 and $3,736,000 at June 30, 1995 and 1994,
    respectively.

    Concentration of Credit Risk - The Company's accounts receivable are generally unsecured and are liquidated based on cash flows generated by its customers' operations.

    Valuation of Investments - Portfolio investments held by Jupiter in publicly traded entities are stated at market or fair value as determined by quoted market prices and are reflected as marketable securities in the accompanying balance sheet. Such investments expected to be sold within the next 12 months are classified as current assets. Other portfolio investments held by Jupiter are recorded at market or fair value as determined in good faith by Jupiter's Board of Directors. Unrealized appreciation (depreciation) is included as a component of net income. There are restrictions on the disposition of most of the securities, and values do not necessarily represent the amounts that may be realized from their immediate sale or other disposition.

    Investments in companies and joint ventures in which the Company has a 20% to 50% interest are accounted for under the equity method. The investments are recorded at cost and adjusted for the Company's share of earnings or losses and cash distributions.

    Recognition of Interest Income - Jupiter accrues interest on the principal balance of notes outstanding considered to be collectible.

    Gains or Losses on Securities Sold - Sales of securities by Jupiter are recorded on the trade date (date the order to sell is executed). The cost of securities sold is reported on the average cost basis for financial statement purposes. Realized losses are recognized for securities whose value is considered permanently impaired.

    Income Taxes - In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Effective July 1, 1993, the Company adopted SFAS 109 retroactively, and restated all prior years presented. Under SFAS 109, the Company determines income taxes for financial reporting purposes using the asset and liability method. Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

    Earnings Per Share - Earnings per share are calculated based on the weighted average number of common and common equivalent shares outstanding during each respective fiscal year. Fully diluted earnings per share are not presented because the difference from primary earnings per share is insignificant for all periods presented.

    Postretirement Benefits - On July 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions." The impact of adoption of SFAS 106 was not material to the Company's financial position or results of operations.

    Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.

    Contributions Made - Statement of Financial Accounting Standards No. 116 ("SFAS 116"), "Accounting for Contributions Received and Contributions Made," establishes standards for accounting and reporting for contributions received and made and is effective for fiscal years beginning after December 15, 1994. The Company expects that there will be no material effect upon implementing SFAS 116 on its financial position or results of operations.

    Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of - Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," establishes standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company expects that there will be no material effect upon implementing SFAS 121 on its financial position or results of operations.

2.  JUPITER NATIONAL, INC.

    In January 1995, the Company purchased an additional 89,300 shares of Jupiter for approximately $2,300,000 which increased the Company's ownership interest in the outstanding shares of Jupiter from 49.6% at December 31, 1994 to 54.2%. As a result, Jupiter became a consolidated, majority owned subsidiary of the Company in January 1995. Minority interest is recorded for the minority shareholders' proportionate share of the equity and earnings of Jupiter.

    The following represents the results of operations on a pro forma basis assuming Johnston had owned 54.2% of Jupiter as of July 1, 1993. This pro forma information is provided for informational purposes only. Such pro forma information is based on historical information and is not necessarily indicative of the actual results that would have been achieved had Johnston purchased the additional shares of Jupiter on July 1, 1993, nor is it necessarily indicative of future results of operations (see Note 20).

                                                                                        YEAR ENDED JUNE 30,
                                                                               -----------------------------------
                                                                                    1995                 1994
       Net sales                                                              $  333,873,000      $   290,572,000
       Net income                                                                  8,117,000            6,371,000
       Earnings per share                                                                .76                  .59

    The Company accounted for its investment in Jupiter using the equity method through December 31, 1994. For the six months ended December 31, 1994 and for the years ended June 30, 1994 and 1993, Johnston recorded equity in the changes in net assets of Jupiter of $1,308,000, $(161,000), and $5,982,000, respectively.

    As of and for the year ended June 30, 1995, $19,892,000 of the Company's investments and $2,455,000 of the Company's earnings, respectively, relate to security values estimated by Jupiter's Board of Directors. The Company' equity in the net assets of Jupiter at June 30, 1994 was $18,701,000, which included $9,074,000 of security values determined by Jupiter's Board of Directors. For the years ended June 30, 1994 and 1993, $1,091,000 and $(582,000), respectively, of the Company's equity in Jupiter's changes in net assets was derived from net unrealized appreciation (depreciation) of investments whose values have been estimated by Jupiter's Board of Directors. The quoted market value of the Company's investment in Jupiter was approximately $28,387,000 and $20,148,000 on June 30, 1995 and 1994,
    respectively.

    Summarized financial information of Jupiter as of June 30, 1994 and for the years ended June 30, 1994 and 1993 is as follows:

       FINANCIAL POSITION

                                                                                                        1994
       Net current assets                                                                         $    27,186,000
       Investments                                                                                     22,218,000
       Total assets                                                                                   111,610,000
       Long-term debt (including current portion)                                                      54,766,000
       Net assets                                                                                      38,099,000

       RESULTS OF OPERATIONS

                                                                                    1994                1993
       Net sales                                                              $  130,688,000        $  77,499,000
       Operating income                                                            5,210,000            3,508,000
       Net income                                                                    233,000           15,917,000

    Through November 30, 1994, Jupiter was considered a closed-end venture capital investment company that used specialized accounting policies required for investment companies to determine the net asset value of its portfolio of investments. Under these policies, securities with readily available market quotations were valued at the current market price, and all other investments were valued at fair value as determined in good faith by Jupiter's Board of Directors using a formal portfolio valuation procedure. Effective December 1, 1994, Jupiter received approval from the Securities and Exchange Commission to withdraw its election as a business development company under the Investment Act of 1940. As a result, majority owned operating companies are required to be recorded at historical cost. This change to the historical cost basis for such operating companies was effected through a retroactive change in accounting method that resulted in a restatement of Johnston's and Jupiter's prior financial statements through December 31, 1994. This retroactive change did not have a material impact on Johnston's financial position or results of operations.

    The remaining nonoperating assets require periodic valuation of each investment in Jupiter's consolidated portfolio to determine net asset value as described above. As a result, effective January 1995, the Company's proportionate share of the unrealized appreciation (depreciation) of Jupiter's portfolio companies will be included as a separate line item in the Company's income statement.

    The following summarizes the aggregate cost and market or fair value of the portfolio investments as of June 30, 1995:

                                                                                                      MARKET OR
                                                                                       COST          FAIR VALUE
       Marketable securities                                                       $   1,575,000    $   9,741,000
                                                                                   =============    =============

       Portfolio investments - long-term                                           $  15,426,000    $  19,892,000
                                                                                   =============    =============

    These investments are principally comprised of subordinated notes, preferred stock, and common stock of new and developing companies.

 3. GREATER WASHINGTON INVESTMENTS, INC.

    As discussed in Note 1, GWI is a small business investment company licensed under the Small Business Investment Act of 1958. Summary financial information for GWI consists of the following:

       STATEMENT OF FINANCIAL POSITION

                                                                                                       JUNE 30,
                                                                                                         1995
       Current assets                                                                               $   5,933,000
       Portfolio investments, at fair value                                                            23,951,000
       Other assets                                                                                        44,000
                                                                                                    -------------

         Total assets                                                                               $  29,928,000
                                                                                                    =============

       Current liabilities                                                                          $     325,000
       Subordinated debentures                                                                         14,500,000
       Deferred income taxes                                                                            2,677,000
                                                                                                    -------------

         Total liabilities                                                                             17,502,000

       Shareholder's equity                                                                            12,426,000
                                                                                                    -------------

         Total liabilities and shareholder's equity                                                 $  29,928,000
                                                                                                    =============

       STATEMENT OF OPERATIONS

                                                                                                     FISCAL YEAR
                                                                                                    ENDED JUNE 30,
                                                                                                         1995
       Operating income                                                                             $   1,485,000
       Operating expenses                                                                                  (3,000)
       Interest expense                                                                                (1,155,000)
                                                                                                    -------------

         Net operating income                                                                             327,000

       Realized gain on sale of investments                                                               392,000
       Provision for income taxes                                                                      (2,371,000)
                                                                                                    -------------

         Net realized loss                                                                             (1,652,000)

       Increase in unrealized appreciation of investments                                               6,253,000
                                                                                                    -------------

         Results of operations                                                                      $   4,601,000
                                                                                                    =============

 4. STEEL FABRICATION OPERATIONS

    The accompanying balance sheets as of June 30, 1995 and 1994 include accruals of $8,363,000 and $7,903,000, respectively, for the remaining costs expected to be incurred in phasing out the Company's steel fabrication operations (see Notes 9 and 11). These costs are principally related to health insurance and death benefits for former employees and are stated at the actuarially determined discounted present value. These operations were discontinued in 1981.

    In February 1994, the operators of a steel fabricating facility filed a complaint against a previous operator of the facility and a former subsidiary of Johnston which had operated the facility earlier before its close in 1981. The complaint seeks to have the earlier operators bear the response costs incurred in remediation of contamination at the plant site. Such costs are alleged to be approximately $3,900,000; however, the Company disputes such costs. The lawsuit is presently in the litigation process. In June 1995, the Company established a reserve of $1,000,000 for costs which it may incur in connection with the final resolution of the dispute. In addition, the Company has established a reserve in the amount of $200,000 as an estimate of potential legal and other costs to be incurred in connection with defending this matter. Although management believes that the accruals described above are sufficient to cover the estimated costs of such matters, the ultimate outcome of the litigation cannot presently be determined.

 5. RELATED PARTY TRANSACTIONS

    During 1992 and 1993, the Company made secured revolving loans to Redlaw Industries, Inc. ("Redlaw"), a stockholder. As of June 30, 1993, $5,524,000 was outstanding. In July 1993, principal and interest was paid in full. An additional loan of $1,300,000 was made to Redlaw in October 1993 and interest and principal was paid in full in December 1993. All loans bore interest at the Company's interest rate on its revolving credit loan plus 1/2 of 1%.

    In May 1994, Redlaw became the commissioned sales agent in Canada for sales of textile products manufactured by the Company. The Company paid Redlaw approximately $152,000 related to Redlaw's commissioned sales business for the fiscal year ended June 30, 1995.

 6. INVENTORIES

    Inventories consist of the following at June 30, 1995 and 1994:

                                                                                        1995             1994
       Finished goods                                                              $  18,191,000    $  11,585,000
       Work-in-process                                                                15,288,000        6,897,000
       Raw materials and supplies                                                     12,910,000        6,956,000
                                                                                   -------------    -------------

                                                                                   $  46,389,000       25,438,000
                                                                                   =============
       Difference between LIFO carrying value and
         current replacement cost                                                                        (838,000)
                                                                                                    -------------

            Current replacement cost                                                                $  24,600,000
                                                                                                    =============

    Although current replacement cost for inventories at June 30, 1994 was less than last-in, first-out carrying value, the carrying value was recovered through future sales which yielded normal profit margins. The excess of replacement cost over the value of inventories based upon the LIFO method was $4,107,000 at June 30, 1995.

 7. EQUITY INVESTMENT

    Tech Textiles, USA

    During 1992, the Company entered into a 50%/50% partnership with an English company to establish Tech Textiles, USA ("Tech Textiles") for the joint manufacture and sale of certain specialized textile products. The Company's investment in this entity was $4,174,000 and $2,335,000 at June 30, 1995 and 1994, respectively. Losses of $308,000, $980,000, and
    $889,000, respectively, for the years ended June 30, 1995, 1994, and 1993 were recorded. Subsequent to year-end, the Company purchased the remaining 50% interest for a total cost of $655,000. Thus, Tech Textiles became a consolidated, wholly owned subsidiary of the Company beginning in fiscal 1996.

    Summarized financial information of Tech Textiles as of June 30, 1995 and 1994 is as follows:

                                                                                        1995             1994
       FINANCIAL POSITION
         Net current assets                                                         $  2,365,000     $    593,000
         Total assets                                                                  4,559,000        2,662,000
         Net assets                                                                    4,174,000        2,335,000

 8. PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment consist of the following at June 30, 1995 and 1994:

                                                                                   1995                1994
       Land                                                                   $    1,373,000      $       555,000
       Buildings and improvements                                                 33,671,000           19,422,000
       Machinery and equipment                                                   159,741,000          106,871,000
                                                                              --------------      ---------------
                                                                                 194,785,000          126,848,000
       Less accumulated depreciation and amortization                            (80,476,000)         (61,494,000)
                                                                              --------------      ---------------

       Property, plant, and equipment - net                                   $  114,309,000      $    65,354,000
                                                                              ==============      ===============

 9. ACCRUED EXPENSES

    Accrued expenses consist of the following at June 30, 1995 and 1994:

                                                                                        1995             1994
       Salaries, wages, and employee benefits                                      $   5,100,000     $  2,821,000
       Pension costs                                                                   2,148,000        1,697,000
       Taxes, other than income taxes                                                  1,459,000        1,276,000
       Interest expense                                                                  507,000           41,000
       Current estimated phase-out costs of steel
         fabrication operations                                                        2,000,000        1,000,000
       Other                                                                           1,870,000          537,000
                                                                                   -------------     ------------

                                                                                   $  13,084,000     $  7,372,000
                                                                                   =============     ============

10. LONG-TERM FINANCING AND SHORT-TERM BORROWINGS

    Long-term debt and short-term borrowings consist of the following at June 30, 1995 and 1994:

                                                                                        1995             1994
       JOHNSTON
         Short-term borrowings                                                     $   6,800,000    $   2,500,000
                                                                                   =============    =============

         Revolving credit loans                                                    $  45,000,000    $  35,000,000
         Term notes payable                                                                             5,000,000
         Purchase money mortgage loan                                                  1,217,000        1,303,000
                                                                                   -------------    -------------
                                                                                      46,217,000       41,303,000
       JUPITER
         Subordinated debentures                                                      14,500,000
         Securities loans                                                              1,191,000
         Other debt                                                                      933,000
                                                                                   -------------
                                                                                      16,624,000

                                                                                   1995                1994
       WELLINGTON SEARS
         Revolving credit loans                                               $   17,361,000
         Term loan                                                                19,687,000
         Equipment loans                                                           2,768,000
         Amounts due former affiliates of Polylok                                  1,434,000
         Installment and other loans                                                 637,000
                                                                              --------------
                                                                                  41,887,000
                                                                              --------------        -------------

              Total                                                              104,728,000           41,303,000
         Less current maturities                                                  (5,894,000)          (5,087,000)
                                                                              --------------        -------------

                                                                              $   98,834,000        $  36,216,000
                                                                              ==============        =============

    The estimated fair value of long-term debt (including current maturities) is $107,086,000 at June 30, 1995. Interest rates that are currently available to the Company for issuance of debt with similar terms, credit characteristics, and remaining maturities were used to estimate fair value of long-term debt.

    JOHNSTON

    Amended Credit Agreement - In January 1995, Johnston amended and restated its revolving credit agreement to increase the borrowings under its revolving credit loans to $45,000,000 and to provide for $10,000,000 in annually renewable lines of credit. Principal under the agreement is payable in full no later than January 14, 1997. Interest is payable quarterly at a variable rate which is the higher of the federal funds rate plus 1/2 of 1% or the prime rate (7.5% at June 30, 1995 and 1994). A commitment fee of 1/2 of 1% on the unused portion of the revolving credit facility is payable annually. Borrowings under the lines of credit bear interest at the higher of the federal funds rate plus 1/2 of 1% or the prime rate. At June 30, 1995, there were borrowings of $6,800,000 under the lines of credit, and the interest rate under these borrowings was 9%.

    All machinery, equipment, inventory, and receivables of Johnston and its wholly owned subsidiaries are pledged as collateral under the Amended Credit Agreement.

    Terms Notes Payable - The term notes were payable to banks and bore interest at the fixed rate of 8.75% per annum. In March 1995, such term notes were paid in full.

    Purchase Money Mortgage Loan - In connection with the purchase of a new office building during 1994, Johnston obtained a Purchase Money Mortgage Loan of $1,325,000. At June 30, 1995, borrowings outstanding under this loan were $1,217,000. Borrowings under this loan accrue interest at the lesser of: (1) 30-day adjustable, 60-day adjustable, or 90-day adjustable LIBOR rate plus 2.70% or (2) the prime rate. The interest rate on this loan was 8.75% at June 30, 1995. Beginning on March 31, 1994, Johnston was obligated to make 58 consecutive quarterly payments of principal of $21,667 plus interest, with all remaining principal and interest due on December 31, 2008. The new office building in Columbus, Georgia is pledged as collateral under this loan agreement.

    Covenants and Restrictions - The Amended Credit Agreement requires Johnston, among other things, to maintain certain financial ratios and specified levels of working capital and tangible net worth, as defined. The agreement also places a limit on Johnston's total borrowings to the lower of $52,000,000,

    Johnston's total stockholders' equity, or an amount computed using a borrowing base formula. Additionally, Johnston's restricted investments, defined to include guarantees and advances to affiliates, are limited to the lesser of 20% of Johnston's total assets or $13,500,000 plus 50% of net income for fiscal 1995, 1994, and 1993. This agreement also restricts Johnston's ability to incur debt, buy or sell assets, pay dividends, and issue or repurchase capital stock. Johnston's wholly owned subsidiaries paid dividends of $15,952,000 to Johnston during the year ended June 30, 1995.

    JUPITER

    Subordinated Debentures - The subordinated debentures, which relate to GWI, are payable to the Small Business Administration ("SBA") and bear interest at an effective weighted rate of 7.8% at June 30, 1995. Principal payments are due as follows:

        YEAR ENDING
          JUNE 30,                                                   AMOUNT
            1998                                                  $   2,500,000
            2001                                                      7,000,000
            2003                                                      5,000,000
                                                                  -------------

                                                                  $  14,500,000
                                                                  =============

    The subordinated debentures contain restrictions on prepayments, distributions to shareholders, and certain operating results. At June 30, 1995, GWI did not have available funds for distribution (equity of $12,426,000) to its shareholder nor funds for the prepayment of its debentures.

    Securities Loans - At June 30, 1995, Jupiter had borrowed $1,191,000 under a brokerage margin account with average interest rates of 10%.

    WELLINGTON

    Revolving Credit Loans - In January 1995, Wellington amended its revolving credit, term loan, and equipment loan agreement with a bank. The agreement provides that Wellington may obtain revolving credit loans up to an aggregate amount of the lesser of $24,000,000 or certain percentages of accounts receivable and inventories through November 20, 1998, with an automatic renewal for one year. Substantially all machinery, inventory, and receivables of Wellington are pledged as collateral under such borrowing agreement.

    Wellington is also required to pay a commitment fee equal to 1/2 of 1% per annum on the unused portion of the revolving credit facility. The unused available line of credit at June 30, 1995 was approximately $4,770,000.

    Interest is payable at the current prime rate plus 1% (10% at June 30, 1995). At June 30, 1995 and 1994, Wellington had outstanding letters of credit of $400,000 and $350,000, respectively.

    Term Loan - The amended agreement provides for a term loan of $21,000,00 payable in monthly installments of $218,735 through November 1998, at which time the remaining unpaid balance is due. The term loan bears interest at the current prime rate plus 1% (10% at June 30, 1995).

    Equipment Loans - Through November 18, 1998, Wellington may borrow up to $5,000,000 to finance the purchase of equipment. The principal amount is payable in monthly installments of 1/96th of the loan balance from August 1995 through November 1998, when the remaining balance is due. The equipment loans bear interest at the current prime rate plus 1% (10% at June 30, 1995).

    Covenants and Restrictions - The amended revolving credit, term loan, and equipment loan agreement requires Wellington, among other things, to maintain certain financial ratios and specified levels of working capital and profitability, as defined. The agreement also restricts Wellington's ability to incur debt, buy or sell assets, pay dividends, transfer assets to its parent company for payment or settlement of debt, and issue or repurchase capital stock. At June 30, 1995, Wellington did not have available funds for distribution (equity of $29,722,000) to its shareholder.

    At certain times during the years ended June 30, 1995 and 1994, Wellington was not in compliance with either its cash flow coverage ratio covenant or debt coverage ratio covenant. These events of noncompliance were waived by the lending institution in waivers dated September 27, 1994, November 21, 1994, and April 21, 1995.

    Amounts Due Former Affiliates of Polylok - Amounts due former affiliates of Polylok are primarily comprised of $1,434,000 due under a note payable agreement and deferred compensation agreement with the former owner of Polylok Corporation. Amounts are payable in equal quarterly installments of $269,108 plus interest, which accrues at the prime interest rate (9% at June 30, 1995).

    During the year ended June 30, 1995, Wellington stopped making payments under these agreements due to the former owner's failure to sign a debt subordination agreement required by Wellington's lender (see Note 16). The former owner has sued Wellington for performance under the agreements. The principal and interest payments past due total $1,434,000 and $277,000, respectively, at June 30, 1995.

    Installment and Other Loans - Installment and other loans are comprised of $527,000 due in September 1996 for the purchase of certain machinery and equipment, and $110,000 borrowed to finance the construction of a new roof in one of the Company's facilities. The principal under the roof loan is payable in monthly installments of $7,340 through July 1996, at which time all remaining amounts are due. Both loans are noninterest-bearing, and the Company did not record any imputed interest.

    DEBT MATURITIES - Aggregate scheduled repayments of long-term debt are summarized as follows:

       YEAR ENDING
       JUNE 30,                                                 AMOUNT
       1996                                                 $     5,894,000
       1997                                                      48,653,000
       1998                                                       5,584,000
       1999                                                      31,574,000
       2000 and thereafter                                       13,023,000
                                                            ---------------

                                                            $   104,728,000
                                                            ===============

11. OTHER LIABILITIES

    Other liabilities consist of the following at June 30, 1995 and 1994:

                                                                                        1995             1994
       Long-term portion of estimated phase-out costs
         of steel fabrication operations                                           $   6,363,000    $   6,903,000
       Additional pension liability (see Note 17)                                      5,534,000        8,029,000
       Other                                                                           2,653,000        1,944,000
                                                                                   -------------    -------------

                                                                                   $  14,550,000    $  16,876,000
                                                                                   =============    =============

12. COMMON STOCK

    On November 1, 1993, the Board of Directors approved a three-for-two stock split, whereby shareholders of record on January 4, 1994 were entitled to one additional share of common stock for every two shares held, payable on January 24, 1994. Stock options, treasury stock, outstanding common stock, and per share data have been retroactively adjusted to reflect the split.

    On February 1, 1993, Johnston purchased 294,000 shares of its stock at $8.50 per share from GRM Industries, Inc., a subsidiary of Redlaw.

13. STOCK OPTION PLANS

    Employees' Stock Incentive Plan - Johnston has a Stock Incentive Plan for Key Employees under which Johnston may grant incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock. Stock appreciation rights may only be granted in conjunction with nonqualified stock options. The maximum number of common shares which could be issued upon exercise of options or through awards granted under this plan is 2,358,450. Incentive stock options granted under the plan are exercisable, on a cumulative basis, at a rate of 25% each year, beginning one year after the date of grant. Nonqualified stock options are exercisable beginning six months after the date of grant.

    A summary of employee stock option activity for the three years ended June 30, 1995 is as follows:

                                                    NON-            INCENTIVE
                                                  QUALIFIED           STOCK                          EXERCISE
                                                   OPTIONS           OPTIONS           TOTAL          PRICE

     Options outstanding at June 30, 1992           371,362            57,204          428,566      $2.37 - $5.55
       Options granted                              213,750                            213,750       6.85 - 10.17
       Options exercised                           (107,438)          (52,386)        (159,824)      2.37 -  3.22
                                                   --------           -------         --------
     Options outstanding at June 30, 1993           477,674             4,818          482,492       3.22 - 10.17
       Options exercised                            (68,924)           (4,818)         (73,742)      2.37 -  3.22
                                                   --------           -------         --------
     Options outstanding at June 30, 1994           408,750            -               408,750       2.37 - 10.17
       Options exercised                            (15,000)                           (15,000)         3.22
                                                   --------           -------         --------
     Options outstanding at June 30, 1995           393,750            -               393,750       5.55 - 10.17
                                                   ========           =======         ========

     Options available for grant at June                                               855,000
       30, 1995                                                                       ========


    At June 30, 1995, approximately 341,250 of the outstanding options are exercisable.

    Compensation expense is recognized when nonqualified stock options are granted at prices which are less than market value on the date of grant. Compensation expense is also recognized on stock appreciation rights based on the change in market price from the grant price. Compensation expense relating to the Johnston's Employee Stock Incentive Plan for employees was $3,000 during the year ended June 30, 1993. No compensation expense was recognized in 1995 and 1994.

    Other Stock Option Agreement - During 1991, Johnston entered into a nonqualified stock option agreement with a director under which the director was granted options to purchase a maximum of 22,500 shares of Johnston's common stock. The options are exercisable at $3.22 per share.

    Jupiter Stock Option Plans - Jupiter has an employee stock option plan and a director stock option plan under which options have been granted to purchase 428,220 shares of Jupiter common stock at prices ranging from $3.62 to $28.75. At June 30, 1995, approximately 302,000 of the options are exercisable.

    In connection with Johnston's planned acquisition of the remaining publicly held shares of Jupiter (see Note 20), these options are expected to be redeemed by Johnston.

14. EMPLOYEE STOCK PURCHASE PLAN

    On October 15, 1990, Johnston adopted an Employee Stock Purchase Plan under which selected eligible key employees and directors of Johnston were granted the opportunity to purchase shares of Johnston's common stock. Through June 30, 1995, 900,209 shares of Johnston's stock have been purchased at market prices by employees and directors under the plan.

    At June 30, 1995, the Company has guaranteed plan participants' bank borrowings totaling approximately $7,088,000.

15. INCOME TAXES

    The Company adopted SFAS 109 effective July 1, 1993 and has applied the provisions of such statement retroactively to July 1, 1988. Accordingly, the consolidated financial statements have been restated to comply with the provisions of SFAS 109.

    The effect of the retroactive restatement on stockholders' equity at July 1, 1991 was a reduction of $418,000. The impact of applying SFAS 109 on net income and earnings per share for the year ended June 30, 1993 was a reduction of $352,000 and $.03, respectively.

    The provision for income taxes is comprised of the following for each of the three years in the period ended June 30, 1995:

                                                                       1995             1994             1993
       Federal:
         Current                                                   $  2,834,000     $  2,604,000     $  2,185,000
         Deferred                                                     3,276,000          810,000        2,191,000
                                                                   ------------     ------------     ------------
                                                                      6,110,000        3,414,000        4,376,000
                                                                   ------------     ------------     ------------

       State:
         Current                                                        552,000          689,000          392,000
         Deferred                                                       421,000          (39,000)         417,000
                                                                   ------------     ------------     ------------
                                                                        973,000          650,000          809,000
                                                                   ------------     ------------     ------------

       Provision for income taxes                                  $  7,083,000     $  4,064,000     $  5,185,000
                                                                   ============     ============     ============

    The significant components of deferred income tax assets and liabilities at June 30, 1995 and 1994 are as follows:

                                                                                        1995             1994
       Deferred tax assets:
         Estimated phase-out costs of steel fabrication operations                $    3,174,000   $    3,000,000
         Alternative minimum tax                                                       1,949,000          678,000
         Additional pension liabilities                                                1,086,000        1,957,000
         Other - net                                                                   2,413,000        1,570,000
                                                                                  --------------   --------------
                                                                                       8,622,000        7,205,000
                                                                                  --------------   --------------

       Deferred tax liabilities:
         Unrealized appreciation - investments                                        (5,012,000)
         Inventories                                                                  (2,365,000)      (2,235,000)
         Investments - at equity (in consolidated affiliates)                         (2,916,000)      (1,742,000)
         Property, plant, and equipment                                              (10,288,000)      (8,347,000)
                                                                                  --------------   --------------
                                                                                     (20,581,000)     (12,324,000)
                                                                                  --------------   --------------

              Net deferred tax liability                                          $  (11,959,000)  $   (5,119,000)
                                                                                  ==============   ==============

       Net current deferred tax liability                                         $   (2,947,000)  $   (1,164,000)
       Net long-term deferred tax liability                                           (9,012,000)      (3,955,000)
                                                                                  --------------   --------------

                                                                                  $  (11,959,000)  $   (5,119,000)
                                                                                  ==============   ==============

    Net deferred tax liabilities are classified in the financial statements as current or long-term depending upon the classification of the temporary difference to which they relate.

       The reconciliation of the Company's effective income tax rate to the federal statutory rate of 34% for the three years ended June 30, 1995, 1994, and 1993 follows:

                                                                       1995             1994             1993

       Federal income taxes at statutory rate                      $  5,664,000     $  3,590,000     $  4,624,000
       State income taxes, net of federal tax benefit                   746,000          429,000          533,000
       Equity in income of majority owned subsidiary                    607,000
       Impact of purchase accounting adjustments                                                          (61,000)
       Other, net                                                        66,000           45,000           89,000
                                                                   ------------     ------------     ------------

                                                                   $  7,083,000     $  4,064,000     $  5,185,000
                                                                   ============     ============     ============

       Effective rate                                                     42.5%            38.5%            38.1%
                                                                          =====            =====            =====

    At June 30, 1995, the Company has alternative minimum tax credit carryforwards of approximately $1,949,000 which have been recorded as an asset and are included in the long-term deferred taxes payable account. The Company presently believes that realization of these carryforwards is more likely than not and as such has not established any valuation allowance against this asset.

16. COMMITMENTS AND CONTINGENCIES

    On March 3, 1995, Polylok Corporation and its majority shareholder commenced an action against Jupiter and Wellington in the United States District Court for the Eastern district of North Carolina. The action arises from the sale of the former Polylok plant located at Tarboro, North Carolina to Wellington's predecessor (JPI Development Corporation). The majority shareholder asserted claims against Jupiter and Wellington for breach of contract and anticipatory breach of contract relating to installment payments due to such majority shareholder under a $1.6 million note.

    Jupiter and Wellington have filed counterclaims against Polylok and the majority shareholder for breach of the majority shareholder consultancy agreement and breach of the settlement of prior litigation between the parties relating to the plant sale. They have alleged that the majority shareholder has breached the consultancy agreement by refusing to subordinate his note to lender financing for Wellington which now operates the former Polylok plant.

    The case is scheduled for trial on or after November 6, 1995. The majority shareholder has filed motions for summary judgment on his claims for installment payments amounting to approximately $900,000. Jupiter and Wellington have vigorously defended against the majority shareholder's motions. Since this case is in its preliminary stages, the eventual outcome cannot be predicted with reasonable accuracy.

    The Company is periodically involved in legal proceedings arising out of the ordinary conduct of its business. Management does not expect that they will have a material adverse effect on the Company's consolidated financial position or results of operations.

    Lease Commitments - Rent expense under operating leases covering production equipment and office facilities was $791,000 in 1995, $785,000 in 1994, and $1,100,000 in 1993.

    At June 30, 1995, the Company is committed to pay the following minimum rental payments on noncancelable operating leases:

       YEAR ENDING
       JUNE 30,                                                                                      AMOUNT

       1996                                                                                     $    587,000
       1997                                                                                          471,000
       1998                                                                                          257,000
       1999                                                                                           37,000
       2000 and thereafter                                                                            22,000
                                                                                                ------------

                                                                                                $  1,374,000
                                                                                                ============

    Other Commitments - The Company has employment contracts with certain of its employees extending through 1999 aggregating $4,939,000.

    The Company has purchase commitments as of June 30, 1995 with several vendors to buy inventory with terms in excess of one year aggregating approximately $13,707,000.

    The Company also has capital commitments as of June 30, 1995 with several vendors for the purchase of machinery and equipment with terms extending over one year aggregating approximately $8,031,000.

17. EMPLOYEE BENEFIT PLANS

    Defined Benefit Pension Plans - Johnston has two noncontributory defined benefit pension plans covering substantially all hourly and salaried employees. The plan covering salaried employees provides benefit payments based on years of service and the employees' final average ten years' earnings. The plan covering hourly employees generally provides benefits of stated amounts for each year of service. Johnston's current policy is to fund retirement plans in an amount that falls between the minimum contribution required by ERISA and the maximum tax deductible contribution. Plan assets consist primarily of bonds, convertible securities, growth equity securities, cash and cash equivalents, and unallocated insurance contracts.

    The provisions of Financial Accounting Standards Board Statement No. 87 ("SFAS 87"), "Employers' Accounting for Pensions" require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At June 30, 1995 and 1994, an additional liability of $5,534,000 and $8,029,000, respectively, is reflected in the consolidated balance sheets. At June 30, 1995 and 1994, the liability exceeded the unrecognized prior service cost resulting in a minimum pension liability, net of taxes, of $1,774,000 and $3,198,000, respectively, recorded as a reduction of the Company's equity.

    Net periodic pension cost for 1995, 1994, and 1993 was $2,342,000, $2,205,000, and $1,815,000, respectively, and included the following components:

                                                                       1995             1994             1993

       Service cost                                                $    953,000     $  1,010,000     $    824,000
       Interest cost                                                  1,999,000        1,829,000        1,729,000
       Actual (return) loss on assets                                (2,460,000)         395,000       (1,202,000)
       Net amortization and deferral                                  1,850,000       (1,029,000)         464,000
                                                                   ------------     ------------     ------------

       Net periodic pension cost                                   $  2,342,000     $  2,205,000     $  1,815,000
                                                                   ============     ============     ============

    The following sets forth the funded status of the plans at June 30, 1995 and 1994:


                                                                                        1995             1994
       Actuarial present value of benefit obligations:
         Vested benefit obligation                                                 $  25,280,000    $  24,784,000
         Nonvested benefit obligation                                                    729,000          464,000
                                                                                   -------------    -------------

       Accumulated benefit obligation                                              $  26,009,000    $  25,248,000
                                                                                   =============    =============

       Projected benefit obligation                                                $  27,798,000    $  27,048,000
       Plan assets at fair value                                                      19,013,000       15,769,000
                                                                                   -------------    -------------

       Projected benefit obligation in excess of plan assets                       $   8,785,000    $  11,279,000
                                                                                   =============    =============

       Unrecognized prior service cost                                             $     590,000    $     491,000
       Unrecognized net loss                                                           4,649,000        6,956,000
       Unrecognized net liability at date of initial adoption                          2,084,000        2,382,000
       Pension liability recognized                                                    1,462,000        1,450,000
                                                                                   -------------    -------------

         Total                                                                     $   8,785,000    $  11,279,000
                                                                                   =============    =============

    For the salaried and hourly plans, the weighted average discount rate used in determining the projected benefit obligation was 8% in 1995 and 7.5% in 1994, and the rate of increase in future compensation levels was graded by age from 7.5% to an ultimate rate of 4% for 1995 and was a flat rate of 6% for 1994. The expected long-term rate of return on plan assets was 8% for 1995 and 1994 for both plans.

    Defined Contribution Plans - Through December 31, 1994, Jupiter maintained a defined contribution employee pension plan for substantially all employees to which it made annual contributions of 10% of compensation, subject to a $30,000 individual annual limitation. A portion of the plan's assets was invested in Jupiter's common stock. At June 30, 1995, 7,554 Jupiter shares were owned by the plan. During August 1995, Jupiter received a favorable determination letter from the Internal Revenue Service to terminate the plan, effective December 31, 1994. Accordingly, the plan assets were distributed to the participants during August 1995.

    Wellington has a defined contribution savings plan that covers substantially all full-time Wellington employees who qualify as to age and length of service. Wellington may make discretionary contributions to the plan. Wellington made contributions of $286,000 for the year ended June 30, 1995.

18. MAJOR CUSTOMERS

    Net sales to a major customer of the Company comprised 6%, 11%, and 10% of net sales for the years ended June 30, 1995, 1994, and 1993, respectively. Another major customer, who acts as a distributor for the Company, comprised 5%, 9%, and 9%, of net sales for the years ended June 30, 1995, 1994, and 1993, respectively.

19. TRUST AGREEMENTS

    During 1991 and 1993, the Company entered into trust agreements with officers to transfer assets to trusts in lieu of paying annual bonuses and consulting fees. These trust assets, which are included in "Other Assets" on the consolidated balance sheets and are recorded at the fair market value of the underlying assets, include corporate stocks including equity securities of affiliated companies, corporate bonds including debt securities of affiliated companies, and short-term investments. The compensation to the officers is determined in accordance with the trust agreements. Upon termination of the officers' employment with the Company, the trust assets will be distributed to the officers. If the Company becomes insolvent at any time before the assets of the trust are distributed to the officers, the trust assets may be used to satisfy the claims of the Company's creditors. As of June 30, 1995 and 1994, the trust assets and corresponding liabilities each totaled $1,061,000 and $1,005,000, respectively.

20. SUBSEQUENT EVENT

    On August 16, 1995, Johnston jointly announced with Jupiter an agreement and plan of merger under which the public shareholders of Jupiter would receive $32.875 per share in cash from Johnston. The per share cash price is subject to adjustment based upon the market value of certain securities held by Jupiter on a date close to the date the merger proxy statement is mailed to Jupiter shareholders. If this adjustment had been made as of the close of business on August 15, 1995, the amount to be paid by Johnston would have been $31.593 per share or approximately $37,500,000. The merger is subject to approval by Jupiter's shareholders and is expected to close in December 1995.

                        FINANCIAL STATEMENT SCHEDULES

            (See Independent Auditors' Report on Page F-1 and F-2)

 JOHNSTON INDUSTRIES, INC. (PARENT COMPANY)


 SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
 BALANCE SHEETS
 JUNE 30, 1995 AND 1994


 ASSETS                                                                       1995                    1994
 CURRENT ASSETS:

   Cash and cash equivalents                                              $  2,979,000           $   3,681,000
   Prepaid expenses and other                                                  469,000                 522,000

   Deferred income taxes                                                       788,000
                                                                          ------------           -------------

       Total current assets                                                  4,236,000               4,203,000


 INVESTMENT IN WHOLLY OWNED CONSOLIDATED
   SUBSIDIARIES - At equity                                                 95,705,000              92,116,000


 INVESTMENTS IN MAJORITY OWNED SUBSIDIARY AND
   IN UNCONSOLIDATED AFFILIATES - At equity                                 29,067,000              21,036,000

 PROPERTY, PLANT, AND EQUIPMENT -  Net                                       2,739,000               2,331,000

 INTANGIBLE ASSET - PENSION                                                  2,675,000               2,874,000

 OTHER ASSETS                                                                1,721,000               7,127,000

 LONG-TERM DEFERRED INCOME TAXES                                             4,859,000               5,933,000

                                                                          ------------           -------------
                                                                          $141,002,000           $ 135,620,000
                                                                          ============           =============

 LIABILITIES AND STOCKHOLDERS' EQUITY                                         1995                     1994
 CURRENT LIABILITIES:
   Short-term borrowings                                                  $  6,800,000           $   2,500,000
   Current maturities of long-term debt                                         87,000               5,087,000
   Accounts payable                                                            856,000                 280,000
   Accrued expenses                                                          3,012,000               2,037,000
   Income taxes payable                                                                                656,000
   Deferred income taxes                                                                             1,731,000
   Intercompany payables                                                     7,541,000              11,030,000
                                                                          ------------           -------------
       Total current liabilities                                            18,296,000              23,321,000

 LONG-TERM DEBT                                                             46,130,000              36,216,000
                                                                          ------------           -------------

 OTHER LIABILITIES                                                          13,149,000              16,275,000
                                                                          ------------           -------------

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY:
   Common stock, par value $.10 per share; authorized,
     20,000,000 shares; issued 12,426,891 and 12,411,891                     1,243,000               1,241,000
   Additional paid-in capital                                               17,258,000              17,107,000
   Retained earnings                                                        54,808,000              51,065,000
                                                                          ------------           -------------
       Total                                                                73,309,000              69,413,000
   Less treasury stock:  1,861,912 and 1,682,112 shares at                  (8,108,000)             (6,407,000)
     cost
   Less minimum pension liability adjustment, net of tax                    (1,774,000)             (3,198,000)
     benefit                                                              ------------           -------------
       Stockholders' equity                                                 63,427,000              59,808,000
                                                                          ------------           -------------

                                                                          $141,002,000           $ 135,620,000
                                                                          ============           =============

 JOHNSTON INDUSTRIES, INC. (PARENT COMPANY)


 SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
 STATEMENTS OF INCOME
 YEARS ENDED JUNE 30, 1995, 1994, AND 1993




                                                                      1995                 1994                 1993

 NET SALES                                                      $           -        $           -        $           -

 COSTS AND EXPENSES:

   Cost of sales, excluding depreciation and amortization                 (5,000)            483,000               96,000
   Selling, general, and administrative                                  (53,000)           (310,000)              93,000
   Depreciation and amortization                                         255,000            (240,000)            (252,000)
                                                                ----------------     ---------------      ---------------

       Total costs and expenses                                          197,000             (67,000)             (63,000)
                                                                ----------------     ---------------      ---------------
 INCOME (LOSS) FROM OPERATIONS                                          (197,000)             67,000               63,000

 OTHER EXPENSE:
   Interest expense - net                                              3,776,000           2,984,000            2,504,000
   Other - net                                                         1,717,000             619,000            1,095,000
                                                                ----------------     ---------------      ---------------

     Total other expenses                                              5,493,000           3,603,000            3,599,000
                                                                ----------------     ---------------      ---------------

 EQUITY IN EARNINGS (LOSSES)
   OF EQUITY INVESTMENTS                                               2,784,000          (1,141,000)           5,093,000
                                                                ----------------     ---------------      ---------------

 INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR
   INCOME TAXES AND INCOME FROM SUBSIDIARIES                          (2,906,000)         (4,677,000)           1,557,000

 PROVISION (BENEFIT) FOR INCOME TAXES                                   (926,000)         (1,606,000)             512,000
                                                                ----------------     ---------------      ---------------
 NET INCOME (LOSS) BEFORE INCOME
   OF SUBSIDIARIES                                                    (1,980,000)         (3,071,000)           1,045,000

 INCOME FROM OPERATIONS OF SUBSIDIARIES                                9,855,000           9,566,000            7,369,000
                                                                ----------------     ---------------      ---------------

 NET INCOME                                                     $      7,875,000     $     6,495,000      $     8,414,000
                                                                ================     ===============      ===============

 JOHNSTON INDUSTRIES, INC. (PARENT COMPANY)


 SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
 STATEMENTS OF CASH FLOWS
 YEARS ENDED JUNE 30, 1995, 1994, AND 1993


                                                                  1995               1994               1993

 OPERATING ACTIVITIES:

   Net income                                                  $ 7,875,000        $ 6,495,000        $ 8,414,000
                                                               -----------        -----------        -----------
   Adjustments to reconcile net income
     to net cash provided by operating activities:
     Depreciation and amortization                                 255,000           (240,000)          (252,000)
     Undistributed income from operations of                    (9,855,000)        (9,566,000)        (7,369,000)
      subsidiaries
     Undistributed income of affiliates                         (2,784,000)         1,141,000         (5,093,000)
     Changes in assets and liabilities:
       Deferred income taxes                                      (359,000)          (161,000)           507,000
       Prepaid expenses and other assets                          (299,000)          (198,000)           324,000
       Accounts payable                                            715,000            222,000            (36,000)
       Accrued expenses                                            975,000            (18,000)           (94,000)
       Income taxes payable                                       (687,000)            (9,000)           152,000
       Intercompany accounts                                    (9,441,000)       (10,752,000)        (8,019,000)
       Other liabilities                                          (568,000)           487,000          1,060,000
     Other, net                                                      4,000            124,000            124,000
                                                               -----------        -----------        -----------
         Total adjustments                                     (22,044,000)       (18,970,000)       (18,696,000)
                                                               -----------        -----------        -----------
         Net cash used in operating activities                 (14,169,000)       (12,475,000)       (10,282,000)
                                                               -----------        -----------        -----------
 INVESTING ACTIVITIES:
   Additions to property, plant, and equipment                    (720,000)        (1,997,000)          (200,000)
   Increase in investments                                      (5,247,000)        (4,578,000)        (2,034,000)
   Repayments of loans by stockholders                                              5,383,000            341,000
                                                               -----------        -----------        -----------
         Net cash used in investing activities                  (5,967,000)        (1,192,000)        (1,893,000)
                                                               -----------        -----------        -----------
 FINANCING ACTIVITIES:

   Principal payments of debt                                   (5,086,000)        (4,022,000)        (2,000,000)
   Proceeds from issuance of long-term debt                     10,000,000         13,325,000
   Net borrowings (repayments) under line-of-credit              4,300,000         (7,500,000)         4,000,000
    agreements
   Purchase of treasury stock                                   (1,701,000)          (348,000)        (2,693,000)
   Proceeds from employee stock ownership plan                                                         1,454,000
   Proceeds from issuance of common stock                          101,000            380,000            811,000
   Payments from consolidated subsidiaries                      15,952,000         15,818,000         16,749,000
   Dividends paid                                               (4,132,000)        (3,694,000)        (3,412,000)
                                                               -----------        -----------        -----------
         Net cash provided by financing activities              19,434,000         13,959,000         14,909,000
                                                               -----------        -----------        -----------
 NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                           (702,000)           292,000          2,734,000

 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    3,681,000          3,389,000            655,000
                                                               -----------        -----------        -----------
 CASH AND CASH EQUIVALENTS, END OF YEAR                        $ 2,979,000        $ 3,681,000        $ 3,389,000
                                                               ===========        ===========        ===========
 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
   Interest paid                                               $ 3,673,000        $ 2,962,000        $ 2,861,000
                                                               ===========        ===========        ===========
   Income taxes paid                                           $ 3,168,000        $ 2,401,000        $ 2,052,000
                                                               ===========        ===========        ===========

                  JOHNSTON INDUSTRIES, INC. (PARENT COMPANY)

          SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                   NOTES TO CONDENSED FINANCIAL STATEMENTS


Johnston Industries, Inc. and subsidiaries (the "Company") publish consolidated financial statements that are its primary financial statements. Therefore, these parent company condensed financial statements are not intended to be the primary financial statements of the Company, and should be read in conjunction with the consolidated financial statements and notes thereto of the Company.

 JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


 SCHEDULE II -  VALUATION AND QUALIFYING ACCOUNTS




                                             BALANCE AT        ADDITIONS
                                             BEGINNING        CHARGED TO         OTHER                                 BALANCE AT
 DESCRIPTION                                  OF YEAR         OPERATIONS        ACCOUNTS         DEDUCTIONS           END OF YEAR

 ALLOWANCE FOR DOUBTFUL ACCOUNTS


 1995                                        $ 368,000         $ 305,000        $ 838,000(2)     $ (398,000)(1)       $  1,113,000
                                             =========         =========        =========        ==========           ============

 1994                                        $ 314,000         $ 151,000                         $  (97,000)(1)       $    368,000
                                             =========         =========        =========        ==========           ============

 1993                                        $ 667,000         $ 383,000                         $ (736,000)(1)       $    314,000
                                             =========         =========        =========        ==========           ============



(1)  Amounts written off, net of recoveries.

(2) Additional amount added during the year is from the consolidation of Jupiter in January 1995 representing the balance at the date of consolidation.