Form 10-K/A, Exhibit 13
period 1995-06-30
JOHNSTON INDUSTRIES INC
filed 1995-12-11
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES
EXHIBIT 13(b) - FINANCIAL HIGHLIGHTS (In Thousands, Except Per Share Data)


Fiscal Year Ended June 30                       1995(1)     1994(2)        1993(2)        1992(3)         1991(3)
-------------------------                       -----       -----          -----          -----           -----
Net Sales . . . . . . . . . . . . . . . .      $263,327    $159,904       $154,074       $138,272        $117,315
Income From Operations  . . . . . . . . .        17,891      15,135         11,400         10,325           1,846
Pre-tax Income (Loss) . . . . . . . . . .        16,658      10,559         13,599         10,231         (1,301)
Net Income(Loss)  . . . . . . . . . . . .         7,875       6,495          8,414          6,689         (1,028)
Earnings (Loss) Per Share . . . . . . . .           .74         .60            .77            .62             .10
Income From Operations to Sales % . . . .         6.79%       9.47%          7.40%          7.47%           1.57%
Net Income (Loss) to Sales %. . . . . . .         2.99%       4.06%          5.46%          4.84%          (.88)%
Total Assets  . . . . . . . . . . . . . .       255,101      40,194        136,071        127,885         111,558
Long-Term Debt. . . . . . . . . . . . . .        98,834      36,216         22,500         30,000          25,000
Stockholders' Equity  . . . . . . . . . .        63,427      59,808         60,173         57,213          52,644
Equity Per Share  . . . . . . . . . . . .           593         551            550           5.26            4.91
Dividends Per Share . . . . . . . . . . .          .390        .345           .320           .240            .220
Depreciation And Amortization . . . . . .        13,939      10,202          9,761          9,304           8,081
Capital Expenditures  . . . . . . . . . .        21,983      12,701         10,381          9,405          18,030
Return on Beginning Assets  . . . . . . .         5.62%       4.79%          6.58%          6.00%         (1.02)%
Return On Beginning Equity. . . . . . . .        13.17%      10.79%         14.71%         12.71%         (1.81)%

--------------------
(1) The operations of Jupiter National, Inc., a majority-owned subsidiary, for the six months ended June 30, 1995 are included in the year ended June 30, 1995.

(2) Income for the years ended June 30, 1994 and 1993 has been restated to reflect the equity in earnings of Jupiter National, Inc. on an operating basis.

(3) Income for the years ended June 30, 1992 and 1991 has not been restated to reflect the equity in earnings of Jupiter National, Inc. on an operating company basis due to immateriality.