Form 10-K/A, Exhibit 13
period 1995-06-30
JOHNSTON INDUSTRIES INC
filed 1995-12-11
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(c) - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS


GENERAL

Johnston Industries, Inc. (Johnston) and its wholly owned operating subsidiaries, Opp and Micolas Mills, Inc. (Opp and Micolas) and Southern
Phenix Textiles, Inc. (Southern Phenix), together with its majority owned subsidiary, Jupiter National, Inc. (Jupiter) including Wellington Sears Company (Wellington) (collectively, the Company), are principally diversified manufacturers that produce woven and non-woven textiles primarily for the residential and industrial marketplace and, to a lesser extent, for the basic apparel and automotive sectors. In addition to being a holding company for Wellington Sears, Jupiter is a holding company for Greater Washington Investments, Inc. (GWI), a small business development company under the Small Business Investment Act of 1958, as amended. GWI's investment strategy is to seek above-average capital appreciation by investing in developing companies which GWI's management believes offer significant long-term growth prospects, in a broad range of industries. Total assets attributable to the textile operations and to the venture capital operations are approximately $217.9 million and $37.2 million, respectively.


In January 1995,Johnston increased its ownership interest in Jupiter from 49.6% to 54.2%. Accordingly, Jupiter operations were consolidated with Johnston operations effective January 1995. As a result, 1995 data, except net income and net income per share, is not directly comparable to prior period data. In May 1995, the Company purchased an additional 15,000 shares of Jupiter common stock bringing its total ownership to 54.8% of Jupiter's issued and outstanding common stock. Additionally, on August 16, 1995, Johnston jointly announced with Jupiter an agreement and plan of merger under which the public shareholders of Jupiter would receive $32.875 per share in cash from Johnston. The per share cash price is subject to certain adjustments based upon the market value of certain securities held by Jupiter on a date close to the date the merger proxy statement is mailed to Jupiter shareholders. The amount to be paid by Johnston is expected to be approximately $37,500,000. The merger is subject to approval by Jupiter shareholders and is expected to close in February 1996.


On December 1, 1994, with shareholder approval, Jupiter filed a Form
N-54C notifying the Securities and Exchange Commission that Jupiter was withdrawing its election to be treated as a Business Development Company under the Investment Company Act of 1940 as amended (the 1940 Act ) and is no longer subject to regulation under the 1940 Act. As a result, majority owned operating companies are required to be recorded at historical cost. This change was effected through a retroactive change in accounting method that has resulted in a restatement of Johnston's and Jupiter's prior financial statements through December 31, 1994. This retroactive change did not have a material impact on Johnston's financial position or results of operations.

RESULTS OF OPERATIONS

Fiscal 1995 Compared with Fiscal 1994

Net sales for fiscal 1995 were $263,327,000 compared to $159,904,000 for the prior year, an increase of $103,423,000 or 65%. The majority of this increase was primarily due to sales of $84,299,000 from Wellington for the period January 1, 1995 to June 30, 1995 reflecting the consolidation of Jupiter with Johnston effective January 1, 1995. The remaining increase was primarily the result of higher unit sales and changes in product mix.
Sales in the upholstery and furniture markets were up approximately $14,235,000 in fiscal 1995, an increase of 20% over fiscal 1994.
Additionally, improved sales in the home products markets have increased fiscal 1995 sales. Management has continued to place greater emphasis on these high margin products and designs in the decorative fabrics sector of the home furnishings market. These increases have been partially offset by a 3% reduction in the apparel market sales at Opp and Micolas. The reduction in the apparel marketplace is the result of management s decreased emphasis in this low margin business. Additionally, net sales to the automotive sector, which is cyclical in nature, decreased in fiscal 1995 to $15,015,000 from $16,950,000 in fiscal 1994, an 11% decrease, due to lower demand especially in the quarter ended June 30, 1995.


Sales backlog of Johnston and Jupiter on a consolidated basis was $61,847,000 and $67,508,000 at June 30, 1995 and 1994, respectively. The decrease in backlog at June 30, 1995 from June 30, 1994 was the result of decrease in orders due to resistance to higher raw material costs and weaknesses in the marketplace in general. These conditions have resulted in weak sales during the period subsequent to June 30, 1995.



Cost of sales increased in fiscal 1995 to $209,598,000 compared to fiscal 1994 of $121,261,000 primarily as a result of $71,812,000 related to Wellington from January 1, 1995 to June 30, 1995. Sharply escalating raw material costs-- especially cotton and polyester--took a considerable toll on margins. These steep raw material increases generally could not be passed on to customers which was a major reason for lower margins in fiscal 1995 compared to fiscal 1994. Significant LIFO adjustments of $2,724,000, or 12 cents a share, for the quarter ended June 30, 1995 and $4,349,000, or 20 cents a share, for fiscal 1995 substantially reduced the Company's margins.


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


The consolidation of Jupiter also resulted in the separate reporting of income or loss activity of the investment portfolio. (See Note 2 to the consolidated financial statements for further explanation.) Hence, beginning January 1, 1995, the Company's equity in earnings/loss of equity investments included only the Company's then 50% interest in Tech Textiles, USA ( Tech Textiles ), whereas prior to January 1, 1995, the equity in earnings/loss also included Johnston's proportionate interest in its equity investment in Jupiter. The equity loss in Tech Textiles was $308,000 for fiscal 1995 compared to $980,000 in the prior year period. The Company estimated Tech Textiles to have a three-year start-up phase and at June 30, 1995 it is performing to the Company's expectations. During September 1995, Johnston purchased the remaining 50% interest in Tech Textiles for a total cost of $655,000. Thus, Tech Textiles is a consolidated wholly owned subsidiary of Johnston effective September 1995.


The realized and unrealized investment portfolio gain of Jupiter for the period January 1, 1995 to June 30, 1995 was $5,191,000. (See Note 2 to the consolidated financial statements for further explanation.) This gain reflects increases in the market value of Jupiter's investment in Viasoft, Inc. of $2,602,000 and McData Corporation of $2,300,000 for the period January 1, 1995 to June 30, 1995. For the quarter ended June 30, 1995, the increase in the market value of Jupiter's investment in Viasoft, Inc. and McData Corporation was $2,452,000 and $2,300,000, respectively. Viasoft, Inc. is a company with publicly traded stock, thus the market value increase is determined in the public marketplace. McData Corporation's increase in market value was estimated by Jupiter's Board of Directors in the absence of readily available market values. For the six months ended December 31, 1994, and for the year ended June 30,

1994, Johnston's equity in the changes in net assets of Jupiter was $1,308,000 and ($161,000), respectively. For the six months ended December 31, 1994, the market price of Jupiter's investment in Zoll Medical increased $588,000. In fiscal 1994, Jupiter's investment in Zoll Medical had a substantial decrease in value, which exceeded total increases in Jupiter's remaining investments.

Jupiter carries its portfolio investments at market or fair value. Minority interest is recorded for the minority shareholders' proportionate share of the equity and earnings of Jupiter.

The provision for income taxes was an effective rate of 43% in fiscal 1995 versus an effective rate of 38% in fiscal 1994. The increased rate is mainly due to taxes related to equity in income of its majority owned subsidiary, Jupiter.

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


Selling, general, and administrative expenses increased 11% in fiscal 1994 compared to fiscal 1993. In fiscal 1994, approximately one-half of the increase was in selling expenses (personnel, samples, and commissions) at Southern Phenix directly related to the new line of decorative fabrics introduced in the upholstery and furniture markets. There were also small increases in support expenses in administrative functions to support the sales effort. While the absolute dollars of fiscal 1994 selling, general, and administrative expenses were higher than fiscal 1993, such expenses as a percentage of sales increased only 1/2 of 1%. In addition, increased expenses due to the development of new, value added products, were offset and substantially exceeded by increased profitability. In fiscal 1993, Johnston wrote off $736,000 related to accounts receivable. The majority of this write off was related to a bankrupt customer; however, the amount written off was previously reserved. No such substantial write offs of accounts receivable occurred in fiscal 1994.


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

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for
Income Taxes. Effective July 1, 1993, the Company adopted SFAS 109 retroactively, and restated all prior years presented. The effect of the retroactive restatement on shareholders equity at July 1, 1992 was a reduction of $418,000. The restatement impact of applying SFAS 109 on net income was a $352,000 reduction and a reduction of $.03 on earnings per share in fiscal 1993.

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


Covenants and Restrictions - The January 1995 credit and security agreement (the CSA) requires Johnston, among other things, to maintain certain financial ratios, specified levels of working capital and tangible net worth, as defined. The CSA also restricts Johnston's ability to increase debt, buy or sell assets, pay dividends, and issue or repurchase capital stock.



At certain times during the three months ended September 30, 1995, Johnston was not in compliance with its adjusted tangible net worth covenant, leverage ratio covenant, current ratio covenant or interest coverage ratio covenant under the CSA. These events of noncompliance, as of September 30, 1995, were waived by the lending institutions in waivers dated
November 14, 1995, which amend the covenants through December 31, 1995. Johnston is in compliance with the CSA covenants as amended. Although no assurances can be given, the Company believes it will be in compliance with the CSA covenants, as amended, at year end and thereafter will be in compliance with the original covenant terms which will again be in effect as of January 1, 1996. Compliance with the terms of such reinstated covenants will be tested as of the end of the Company's first quarter for fiscal 1996.


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


Covenants and Restrictions - The revolving credit and term loan agreement (the RCTLA ) and the equipment loan facility (the ELF) require Wellington, among other things, to maintain certain financial ratios and specified levels of working capital and profitability, as defined under the RCTLA and ELF. These also restrict Wellington's ability to incur debt, buy or sell assets, pay dividends, and issue or repurchase capital stock.



At certain times during the three months ended September 30, 1995, Wellington was not in compliance with its cash flow coverage ratio covenant, debt coverage ratio covenant and earnings ratio covenant. These events of noncompliance, as of September 30, 1995, were waived by the lending institutions in waivers dated November 9, 1995 which amend the covenants through July 6, 1996. Wellington is in compliance with the RCTLA and ELF covenants as amended. Although no assurances can be given, Wellington believes it will be in compliance with the RCTLA and ELF covenants, as amended, for future periods.



At certain times during the years ended June 30, 1995 and 1994, Wellington was not in compliance with either its cash flow coverage ratio covenant or debt coverage ratio covenant. These events of noncompliance were waived by the lending institution in waivers dated September 27, 1994, November 21, 1994 and April 21, 1995.


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

NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 116 ("SFAS 116"),
Accounting for Contributions Received and Contributions Made, established standards for accounting and reporting for contributions received and made and is effective for fiscal years beginning after December 15, 1994. The Company expects that there will be no material effect upon implementing SFAS 116 on its financial position or results of operations.

Statement of Financial Accounting Standards No. 121 ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, established standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of and is effective for fiscal years beginning after December 15, 1995. The Company expects that there will be no material effect upon implementing SFAS 121 on its financial position or results of operations.

OTHER MATTERS

On September 15, 1995, Johnston signed a "Limited Guaranty Agreement" in favor of the lender under the RCTLA to guarantee an "Overadvance" position for Wellington under the RCTLA. The amount of the "Overadvance" is $1,250,000 and Wellington is to repay the lender the "Overadvance" by January 31, 1996. The "Overadvance" will be governed by the provisions of the RCTLA. The management of Johnston does not expect any liability to arise from this guarantee.

Jupiter and Wellington at June 30, 1995 were involved in a legal dispute with Polylok Corporation and its former majority shareholder. The former majority shareholder had filed motions for summary judgment on his claims for installment payments. On October 18, 1995 the legal dispute was resolved except for legal action by the shareholder and Polylok concerning the use of funds in an environmental escrow account. Management does not expect that any results of this litigation will have a material effect upon its consolidated financial position or results of operations. (See Note 16 of the consolidated financial statements for further information.)


The Company is periodically involved in legal proceedings arising out of the ordinary conduct of business. Management does not expect that they will have a material adverse effect on the Company's consolidated financial position or y results of operations.