Form 10-K/A, Exhibit 13
period 1995-06-30
JOHNSTON INDUSTRIES INC
filed 1995-12-11
CIK 41017

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


/s/ Deloitte & Touche LLP
-------------------------


DELOITTE & TOUCHE LLP

Atlanta, Georgia


August 18, 1995
(December 7, 1995 as to Notes 10 and 16)

 JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS
 JUNE 30, 1995 AND 1994


 ASSETS                                                                          1995                   1994(a)
 CURRENT ASSETS:

   Cash and cash equivalents                                               $    9,456,000         $    3,914,000
   Marketable securities, at fair value                                         9,741,000
   Accounts and notes receivable, net of allowance of
     $1,113,000 and $368,000                                                   43,333,000             18,152,000
   Inventories                                                                 46,389,000             25,438,000
   Prepaid expenses and other                                                   1,892,000              1,330,000
                                                                           --------------         --------------

       Total current assets                                                   110,811,000             48,834,000

 INVESTMENTS - At market or fair value as determined
   by Jupiter's directors                                                      19,892,000

 INVESTMENTS - At equity                                                        4,174,000             21,036,000

 PROPERTY, PLANT, AND EQUIPMENT -  Net                                        114,309,000             65,354,000

 INTANGIBLE ASSET -  Pension                                                    2,675,000              2,874,000

 OTHER ASSETS                                                                   3,240,000              2,096,000
                                                                           --------------          -------------




                                                                           $  255,101,000          $ 140,194,000
                                                                           ==============          =============

 LIABILITIES AND STOCKHOLDERS' EQUITY                                           1995                   1994(a)
 CURRENT LIABILITIES:

   Short-term borrowings                                                   $    6,800,000          $   2,500,000
   Current maturities of long-term debt                                         5,894,000              5,087,000
   Accounts payable                                                            19,692,000              6,410,000
   Accrued expenses                                                            13,084,000              7,372,000
   Income taxes payable                                                         1,219,000                806,000
   Deferred income taxes                                                        2,947,000              1,164,000
                                                                           --------------          -------------

       Total current liabilities                                               49,636,000             23,339,000

 LONG-TERM DEBT                                                                98,834,000             36,216,000
                                                                           --------------          -------------

 OTHER LIABILITIES                                                             14,023,000             16,876,000
                                                                           --------------          -------------

 LONG-TERM DEFERRED INCOME TAXES                                                9,012,000              3,955,000
                                                                           --------------          -------------

 COMMITMENTS AND CONTINGENCIES

 MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY                                  20,169,000
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

 JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


 CONSOLIDATED STATEMENTS OF CASH FLOWS

 YEARS ENDED JUNE 30, 1995, 1994, AND 1993


                                                                   1995                 1994(a)              1993(a)
 OPERATING ACTIVITIES:
   Net income                                                  $  7,875,000         $  6,495,000         $  8,414,000
                                                               ------------         ------------         ------------
   Adjustments to reconcile net income
     to net cash provided by operating activities:
     Depreciation and amortization                               13,939,000           10,202,000            9,761,000
     Provision for bad debts                                         89,000              151,000              383,000
     Net realized and unrealized gain on portfolio               (5,191,000)
       investment
     Undistributed (income) losses in investments                (1,000,000)           1,141,000           (5,093,000)
     Minority interest in income of consolidated                  1,700,000
       subsidiary
     Changes in assets and liabilities:
       Accounts and notes receivable                             (9,140,000)          (2,563,000)            (375,000)
       Inventories                                                7,432,000           (2,244,000)            (309,000)
       Deferred income taxes                                      1,783,000              (50,000)             (21,000)
       Prepaid expenses and other assets                            287,000             (566,000)             264,000
       Accounts payable                                          (1,014,000)          (2,157,000)          (4,133,000)
       Accrued expenses                                              47,000              794,000              (27,000)
       Income taxes payable                                        (551,000)             168,000              113,000
       Other liabilities                                            847,000            1,683,000            2,222,000
     Other, net                                                     (34,000)              31,000              172,000
                                                               ------------         ------------         ------------
         Total adjustments                                        9,194,000            6,590,000            2,957,000
                                                               ------------         ------------         ------------

         Net cash provided by operating activities               17,069,000           13,085,000           11,371,000
                                                               ------------         ------------         ------------
 INVESTING ACTIVITIES:
   Additions to property, plant, and equipment                  (21,983,000)         (12,701,000)         (10,381,000)
   Unpaid capital expenditures                                    5,784,000              482,000            2,767,000
   Increase in investments                                       (3,254,000)          (4,578,000)          (2,034,000)
   Repayments of loans by stockholders                                                 5,383,000              341,000
   Purchase of Jupiter, net of cash acquired                      3,758,000
                                                               ------------         ------------         ------------

         Net cash used in investing activities                  (15,695,000)         (11,414,000)          (9,307,000)
                                                               ------------         ------------         ------------
 FINANCING ACTIVITIES:
   Principal payments of debt                                    (5,086,000)          (4,022,000)          (2,000,000)
   Proceeds from issuance of long-term debt                      12,634,000           13,325,000
   Borrowings under line-of-credit agreements                    17,275,000           11,750,000            8,000,000
   Repayments under line-of-credit agreements                   (14,975,000)         (19,250,000)          (4,000,000)
   Purchase of treasury stock                                    (1,701,000)            (348,000)          (2,693,000)
   Proceeds from employee stock ownership plan                                                              1,454,000
   Proceeds from issuance of common stock                           153,000              380,000              811,000
   Dividends paid                                                (4,132,000)          (3,694,000)          (3,412,000)
                                                               ------------         ------------         ------------

         Net cash provided by (used in) financing                 4,168,000           (1,859,000)          (1,840,000)
           activities                                          ------------         ------------         ------------

 NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                           5,542,000             (188,000)             224,000

 CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR                                              3,914,000            4,102,000            3,878,000
                                                               ------------         ------------         ------------

 CASH AND CASH EQUIVALENTS, END OF YEAR                        $  9,456,000         $  3,914,000         $  4,102,000
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


    Fiscal Year-End - Johnston had a fiscal year-end of June 30. However, the operating subsidiaries had a fiscal year-end based on a 52/53 week reporting period that ended on the Saturday closest to June 30. For the fiscal years ended on June 30, 1995 and 1994, such operating subsidiaries' fiscal years ended on July 1, 1995 and July 2, 1994, respectively.


    On September 22, 1995, the Board of Directors of Johnston authorized a change in the fiscal year from a period beginning July 1 and ending June 30 to a variable period ending on the Saturday nearest to December 31. Therefore, Johnston's fiscal period 1995 will end on December 30, 1995. Such change will make Johnston's year-end consistent with its quarterly accounting periods which, in the case of 52-week years, consist of two four week and one five week period per quarter ending on a Saturday. The Form 10-Q included information for the three months ended September 30, 1995. However, beginning on December 31, 1995 (the first day of the new fiscal year 1996), Johnston will commence filing quarterly reports for the quarters of the new fiscal year 1996.


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


    In February 1994, the operators of a steel fabricating facility filed a complaint against a previous operator of the facility and a former subsidiary of Johnston which had operated the facility earlier before its close in 1981. The complaint seeks to have the earlier operators bear the response costs incurred in remediation of contamination at the plant site. Such costs are alleged to be approximately $3,900,000; however, the Company disputes such costs. The trial of the case began in the United States District Court for the Eastern District of Pennsylvania on July 20, 1995 and was concluded on August 25, 1995. Briefs by all of the parties are to be filed before a decision is rendered, which is not expected until 1996. In June 1995, the Company established a reserve of $1,000,000 for costs which it may incur in connection with the final resolution of the dispute. In addition, the Company has established a reserve in the amount of $200,000 as an estimate of potential legal and other costs to be incurred in connection with defending this matter. Although management believes that the accruals described above are sufficient to cover the estimated costs of such matters, the ultimate outcome of the litigation cannot presently be determined.


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


    Summarized financial information of Tech Textiles as of June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995 is as follows:


                                                                                        1995             1994
       FINANCIAL POSITION
         Net current assets                                                         $  2,365,000     $    593,000
         Total assets                                                                  4,559,000        2,662,000
         Net assets                                                                    4,174,000        2,335,000


                                                                    1995                1994             1993
       RESULTS OF OPERATIONS
         Net sales                                              $  4,027,000        $  2,016,000     $    402,000
         Operating income (loss)                                     448,000            (147,000)        (246,000)
         Net loss                                                   (308,000)           (980,000)        (889,000)


 8. PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment consist of the following at June 30, 1995 and 1994:

                                                                                   1995                1994
       Land                                                                   $    1,373,000      $       555,000
       Buildings and improvements                                                 33,671,000           19,422,000
       Machinery and equipment                                                   159,741,000          106,871,000
                                                                              --------------      ---------------
                                                                                 194,785,000          126,848,000
       Less accumulated depreciation and amortization                            (80,476,000)         (61,494,000)
                                                                              --------------      ---------------

       Property, plant, and equipment - net                                   $  114,309,000      $    65,354,000
                                                                              ==============      ===============

 9. ACCRUED EXPENSES

    Accrued expenses consist of the following at June 30, 1995 and 1994:

                                                                                        1995             1994
       Salaries, wages, and employee benefits                                      $   5,100,000     $  2,821,000
       Pension costs                                                                   2,148,000        1,697,000
       Taxes, other than income taxes                                                  1,459,000        1,276,000
       Interest expense                                                                  507,000           41,000
       Current estimated phase-out costs of steel
         fabrication operations                                                        2,000,000        1,000,000
       Other                                                                           1,870,000          537,000
                                                                                   -------------     ------------

                                                                                   $  13,084,000     $  7,372,000
                                                                                   =============     ============

10. LONG-TERM FINANCING AND SHORT-TERM BORROWINGS

    Long-term debt and short-term borrowings consist of the following at June 30, 1995 and 1994:

                                                                                        1995             1994
       JOHNSTON
         Short-term borrowings                                                     $   6,800,000    $   2,500,000
                                                                                   =============    =============

         Revolving credit loans                                                    $  45,000,000    $  35,000,000
         Term notes payable                                                                             5,000,000
         Purchase money mortgage loan                                                  1,217,000        1,303,000
                                                                                   -------------    -------------
                                                                                      46,217,000       41,303,000
       JUPITER
         Subordinated debentures                                                      14,500,000
         Securities loans                                                              1,191,000
         Other debt                                                                      933,000
                                                                                   -------------
                                                                                      16,624,000

                                                                                   1995                1994
       WELLINGTON SEARS
         Revolving credit loans                                               $   17,361,000
         Term loan                                                                19,687,000
         Equipment loans                                                           2,768,000
         Amounts due former affiliates of Polylok                                  1,434,000
         Installment and other loans                                                 637,000
                                                                              --------------
                                                                                  41,887,000
                                                                              --------------        -------------

              Total                                                              104,728,000           41,303,000
         Less current maturities                                                  (5,894,000)          (5,087,000)
                                                                              --------------        -------------

                                                                              $   98,834,000        $  36,216,000
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

    Covenants and Restrictictions - The Amended Credit Agreement requires Johnston, among other things, to maintain certain financial ratios, specified levels of working capital and tangible net worth, as defined. This agreement also places a limit on Johnston's total borrowings to the lower of $52,000,000, Johnston's total stockholders' equity, or an amount computed using a borrowing base formula. Additionally, Johnston's restricted investments, defined to include guarantees and advances to affiliates, are limited to the lesser of 20% of Johnston's total assets or $13,500,000 plus 50% of net income for fiscal 1995, 1994, and 1993. This agreement also restricts Johnston's ability to incur debt, buy or sell assets, pay dividends, and issue or repurchase capital stock. Johnston's wholly owned subsidiaries paid dividends of $15,952,000 to Johnston during the year ended June 30, 1995.

    At certain times during the three months ended September 30, 1995, Johnston was not in compliance with its adjusted tangible net worth covenant, leverage ratio covenant, current ratio covenant or interest coverage ratio covenant under the credit and security agreement. These events of noncompliance, as of September 30, 1995, were waived by the lending institutions in waivers dated November 14, 1995, which amend the covenants through December 31, 1995. Johnston is in compliance with the credit and security agreement covenants as amended. Although no assurances can be given, Johnston believes it will be in compliance with the credit and security agreement covenants, as amended, for future periods.



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


    At certain times during the three months ended September 30, 1995, Wellington was not in compliance with its cash flow coverage ratio covenant, operating cash flow coverage ratio covenant, adjusted earnings from operations covenant and captial expenditure covenant under its credit agreements. These events of noncompliance, as of September 30, 1995, were waived by the lending institutions in waivers dated November 10, 1995 which amended the loan agreements through July 6, 1996. Wellington is in compliance with its credit agreement covenants as amended. Although no assurances can be given, Wellington believes it will be in compliance with its credit agreement covenants, as amended, for future periods.



    At certain times during the year ended June 30, 1995 and 1994, Wellington was not in compliance with either its cash flow coverage ratio covenant or debt coverage ratio covenant. These events of noncompliance were waived by the lending institution in waivers dated September 27, 1994, November 21, 1994, and April 21, 1995.


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

16. COMMITMENTS AND CONTINGENCIES


    The purchase of the assets of Polylok Corporation ("Polylok") which comprises Wellington's Tarboro facility ("Tarboro") produced significant litigation among Jupiter, Wellington, Polylok, and Daniel Duhl ("Duhl"), Polylok's principal shareholder. The first action, which was settled in August 1994, involved assertions against Polylok and Duhl of misrepresentations made in connection with the purchase of Polylok's assets. Subsequently, in March 1995, Polylok and Duhl commenced an action against Jupiter and Wellington, which action asserted a breach of contract relating to installment payments due Duhl pursuant to a $1,600,000 purchase money note. Jupiter and Wellington filed counterclaims against Polylok and Duhl for breach of Duhl's consultancy agreement and breach of the prior August 1994 settlement. On October 18, 1995, the breach of contract claim asserted by Polylok and Duhl and the counter claim by Jupiter and Wellington for breach of consultancy agreement and the August 1994 settlement were resolved. On October 25, 1995, approximately $541,000 was placed in an escrow account to settle all obligations for Mr. Duhl's consultancy agreement.

    In further litigation in the United States District Court, Eastern
    District of North Carolina, Polylok Corporation and Polylok Finishing Corporation vs. Jupiter National, Inc. and Wellington Sears Company, No. 4:95-CV-105-H(2), Polylok and Duhl have taken legal action against Jupiter and Wellington regarding withdrawal of monies set aside in an escrow account, from the August 1994 settlement, providing for remediation of environmental contamination at the Tarboro plant. Subsequent to the settlement, Jupiter paid environmental expenses, later reimbursed from the escrow account, incurred before the settlement. Polylok and Duhl have taken the position these expenses were for a non-environmental nature. However, Jupiter's position is that these expenses related directly to environmental concerns and in light of the 1994 settlement the reimbursement of monies from the escrow account was proper. The reserves recorded in connection with such legal proceedings are adequate.

    In September 1995, Johnston signed a "Limited Guaranty Agreement" in favor of the lender under the Wellington revolving credit, term loan, and equipment loan agreement to guarantee an "Overadvance" position for Wellington under the agreement. The amount of the "Overadvance" is $1,250,000, and Wellington is to repay the lender the "Overadvance" by January 31, 1996. The "Overadvance" will be governed by the provisions of the agreement. Management of Johnston does not expect any liability to arise from this guarantee.


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

20. SUBSEQUENT EVENT


    On August 16, 1995, Johnston jointly announced with Jupiter an agreement and plan of merger under which the public shareholders of Jupiter would receive $32.875 per share in cash from Johnston. The per share cash price is subject to adjustment based upon the market value of certain securities held by Jupiter on a date close to the date the merger proxy statement is mailed to Jupiter shareholders. If this adjustment had been made as of the close of business on August 15, 1995, the amount to be paid by Johnston would have been $31.593 per share or approximately $37,500,000. The merger is subject to approval by Jupiter's shareholders and is expected to close in February 1996.

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