Form 10-K, Exhibit 13
period 1996-12-28
JOHNSTON INDUSTRIES INC
filed 1997-04-11
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                                 PAGE
                                                                                                                 ----
INDEPENDENT AUDITORS' REPORT                                                                                     F - 1

CONSOLIDATED FINANCIAL STATEMENTS:

   Consolidated Balance Sheets, December 28, 1996 and December 30, 1995                                          F - 3

   Consolidated Statements of Operations for the Year Ended December 28, 1996, Six Months
     Ended December 30, 1995, and Fiscal Years Ended June 30, 1995 and 1994                                      F - 4

   Consolidated Statements of Stockholders' Equity for the Year Ended December 28, 1996,
     Six Months Ended December 30, 1995, and Fiscal Years Ended June 30, 1995 and 1994                           F - 6

   Consolidated Statements of Cash Flows for the Year Ended December 28, 1996, Six Months
     Ended December 30, 1995, and Fiscal Years Ended June 30, 1995 and 1994                                      F - 7

   Notes to Consolidated Financial Statements                                                                    F - 9

FINANCIAL STATEMENT SCHEDULE:

   Schedule II - Valuation and Qualifying Accounts                                                               S - 1



                                                                     EXHIBIT 13A










INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Johnston Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Johnston Industries, Inc. and subsidiaries (the "Company") at December 28, 1996 and December 30, 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 28, 1996, the six months ended December 30, 1995, and for the two years ended June 30, 1995 and 1994. Our audits also included the financial statement schedule listed in the Index at Item 14. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 28, 1996 and December 30, 1995 and the results of its operations and its cash flows for the year ended December 28, 1996, the six months ended December 30, 1995, and for the two years ended June 30, 1995 and 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, through December 31, 1994, the consolidated financial statements include the Company's investment in and equity in earnings of its affiliate, Jupiter National, Inc. ("Jupiter"). In January 1995, the Company increased its ownership interest in Jupiter from 49.6% at December 31, 1994 to 54.2%. As a result, Jupiter became a consolidated, majority owned subsidiary of the Company in January 1995. As discussed in Note 2 to the financial statements, on March 28, 1996, the Company consummated its purchase of the remaining outstanding shares of Jupiter.

As of December 28, 1996, net assets of discontinued operations - Jupiter included $6,140,000 of the Company's investments recorded at their estimated fair market values based on estimates by the Company's Board of Directors. As of December 30, 1995, $14,145,000 of the Company's investments are recorded at their estimated fair market value based on estimates by Jupiter's Board of Directors. The 1996 and 1995 estimates were established in the absence of readily ascertainable market values. Earnings (losses) related to Board-valued investments for the year ended December 28, 1996, the six months ended December 30, 1995, and the year ended June 30, 1995 were $(7,084,000), $0, and
$2,455,000, respectively. For the year ended June 30, 1994, $1,091,000 of the Company's equity in Jupiter's changes in net assets was derived from net unrealized appreciation of investments whose values have been estimated by Jupiter's Board of Directors.

We have reviewed the procedures used in arriving at the estimates of value of such securities and have inspected underlying documentation and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for these investments existed, and the difference could be material to the Company's consolidated financial statements.

As discussed in Note 1 to the consolidated financial statements, effective July 1, 1995, the Company changed its method of accounting for the impairment of long-lived assets and long-lived assets to be disposed of to conform with Statement of Financial Accounting Standards 121.



/s/DELOITTE & TOUCHE LLP
------------------------
DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 14, 1997

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 28, 1996 AND DECEMBER 30, 1995
--------------------------------------------------------------------------------


                                                                                DECEMBER 28,     DECEMBER 30,
ASSETS                                                                              1996             1995

CURRENT ASSETS:
  Cash and cash equivalents                                                     $  1,720,000     $  1,471,000
  Inventories                                                                     65,520,000       52,951,000
  Accounts and notes receivable, net of allowance of
    $1,379,000 and $1,772,000                                                     37,128,000       42,218,000
  Net assets of discontinued operations - Jupiter                                  6,011,000       17,793,000
  Income taxes receivable                                                          5,755,000        1,310,000
  Assets held for sale - Tarboro facility                                          2,293,000        5,462,000
  Prepaid expenses and other                                                       2,254,000          763,000
  Deferred income taxes                                                                               919,000
                                                                                ------------     ------------

      Total current assets                                                       120,681,000      122,887,000

PROPERTY, PLANT, AND EQUIPMENT - Net                                             130,047,000      109,572,000

GOODWILL                                                                          14,046,000

INTANGIBLE ASSET - Pension                                                         2,042,000        2,464,000

OTHER ASSETS                                                                       4,814,000        5,616,000












                                                                                ------------     ------------
                                                                                $271,630,000     $240,539,000
                                                                                ============     ============



                                                                                 DECEMBER 28,     DECEMBER 30,
LIABILITIES AND STOCKHOLDERS' EQUITY                                                 1996             1995

CURRENT LIABILITIES:
  Accounts payable                                                              $ 26,409,000     $ 26,901,000
  Accrued expenses                                                                12,395,000       12,435,000
  Current maturities of long-term debt                                             6,505,000          196,000
  Deferred income taxes                                                              727,000
                                                                                ------------     ------------

      Total current liabilities                                                   46,036,000       39,532,000

LONG-TERM DEBT                                                                   143,641,000      110,755,000

OTHER LIABILITIES                                                                 11,744,000       13,791,000

DEFERRED INCOME TAXES                                                             11,017,000        3,314,000

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST                                                                                  17,968,000

STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share; authorized,
    3,000,000 shares; 325,000 and 0 issued                                             3,000
 Common stock, par value $.10 per share; authorized,
    20,000,000 shares; issued 12,449,391 and 12,426,891                            1,250,000        1,243,000
  Additional paid-in capital                                                      23,568,000       17,293,000
  Retained earnings                                                               45,111,000       46,505,000
                                                                                ------------     ------------
      Total                                                                       69,932,000       65,041,000
  Less treasury stock: 2,086,517 and 1,861,912 shares                            (10,262,000)      (8,108,000)
  Less minimum pension liability adjustment, net of tax
    benefit                                                                         (478,000)      (1,754,000)
                                                                                ------------     ------------

      Total stockholders' equity                                                  59,192,000       55,179,000
                                                                                ------------     ------------

                                                                                $271,630,000     $240,539,000
                                                                                ============     ============




See notes to consolidated financial statements.

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995,
AND FISCAL YEARS ENDED JUNE 30, 1995 AND 1994
--------------------------------------------------------------------------------

                                                                                     SIX MONTHS
                                                                  YEAR ENDED           ENDED                YEAR ENDED JUNE 30,
                                                                  DECEMBER 28,       DECEMBER 30,     -----------------------------
                                                                     1996               1995               1995            1994

NET SALES                                                       $ 321,883,000      $ 148,773,000      $ 262,279,000   $ 159,904,000

COSTS AND EXPENSES:
  Cost of sales, excluding depreciation and amortization          265,682,000        128,289,000        209,031,000     121,261,000
  Selling, general, and administrative                             24,913,000         15,145,000         20,303,000      13,306,000
  Depreciation and amortization                                    19,715,000          8,874,000         13,766,000      10,202,000
  Restructuring charges                                             2,891,000
  Loss on impairment of assets                                                         6,532,000
                                                                -------------      -------------      -------------   -------------

      Total costs and expenses                                    313,201,000        158,840,000        243,100,000     144,769,000
                                                                -------------      -------------      -------------   -------------

INCOME (LOSS) FROM OPERATIONS                                       8,682,000        (10,067,000)        19,179,000      15,135,000

OTHER EXPENSE (INCOME):
  Interest expense                                                 11,157,000          4,270,000          5,938,000       2,948,000
  Interest income                                                    (272,000)           (60,000)          (101,000)       (103,000)
  Other - net                                                        (558,000)         1,405,000          1,565,000         590,000
                                                                -------------      -------------      -------------   -------------

    Total other expense - net                                      10,327,000          5,615,000          7,402,000       3,435,000

EQUITY IN EARNINGS (LOSSES) OF EQUITY
  INVESTMENTS                                                                                               610,000         333,000
                                                                -------------      -------------      -------------   -------------

INCOME (LOSS) BEFORE PROVISION (BENEFIT)
  FOR INCOME TAXES AND MINORITY INTEREST                           (1,645,000)       (15,682,000)        12,387,000      12,033,000

(BENEFIT) PROVISION FOR INCOME TAXES                                 (460,000)        (6,824,000)         4,963,000       4,624,000
                                                                -------------      -------------      -------------   -------------

INCOME (LOSS) BEFORE MINORITY INTEREST                             (1,185,000)        (8,858,000)         7,424,000       7,409,000

MINORITY INTEREST IN (INCOME) LOSS OF
  CONSOLIDATED SUBSIDIARY                                           1,200,000          2,510,000           (535,000)
                                                                -------------      -------------      -------------   -------------

INCOME (LOSS) FROM CONTINUING
  OPERATIONS                                                           15,000         (6,348,000)         6,889,000       7,409,000

                                                                                                                         (Continued)


JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995,
AND FISCAL YEARS ENDED JUNE 30, 1995 AND 1994
--------------------------------------------------------------------------------

                                                                                        SIX MONTHS
                                                                     YEAR ENDED            ENDED
                                                                    DECEMBER 28,        DECEMBER 30,        YEAR ENDED JUNE 30,
                                                                                                       ----------------------------
                                                                        1996               1995             1995             1994

DISCONTINUED OPERATIONS:
  Income (loss) from discontinued operations
    of Jupiter (in thousands) {(less applicable taxes
    of $5,178, $478, $2,120, and $(560)} net of minority
    interest in income of $1,083, $214, and $1,165, and $0           $  4,921,000     $    158,000     $   986,000    $   (914,000)
  Loss on disposal of Jupiter, including
    provision of $628 for operating losses during
    phase-out period (less applicable tax benefit
    of $2,847)                                                         (1,537,000)
                                                                     ------------     ------------     -----------    ------------

INCOME (LOSS) FROM DISCONTINUED
  OPERATIONS                                                            3,384,000          158,000         986,000        (914,000)

EXTRAORDINARY ITEMS (LESS APPLICABLE
  TAXES OF $323) - Loss on early extinguishment
  of debt                                                                 527,000
                                                                     ------------     ------------     -----------    ------------

NET INCOME (LOSS)                                                       2,872,000       (6,190,000)      7,875,000       6,495,000

DIVIDENDS ON PREFERRED STOCK                                             (125,000)
                                                                     ------------     ------------     -----------    ------------

NET INCOME (LOSS) AVAILABLE TO
  COMMON STOCKHOLDERS                                                $  2,747,000     $ (6,190,000)    $ 7,875,000    $  6,495,000
                                                                     ============     ============     ===========    ============

EARNINGS (LOSS) PER COMMON SHARE:
  Income (loss) from continuing operations                           $        .00     $      (0.60)    $      0.65    $       0.68
  Discontinued operations                                                    0.31             0.01            0.09           (0.08)
  Extraordinary loss                                                        (0.05)            0.00            0.00            0.00
                                                                     ------------     ------------     -----------    ------------

NET EARNINGS (LOSS) PER COMMON
  SHARE                                                              $       0.26     $      (0.59)    $      0.74    $       0.60
                                                                     ============     ============     ===========    ============

WEIGHTED AVERAGE NUMBER OF COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING                                                          10,702,543       10,564,979      10,697,339      10,850,141
                                                                     ============     ============     ===========    ============


                                                                                                                        (Concluded)


See notes to consolidated financial statements.

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995,
AND FISCAL YEARS ENDED JUNE 30, 1995 AND 1994
--------------------------------------------------------------------------------

                                        PREFERRED STOCK        COMMON STOCK          ADDITIONAL
                                        ---------------    -----------------------     PAID-IN
                                         SHARES  AMOUNT      SHARES      AMOUNT        CAPITAL

BALANCE - June 30, 1993                                    12,338,245   $1,235,000  $ 16,733,000
  Exercise of stock options                                    73,742        6,000       376,000
  Purchase of fractional shares                                   (96)                    (2,000)
  Purchase of treasury stock
  Net income
  Dividends paid ($.35 per share)
  Minimum pension liability adjustment,
    net of tax benefit of $1,957,000
                                         -------  ------   ----------   ----------  ------------

BALANCE - June 30, 1994                                    12,411,891    1,241,000    17,107,000
  Exercise of stock options                                    15,000        2,000       151,000
  Purchase of treasury stock
  Net income
  Dividends paid ($.39 per share)
  Minimum pension liability adjustment,
    net of taxes of $871,000
                                         -------  ------   ----------   ----------  ------------

BALANCE - June 30, 1995                                    12,426,891    1,243,000    17,258,000

  Windfall tax credit                                                                     35,000
  Net loss
  Dividends paid ($.20 per share)
  Minimum pension liability adjustment,
    net of taxes of $12,000
                                         -------  ------   ----------   ----------  ------------

BALANCE - December 30, 1995                                12,426,891    1,243,000    17,293,000

  Exercise of options                                          22,500        7,000        70,000
  Conversion of Jupiter options                                                        2,958,000
  Purchase of treasury stock
  Issuance of treasury stock
  Issuance of preferred shares           325,000  $3,000                               3,247,000
  Net income
  Minimum pension liability adjustment,
    net of taxes of $485,000
  Dividends paid - common stock
    ($0.40 per share)
  Dividends paid - preferred stock
    ($0.50 per share)
                                         -------  ------   ----------   ----------  ------------

BALANCE - December 28, 1996              325,000  $3,000   12,449,391   $1,250,000  $ 23,568,000
                                         =======  ======   ==========   ==========  ============

                                                             TREASURY STOCK         MINIMUM
                                           RETAINED      ---------------------- PENSION LIABILITY
                                           EARNINGS       SHARES         AMOUNT     ADJUSTMENT        TOTAL


BALANCE - June 30, 1993                  $ 48,264,000    1,650,412   $ (6,059,000)                $ 60,173,000
  Exercise of stock options                                                                            382,000
  Purchase of fractional shares                                                                         (2,000)
  Purchase of treasury stock                                31,700       (348,000)                    (348,000)
  Net income                                6,495,000                                                6,495,000
  Dividends paid ($.35 per share)          (3,694,000)                                              (3,694,000)
  Minimum pension liability adjustment,
    net of tax benefit of $1,957,000                                                $(3,198,000)    (3,198,000)
                                         ------------    ---------   ------------   -----------   ------------

BALANCE - June 30, 1994                    51,065,000    1,682,112     (6,407,000)   (3,198,000)    59,808,000
  Exercise of stock options                                                                            153,000
  Purchase of treasury stock                               179,800     (1,701,000)                  (1,701,000)
  Net income                                7,875,000                                                7,875,000
  Dividends paid ($.39 per share)          (4,132,000)                                              (4,132,000)
  Minimum pension liability adjustment,
    net of taxes of $871,000                                                          1,424,000      1,424,000
                                         ------------    ---------   ------------   -----------   ------------

BALANCE - June 30, 1995                    54,808,000    1,861,912     (8,108,000)   (1,774,000)    63,427,000

  Windfall tax credit                                                                                   35,000
  Net loss                                 (6,190,000)                                              (6,190,000)
  Dividends paid ($.20 per share)          (2,113,000)                                              (2,113,000)
  Minimum pension liability adjustment,
    net of taxes of $12,000                                                              20,000         20,000
                                         ------------    ---------   ------------   -----------   ------------

BALANCE - December 30, 1995                46,505,000    1,861,912     (8,108,000)   (1,754,000)    55,179,000

  Exercise of options                                                                                   77,000
  Conversion of Jupiter options                                                                      2,958,000
  Purchase of treasury stock                               270,605     (2,241,000)                  (2,241,000)
  Issuance of treasury stock                               (46,000)        87,000                       87,000
  Issuance of preferred shares                                                                       3,250,000
  Net income                                2,872,000                                                2,872,000
  Minimum pension liability adjustment,
    net of taxes of $485,000                                                          1,276,000      1,276,000
  Dividends paid - common stock
    ($0.40 per share)                      (4,141,000)                                              (4,141,000)
  Dividends paid - preferred stock
    ($0.50 per share)                        (125,000)                                                (125,000)
                                         ------------    ---------   ------------   -----------   ------------

BALANCE - December 28, 1996              $ 45,111,000    2,086,517   $(10,262,000)  $  (478,000)  $ 59,192,000
                                         ============    =========   ============   ===========   ============


JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995,
AND FISCAL YEARS ENDED JUNE 30,1995 AND 1994
--------------------------------------------------------------------------------

                                                                                SIX MONTHS
                                                                YEAR ENDED        ENDED               YEAR ENDED JUNE 30,
                                                               DECEMBER 28,     DECEMBER 30,  -----------------------------
                                                                   1996             1995           1995             1994
OPERATING ACTIVITIES:
  Continuing operations:
  Net income (loss) from continuing operations                 $     15,000    $(6,348,000)   $  6,889,000    $  7,409,000
  Adjustments to reconcile net income (loss) from
    continuing operations to net cash provided
    by (used in) operating activities:
    Depreciation and amortization                                19,715,000      8,874,000      13,766,000      10,202,000
    Loss on impairment of assets                                                 6,532,000
    Provision for bad debts                                         245,000        791,000          89,000         151,000
    (Gain) loss on disposal of fixed assets                          90,000        284,000          (1,000)          4,000
    Undistributed income in investments                                                           (610,000)       (333,000)
    Minority interest in income (loss) of consolidated
      subsidiary                                                 (1,200,000)    (2,510,000)        535,000
    Changes in assets and liabilities, net of effect
      of acquisitions:
      Accounts and notes receivable                               2,550,000      1,465,000      (8,928,000)     (2,563,000)
      Inventories                                                (4,063,000)    (5,505,000)      7,432,000      (2,244,000)
      Deferred income taxes                                       3,893,000     (1,090,000)       (777,000)        (50,000)
      Prepaid expenses and other assets                             565,000     (1,695,000)         73,000        (566,000)
      Accounts payable                                            4,856,000      2,896,000        (828,000)     (2,157,000)
      Accrued expenses                                           (1,439,000)       104,000        (586,000)        794,000
      Income taxes receivable                                    (2,878,000)    (1,593,000)     (1,286,000)        168,000
      Other liabilities                                             190,000     (4,129,000)      2,559,000       2,243,000
    Other, net                                                                      96,000         127,000          27,000
                                                               ------------    -----------    ------------    ------------

        Total adjustments                                        22,524,000      4,520,000      11,565,000       5,676,000
                                                               ------------    -----------    ------------    ------------

        Net cash provided by (used in)
          continuing operations                                  22,539,000     (1,828,000)     18,454,000      13,085,000

Discontinued operations:
  Income (loss) from discontinued operations                      4,921,000        158,000         986,000        (914,000)
  Loss on disposal of discontinued operations                    (1,537,000)
  Cash provided by discontinued operations                         (705,000)     3,140,000       3,106,000
  Items not affecting cash, net                                 (10,524,000)    (3,420,000)     (5,213,000)        914,000
                                                               ------------    -----------    ------------    ------------

      Net cash used in discontinued operations                   (7,845,000)      (122,000)     (1,121,000)           --
                                                               ------------    -----------    ------------    ------------

      Net cash provided by (used in) operating
        activities                                               14,694,000     (1,950,000)     17,333,000      13,085,000


                                                                     (Continued)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995,
AND FISCAL YEARS ENDED JUNE 30,1995 AND 1994
--------------------------------------------------------------------------------

                                                                                SIX MONTHS
                                                                YEAR ENDED        ENDED                 YEAR ENDED JUNE 30,
                                                               DECEMBER 28,     DECEMBER 30,     ------------------------------
                                                                   1996             1995           1995             1994
INVESTING ACTIVITIES:
  Continuing operations:
    Additions to property, plant, and equipment            $ (20,527,000)      $(17,781,000)     $(21,448,000)    $(12,701,000)
    (Decrease) increase in nonoperating accounts payable      (5,899,000)         4,254,000         5,784,000          482,000
    Investments:
      Purchases                                                                                    (5,237,000)      (4,578,000)
      Sales                                                                         155,000
    Repayments of loans by stockholders                                                                              5,383,000
    Purchase of majority interest in Jupiter                 (37,693,000)
    Purchase of T.J. Beall Company, net of cash acquired         333,000
                                                           -------------       ------------      ------------     ------------

        Net cash used in continuing operations               (63,786,000)       (13,372,000)      (20,901,000)     (11,414,000)

  Discontinued operations:
    Additions to property, plant, and equipment                 (291,000)          (206,000)         (535,000)
    Proceeds from sale of investment                          38,113,000
    Purchase of investments                                                      (1,337,000)         (307,000)
                                                           -------------       ------------      ------------     ------------

        Net cash provided by (used in) discontinued
          operations                                          37,822,000         (1,543,000)         (842,000)
                                                           -------------       ------------      ------------     ------------

        Net cash used in investing activities                (25,964,000)       (14,915,000)      (21,743,000)     (11,414,000)

FINANCING ACTIVITIES:
  Continuing operations:
    Principal payments of debt                              (112,341,000)        (2,827,000)       (5,086,000)      (4,022,000)
    Proceeds from issuance of long-term debt                 160,544,000         12,437,000        13,138,000       13,325,000
    Borrowings under line-of-credit agreements                 4,750,000         12,450,000       (14,975,000)      11,750,000
    Repayments under line-of-credit agreements               (18,000,000)        (6,000,000)       17,275,000      (19,250,000)
    Purchase of treasury stock                                (2,241,000)                          (1,701,000)        (348,000)
    Proceeds from issuance of common stock                       164,000                               48,000          380,000
    Dividends paid                                            (4,266,000)        (2,113,000)       (4,132,000)      (3,694,000)
    Extraordinary item, loss on early
      extinguishment of debt                                    (850,000)
                                                           -------------       ------------      ------------     ------------

        Net cash provided by (used in) continuing
          operations                                          27,760,000         13,947,000         4,567,000       (1,859,000)
                                                           -------------       ------------      ------------     ------------


                                                                     (Continued)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995,
AND FISCAL YEARS ENDED JUNE 30,1995 AND 1994
-------------------------------------------------------------------------------

                                                                        SIX MONTHS
                                                         YEAR ENDED        ENDED            YEAR ENDED JUNE 30,
                                                       DECEMBER 28,     DECEMBER 30,  -----------------------------
                                                           1996             1995          1995           1994
  Discontinued operations:
    Principal payments of debt                        $(16,379,000)
    Proceeds from issuance of long-term debt               138,000    $    295,000        23,000
                                                      ------------    ------------    ----------

        Net cash provided by (used in) discontinued
          operations                                   (16,241,000)        295,000        23,000
                                                      ------------    ------------    ----------

        Net cash provided by (used in) financing
          activities                                    11,519,000      14,242,000     4,590,000     $(1,859,000)
                                                      ------------    ------------    ----------     -----------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                        249,000      (2,623,000)      180,000        (188,000)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                    1,471,000       4,094,000     3,914,000       4,102,000
                                                      ------------    ------------    ----------   -------------

  End of period                                       $  1,720,000    $  1,471,000    $4,094,000   $   3,914,000
                                                      ============    ============    ==========   =============
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                          $ 13,291,000    $  4,571,000    $6,720,000   $   2,962,000
                                                      ============    ============    ==========   =============

    Income taxes                                      $  4,374,000    $  1,315,000    $3,932,000   $   2,908,000
                                                      ============    ============    ==========   =============


SUPPLEMENTAL DISCLOSURE OF NONCASH
INVESTING INFORMATION:
The Company acquired T.J. Beall Company in exchange for preferred stock (see
Note 5) in 1996.


See notes to consolidated financial statements.


                                                                     (Concluded)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995,
AND FISCAL YEARS ENDED JUNE 30, 1995 AND 1994
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

      Organization - The December 28, 1996 statements include the accounts of Johnston Industries, Inc. ("Johnston" or the "Company"), its direct wholly owned subsidiary, Johnston Industries Alabama, ("JI Alabama") and its indirect wholly owned subsidiaries, Johnston Industries Composite Reinforcements, Inc. ("JICR") (formerly, Tech Textiles, USA and JI International, Inc.), T.J. Beall Company ("TJB"), and Greater Washington Investments ("GWI"), a small business development company under the United States Small Business Investment Act of 1958. All significant intercompany accounts and transactions have been eliminated.

      Prior to April 3, 1996, the consolidated financial statements included the accounts of Johnston, its wholly owned subsidiaries, Southern Phenix Textiles, Inc. ("Southern Phenix"), Opp and Micolas Mills, Inc. ("Opp and Micolas"), and JICR, its majority owned subsidiary, Jupiter National, Inc. ("Jupiter") and Jupiter's wholly owned subsidiaries, Wellington Sears Company ("Wellington"), Pay Telephone America, Ltd., and GWI.

      On April 3, 1996, after the acquisition by Johnston of the minority interest in Jupiter (see Note 2), Jupiter was merged into Opp and Micolas. In June 1996, the name of Opp and Micolas was changed to JI Alabama. Southern Phenix and Wellington were merged into JI Alabama and JICR; TJB and GWI became subsidiaries of JI Alabama.

      Operations - Johnston and its wholly owned subsidiaries are diversified manufacturers of woven and nonwoven fabrics used principally for home furnishings, industrial, and to a lesser extent, basic apparel, automotive, and other textile markets. The markets for these products are located principally throughout the continental United States.

      Fiscal Year-End - Prior to December 30, 1995, Johnston had a fiscal year-end of June 30.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash Equivalents - The Company classifies all highly liquid investments with a maturity of three months or less as cash equivalents.

      Inventories - The Company's inventories of finished goods, work-in-process, and raw materials are generally stated at the lower of cost (using the last-in, first-out cost flow assumption) ("LIFO") or market. However, JICR's inventories and all of the Company's parts and supplies are stated at cost determined on the first-in, first-out basis.

      Property, Plant, and Equipment - Property, plant, and equipment is stated at cost. Depreciation and amortization are computed principally by the use of the straight-line method over the estimated useful service lives of 20-40 years for buildings, 20 years for improvements, and 3-20 years for machinery and equipment.

      Revenue Recognition - Revenue is generally recognized as products are shipped to customers. When customers, under the terms of specific orders, request that the Company manufacture and invoice goods on a bill-and-hold basis, the Company recognizes revenue based on the completion date required in the order and actual completion of the manufacturing process, because at that time, the customer is invoiced and title and risks of ownership are transferred to the customer pursuant to the terms of the sales contract. Those terms provide that merchandise invoiced and held at any location by the Company, for whatever reason, shall be at the buyer's risk, and the Company may charge for insurance and storage at prevailing rates. Accounts receivable included bill-and-hold receivables of $5,243,000 and $9,984,000 at December 28, 1996 and December 30, 1995,
      respectively.

      Valuation of Investments - Portfolio investments in publicly traded entities are stated at fair value as determined by quoted market prices. Other investments are recorded at estimated net realizable values as determined in good faith by Jupiter's Board of Directors in 1995 and the Company's Board of Directors in 1996. These investments are reflected as a component of net assets of discontinued operations - Jupiter. Such marketable securities and portfolio investments are expected to be sold by June 30, 1997 (see Note 2). Because of the inherent uncertainty of valuation, values for Board-valued portfolio investments may differ significantly from the values that would have been used had a ready market for the investments existed, and the difference could be material to the Company's consolidated financial statements. Unrealized appreciation (depreciation) is included as a component of income from discontinued operations.

      Gains or Losses on Securities Sold - Sales of securities are recorded on the trade date (date the order to sell is executed). The cost of securities sold is reported on the average cost basis for financial statement purposes. Realized losses are recorded for securities considered permanently impaired.

      Earnings (Loss) Per Share - Earnings per share are calculated based on the weighted average number of common and common equivalent shares outstanding during each respective fiscal year. Loss per share for the six months ended December 30, 1995 excluded stock options from the weighted average number of shares outstanding due to the fact that they would be anti-dilutive. Fully diluted earnings per share are not presented because the difference from primary earnings per share is insignificant for all periods presented.

      Impairment of Long-Lived Assets - On July 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." Under this method, the Company is required to review long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In December 1995, the Company recorded a write-down of $6,532,000 for an impairment in the value of property, plant, and equipment comprised of a Wellington manufacturing facility located in Tarboro, North Carolina ("Tarboro"). All long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. There was no cumulative effect on the Company's results of operations as a result of the adoption of SFAS 121.

      Stock-Based Compensation - SFAS 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans. SFAS 123 is effective for the Company's fiscal year ended December 28, 1996 and includes fair value recognition provisions for stock-based compensation which are elective for employee arrangements and required for nonemployee transactions. For the employee arrangements, management has elected to continue with the accounting prescribed by APB 25 and, accordingly, has disclosed net income and earnings per share as if the fair value method of accounting defined in SFAS 123 had been applied. There are no nonemployee arrangements.

      Reclassifications - Certain prior year and prior period amounts have been reclassified to conform to the current year presentation.

2.    JUPITER NATIONAL, INC.

      Historical Presentation - Prior to January 1995, the Company owned a minority interest in Jupiter. In January 1995, the Company purchased an additional 89,300 shares of Jupiter for approximately $2,300,000 which increased the Company's ownership interest in the outstanding shares of Jupiter from 49.6% at December 31, 1994 to 54.2%. As a result, Jupiter became a consolidated, majority owned subsidiary of the Company in January 1995. Minority interest was recorded for the minority shareholders' proportionate share of the equity and earnings (losses) of Jupiter.

      The Company accounted for its investment in Jupiter using the equity method through December 31, 1994. For the years ended June 30, 1995 and 1994, Johnston recorded equity in the changes in net assets of Jupiter of $1,308,000 and $(161,000), respectively, which includes $513,000 and $(1,474,000), respectively, related to the discontinued venture capital segment.

      Summarized financial information of Jupiter for year ended June 30, 1994, which is not adjusted for discontinued operations, is as follows:

RESULTS OF OPERATIONS
Net sales                                                   $  130,688,000
Operating income                                                 5,210,000
Net income                                                         233,000



      Acquisition of Minority Interest - On March 28, 1996, the Company consummated the acquisition of the remaining outstanding shares of Jupiter at a purchase price of $33.97 per share. Total purchase consideration was approximately $45,950,000 which included payments of $39,000,000 to stockholders, and certain holders of options to purchase common stock and the assumption of certain Jupiter options by Johnston. Other acquisition costs included approximately $5,488,000 of merger related expenses paid by Jupiter. The acquisition was accounted for under the purchase method of accounting as a "step acquisition" resulting in a partial step-up in Jupiter's tangible assets. The Company recorded goodwill of $12,447,000 which will be amortized over 20 years.

      The following represents the results of operations on a continuing and discontinued operations basis assuming Johnston had acquired the minority interest as of July 1, 1995:

                                                                      SIX MONTHS
                                                   YEAR ENDED           ENDED
                                                  DECEMBER 28,        DECEMBER 30,
                                                      1996              1995

Net sales                                        $ 321,883,000     $ 148,773,000
Loss from continuing operations                     (2,207,000)      (12,950,000)
Income from discontinued operations                  4,467,000           372,000
Extraordinary loss                                     527,000
Net income (loss)                                    1,733,000       (12,578,000)

Earnings per common share:
  Income before extraordinary loss and
    discontinued operations                      $       (0.21)    $       (1.22)
  Extraordinary loss                                     (0.05)
  Discontinued operations                                 0.42              0.04
                                                 -------------     -------------
                                                 $        0.16     $       (1.18)
                                                 =============     =============


      Discontinuance of the Venture Capital Segment - In connection with the March 28, 1996 acquisition of minority interest, the Company's management made the decision to discontinue the venture capital investment segment of Jupiter's operation. The segment has been accounted for as discontinued operations in accordance with APB 30. Accordingly, the net assets of the discontinued segment are recorded as a current asset on the consolidated balance sheet and are expected to be disposed of by June 30, 1997.

      The components of net assets of discontinued operations at December 28, 1996 and December 30, 1995 are as follows (in thousands):

                                                                      1996                 1995
Cash and cash equivalents                                       $     28,000        $  3,441,000
Marketable securities                                                192,000          20,592,000
Investments - at estimated fair value as
  determined by Johnston's directors in
  1996 and Jupiter's directors in 1995                             6,140,000          14,145,000
Accounts receivable                                                  103,000             108,000
Accrued interest receivable                                          501,000             719,000
Prepaid expenses and other                                           489,000             596,000
Deferred income taxes                                              2,995,000             905,000
Net property, plant, and equipment held for sale                   1,143,000           2,596,000
                                                                ------------        ------------

      Total assets                                                11,591,000          43,102,000

Current maturities of long-term debt                                   5,000           1,736,000
Accounts payable                                                       3,000           1,911,000
Accrued expenses                                                     695,000             907,000
Income taxes payable                                               4,124,000             475,000
Other liabilities                                                     80,000             292,000
Deferred income taxes                                                                  4,805,000
Long-term debt:
  Subordinated debentures                                                             14,500,000
  Securities loans                                                                     1,540,000
  Other debt                                                         678,000             879,000
                                                                ------------        ------------
                                                                     678,000          16,919,000
  Less current maturities                                             (5,000)         (1,736,000)
                                                                ------------        ------------

      Total long-term debt                                           673,000          15,183,000
                                                                ------------        ------------

      Total liabilities                                            5,580,000          25,309,000
                                                                ------------        ------------

Net assets of discontinued operations                           $  6,011,000        $ 17,793,000
                                                                ============        ============



      The subordinated debentures outstanding at December 30, 1995 were payable to the Small Business Administration ("SBA") and bore interest at an effective weighted rate of 7.80%. These debentures were repaid in 1996.

      At December 30, 1995, Jupiter had borrowed $1,540,000 under a brokerage margin account with average rates of 10%. These loans were repaid in 1996.

      Income from discontinued operations of Jupiter includes the following components:

                                                                         YEAR ENDED
                                    YEAR ENDED   SIX MONTHS ENDED        JUNE 30,
                                    DECEMBER 28,   DECEMBER 30,  -------------------------
                                       1996          1995          1995           1994
Net realized investment
  portfolio gain                  $ 30,918,000           --      $   777,000           --
Change in unrealized investment
  portfolio gain (loss)            (17,097,000)   $ 3,767,000      4,431,000           --
Equity in losses (income)              201,000        156,000        567,000    $(1,474,000)
Operating costs                      2,117,000      2,567,000        533,000           --
Interest expense                       321,000        194,000        655,000           --
Income tax expense (benefit)         5,178,000        478,000      1,302,000       (560,000)
Minority interest                   (1,083,000)      (214,000)    (1,165,000)          --
                                  ------------    -----------    -----------    -----------

      Total                       $  4,921,000    $   158,000    $   986,000    $  (914,000)
                                  ============    ===========    ===========    ===========




      For the year ended December 28, 1996, net realized investment portfolio gain is primarily due to gains realized on the sale of the Company's investment in EMC Corporation ("EMC"), Viasoft, Fuisz Technologies, Inc. ("Fuisz"), and Zoll Medical during the year ended December 28, 1996.

      After considering the Company's plans to liquidate the Jupiter investments and subsequent to the acquisition of minority interest, the Company wrote down the carrying value of the investments by $5,140,000.

      Investments and Valuation - At December 28, 1996, $6,140,000 of Jupiter's investments are recorded at their estimated fair value based on estimates by Johnston's Board of Directors after consideration of liquidation plans and at December 30, 1995, $14,145,000 of Jupiter's investments are recorded at their estimated fair market value based on estimates by Jupiter's Board of Directors. Earnings (losses) related to these investments for the year ended December 28, 1996, the six months ended December 30, 1995, and the year ended June 30, 1995 were $(6,064,000), $0, and $2,455,000, respectively. For the year ended June 30, 1994, $1,091,000 of the Company's equity in Jupiter's changes in net assets was derived from net unrealized appreciation (depreciation) of investments whose values were estimated by Jupiter's Board of Directors.

      Two significant portfolio investment transactions occurred during the six months ended December 30, 1995. First, as a result of the acquisition of McDATA Corporation ("McDATA") by EMC on December 6, 1995, Jupiter's investment in McDATA was converted into 564,216 shares of common stock of EMC, of which 56,421 shares were required to be held in escrow for one year as security for potential indemnification obligations of McDATA. As a result, Jupiter recorded an unrealized gain of $3,863,000 in the six months ended December 30, 1995. Second, on December 14, 1995, Fuisz completed an underwritten public offering of its common stock at a price of $12.00 per share. As a result of the offering, Jupiter's investment in Fuisz was converted into 215,080 shares of Fuisz common stock, and Jupiter recorded an unrealized gain of $593,000 in the six months ended December 30, 1995. In connection with the Fuisz offering, the Company agreed not to dispose of its shares of Fuisz for a period of 180 days. Jupiter's investments in EMC and Fuisz were transferred from the investments determined by Jupiter's Board of Directors to marketable securities.

      The following summarizes the aggregate cost and market or fair value of the portfolio investments:

                                           DECEMBER 28, 1996                 DECEMBER 30, 1995
                                       -------------------------     ----------------------------
                                                      MARKET OR                        MARKET OR
                                         COST         FAIR VALUE        COST          FAIR VALUE

Marketable securities                  $  113,000     $  192,000     $ 4,059,000     $20,592,000
                                       ==========     ==========     ===========     ===========

Portfolio investments                  $6,140,000     $6,140,000     $14,279,000     $14,145,000
                                       ==========     ==========     ===========     ===========


      These investments are principally comprised of subordinated notes, preferred stock, and common stock of new and developing companies.

3.    STEEL FABRICATION OPERATIONS

      The accompanying balance sheets at December 28, 1996 and December 30, 1995 include accruals of $8,552,000 and $9,380,000, respectively, for the remaining costs expected to be incurred in phasing out the Company's steel fabrication operations. These costs are principally related to health insurance and death benefits for former employees and are stated at the actuarially determined discounted present value. These operations were discontinued in 1981.

      In February 1994, the current operators of the facility filed a complaint against previous owners and operators of the facility, including the Company, claiming contamination by a former Johnston subsidiary which had operated at the facility before its close in 1981. Based upon the discovery that certain co-defendants had no assets or had been through bankruptcy proceedings, the Company's management accrued $2,000,000 in the six months ended December 30, 1995. The loss provision is included in Other - net in the statement of operations. In addition, the Company established a reserve in the amount of $200,000 as an estimate of potential additional legal costs and other costs to be incurred in connection with the defense of this matter.

      This case was settled in December 1996. The total judgment against the Company was $904,000, including prejudgment interest. There is an associated unasserted claim for additional, as yet unspecified, damages. At December 28, 1996, the reserve balance was $800,000, net of amounts due under the settlement which were paid in January 1997. Although management believes, based upon the currently available facts, that the reserve established for this matter is reasonable, the Company's future potential liability for response costs pursuant to the unasserted claim cannot presently be determined.

4.    RELATED PARTY TRANSACTIONS

      In May 1994, Redlaw Industries, Inc. ("Redlaw"), a stockholder, became the commissioned sales agent in Canada for sales of textile products manufactured by the Company. The Company paid Redlaw approximately $172,000, $76,000, and $152,000 related to Redlaw's commissioned sales business for the year ended December 28, 1996, the six months ended December 30, 1995, and the fiscal year ended June 30, 1995, respectively. At December 28, 1996 and December 30, 1995, accounts receivable from Redlaw were $318,000 and $13,000 and consigned inventory placed with Redlaw in Canada was $426,000 and $0, respectively.

5.    ACQUISITION OF T.J. BEALL COMPANY

      On March 25, 1996, the Company acquired all of the outstanding common stock of T.J. Beall Company ("TJB"), a cotton by-products processor located in West Point, Georgia. The TJB stock was acquired in exchange for 325,000 shares of nonvoting convertible preferred stock ("Series 1996 Preferred Stock") of the Company, which has a par value of $.01 per share and an estimated value of $3,250,000. The Company incurred costs of approximately $115,000 connected with the acquisition. Dividends on the Series 1996 Preferred Stock are payable quarterly at the rate of $.125 per share. Goodwill of $2,116,000 was recorded in connection with the acquisition and will be amortized over 20 years. Each share of Series 1996 Preferred Stock may, at the shareholder's option, be converted into the Company's voting common stock, par value $.10 per share (the "Common Stock"), on a one-for-one basis on a specified time frame. One-third of the Preferred Stock is convertible into Common Stock 12 months after closing, an additional one-third is convertible 24 months after closing, and the final one-third is convertible 36 months after closing. The acquisition has been accounted for under the purchase method of accounting. Pro forma presentation of the effects of the acquisition is not made due to the size of the transaction.

      In September 1995, Wellington entered into a financing agreement with TJB whereby Wellington purchased and resold to TJB cotton gin by-products for an amount not exceeding $4,000,000. Wellington's selling price, as defined by the agreement, was cost plus 1 1/2% above Wellington's revolving debt interest rate which was 11% at December 30, 1995. The inventory was pledged as collateral for the receivable. At December 30, 1995, the note receivable was $3,346,000.

6.    INVENTORIES

      Inventories consisted of the following:

                                       DECEMBER 28,     DECEMBER 30,
                                           1996            1995
Finished goods                         $30,051,000     $22,982,000
Work-in-process                          9,012,000      15,595,000
Raw materials and supplies              26,457,000      14,374,000
                                       -----------     -----------

                                       $65,520,000     $52,951,000
                                       ===========     ===========



      Inventories are stated at the lower of last-in, first-out cost or market. Such inventories would have been higher by approximately $5,640,000 and $5,674,000 at December 28, 1996 and December 30, 1995, respectively, if the first-in, first-out cost flow assumption had been used for valuation purposes.

7.    TARBORO RESTRUCTURING

      In connection with the acquisition of minority interest (Note 2), the Company closed Wellington's Tarboro facility ("Tarboro") in an effort to realign and consolidate certain operations, concentrate capital resources on more profitable operations, and better position itself to achieve its strategic corporate objectives. All activities related to the closing of the plant were completed in January 1997. The facility is currently held-for-sale and is recorded at its estimated net realizable value. During 1996, the Company recorded restructuring charges totaling $4,743,000 which includes $1,619,000 related to write-downs of accounts receivable and inventory, $705,000 for severance costs, $625,000 for relocating production equipment, $915,000 for actual operating losses, and $879,000 for other costs related to the operation. Of these restructuring costs, $1,852,000 was recorded in the purchase accounting for Jupiter.

      The plan for the closing of the Tarboro facility called for termination of 168 employees with various job descriptions at the facility. As of December 28, 1996, 167 employees had been terminated. Through December 28, 1996, approximately $3,636,000 had been charged to the reserves for the closing. These costs included $429,000 related to severance costs.

8.    JOHNSTON INDUSTRIES COMPOSITE REINFORCEMENTS, INC.

      The Company entered into a 50%/50% partnership with an English company to establish JICR for the joint manufacture and sale of certain specialized textile products in 1992. During September 1995, the Company began consolidating the financial statements of JICR, as the Company purchased the remaining 50% interest for a total cost of $655,000.

9.    PROPERTY, PLANT, AND EQUIPMENT

      Property, plant, and equipment consisted of the following:

                                                       DECEMBER 28,      DECEMBER 30,
                                                          1996              1995
Land                                                $   1,010,000      $     905,000
Buildings and improvements                             35,940,000         27,128,000
Machinery and equipment                               197,644,000        167,369,000
                                                    -------------      -------------
                                                      234,594,000        195,402,000
Less accumulated depreciation and amortization       (104,547,000)       (85,830,000)
                                                    -------------      -------------

    Property, plant, and equipment - net            $ 130,047,000      $ 109,572,000
                                                    =============      =============




10.   ACCRUED EXPENSES

      Accrued expenses consisted of the following:

                                                   DECEMBER 28,     DECEMBER 30,
                                                     1996              1995
Salaries, wages, and employee benefits           $ 5,192,000       4,486,000
Pension costs                                        475,000       2,319,000
Taxes, other than income taxes                       931,000         743,000
Interest expense                                   1,166,000         841,000
Current portion of estimated phase-out costs
  of steel fabrication operations                  2,500,000       3,000,000
Other                                              2,131,000       1,046,000
                                                 -----------       ---------

                                                 $12,395,000     $12,435,000
                                                 ===========     ===========

11.   LONG-TERM FINANCING AND SHORT-TERM BORROWINGS

      Long-term debt and short-term borrowings consisted of the following:

                                          DECEMBER 28,         DECEMBER 30,
                                             1996                 1995
JOHNSTON
  Term loans                             $  74,500,000
  Line-of-credit borrowings                                  $  13,250,000
  Revolving credit loans                    73,899,000          45,000,000
  Purchase money mortgage loan               1,108,000           1,174,000
                                         -------------       -------------
                                           149,507,000          59,424,000
WELLINGTON SEARS
  Revolving credit loans                                        27,471,000
  Term loan                                                     18,594,000
  Equipment loans                                                4,806,000
  Industrial Development Note
    (net of unamortized discount)              639,000             590,000
  Installment and other loans                                       66,000
                                         -------------       -------------
                                               639,000          51,527,000
                                         -------------       -------------

      Total                                150,146,000         110,951,000
  Less current maturities                   (6,505,000)           (196,000)
                                         -------------       -------------

                                         $ 143,641,000       $ 110,755,000
                                         =============       =============



      The estimated fair value of long-term debt (including current maturities) approximates book value at December 28, 1996 and December 30, 1995. Interest rates that are currently available to the Company for issuance of debt with similar terms, credit characteristics, and remaining maturities were used to estimate fair value of long-term debt.

      REFINANCING

      On March 28, 1996, the Company signed an agreement with a syndicate of banks (the "Credit Agreement") to provide financing required to consummate the merger with Jupiter to refinance certain existing indebtedness, to pay related fees and expenses, and to finance the ongoing working capital requirements of the Company. This agreement also provides for the consolidation of the Company's outstanding debt.

      The Credit Agreement is comprised of two term loan facilities ("A" and "B") and a revolving credit facility. Term loan facility A is a $40 million facility with a final maturity date of March 2001. Principal is repayable for the Company's years ending as follows: 1996 - $0, 1997 - $6 million, 1998 - $9.5 million, 1999 - $10 million, 2000 - $11.5 million, and 2001 - $871,000. The interest rate on these borrowings is 8% at December 28, 1996 which is based on a Base Rate, the prime commercial lending rate, plus 1 1/4% and is subject to change at the Company's option to a rate based on the London Interbank Offered Rate ("LIBOR") plus 2 1/2%. As of December 28, 1996, the borrowings outstanding under this agreement were $37,871,000.

      Term loan facility B is a $40 million facility with a final maturity date of March 2003. Principal is repayable for the Company's years ending as follows: 1996 - $0, 1997 - $375,000, 1998-2000 - $500,000 each year, 2001
      - $14,375,000, 2002 - $19,000,000, and 2003- $1,379,000. The interest rate on these borrowings is 8.5% at December 28, 1996 based on a Base Rate, as defined, plus 1 3/4% and is subject to change at the Company's option to a rate based on LIBOR, plus 3%. As of December 28, 1996, the borrowings outstanding under this agreement were $36,629,000.

      The revolving credit facility provides up to $80 million in borrowings, with a final maturity date of March 2001. Principal amounts outstanding are due and payable at final maturity. The interest rate on these borrowings ranges from 8% to 9.5% at December 28, 1996 which is based on a Base Rate, as defined, plus 1 1/4%, and is subject to change at the Company's option to a rate based on LIBOR plus 2 1/2%. Commitment fees are payable at 1/2 of 1%, based on the unused portion of the facility until the date of the receipt of the audited financial statements by the bank.

      The Credit Agreement was amended on June 28, 1996 and February 28, 1997 to modify certain covenants. Prior to the execution of these amendments, the Company was in technical noncompliance with certain of its financial covenants.

      Substantially all assets are pledged as collateral for the borrowings under these facilities. The amended Credit Agreement requires the Company to maintain certain financial ratios and specified levels of tangible net worth and places a limit on the Company's level of capital expenditures and type of mergers or acquisitions. The amended Credit Agreement permits the Company to pay dividends on its common stock provided it is in compliance with various covenants and provisions contained therein, which among other things, limits dividends and restricts investments to the lesser of: (x) 20% of total assets of the consolidated entities, on a fully consolidated basis, as of the date of determination thereof; (y) $5,000,000 for the period commencing on January 1, 1996 and ending on December 31, 1996, or (z) $5,000,000 plus 50% of cumulative consolidated net income for the period commencing on January 1, 1997, minus 100% of cumulative consolidated net loss for the consolidated entities for such period, as calculated on a cumulative basis as of the end of each fiscal quarter of the consolidated entities with reference to the financial statements for such quarter.

      In March 1996, the Company borrowed $144,028,000 under these facilities and used a portion of such borrowings to liquidate the Johnston line of credit borrowings and revolving credit loans, and the Wellington revolving credit loans, term loans, and equipment loans. The interest rate as of December 30, 1995 on the Johnston line of credit borrowings and revolving credit loans was 8.5%. The interest rate as of December 30, 1995 on the Wellington revolving credit loans, term loans, and equipment loans was 9 1/2%.

      The following discussion relates to the Johnston, Jupiter, and Wellington debt outstanding as of December 30, 1995 that was not refinanced by borrowings under the Credit Agreement.

      JOHNSTON

      Purchase Money Mortgage Loan - In connection with the purchase of an office building during 1994, Johnston obtained a Purchase Money Mortgage Loan of $1,325,000. Borrowings under this loan accrue interest at the lesser of: (1) 30-day adjustable, 60-day adjustable, or 90-day adjustable LIBOR rate plus 2.70% or (2) the prime rate. The interest rate on this loan was 8 1/4% at December 28, 1996. Beginning on March 31, 1994, Johnston was obligated to make 58 consecutive quarterly payments of principal of $21,667 plus interest, with all remaining principal and interest due on December 31, 2007.

      The Company's office building in Columbus, Georgia is pledged as collateral under this loan agreement.

      WELLINGTON

      Industrial Development Note - In October 1995, Wellington entered into an Industrial Development Note with the County of Chambers, Alabama, the proceeds of which were used to purchase a building. The original principal amount is repayable in equal annual installments of $100,000 beginning December 31, 1996 through December 31, 2004. At December 28, 1996 and December 30, 1995, the unamortized discount on the note was $262,000 and $310,000 (discount based on an imputed interest rate of 10%), respectively.

      Installment and Other Loans - At December 30, 1995, installment and other loans were comprised of $66,000 borrowed to finance the construction of a new roof on one of the Company's facilities. The principal under the roof loan was payable in installments of $7,340 through September 1996. As of December 28, 1996, there were no installment or other loans outstanding.

      Debt Maturities - Aggregate scheduled repayments of long-term debt as of December 28, 1996 are summarized as follows:

YEAR ENDING                                                AMOUNT

  1997                                                 $  6,505,000
  1998                                                   10,134,000
  1999                                                   10,639,000
  2000                                                   12,144,000
  2001                                                   89,294,000
  Thereafter                                             21,430,000
                                                       ------------
                                                       $150,146,000
                                                       ============


12.   FINANCIAL INSTRUMENTS

      The Company utilizes interest rate swaps to reduce the impact of changes in interest rates on its floating rate debt. The Company does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are a group of major financial institutions with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties, and no material loss would be expected from nonperformance by any one of such counterparties.

      The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the lives of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on interest rate agreements is recognized as an adjustment to interest expense.

      The Company has entered into swap transactions pursuant to which it has exchanged its floating rate interest obligations on $38 million notional principal amount for a fixed rate payment obligation of 6.705% per annum for the three-year period beginning June 1996. The fixing of the interest rates for these periods minimizes, in part, the Company's exposure to the uncertainty of floating interest rates during this three-year period.

      The fair values of interest rate instruments are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. At December 28, 1996, the Company estimates it would have paid $114,000 to terminate the agreements.

      It is estimated that the carrying value of the Company's other financial instruments (see Note 11) approximated fair value at December 28, 1996 and December 30, 1995.

13.   OTHER LIABILITIES

      Other liabilities consisted of the following:

                                                                             DECEMBER 28,         DECEMBER 30,
                                                                                1996                1995
Long-term portion of estimated phase-out costs
  of steel fabrication operations                                            $ 6,052,000      $ 6,380,000
Additional pension liability (see Note 19)                                     3,121,000        5,484,000
Other                                                                          2,571,000        1,927,000
                                                                             -----------      -----------
                                                                             $11,744,000      $13,791,000
                                                                             ===========      ===========


14.   SHAREHOLDERS' EQUITY

      On November 1, 1993, the Board of Directors approved a three-for-two stock split, whereby shareholders of record on January 4, 1994 were entitled to one additional share of common stock for every two shares held, payable on January 24, 1994. Stock options, treasury stock, outstanding common stock, and per share data have been retroactively adjusted to reflect the split.

      The Company issued preferred stock in 1996 in connection with the acquisition of TJB (see Note 5).

15.   STOCK OPTION PLANS

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

      A summary of employee stock option activity is as follows:

                                                                                                           WEIGHTED
                                                          INCENTIVE                    RANGE OF            AVERAGE
                                             NONQUALIFIED  STOCK                       EXERCISE           EXERCISE
                                              OPTIONS     OPTIONS     TOTAL             PRICES             PRICE
Options outstanding at June 30, 1993         477,674       4,818      482,492        $3.22 - 10.17          $6.07
  Options exercised                          (68,924)     (4,818)     (73,742)        2.37 -  3.22           2.80
                                             -------     -------    ---------

Options outstanding at June 30, 1994         408,750        --        408,750         3.22 - 10.17           6.69
  Options exercised                          (15,000)       --        (15,000)        3.22                   3.22
                                             -------     -------    ---------

Options outstanding at June 30, 1995
  and December 30, 1995                      393,750        --        393,750         5.55 - 10.17           6.82

  Options granted                            383,816     410,514      794,330         1.98 - 8.25            4.40
  Options exercised                             --       (46,000)     (46,000)        1.98                   1.98
  Options cancelled                          (63,750)                 (63,750)        10.17                 10.17
                                             -------     -------    ---------

Options outstanding at December 28, 1996     713,816     364,514    1,078,330         1.98-8.25              4.84
                                             =======     =======    =========

Options exerciseable at December 28, 1996    567,816     364,514      932,330         1.98-8.25              4.42
                                             =======     =======    =========

Options available for grant
  at December 28, 1996                                                534,934
                                                                    =========




      The following table summarizes information about stock options outstanding at December 28, 1996:

                                            OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
                               ----------------------------------------------------        ------------------------------
                                                        WEIGHTED
                                                         AVERAGE           WEIGHTED                             WEIGHTED
       RANGE OF                                         REMAINING          AVERAGE                               AVERAGE
       EXERCISE                    NUMBER               CONTRACT           EXERCISE             NUMBER          EXERCISE
        PRICES                  OUTSTANDING               LIFE              PRICE             OUTSTANDING         PRICE
     $1.98 to $2.50              387,176                  7.40             $2.11              387,176            $2.11

         $3.62                   123,154                  7.10              3.62              123,154             3.62

     $5.55 to $8.25              568,000                  7.80              6.96              422,000             6.77
                               ---------                  ----             -----              -------            -----
                               1,078,330                  7.60             $4.84              932,330            $4.42
                               =========                  ====             =====              =======            =====


      At December 30, 1995, 378,750 of the outstanding options were exercisable. During 1996, the expiration date was modified on 180,000 options previously granted to an officer of the Company.

      Jupiter Stock Option Plans - Jupiter maintained an employee stock option plan and a director stock option plan under which options were granted to purchase 428,220 shares of Jupiter common stock at prices ranging from $3.62 to $28.75. At December 30, 1995, 424,109 of the options were exercisable. In connection with Johnston's acquisition of the remaining outstanding shares of Jupiter, these options were purchased by Johnston or exchanged for Johnston options. An additional 510,330 Johnston options were issued under this arrangement.

      Other Stock Option Agreement - During 1991, Johnston entered into a nonqualified stock option agreement with a director under which the director was granted options to purchase a maximum of 22,500 shares of Johnston's common stock, exercisable at $3.22 per share. In 1996, the director exercised all of these options.

      The estimated weighted average fair value of options granted during 1996 was $3.89 per share. The Company applies APB 25 and related interpretations in accounting for its stock incentive plan. Accordingly, no compensation cost has been recognized for its stock incentive plan. Had compensation cost for the Company's stock incentive plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS 123, additional compensation expense of approximately $734,000 would have been recorded. Accordingly, the Company's net income and earnings per share for the year ended December 28, 1996 would have been reduced to the pro forma amounts indicated below:

Net income available to common shareholders:
  As reported                                                                        $   2,747,000
  Pro forma                                                                              2,013,000

Net income per common and common equivalent share:
  As reported                                                                        $        0.26
  Pro forma                                                                                   0.19


      Options which are modified during the year are considered to be re-issued options. Such modified options result in pro forma compensation expense to the extent that the fair value of the option exceeds its intrinsic value at the date of modification.

      The fair value of options granted under the Company's stock incentive plan during 1996 was estimated on the date of grant or modification using the Black-Scholes option pricing model with the following weighted average assumptions used: expected volatility of 34.45%, risk-free interest rate of 6.24%, dividend yield of 4%, and expected lives of 5.77 years.

16.   EMPLOYEE STOCK PURCHASE PLAN

      On October 15, 1990, the Company adopted an employee stock purchase plan under which eligible key employees and directors of the Company may purchase shares of the Company's common stock through loans guaranteed by the Company. Under the plan, as of December 28, 1996, 30 key employees and directors currently have outstanding loans of $6,392,000 related to the purchase of 723,000 shares of the Company's common stock. To purchase stock, participants generally execute five-year full recourse demand promissory notes with a third-party lender. The notes generally bear interest only during the term of the loan, at prime plus 1/4%.

      The third-party lender has the right to recover the loan proceeds from the participant's personal assets, including the purchased stock in the event of default. The participants may not sell their shares until they have made arrangements to pay off their loans with the proceeds from the sale of the stock or by settling the loans with other personal assets. In the event of default, the Company's exposure is limited to the amount by which a participant's loan balance exceeds the market value of the underlying stock less any proceeds recovered by the lender from the participant's personal assets. As of December 28, 1996 and December 30, 1995, the market value of the purchased stock was $5,242,000 and $7,932,000, respectively. The Company has no obligation to repurchase the stock from the participant.

      At December 28, 1996 and December 30, 1995, the Company had guaranteed plan participants' borrowings totaling approximately $6,392,204 and $7,657,000, respectively. Prior to December 30, 1995, the Company had never made any payments under the guarantee. Subsequent to December 30, 1995, the Company made a payment of approximately $198,000 to a third party lender in connection with a default on a participant's loan. The Company believes it will be successful in collecting the full amount from the participant's assets including the stock.

      The Company has the discretion to reimburse the participants for their payments of interest under the plan in excess of dividends paid on the Company's common stock in any given year. The Company treats these payments as compensation expense and income to the participants. Compensation expense relating to interest payments under the plan was $276,000, $154,000, $226,000, and $70,000 for the year ended December 28,
      1996, the six months ended December 30, 1995, and the two years ended June 30, 1995 and 1994, respectively.

17.   INCOME TAXES

      The provision (benefit) for income taxes is comprised of the following:

                                                                       SIX MONTHS
                                                        YEAR ENDED       ENDED                 JUNE 30,
                                                       DECEMBER 28,   DECEMBER 30,   --------------------------
                                                           1996          1995          1995         1994
Federal:
  Current                                             $ 5,799,000    $    56,000     2,834,000      2,604,000
  Deferred                                             (4,514,000)    (5,837,000)    3,276,000        810,000
                                                      -----------    -----------     ---------      ---------
                                                        1,285,000     (5,781,000)    6,110,000      3,414,000
State:
  Current                                                 173,000        (85,000)      552,000        689,000
  Deferred                                                 90,000       (480,000)      421,000        (39,000)
                                                      -----------    -----------     ---------      ---------
                                                          263,000       (565,000)      973,000        650,000
                                                      -----------    -----------     ---------      ---------
Provision (benefit) for
  income taxes                                        $ 1,548,000    $(6,346,000)    7,083,000      4,064,000

Components of provision (benefit)
  for income taxes:
  Continuing operations                               $  (460,000)   $(6,824,000)    4,963,000      4,624,000
  Discontinued operations                               2,331,000        478,000     2,120,000       (560,000)
  Extraordinary loss                                     (323,000)
                                                      -----------    -----------     ---------      ---------

                                                      $ 1,548,000    $(6,346,000)    7,083,000      4,064,000
                                                      ===========    ===========     =========      =========

      The significant components of deferred income tax assets and liabilities are as follows:

                                             DECEMBER 28, 1996                           DECEMBER 30, 1995
Deferred tax assets:
  Estimated phase-out
    costs of steel fabrication
    operations                               $  3,134,000                                $ 3,561,000
  Unrealized depreciation -
    investments                                 2,153,000
  Alternative minimum tax                       1,418,000                                  4,406,000
  Additional pension
    liabilities                                   547,000                                  1,073,000
  Other - net                                   1,416,000                                  3,254,000
                                             ------------                                -----------
                                                8,668,000                                 12,294,000

Deferred tax liabilities:
  Property, plant, and
    equipment                                 (14,192,000)                                (8,416,000)
  Inventories                                  (3,225,000)                                (2,114,000)
  Unrealized appreciation -
    investments                                                                           (6,232,000)
  Investments - at equity (in
    consolidated affiliates)                                                              (1,827,000)
                                             ------------                                -----------
                                              (17,417,000)                               (18,589,000)
                                             ------------                                -----------

      Net deferred tax
        liability                            $ (8,749,000)                               $(6,295,000)
                                             ============                                ===========



                                                        DISCONTINUED  CONTINUING                         DISCONTINUED   CONTINUING
                                                         OPERATIONS   OPERATIONS                          OPERATIONS    OPERATIONS
Components of net deferred
  tax asset (liability):
  Net current deferred tax
    asset (liability)                        $2,268,000  $2,995,000  $   (727,000)       $(4,320,000)    $(5,239,000) $   919,000
  Net long-term deferred
    tax liability                           (11,017,000)              (11,017,000)        (1,975,000)      1,339,000   (3,314,000)
                                            -----------  ----------  ------------        -----------     -----------  -----------
                                            $(8,749,000) $2,995,000  $(11,744,000)       $(6,295,000)    $(3,900,000) $(2,395,000)
                                            ===========  ==========  ============        ===========     ===========  ===========


      Net deferred tax liabilities are classified in the financial statements as current or long-term depending upon the classification of the temporary difference to which they relate. Management believes it is more likely than not that future taxable income will be sufficient to realize fully the benefits of deferred tax assets.

      The reconciliation of the Company's effective income tax rate to the federal statutory rate of 34% follows:

                                                                 SIX MONTHS
                                                  YEAR ENDED       ENDED                JUNE 30,
                                                 DECEMBER 28,    DECEMBER 30    -----------------------
                                                     1996          1995            1995         1994
Federal income taxes at statutory rate           $ 1,146,000    $(5,042,000)    $5,664,000   $3,590,000
State income taxes, net of federal tax benefit       173,000       (359,000)       746,000      429,000
Equity in income of majority owned subsidiary                      (942,000)       607,000
Other, net                                           229,000         (3,000)        66,000       45,000
                                                 -----------    -----------     ----------   ----------
                                                 $ 1,548,000    $(6,346,000)    $7,083,000   $4,064,000
                                                 ===========    ===========     ==========   ==========

      At December 28, 1996 and December 30, 1995, the Company has alternative minimum tax credit carryforwards of approximately $1,418,000 and $4,406,000, respectively, which have been used as a basis for recording tax assets and are included in the long-term deferred taxes payable account.

18.   COMMITMENTS AND CONTINGENCIES

      Litigation - Jupiter's purchase of the assets of Polylok which represents Tarboro resulted in significant litigation among Jupiter, Wellington, Polylok, and Daniel Duhl ("Duhl"), Polylok's principal shareholder. On October 25, 1995, approximately $541,000 was placed in an escrow account to settle these claims. On January 5, 1996, the parties reached a settlement for this case whereby Duhl received $296,000 from an escrow account.

      Lease Commitments - Rent expense under operating leases covering production equipment and office facilities was approximately $1,228,046 for the year ended December 28, 1996, $542,000 for the six months ended December 30, 1995, and $791,000 and $785,000 for the years ended June 30, 1995 and 1994, respectively.

      At December 28, 1996, the Company is committed to pay the following minimum rental payments on noncancellable operating leases:

YEAR ENDING
DECEMBER 30,                                             AMOUNT
 1997                                                 $  825,000
 1998                                                    464,000
 1999                                                    214,000
 2000                                                    199,000
 2001                                                     81,000
 Thereafter                                               28,000
                                                      ----------

                                                      $1,811,000
                                                      ==========


      Other Commitments - The Company has employment contracts with certain of its employees extending through 1998 aggregating approximately $1,699,000.

      As of December 28, 1996, the Company has purchased commitments with terms in excess of one year with several vendors to buy inventory totaling approximately $7,895,000.

      The Company also has capital commitments with terms extending over one year as of December 28, 1996 with several vendors for the purchase of machinery and equipment aggregating approximately $4,912,000.

      General - The Company is periodically involved in legal proceedings arising out of the ordinary conduct of its business. Management does not expect that they will have a material adverse effect on the Company's consolidated financial position or results of operations.

19.   EMPLOYEE BENEFIT PLANS

      Defined Benefit Pension Plans - Johnston has two noncontributory qualified defined benefit pension plans covering substantially all hourly and salaried employees. The plan covering salaried employees provides benefit payments based on years of service and the employees' final average ten years' earnings. The plan covering hourly employees generally provides benefits of stated amounts for each year of service. Johnston's current policy is to fund retirement plans in an amount that falls between the minimum contribution required by ERISA and the maximum tax deductible contribution. Plan assets consist primarily of government and agency obligations, corporate bonds, common stocks, mutual funds, cash equivalents, and unallocated insurance contracts.

      Effective July 1, 1995, Johnston adopted a noncontributory, nonqualified defined benefit plan covering the five senior executives of Johnston ("SRP") designed to provide supplemental retirement benefits.

      The provisions of SFAS 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At December 28, 1996 and December 30, 1995, an additional liability of $2,549,000 and $5,429,000, respectively, is recorded in the consolidated balance sheets. At December 28, 1996 and December 30, 1995, the liability exceeded the unrecognized prior service cost resulting in a minimum pension liability, net of taxes, of $478,000 and $1,754,000, respectively, recorded as a reduction of the Company's equity.

      Net periodic pension cost included the following components:

                                                  SIX MONTHS
                                    YEAR ENDED      ENDED               JUNE 30,
                                    DECEMBER 28,  DECEMBER 30,   --------------------------
                                      1996            1995          1995            1994
Service cost                      $ 1,234,150    $   564,000    $   953,000    $ 1,010,000
Interest cost                       2,255,119      1,056,000      1,999,000      1,829,000
Actual (return) loss on assets     (2,695,923)    (1,731,000)    (2,460,000)       395,000
Net amortization and deferral       1,655,572      1,347,000      1,850,000     (1,029,000)
                                  -----------    -----------    -----------    -----------

      Net periodic pension cost   $ 2,448,918    $ 1,236,000    $ 2,342,000    $ 2,205,000
                                  ===========    ===========    ===========    ===========

      The following sets forth the funded status of the plans:


                                                        DECEMBER 28,       DECEMBER 30,
                                                            1996            1995
  Actuarial present value of
    benefit obligations:
  Vested benefit obligation                           $ 28,723,000       $ 27,460,000
  Nonvested benefit obligation                             206,000            629,000
                                                      ------------       ------------

Accumulated benefit obligation                        $ 28,929,000       $ 28,089,000
                                                      ============       ============

Projected benefit obligation                          $ 30,833,000       $ 30,273,000
Plan assets at fair value                               26,044,000         21,062,000
                                                      ------------       ------------

Projected benefit obligation in
  excess of plan assets                               $  4,789,000       $  9,211,000
                                                      ============       ============

Unrecognized prior service cost                       $    691,000       $    902,000
Unrecognized net loss                                    2,507,000          4,794,000
Unrecognized net liability at date
  of initial adoption                                    1,638,000          1,935,000
Pension liability recognized                               (47,000)         1,580,000
                                                      ------------       ------------

      Total                                           $  4,789,000       $  9,211,000
                                                      ============       ============



      For the salaried and hourly plans, the weighted average discount rate used in determining the projected benefit obligation was 8.0% for the year ended December 28, 1996, 7.5% for the six months ended December 30, 1995, and the rate of increase in future compensation levels was graded by age from 7.50% to an ultimate rate of 4.0% for the year ended December 28, 1996 and for six months ended December 30, 1995. The expected long-term rate of return on plan assets was 8.0% for the year ended December 28, 1996 and 8% for the six months ended December 30, 1995 and both plans.

      For the year ended December 28, 1996 and the six months ended December 30, 1995, the weighted average discount rate used in determining the projected benefit obligation for the SRP was 8.0% and 7.50%, respectively, and the rate of increase in future compensation levels was graded by age from 7.50% to 4.0% for the year ended December 28, 1996 and for the six months ended December 30, 1995. This plan has no assets; therefore, there is no applicable long-term rate of return.

      Defined Contribution Plans - Through December 31, 1994, Jupiter maintained a defined contribution employee pension plan for substantially all employees to which it made annual contributions of 10% of compensation, subject to a $30,000 individual annual limitation. A portion of the plan's assets was invested in Jupiter's common stock. At June 30, 1995, 7,554 Jupiter shares were owned by the plan. During August 1995, Jupiter received a favorable determination letter from the Internal Revenue Service to terminate the plan effective December 31, 1994. Accordingly, the plan assets were distributed to the participants during August 1995.

      Wellington has a defined contribution savings plan that covers substantially all full-time Wellington employees who qualify as to age and length of service. Wellington may make discretionary contributions to the plan. Wellington made contributions of $274,000, $154,000, and $286,000 for year ended December 28, 1996, the six months ended December 30, 1995, and for the year ended June 30, 1995, respectively.

20.   MAJOR CUSTOMERS

      Net sales to a major customer of the Company comprised 11% of net sales for the year ended June 30, 1994. There were no net sales to a major customer which exceeded 10% of net sales for the year ended December 28, 1996, the six months ended December 30, 1995 and the year ended June 30, 1995.

21.   TRUST AGREEMENTS

      During 1991 and 1993, the Company entered into trust agreements with officers to transfer assets to trusts in lieu of paying annual bonuses and consulting fees. These trust assets, which are included in "Other Assets" on the consolidated balance sheets and are recorded at the fair market value of the underlying assets, include corporate stocks including equity securities of affiliated companies, corporate bonds including debt securities of affiliated companies, and short-term investments. The compensation to the officers is determined in accordance with the employment agreements. Upon termination of the officers' employment with the Company, the trust assets will be distributed to the officers. If the Company becomes insolvent at any time before the assets of the trust are distributed to the officers, the trust assets may be used to satisfy the claims of the Company's creditors. As of December 28, 1996 and December 30, 1995, the trust assets and corresponding liabilities, which are included in "Other Liabilities" on the consolidated balance sheets, each totaled $1,609,000 and $1,269,000, respectively.

22.   COMPARATIVE FINANCIAL INFORMATION

      As discussed in Note 1, on September 22, 1995, the Company elected to change its year-end from June 30 to a variable period ending on the Saturday nearest to December 31, resulting in a six-month transitional period which ended December 30, 1995.

      The following information is presented for comparative purposes against the transitional period and the new calendar year reporting period:


                                                                       SIX MONTHS
                                                  TWELVE MONTHS           ENDED
                                               DECEMBER 30, 1995   DECEMBER 31, 1994
                                                  (UNAUDITED)          (UNAUDITED)
Net sales                                       $ 326,082,000        $ 84,970,000
Cost of sales                                     272,202,000          65,118,000
Selling, general, and administrative expenses      28,682,000           6,766,000
Depreciation and amortization                      16,995,000           5,645,000
Loss on impairment of assets                        6,532,000
Income from continuing operations                   1,671,000           7,441,000
(Loss) income before provision (benefit) for
  income taxes and minority interest               (9,543,000)          6,248,000
Benefit (provision) for income taxes                4,231,000          (2,370,000)
Minority interest in loss of subsidiary             1,975,000
Income from discontinued operations                   826,000             318,000
Net (loss) income applicable to common stock       (2,511,000)          4,196,000

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
--------------------------------------------------------------------------



                                                  BALANCE AT     ADDITIONS
                                                   BEGINNING     CHARGED TO       OTHER                       BALANCE AT
DESCRIPTION                                        OF PERIOD     OPERATIONS     ACCOUNTS       DEDUCTIONS     END OF YEAR
Allowance for Doubtful Accounts:

Year  ended December 28, 1996                    $1,772,000     $  245,000     $     --       $ (638,000)    $1,379,000
                                                 ==========     ==========     ==========     ==========     ==========

Six months ended December 30, 1995               $1,113,000     $  791,000     $   45,000 (3) $ (177,000)(1) $1,772,000
                                                 ==========     ==========     ==========     ==========     ==========

Fiscal year ended June 30, 1995                  $  368,000     $   89,000     $  838,000 (2) $ (182,000)(1) $1,113,000
                                                 ==========     ==========     ==========     ==========     ==========

Fiscal year ended June 30, 1994                  $  314,000     $  151,000     $     --       $  (97,000)(1) $  368,000
                                                 ==========     ==========     ==========     ==========     ==========





(1) Amounts written off, net of recoveries.

(2) Additional amount added during the year is from the consolidation of Jupiter in January 1995 representing the balance at the date of consolidation.

(3) Additional amount added during the year is from the purchase of the 50% partnership interest from Tech Textiles Limited in September.



                                      S-1