Form 10-K, Exhibit 13
period 1996-12-28
JOHNSTON INDUSTRIES INC
filed 1997-04-11
CIK 41017

                                                                   EXHIBIT 13(b)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(B) - QUARTERLY INFORMATION (UNAUDITED)
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following summarizes the unaudited quarterly results of operations for the year ended December 28, 1996, the six months ended December 30, 1995 and the year ended June 30, 1995.

                                                                 THREE MONTHS ENDED
                                                                --------------------
FISCAL YEAR 1996                                      MARCH 30   JUNE 29   SEPT. 28   DEC. 28
----------------                                      --------  ---------  ---------  -------
Net Sales                                               84,030     81,743     77,071   79,039
Gross Margin                                            15,273     14,233     14,557   12,138
Income (Loss) from Continuing Operations                 1,279        (94)      (273)    (897)
Income (Loss) from Discontinued Operations                 969      2,441       (878)     852
Extraordinary Loss                                         527         --         --       --
Net Income (Loss)                                        1,721      2,347     (1,151)     (45)
Dividends on Preferred Stock                                (2)       (41)       (41)     (41)
Net Earnings (Loss) available to Common Stockholders     1,719      2,306     (1,192)     (86)
Earnings per Common Share:
  Income (Loss) from Continuing Operations                 .12       (.01)      (.03)    (.09)
  Discontinued Operations                                  .09        .22       (.09)     .08
  Extraordinary Loss                                      (.05)        --         --      .--
Net Earnings (Loss)  per Common Share                      .16        .21       (.12)    (.01)
Weighted Average Shares Outstanding                     10,642     10,731     10,363   10,363





                                                        THREE MONTHS ENDED
                                                        ------------------
TRANSITION PERIOD 1995 (1)                            SEPT. 30     DEC. 30
--------------------------                            --------     -------
Net Sales                                               72,893      75,880
Gross Margin                                            10,859       9,625
Income (Loss) from Continuing Operations                (1,494)     (4,854)
Income (Loss) from Discontinued Operations                (368)        526
Extraordinary Loss                                          --          --
Net Income (Loss)                                       (1,862)     (4,328)
Dividends on Preferred Stock                                --          --
Net Earnings (Loss) available to Common Stockholders        --          --
Earnings per Common Share:
  Income (Loss) from Continuing Operations                (.14)       (.46)
  Discontinued Operations                                 (.04)        .05
  Extraordinary Loss                                        --          --
Net Earnings (Loss)  per Common Share                     (.18)       (.41)
Weighted Average Shares Outstanding                     10,565      10,565

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(B) - QUARTERLY INFORMATION (UNAUDITED) CONTINUED
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                  THREE MONTHS ENDED
                                                                 --------------------
FISCAL YEAR 1995                                      SEPT. 30   DEC. 30    MARCH 31    JUNE 30
----------------                                      ---------  --------   ---------  --------
Net Sales                                                40,773     44,197     90,536    86,773
Gross Margin                                              9,815     10,037     17,991    15,405
Income (Loss) from Continuing Operations                  1,715      2,163      2,591       420
Income (Loss) from Discontinued Operations                 (33)        351         42       626
Extraordinary Loss                                           --         --         --        --
Net Income (Loss)                                         1,682      2,514      2,633     1,046
Dividends on Preferred Stock                                 --         --         --        --
Net Earnings (Loss) available to Common Stockholders         --         --         --        --
Earnings per Common Share
  Income (Loss) from Continuing Operations                  .16        .21        .24       .04
  Discontinued Operations                                    --        .03        .01       .06
  Extraordinary Loss                                         --         --         --        --
Net Earnings (Loss)  per Common Share                       .16        .24        .25       .10
Weighted Average Shares Outstanding                      10,766     10,687     10,682    10,654

--------------------------------------------------------------------------------

(1) Effective September 1995, Johnston's year end closing date was changed to the Saturday closest to December 31. Therefore, Johnston's transition period 1995 ended on December 30, 1995.

(2) Restated to reflect the equity in earnings of Jupiter National, Inc. on an operating company basis effective December 1994.

Note: See Notes 2, 3 and 7 of the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of certain transactions impacting the six months ended December 30, 1995 and the year ended December 28, 1996.