Form 10-K, Exhibit 13
period 1998-01-03
JOHNSTON INDUSTRIES INC
filed 1998-04-03
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


TABLE OF CONTENTS


                                                                                                                PAGE

INDEPENDENT AUDITORS' REPORT                                                                                     F - 1

CONSOLIDATED FINANCIAL STATEMENTS:

   Consolidated Balance Sheets, January 3, 1998 and December 28, 1996                                            F - 3

   Consolidated Statements of Operations for the Years Ended January 3, 1998 and
     December 28, 1996, Six Months Ended December 30, 1995, and Fiscal Year
     Ended June 30, 1995                                                                                         F - 4

   Consolidated Statements of Stockholders' Equity for the Years Ended January
     3, 1998 and December 28, 1996, Six Months Ended December 30, 1995, and
     Fiscal Year Ended June 30, 1995                                                                             F - 6

   Consolidated Statements of Cash Flows for the Years Ended January 3, 1998 and
     December 28, 1996, Six Months Ended December 30, 1995, and Fiscal Year
     Ended June 30, 1995                                                                                         F - 7

   Notes to Consolidated Financial Statements                                                                   F - 10

FINANCIAL STATEMENT SCHEDULE:

   Schedule II - Valuation and Qualifying Accounts                                                               S - 1

                                                                     EXHIBIT 13A









INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Johnston Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Johnston Industries, Inc. and subsidiaries (the "Company") at January 3, 1998 and December 28, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended January 3, 1998 and December 28, 1996, the six months ended December 30, 1995, and for the year ended June 30, 1995. Our audits also included the financial statement schedule listed in the Index at Item 14. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 3, 1998 and December 28, 1996 and the results of its operations and its cash flows for the years ended January 3, 1998 and December 28, 1996, the six months ended December 30, 1995, and for the year ended June 30, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As of December 28, 1996, net assets of discontinued operations - Jupiter and assets held for sale - Jupiter included $6,140,000 of the Company's investments recorded at their estimated fair market values based on estimates by the Company's Board of Directors. The 1996 estimates were established in the absence of readily ascertainable market values. Earnings (losses) related to Board-valued investments for the year ended December 28, 1996, the six months ended December 30, 1995, and the year ended June 30, 1995 were, $(7,084,000), $0, and $2,455,000, respectively.

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





/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 6, 1998
March 30, 1998 (As to Note 11)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JANUARY 3, 1998 AND DECEMBER 28, 1996


                                                              JANUARY 3,      DECEMBER 28,
ASSETS                                                          1998              1996
CURRENT ASSETS
  Cash and cash equivalents                                 $  2,284,000      $  1,720,000
  Inventories                                                 51,083,000        65,520,000
  Accounts and notes receivable, net of allowance of
   $2,016,000 and $1,379,000                                  34,283,000        37,128,000
  Assets held for sale                                         5,010,000         7,275,000
  Income taxes receivable                                      4,838,000         2,105,000
  Deferred income taxes                                          406,000
  Prepaid expenses and other                                   5,200,000         2,254,000
  Net assets of discontinued operations                                          2,313,000
                                                            ------------      ------------

      Total current assets                                   103,104,000       118,315,000

PROPERTY, PLANT, AND EQUIPMENT - Net                         113,783,000       130,047,000

GOODWILL                                                      11,477,000        14,046,000

INTANGIBLE ASSET - Pension                                     1,882,000         2,042,000

OTHER ASSETS                                                   4,542,000         4,814,000


                                                            ------------      ------------

                                                            $234,788,000      $269,264,000
                                                            ============      ============


                                                              JANUARY 3,      DECEMBER 28,
LIABILITIES AND STOCKHOLDERS' EQUITY                            1998              1996
CURRENT LIABILITIES:
  Accounts payable                                          $ 17,088,000      $ 26,409,000
  Accrued expenses                                            10,264,000        12,395,000
  Revolving credit loan                                       73,995,000
  Current maturities of long-term debt                         3,393,000         6,505,000
  Deferred income taxes                                                            757,000
                                                            ------------      ------------

      Total current liabilities                              104,740,000        46,066,000

LONG-TERM DEBT                                                61,688,000       144,191,000

OTHER LIABILITIES                                              9,022,000        11,824,000

DEFERRED INCOME TAXES                                         10,214,000         7,991,000

COMMITMENT AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

  Preferred stock, par value $.01 per share; authorized,
    3,000,000 shares; 325,000 issues in 1996                                         3,000
  Common stock, par value $.10 per share; authorized
    20,000 shares; issued 12,467,691 and 12,449,391            1,246,000         1,245,000
  Additional paid-in capital                                  21,445,000        23,568,000
  Retained earnings                                           34,458,000        45,111,000
                                                            ------------      ------------
       Total                                                  57,149,000        69,927,000
  Less treasury stock; 1,724,919 and 2,086,517 shares         (8,025,000)      (10,257,700)
  Less minimum pension liability adjustment, net of tax
    benefit                                                                       (478,000)
                                                            ------------      ------------

       Total stockholders' equity                             49,124,000        59,192,000
                                                            ------------      ------------

                                                            $234,788,000      $269,264,000
                                                            ============      ============



See notes to consolidated financial statements.

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JANUARY 3, 1998 AND DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995, AND FISCAL YEAR ENDED JUNE 30, 1995


                                                                 YEAR ENDED                SIX MONTHS
                                                      -------------------------------         ENDED          YEAR ENDED
                                                       JANUARY 3,        DECEMBER 28,      DECEMBER 30,        JUNE 30,
                                                          1998               1996             1995              1995
NET SALES                                             $ 332,537,000     $ 321,883,000     $ 148,773,000     $ 262,279,000

COSTS AND EXPENSES:
  Cost of sales, excluding depreciation and
    amortization                                        274,648,000       265,682,000       128,289,000       209,031,000
  Selling, general, and administrative                   27,923,000        24,913,000        15,145,000        20,303,000
  Depreciation and amortization                          21,370,000        19,715,000         8,874,000        13,766,000
  Restructuring and impairment charges                    6,273,000         3,091,000         6,532,000
                                                      -------------     -------------     -------------     -------------

      Total costs and expenses                          330,214,000       313,401,000       158,840,000       243,100,000
                                                      -------------     -------------     -------------     -------------

INCOME (LOSS) FROM OPERATIONS                             2,323,000         8,482,000       (10,067,000)       19,179,000

OTHER EXPENSE (INCOME):
  Interest expense                                       13,699,000        11,157,000         4,270,000         5,938,000
  Interest income                                          (795,000)         (272,000)          (60,000)         (101,000)
  Other - net                                             1,681,000          (558,000)        1,405,000         1,565,000
                                                      -------------     -------------     -------------     -------------

    Total other expense - net                            14,585,000        10,327,000         5,615,000         7,402,000

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS          561,000        (3,725,000)
                                                      -------------     -------------     -------------     -------------

EQUITY IN EARNINGS OF EQUITY
  INVESTMENTS                                                                                                     610,000
                                                      -------------     -------------     -------------     -------------

INCOME (LOSS) BEFORE PROVISION (BENEFIT)
  FOR INCOME TAXES AND MINORITY INTEREST                (11,701,000)       (5,570,000)      (15,682,000)       12,387,000

PROVISION (BENEFIT) FOR INCOME TAXES                     (3,079,000)       (1,815,000)       (6,824,000)        4,963,000
                                                      -------------     -------------     -------------     -------------

INCOME (LOSS) BEFORE MINORITY INTEREST                   (8,622,000)       (3,755,000)       (8,858,000)        7,424,000

MINORITY INTEREST IN (INCOME) LOSS OF
  CONSOLIDATED SUBSIDIARY                                                   1,572,000         2,510,000          (535,000)
                                                      -------------     -------------     -------------     -------------

INCOME (LOSS) FROM CONTINUING
  OPERATIONS                                             (8,622,000)       (2,183,000)       (6,348,000)        6,889,000

                                                                     (Continued)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JANUARY 3, 1998 AND DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995, AND FISCAL YEAR ENDED JUNE 30, 1995


                                                                         YEAR ENDED               SIX MONTHS
                                                                -----------------------------       ENDED         YEAR ENDED
                                                                 JANUARY 3,      DECEMBER 28,     DECEMBER 30,     JUNE 30,
                                                                    1998             1996            1995            1995
DISCONTINUED OPERATIONS:
  Income (loss) from discontinued operations
    of Jupiter (in thousands) [less applicable
    taxes (benefit) of $(5), $6,190, $478, and
    $2,120] net of minority interest in income
    of $0, $1,455, $214, and $1,165                             $    (11,000)    $  6,562,000     $   158,000    $    986,000
  Income (loss) on disposal of Jupiter (in
    thousands), including provision of $628 in
    1996 for operating losses during phase-out
    period (less applicable taxes (benefit) of $60
    and $2,504)                                                      137,000         (980,000)
                                                                ------------     ------------     -----------    ------------

INCOME FROM DISCONTINUED
  OPERATIONS                                                         126,000        5,582,000         158,000         986,000

EXTRAORDINARY ITEMS (LESS APPLICABLE
  TAX BENEFIT OF $323,000) - Loss on early
  extinguishment of debt                                                              527,000
                                                                ------------     ------------     -----------    ------------

NET INCOME (LOSS)                                                 (8,496,000)       2,872,000      (6,190,000)      7,875,000

DIVIDENDS ON PREFERRED STOCK                                         (82,000)        (125,000)
                                                                ------------     ------------     -----------    ------------

NET INCOME (LOSS) AVAILABLE TO
  COMMON STOCKHOLDERS                                           $ (8,578,000)    $  2,747,000     $(6,190,000)   $  7,875,000
                                                                ============     ============     ===========    ============

EARNINGS (LOSS) PER COMMON SHARE - BASIC:
  Income (loss) from continuing operations                      $      (0.82)    $      (0.22)    $     (0.60)   $       0.65
  Discontinued operations                                               0.01             0.53            0.01            0.09
  Extraordinary loss                                                                    (0.05)
                                                                ------------     ------------     -----------    ------------

NET EARNINGS (LOSS) APPLICABLE TO COMMON
  SHAREHOLDERS PER SHARE - BASIC AND DILUTED                    $      (0.81)    $       0.26     $     (0.59)   $       0.74
                                                                ============     ============     ===========    ============

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                              10,562,294       10,413,171      10,564,979      10,559,242
                                                                ============     ============     ===========    ============

See notes to consolidated financial statements.

                                                                     (Concluded)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JANUARY 3, 1998 AND DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995, AND FISCAL YEAR ENDED JUNE 30, 1995



                                           PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                          -----------------   -----------------------     PAID-IN        RETAINED
                                           SHARES    AMOUNT     SHARES       AMOUNT       CAPITAL        EARNINGS
                                          --------   ------   ----------   ----------   -----------    -----------
BALANCE - June 30, 1994                                       12,411,891   $1,241,000   $17,107,000    $51,065,000
  Exercise of stock options                                       15,000        2,000       151,000
  Purchase of treasury stock
  Net income                                                                                             7,875,000
  Dividends paid ($.39 per share)                                                                       (4,132,000)
  Minimum pension liability adjustment,
    net of taxes of $871,000
                                                              ----------   ----------   -----------    -----------

BALANCE - June 30, 1995                                       12,426,891    1,243,000    17,258,000     54,808,000
  Windfall tax credit                                                                        35,000
  Net loss                                                                                              (6,190,000)
  Dividends paid ($.20 per share)                                                                       (2,113,000)
  Minimum pension liability adjustment,
    net of taxes of $12,000
                                                              ----------   ----------   -----------    -----------

BALANCE - December 30, 1995                                   12,426,891    1,243,000    17,293,000     46,505,000
  Exercise of options                                             22,500        2,000        70,000
  Conversion of Jupiter options                                                           2,958,000
  Purchase of treasury stock
  Issuance of treasury stock
  Issuance of preferred shares             325,000   $3,000                               3,247,000
  Net income                                                                                             2,872,000
  Minimum pension liability adjustment,
    net of taxes of $485,000
  Dividends paid - common stock
    ($0.40 per share)                                                                                   (4,141,000)
  Dividends paid - preferred stock
    ($0.50 per share)                                                                                     (125,000)
                                          --------   ------   ----------   ----------   -----------    -----------

BALANCE - December 28, 1996                325,000    3,000   12,449,391    1,245,000    23,568,000     45,111,000
  Exercise of options                                             18,300        1,000        74,000
  Issuance of treasury stock
  Cancellation of preferred shares        (325,000)  (3,000)                             (2,197,000)
  Net loss                                                                                              (8,496,000)
  Minimum pension liability adjustment,
    net of tax of $182,000
  Dividends paid - common stock
    ($0.20 per share)                                                                                   (2,075,000)
  Dividends paid - preferred stock
    ($0.25 per share)                                                                                      (82,000)
                                          --------   ------   ----------   ----------   -----------    -----------

BALANCE - January 3, 1998                      NIL      NIL   12,467,691   $1,246,000   $21,445,000    $34,458,000
                                          ========   ======   ==========   ==========   ===========    ===========



                                                                          MINIMUM
                                                  TREASURY STOCK          PENSION
                                             -----------------------     LIABILITY
                                               SHARES       AMOUNT       ADJUSTMENT       TOTAL
                                             ---------   -----------    -----------    -----------
BALANCE - June 30, 1994                      1,682,112   $(6,407,000)   $(3,198,000)   $59,808,000
  Exercise of stock options                                                                153,000
  Purchase of treasury stock                   179,800    (1,701,000)                   (1,701,000)
  Net income                                                                             7,875,000
  Dividends paid ($.39 per share)                                                       (4,132,000)
  Minimum pension liability adjustment,
    net of taxes of $871,000                                              1,424,000      1,424,000
                                             ---------   -----------    -----------    -----------

BALANCE - June 30, 1995                      1,861,912    (8,108,000)    (1,774,000)    63,427,000
  Windfall tax credit                                                                       35,000
  Net loss                                                                              (6,190,000)
  Dividends paid ($.20 per share)                                                       (2,113,000)
  Minimum pension liability adjustment,
    net of taxes of $12,000                                                  20,000         20,000
                                             ---------   -----------    -----------    -----------

BALANCE - December 30, 1995                  1,861,912    (8,108,000)    (1,754,000)    55,179,000
  Exercise of options                                                                       72,000
  Conversion of Jupiter options                                                          2,958,000
  Purchase of treasury stock                   270,605    (2,241,000)                   (2,241,000)
  Issuance of treasury stock                   (46,000)       92,000                        92,000
  Issuance of preferred shares                                                           3,250,000
  Net income                                                                             2,872,000
  Minimum pension liability adjustment,
    net of taxes of $485,000                                              1,276,000      1,276,000
  Dividends paid - common stock
    ($0.40 per share)                                                                   (4,141,000)
  Dividends paid - preferred stock
    ($0.50 per share)                                                                     (125,000)
                                             ---------   -----------    -----------    -----------

BALANCE - December 28, 1996                  2,086,517   (10,257,000)      (478,000)    59,192,000
  Exercise of options                          (16,500)       32,000                       107,000
  Issuance of treasury stock                  (345,098)    2,200,000                     2,200,000
  Cancellation of preferred shares                                                      (2,200,000)
  Net loss                                                                              (8,496,000)
  Minimum pension liability adjustment,
    net of tax of $182,000                                                  478,000        478,000
  Dividends paid - common stock
    ($0.20 per share)                                                                   (2,075,000)
  Dividends paid - preferred stock
    ($0.25 per share)                                                                      (82,000)
                                             ---------   -----------    -----------    -----------

BALANCE - January 3, 1998                    1,724,919   $(8,025,000)   $       NIL    $49,124,000
                                             =========   ===========    ===========    ===========


See notes to consolidated financial statements.

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 3, 1998 AND DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995, AND FISCAL YEAR ENDED JUNE 30, 1995


                                                                          YEAR ENDED              SIX MONTHS
                                                                -----------------------------        ENDED          YEAR ENDED
                                                                 JANUARY 3,      DECEMBER 28,     DECEMBER 30,       JUNE 30,
                                                                    1998             1996             1995             1995
OPERATING ACTIVITIES:
  Continuing operations:
  Net income (loss) from continuing operations                  $ (8,622,000)    $ (2,183,000)    $ (6,348,000)    $  6,889,000
  Adjustments to reconcile net income (loss) from
    continuing operations to net cash provided
    by (used in) operating activities:
    Depreciation and amortization                                 21,370,000       19,715,000        8,874,000       13,766,000
    Restructuring and impairment charges                           5,609,000          200,000        6,532,000
    Provision for bad debts                                        1,490,000          245,000          791,000           89,000
    Loss (gain) on disposal of fixed assets                          292,000           90,000          284,000           (1,000)
    Net realized and unrealized (gain) loss on portfolio
      investments                                                   (478,000)       3,725,000
    Undistributed income in investments                                                                                (610,000)
    Minority interest in income (loss) of consolidated
      subsidiary                                                                   (1,572,000)      (2,510,000)         535,000
    Changes in assets and liabilities, net of effect
      of acquisitions:
      Accounts and notes receivable                                  (47,000)       2,550,000        1,465,000       (8,928,000)
      Inventories                                                 13,063,000       (4,063,000)      (5,505,000)       7,432,000
      Deferred income taxes                                          783,000        2,538,000       (1,090,000)        (777,000)
      Prepaid expenses and other assets                           (1,265,000)         565,000       (1,695,000)          73,000
      Accounts payable                                            (6,363,000)       4,856,000        2,896,000         (828,000)
      Accrued expenses                                               303,000       (1,439,000)         104,000         (586,000)
      Income taxes receivable                                     (3,176,000)      (2,878,000)      (1,593,000)      (1,286,000)
      Other liabilities                                           (1,887,000)         190,000       (4,129,000)       2,559,000
      Other, net                                                     790,000                            96,000          127,000
                                                                ------------     ------------     ------------     ------------

        Total adjustments                                         30,484,000       24,722,000        4,520,000       11,565,000
                                                                ------------     ------------     ------------     ------------

        Net cash provided by (used in)
          continuing operations                                   21,862,000       22,539,000       (1,828,000)      18,454,000

Discontinued operations:
  Income (loss) from discontinued operations                         (11,000)       6,562,000          158,000          986,000
  Income (loss) on disposal of discontinued operations               137,000         (980,000)
  Cash provided by (used in) discontinued operations               1,929,000         (705,000)       3,140,000        3,106,000
  Items not affecting cash, net                                                   (12,722,000)      (3,420,000)      (5,213,000)
                                                                ------------     ------------     ------------     ------------

      Net cash provided by (used) in discontinued operations       2,055,000       (7,845,000)        (122,000)      (1,121,000)
                                                                ------------     ------------     ------------     ------------

      Net cash provided by (used in) operating
        activities                                                23,917,000       14,694,000       (1,950,000)      17,333,000


                                                                     (Continued)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 3, 1998 AND DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995, AND FISCAL YEAR ENDED JUNE 30, 1995


                                                                      YEAR ENDED                 SIX MONTHS
                                                            -------------------------------         ENDED           YEAR ENDED
                                                              JANUARY 3,       DECEMBER 28,      DECEMBER 30,        JUNE 30,
                                                                 1998              1996              1995              1995
INVESTING ACTIVITIES:
  Continuing operations:
    Additions to property, plant, and equipment             $ (10,363,000)    $ (20,527,000)    $ (17,781,000)    $ (21,448,000)
    Increase (decrease) in nonoperating accounts payable       (2,458,000)       (5,899,000)        4,254,000         5,784,000
    Investments:
      Purchases                                                                                                      (5,237,000)
      Sales                                                       932,000                             155,000
    Sale of Tarboro assets                                      2,330,000
    Purchase of majority interest in Jupiter                                    (37,693,000)
    Purchase of T.J. Beall Company, net of cash acquired                            333,000
                                                            -------------     -------------     -------------     -------------

          Net cash used in continuing operations               (9,559,000)      (63,786,000)      (13,372,000)      (20,901,000)

  Discontinued operations:
    Additions to property, plant, and equipment                                    (291,000)         (206,000)         (535,000)
    Proceeds from sale of investment                                             38,113,000
    Purchase of investments                                                                        (1,337,000)         (307,000)
                                                            -------------     -------------     -------------     -------------

        Net cash provided by (used in) discontinued
          operations                                                             37,822,000        (1,543,000)         (842,000)
                                                            -------------     -------------     -------------     -------------

        Net cash used in investing activities                  (9,559,000)      (25,964,000)      (14,915,000)      (21,743,000)

FINANCING ACTIVITIES:
  Continuing operations:
    Principal payments of debt                                (17,173,000)     (112,341,000)       (2,827,000)       (5,086,000)
    Proceeds from issuance of long-term debt                                    160,544,000        12,437,000        13,138,000
    Borrowings under line-of-credit agreements                  5,500,000         4,750,000        12,450,000       (14,975,000)
    Repayments under line-of-credit agreements                                  (18,000,000)       (6,000,000)       17,275,000
    Purchase of treasury stock                                                   (2,241,000)                         (1,701,000)
    Proceeds from issuance of common stock                         36,000           164,000                              48,000
    Dividends paid                                             (2,157,000)       (4,266,000)       (2,113,000)       (4,132,000)
    Extraordinary item, loss on early
      extinguishment of debt                                                       (850,000)
                                                            -------------     -------------     -------------     -------------
        Net cash provided by (used in) continuing
          operations                                          (13,794,000)       27,760,000        13,947,000         4,567,000
                                                            -------------     -------------     -------------     -------------


                                                                     (Continued)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 3, 1998 AND DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995, AND FISCAL YEARS ENDED JUNE 30,1995


                                                                        YEAR ENDED               SIX MONTHS
                                                               -----------------------------        ENDED          YEAR ENDED
                                                                JANUARY 3,      DECEMBER 28,     DECEMBER 30,       JUNE 30,
                                                                   1998             1996             1995             1995
                                                               ------------     ------------     ------------     ------------
  Discontinued operations:
    Principal payments of debt                                                  $(16,379,000)
    Proceeds from issuance of long-term debt                                         138,000     $    295,000     $     23,000
                                                                                ------------     ------------     ------------

        Net cash provided by (used in) discontinued
          operations                                                             (16,241,000)         295,000           23,000
                                                               ------------     ------------     ------------     ------------

        Net cash provided by (used in) financing activities     (13,794,000)      11,519,000       14,242,000        4,590,000
                                                               ------------     ------------     ------------     ------------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                 564,000          249,000       (2,623,000)         180,000

CASH AND CASH EQUIVALENTS:
  Beginning of period                                             1,720,000        1,471,000        4,094,000        3,914,000
                                                               ------------     ------------     ------------     ------------

  End of period                                                $  2,284,000     $  1,720,000     $  1,471,000     $  4,094,000
                                                               ============     ============     ============     ============
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  Cash paid (received) during the period for:
    Interest                                                   $ 13,582,000     $ 13,291,000     $  4,571,000     $  6,720,000
                                                               ============     ============     ============     ============

    Income taxes                                               $   (654,000)    $  4,374,000     $  1,315,000     $  3,932,000
                                                               ============     ============     ============     ============


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES - The Company acquired
  T.J. Beall Company in exchange for preferred stock (see Note 5) in 1996. During 1997, the Company sold TJ Beall back to the original owner in exchange for the preferred stock and a note receivable in the amount of $1,500,000.

  In June 1997, the Company contributed 345,098 shares of treasury stock, totaling $2,200,000 to the Company's defined benefit pension plans.


See notes to consolidated financial statements.

                                                                     (Concluded)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED JANUARY 3, 1998 AND DECEMBER 28, 1996, SIX MONTHS ENDED DECEMBER 30, 1995, AND FISCAL YEAR ENDED JUNE 30, 1995



1.    SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

      Organization - The January 3, 1998 financial statements include the accounts of Johnston Industries, Inc. ("Johnston" or the "Company"), its direct wholly owned subsidiary, Johnston Industries Alabama, ("JI Alabama") and its indirect wholly owned subsidiaries, Johnston Industries Composite Reinforcements, Inc. ("JICR") (formerly, Tech Textiles, USA and JI International, Inc.), J.I. Georgia, Inc., formerly T.J. Beall Company ("TJB"), and Greater Washington Investments ("GWI"). All significant intercompany accounts and transactions have been eliminated.

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

      On April 3, 1996, after the acquisition by Johnston of the minority interest in Jupiter (see Note 2), Jupiter was merged into Opp and Micolas. In June 1996, the name of Opp and Micolas was changed to JI Alabama. Southern Phenix and Wellington were merged into JI Alabama and JICR; TJB and GWI became subsidiaries of JI Alabama. On September 29, 1997, the Company sold substantially all of the assets of TJB (see Note
      5).

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

      However, JICR's inventories and all of the Company's parts and supplies are stated at the lower of cost determined on the first-in, first-out basis or market.

      Property, Plant, and Equipment - Property, plant, and equipment is stated at cost. Depreciation and amortization are computed principally by the use of the straight-line method over the estimated useful service lives of 20-40 years for buildings, 20 years for improvements, and 3-20 years for machinery and equipment.

      Revenue Recognition - Revenue is generally recognized as products are shipped to customers. When customers, under the terms of specific orders, request that the Company manufacture and invoice goods on a bill-and-hold basis, the Company recognizes revenue based on the completion date required in the order and actual completion of the manufacturing process, because at that time, the customer is invoiced and title and risks of ownership are transferred to the customer pursuant to the terms of the sales contract. Those terms provide that merchandise invoiced and held at any location by the Company, for whatever reason, shall be at the buyer's risk, and the Company may charge for insurance and storage at prevailing rates. Accounts receivable included bill-and-hold receivables of $4,795,000 and $5,243,000 at January 3, 1998 and December 28, 1996,
      respectively.

      Earnings (Loss) Per Share - In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 128, "Earnings per Share." This statement establishes new standards for computing and presenting earnings per share ("EPS") information. SFAS 128 simplifies the computation of earnings per share formerly required by APB Opinion 15 and its related interpretations. The new statement replaces the presentation of "primary" (and when required "fully diluted") earnings per share with "basic" and "diluted" earnings per share. Net income per share basic is computed based on net income divided by the weighted average common shares outstanding. If required, on a diluted basis, net income per share - diluted is computed by dividing net income by the weighted average common and common equivalent shares outstanding during the year. The Company adopted SFAS 128 during 1997 in the fourth quarter of 1997 and retroactively restated all prior periods' EPS calculations in conformity with SFAS 128.

      Earnings per share is not presented on a diluted basis as the effect of potentially dilutive securities was either anti-dilutive due to net losses or immaterial for the periods presented.

      Impairment of Long-Lived Assets - On July 1, 1995, the Company adopted the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." Under this method, the Company is required to review long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the years ended January 3, 1998 and December 28, 1996, the Company recorded impairment changes of $3,625,000 and $200,000, respectively in connection with restructurings (see Note 3) and the revision of prior estimates of the net realizable value of assets held for sale. In December 1995, the Company recorded a write-down of $6,532,000 for an impairment in the value of property, plant, and equipment comprised of a Wellington manufacturing facility located in Tarboro, North Carolina ("Tarboro"). All long-lived assets held for sale are reported at the lower of cost or fair value less cost to sell. There was no cumulative effect on the Company's results of operations as a result of the adoption of SFAS 121.

      Stock-Based Compensation - SFAS 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans and includes fair value recognition provisions for stock-based compensation which are elective for employee arrangements and required for nonemployee transactions. The Company adopted SFAS 123 during the fiscal year ended December 28, 1996. For the employee arrangements, management has elected to continue with the accounting prescribed by APB 25 and, accordingly, has disclosed net income and earnings per share as if the fair value method of accounting defined in SFAS 123 had been applied.

      Reclassifications - Certain prior year and prior period amounts have been reclassified to conform to the current year presentation and to reflect reclassifications from discontinued operations to continuing operations for venture capital segment operations which were not sold during 1997. (See Note 2.)

2.    JUPITER NATIONAL, INC.

      Historical Presentation - Prior to January 1995, the Company owned a minority interest in Jupiter and accounted for its investment using the equity method. For the year ended June 30, 1995, Johnston recorded equity in the changes in net assets of Jupiter of $1,308,000 which includes $513,000 related to the venture capital segment. In January 1995, the Company purchased additional shares of Jupiter for approximately $2,300,000 which increased the Company's ownership interest in the outstanding shares of Jupiter from 49.6% at December 31, 1994 to 54.2%. As a result, Jupiter became a consolidated, majority owned subsidiary of the Company in January 1995. Minority interest was recorded for the minority shareholders' proportionate share of the equity and earnings (losses) of Jupiter.

      Acquisition of Remaining Third-Party Owned Interest - On March 28, 1996, the Company consummated the acquisition of the remaining outstanding shares of Jupiter at a purchase price of $33.97 per share. Total purchase consideration was approximately $45,950,000 which included payments of $39,000,000 to stockholders and certain holders of options to purchase common stock and the assumption of certain Jupiter options by Johnston. Other acquisition costs included approximately $5,488,000 of merger-related expenses paid by Jupiter. The acquisition was accounted for under the purchase method of accounting as a "step acquisition" resulting in a partial step-up in Jupiter's tangible assets. The Company recorded goodwill of $12,447,000 which was assigned a life of 20 years.

      The following represents the results of operations on a continuing and discontinued operations basis assuming Johnston had acquired the minority interest as of July 1, 1995:

                                                                           SIX MONTHS
                                                      YEAR ENDED              ENDED
                                                      DECEMBER 28,         DECEMBER 30,
                                                         1996                 1995
Net sales                                           $ 321,883,000        $ 148,773,000
Loss from continuing operations                        (4,405,000)         (12,950,000)
Income from discontinued operations                     6,665,000              372,000
Extraordinary loss                                       (527,000)
Net income (loss)                                       1,733,000          (12,578,000)

Earnings per common share - basic and diluted:
  Income before extraordinary loss and
    discontinued operations                         $       (0.41)       $       (1.22)
  Extraordinary loss                                        (0.05)
  Discontinued operations                                    0.62                 0.04
                                                    -------------        -------------

                                                    $        0.16        $        1.18
                                                    =============        =============

      Discontinuance of the Venture Capital Segment - Concurrent with the Jupiter Acquisition, the Company's management made the decision to discontinue the venture capital investment segment of Jupiter's operation. Accordingly, the Company wrote down the carrying value of the investments by $4,380,000. Through June 28, 1997, the segment was accounted for as discontinued operations, and the net assets of the discontinued segment were recorded as an asset on the consolidated balance sheet and were expected to be disposed of by June 1997. During that period, the results of operations for Jupiter's venture capital investment activities were recorded as discontinued operations.

      At June 29, 1997, the remaining undisposed portfolio investments were reclassified from net assets of discontinued operations to assets held for sale on the consolidated balance sheet, and the results of continuing operations for these remaining portfolio investments have been reported as income from continuing operations on the consolidated statements of income. All prior periods have been reclassified to reflect the venture segment as a component of continuing operations.

      The components of net assets of discontinued operations at December 28, 1996 are as follows (in thousands):

Cash and cash equivalents                                                                               $    28,000
Investments - at estimated fair value as
  determined by Johnston's directors                                                                      2,145,000
Accounts receivable                                                                                          40,000
Accrued interest receivable                                                                                 501,000
Prepaid expenses and other                                                                                  550,000
Net property, plant, and equipment held for sale                                                            148,000
                                                                                                        -----------

      Total assets                                                                                        3,412,000

Accounts payable and accrued expenses                                                                       497,000
Income taxes payable                                                                                        474,000
Long-term debt                                                                                              128,000
                                                                                                        ------------

      Total liabilities                                                                                   1,099,000
                                                                                                        -----------
Net assets of discontinued operations                                                                   $ 2,313,000
                                                                                                        ===========

      Income (loss) from discontinued operations of Jupiter includes the following components:


                                                       YEAR ENDED
                                              -----------------------------    SIX MONTHS ENDED      YEAR ENDED
                                              JANUARY 3,    DECEMBER 28,         DECEMBER 30,         JUNE 30,
                                                 1998           1996                 1995               1995

Net realized investment
  portfolio gain                                              $ 30,918,000                          $    777,000
Change in unrealized investment
  portfolio gain (loss)                                        (14,072,000)       $ 3,767,000          4,431,000
Equity in losses (income)                                          201,000            156,000            567,000
Operating costs                                 $  16,000        2,117,000          2,567,000            533,000
Interest expense                                                   321,000            194,000            655,000
Income tax expense (benefit)                       (5,000)       6,190,000            478,000          1,302,000
Minority interest                                               (1,455,000)          (214,000)        (1,165,000)
                                                ---------     ------------        -----------       ------------

      Total                                     $ (11,000)    $  6,562,000        $   158,000       $    986,000
                                                =========     ============        ===========       ============

      For the year ended January 3, 1998, net realized investment portfolio gain primarily arose from gains realized on the Company's investment in Metropolitan Personnel Services, Inc., Centennial Media, and Thermo Electron.

      Investments and Valuation (1996 and Prior) - Jupiter's wholly owned subsidiary, Greater Washington Investments ("GWI"), was a small business development company organized pursuant to the United States Small Business Investment Act of 1958. GWI surrendered its special status during 1997. Prior to surrender of the special status, GWI used specialized accounting policies required for investment companies to determine the value of its portfolio of investments. Under these policies, securities with readily available market quotations were valued at the current market price; investments in non-publicly traded entities were valued and recorded at estimated net realizable values as determined in good faith by the Company's Board of Directors. Accordingly, at December 28, 1996, $6,140,000 of Jupiter's investments were recorded at their estimated fair value based on estimates by Johnston's Board of Directors after consideration of liquidation plans. Earnings (losses) related to these investments for the years ended December 28, 1996, the six months ended December 30, 1995, and the year ended June 30, 1995 were $(6,064,000), $0, and $2,455,000, respectively.

      For the year ended December 28, 1996, net realized investment portfolio gains primarily arose from gains realized on the sale of the Company's investment in EMC Corporation , Viasoft, Fuisz Technologies, Inc., and Zoll Medical.

      The following summarizes the aggregate carrying value of the portfolio investments held for sale at January 3, 1998:

      Debt securities                                                                                  $3,965,000
      Equity securities                                                                                   545,000
                                                                                                       ----------

                                                                                                       $4,510,000
                                                                                                       ==========

      Subsequent to the surrender of GWI's investment company status, the Company classified its investments as available for sale and reports these investments at estimated fair value as determined by collateral values for debt instruments and amortized costs. The fair value of investments in equity securities are not readily determinable and are carried at the lower of cost or estimated net realizable value.

3.    RESTRUCTURING AND IMPAIRMENT CHARGES

      The Company recorded the following restructuring and impairment charges:




                                                                                                          SIX
                                                                                                         MONTHS
                                                             YEAR ENDED                                  ENDED
                                 ----------------------------------------------------------------     DECEMBER 30,
                                         JANUARY 3, 1998              DECEMBER 28, 1996                   1995
                                 ------------------------------  --------------------------------    --------------
                                   RESTRUCTURING   IMPAIRMENT      RESTRUCTURING    IMPAIRMENT         IMPAIRMENT

Langdale facility                    $ 389,000     $ 2,630,000
TJ Beall                                             1,984,000
Tarboro facility                                        11,000      $ 2,891,000                        $ 6,532,000
Other restructuring and
  impairment charges                   275,000         984,000                       $ 200,000
                                     ---------     -----------      -----------      ---------         -----------

                                     $ 664,000     $ 5,609,000      $ 2,891,000      $ 200,000         $ 6,532,000
                                     =========     ===========      ===========      =========         ===========

      Langdale Facility - In August 1997, the Company finalized its plans to cease manufacturing operations at its Langdale Facility in an effort to further consolidate certain manufacturing activities and concentrate on efficient and profitable operations. The Langdale Facility contained both weaving operations and yarn manufacturing operations. The yarn manufacturing operations were eliminated and selected equipment and associated product offerings of the weaving operations were relocated to other facilities. The remaining weaving operations at the Langdale Facility were closed. The Langdale Facility was retained for light manufacturing, warehousing, distribution, and potential future manufacturing space of JI Alabama's Fiber Products Division. During 1997, the Company recorded charges totaling $3,019,000 related to closure of the Langdale Facility and the Outlet Store including write-downs on machinery and equipment of $2,057,000, a write-down of $573,000 on the Langdale building and restructuring charges of $389,000.

      T.J. Beall Impairment - In recognition of the disappointing operating results realized at TJB since its acquisition in March of 1996 and risks inherent in future operations, the Company recorded restructuring charges of $1,984,000 in June of 1997 for the write-off of goodwill related to the acquisition of TJB.

      Tarboro Facility - In 1995, the Company decided to close the manufacturing facility in Tarboro, North Carolina, which had been operated by Jupiter's Wellington subsidiary (the "Tarboro Facility") in an effort to realign and consolidate certain operations, concentrate capital resources on more profitable operations, and better position itself to achieve its strategic corporate objectives. All activities related to the closing of the Tarboro Facility were substantially completed in January 1997. In 1997 and 1996, the Company recorded restructuring charges totaling $11,000 and $4,743,000, respectively. Of the charges recorded in 1996, $1,852,000, representing the minority interest (the portion of Wellington not owned by Johnston prior to the Jupiter Acquisition), was recorded in the purchase accounting for the Jupiter Acquisition with the remaining $2,891,000 recorded as an expense on the consolidated statement of operations. During 1995, the Company recorded a write-down of $6,532,000 for an impairment in the carrying value of the Tarboro Facility's property, plant, and equipment.

      The plan for the closing of the Tarboro Facility called for termination of 168 employees with various job descriptions at the facility. As of January 3, 1998, 168 employees had been terminated. Through January 3, 1998, approximately $712,000 has been charged to the reserves established for the closing. These costs included $262,000 related to severance costs. In December 1997, the Tarboro Facility was sold resulting in net proceeds of $2,330,000.

      Other Restructuring and Impairment Charges - In 1996, the Company recorded a $200,000 write-down of the Jupiter building. In 1997, the Company recorded $275,000 of restructuring charges related to the realignment of divisions. Also, in 1997, the Company recorded impairment losses totaling $984,000 which includes a $552,000 write-down of the Company's investment in software for which the original implementation attempt has been abandoned, an additional $253,000 write-down of the Jupiter building, and a $179,000 write-down of the outlet store in West Point, Georgia.

4.    STEEL FABRICATION OPERATIONS

      The accompanying balance sheets at January 3, 1998 and December 28, 1996 include liabilities of $7,154,000 and $8,552,000, respectively, for the remaining costs expected to be incurred in phasing out the Company's steel fabrication operations. These costs are principally related to health insurance and death benefits for former employees and are stated at the actuarially determined discounted present value. These operations were discontinued in 1981.

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

      This case was settled in December 1996. The total judgment against the Company was $904,000, including prejudgment interest. There is an associated unasserted claim for additional, as yet unspecified, damages. At December 28, 1996, the reserve balance was $800,000, net of amounts due under the settlement which were paid in January 1997. The Company re-evaluated the contingency during 1997 and determined that a reserve balance of $150,000 was adequate at January 3, 1998. Accordingly, approximately $446,000 was released from the reserve account and is included in other-net in the statement of operations. Although management believes, based upon the currently available facts, that the reserve established for this matter is reasonable, the Company's future potential liability for response costs pursuant to the unasserted claim cannot presently be determined with certainty.

5.    T.J. BEALL COMPANY

      On March 25, 1996, the Company acquired all of the outstanding common stock of TJB, a broker in cotton by-products located in West Point, Georgia. The TJB stock was acquired in exchange for 325,000 shares of nonvoting convertible preferred stock ("Series 1996 Preferred Stock") of the Company with an estimated value of $3,250,000. The Company incurred costs of approximately $115,000 connected with the acquisition. Dividends on the Series 1996 Preferred Stock were payable quarterly at the rate of $.125 per share. Goodwill of $2,116,000 was recorded in connection with the acquisition and was originally assigned a useful life of 20 years. Each share of Series 1996 Preferred Stock was convertible into the Company's voting common stock, par value $.10 per share (the "Common Stock"), on a one-for-one basis on a specified time frame. The acquisition was accounted for under the purchase method of accounting.

      In June 1997, the Company recognized an impairment charge of $1,984,000 to write off the unamortized goodwill and, in September 1997, an agreement was reached culminating in the sale of substantially all of the assets and current liabilities of TJB back to the Beall family (See Note
      3). The sale of TJB resulted in a loss of $546,000 which is recorded in other - net expenses in the statement of operations.

6.    INVENTORIES

      Inventories consisted of the following:


                                                                                   JANUARY 3,       DECEMBER 28,
                                                                                     1998             1996
Inventories - FIFO Cost Flow Assumption
  Finished goods                                                                $ 30,367,000       $ 32,674,000
  Work-in-process                                                                 10,581,000          9,866,000
  Raw materials and supplies                                                      13,607,000         27,784,000
                                                                                ------------       ------------
                                                                                  54,555,000         70,324,000
  Less LIFO reserve                                                                3,472,000          4,804,000
                                                                                ------------       ------------

Inventories - LIFO Cost Flow Assumption                                         $ 51,083,000       $ 65,520,000
                                                                                ============       ============

7.    ASSETS HELD FOR SALE

      Assets held for sale consisted of the following:

                                                     JANUARY 3,       DECEMBER 28,
                                                        1998              1996

Jupiter portfolio investments (Note 2)              $ 4,510,000       $ 4,187,000
Tarboro facility (Note 3)                                               2,293,000
Jupiter building                                        500,000           795,000
                                                    -----------       -----------

                                                    $ 5,010,000       $ 7,275,000
                                                    ===========       ===========

8.    JOHNSTON INDUSTRIES COMPOSITE REINFORCEMENTS, INC.

      The Company entered into a 50/50 partnership with a British company to establish JICR for the joint manufacture and sale of certain specialized textile products in 1992. During September 1995, the Company began consolidating the financial statements of JICR, as the Company purchased the remaining 50% interest for a total cost of $655,000.

9.    PROPERTY, PLANT, AND EQUIPMENT

      Property, plant, and equipment consisted of the following:

                                                    JANUARY 3,      DECEMBER 28,
                                                      1998              1996

Land                                              $    961,000      $  1,010,000
Buildings and improvements                          35,573,000        35,940,000
Machinery and equipment                            200,089,000       197,794,000
                                                  ------------      ------------
                                                   236,623,000       234,744,000
Less accumulated depreciation                      122,840,000       104,697,000
                                                  ------------      ------------

    Property, plant, and equipment - net          $113,783,000      $130,047,000
                                                  ============      ============

10.   ACCRUED EXPENSES

      Accrued expenses consisted of the following:

                                                     JANUARY 3,      DECEMBER 28,
                                                        1998             1996

Salaries, wages, and employee benefits              $ 5,445,000      $ 5,192,000
Pension costs                                                            475,000
Taxes, other than income taxes                          995,000          931,000
Interest expense                                        742,000        1,166,000
Current portion of estimated phase-out costs
  of steel fabrication operations                     1,150,000        2,500,000
Other                                                 1,932,000        2,131,000
                                                    -----------      -----------

                                                    $10,264,000      $12,395,000
                                                    ===========      ===========


11.   LONG-TERM DEBT AND REVOLVING CREDIT LOAN

      Long-term debt consisted of the following:

                                                 JANUARY 3,         DECEMBER 28,
                                                    1998                1996

Term loans                                      $ 63,040,000        $ 74,500,000
Revolving credit loan                                     --          73,899,000
Purchase money mortgage loan                       1,000,000           1,108,000
Industrial Development Note
  (net of unamortized discount)                      491,000             639,000
Mortgage                                             550,000             550,000
                                                ------------        ------------
      Total                                       65,081,000         150,696,000
  Less current maturities                          3,393,000           6,505,000
                                                ------------        ------------

                                                $ 61,688,000        $144,191,000
                                                ============        ============




      In compliance with the Emerging Issues Task Force Issue No. 95-22, "Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subject Acceleration Clause and a Lock-Box Arrangement," the revolving credit loan in the amount of $73,995,000 was classified as short-term debt in the financial statements at January 3, 1998.

      The estimated fair value of long-term debt (including current maturities) approximates book value at January 3, 1998 and December 28, 1996. Interest rates that are currently available to the Company for issuance of debt with similar terms, credit characteristics, and remaining maturities were used to estimate fair value of long-term debt.

      REFINANCING

      On March 28, 1996, the Company signed an agreement with a syndicate of lenders (the "Credit Agreement") to provide financing required to consummate the merger with Jupiter, to refinance certain existing indebtedness, to pay related fees and expenses, and to finance the ongoing working capital requirements of the Company. This agreement also provided for the consolidation of the Company's outstanding debt.

      The Credit Agreement is comprised of two term loan facilities ("A" and "B") and a revolving credit facility. Term loan facility A is a $40 million facility with an original maturity date of March 2001. At January 3, 1998 and December 28, 1996, the interest rate on these borrowings was 8.4% and 8.0%, respectively, which is based on a Base Rate, the prime commercial lending rate, plus 1 1/4% and is subject to change at the Company's option to a rate based on the London Interbank Offered Rate ("LIBOR") plus 2 1/2%. As of January 3, 1998 and December 28, 1996 the borrowings outstanding under this agreement were $29,398,000 and $37,871,000, respectively.

      Term loan facility B is a $40 million facility with an original maturity date of March 2003. At January 3, 1998 and December 28, 1996, the interest rate on these borrowings was 8.9% and 8.5%, respectively, and is based on a Base Rate, as defined, plus 1 3/4% and is subject to change at the Company's option to a rate based on LIBOR, plus 3%. As of January 3, 1998 and December 28, 1996, the borrowings outstanding under this agreement were $33,642,000 and $36,629,000, respectively.

      Proceeds from certain asset sales are applied against the term loans in inverse order of the loan maturities.

      The revolving credit facility provides up to $80 million in borrowings, with an original maturity date of March 2001. Principal amounts outstanding are due and payable at final maturity. The interest rate on these borrowings ranges from 8.25% to 9.75% and 8% to 9.5% at January 3, 1998 and December 28, 1996, respectively, which is based on a Base Rate, as defined, plus 1 1/4%, and is subject to change at the Company's option to a rate based on LIBOR plus 2 1/2%. Commitment fees are payable at 1/2 of 1%, based on the unused portion of the facility.

      In March 1996, the Company borrowed $144,028,000 under these facilities and used a portion of such borrowings to liquidate the Johnston line of credit borrowings and revolving credit loans, and the Wellington revolving credit loans, term loans, and equipment loans.

      Substantially all assets are pledged as collateral for the borrowings under these facilities. The amended Credit Agreement requires the Company to maintain certain financial ratios and specified levels of tangible net worth and places a limit on the Company's level of capital expenditures and type of mergers or acquisitions. The amended Credit Agreement permits the Company to pay dividends on its common stock provided it is in compliance with various covenants and provisions contained therein, which among other things, limits dividends and restricts investments to the lesser of: (a) 20% of total assets of the consolidated entities, on a fully consolidated basis, as of the date of determination thereof; (b) $5,000,000 plus 50% of cumulative consolidated net income for the period commencing on January 1, 1997, minus 100% of cumulative consolidated net loss for the consolidated entities for such period, as calculated on a cumulative basis as of the end of each fiscal quarter of the consolidated entities with reference to the financial statements for such quarter. Accordingly, at January 3, 1998, the Company is not permitted to declare and pay dividends.

      AMENDMENTS TO CREDIT AGREEMENT

      The Credit Agreement was amended on June 28, 1996, February 28, 1997, December 18, 1997, and March 30, 1998 to modify certain covenants. Prior to the execution of these amendments, the Company was in technical noncompliance with certain of its financial covenants or noncompliance was considered to be imminent. In addition to covenant modifications, the 1998 amendment also included an increase in interest rates ranging from 0.25 to 1.0% to take effect April 5, 1998, revision of the final maturity date for Term Loan A, Term Loan B, and the Revolving Credit Facility to July 1, 2000 and modifications to the scheduled repayment of term loans which decreased quarterly payments for 1998 and 1999. All past events of noncompliance, as described above, have been waived by the syndicate of lenders who are parties to the Credit Agreement.

      The interest rates increase is geared to maintenance of certain ratios. If the Company's financial position, and the related ratios improve, the amended agreement provides for a decrease in interest rates.

      Also pursuant to the 1998 amendment, the Company has agreed that a collateral monitoring arrangement should be put into effect whereby the Company will be required, through an independent collateral monitoring agent, to report certain financial data on a periodic basis to the lenders. This arrangement also requires the Company to adopt new cash management procedures during the second quarter of 1998, which include establishing a lock-box account instructing customers to remit payment directly to the lock-box.

      The Company is required to pay amendment fees as a result of the 1998 amendment in an amount equal to 1/4 of 1% of the Term Loan A, Term Loan B, and Revolving Credit commitment. The payments are due in two equal installments on upon execution and on July 31, 1998. An additional fee of $100,000 is due on October 31, 1998.

      OTHER DEBT INSTRUMENTS

      The following discussion relates to debt outstanding that was not refinanced by borrowings under the Credit Agreement.

      Purchase Money Mortgage Loan - In connection with the purchase of an office building during 1994, Johnston obtained a Purchase Money Mortgage Loan of $1,325,000. Borrowings under this loan accrue interest at the lesser of: (1) 30-day adjustable, 60-day adjustable, or 90-day adjustable LIBOR rate plus 2.70% or (2) the prime rate. The interest rate on this loan was 8.42% at January 3, 1998. Beginning on March 31, 1994, Johnston was obligated to make 58 consecutive quarterly payments of principal of $21,667 plus interest, with all remaining principal and interest due on December 31, 2007.

      The Company's office building in Columbus, Georgia is pledged as collateral under this loan agreement.

      Industrial Development Note - In October 1995, the Company entered into an Industrial Development Note with the County of Chambers, Alabama, the proceeds of which were used to purchase a building. The original principal amount is repayable in equal annual installments of $100,000 beginning December 31, 1996 through December 31, 2004. At January 3, 1998 and December 28, 1996, the unamortized discount on the note was $209,000 and $262,000 (discount based on an imputed interest rate of 10%), respectively.

      Mortgage - In connection with the purchase of the Jupiter office building, the Company obtained a mortgage of $550,000. The interest rate on this loan is 7%. The entire principal is due September 22, 1998.

      Debt Maturities - Aggregate scheduled repayments, resulting from the amended credit agreement, of long-term debt excluding the revolving credit line which is classified as a short-term debt as of January 3, 1998 are summarized as follows:

         YEAR ENDING                                                 AMOUNT

          1998                                                     $ 3,393,000
          1999                                                       9,644,000
          2000                                                      50,986,000
          2001                                                         155,000
          2002                                                         162,000
          Thereafter                                                   741,000
                                                                   -----------

                                                                   $65,081,000
                                                                   ===========


12.   FINANCIAL INSTRUMENTS

      The Company utilizes interest rate swaps to reduce the impact of changes in interest rates on its floating rate debt. The Company does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties, and no material loss would be expected from nonperformance by any one of such counterparties.

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

      The fair values of interest rate instruments are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. At January 3, 1998 and December 28, 1996, the Company estimates it would have paid $500,000 and $114,000, respectively, to terminate the agreements.

      It is estimated that the carrying value of the Company's other financial instruments (see Note 11) approximated fair value at January 3, 1998 and December 28, 1996.

13.   OTHER LIABILITIES

      Other liabilities consisted of the following:

                                                               JANUARY 3,      DECEMBER 28,
                                                                  1998             1996
          Long-term portion of estimated phase-out costs
            of steel fabrication operations                   $ 6,004,000      $ 6,052,000
          Additional pension liability (see Note 18)              954,000        3,121,000
          Other                                                 2,064,000        2,651,000
                                                              -----------      -----------

                                                              $ 9,022,000      $11,824,000
                                                              ===========      ===========


14.   STOCK OPTION PLANS

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

      A summary of employee stock option activity is as follows:

                                                                                                            WEIGHTED
                                                               INCENTIVE                      RANGE OF      AVERAGE
                                                 NONQUALIFIED    STOCK                        EXERCISE      EXERCISE
                                                   OPTIONS      OPTIONS        TOTAL           PRICES        PRICE

Options outstanding at June 30, 1995
  and December 30, 1995                            393,750                     393,750     $ 5.55 - 10.17    $ 6.82

  Options granted                                  383,816      410,514        794,330       1.98 -  8.25      4.40
  Options exercised                                             (46,000)       (46,000)      1.98              1.98
  Options cancelled                                (63,750)                    (63,750)     10.17             10.17
                                                   -------      -------      ---------

Options outstanding at December 28, 1996           713,816      364,514      1,078,330       1.98 -  8.25      4.84

    Total options granted in 1997                   20,000                      20,000       7.50              7.50
    Total options exercised in 1997                             (34,800)       (34,800)      1.98              1.98
    Total options cancelled in 1997                (16,000)                    (16,000)      7.50 -  8.25      8.11
                                                   -------      -------      ---------                       ------

    Total options outstanding at January 3, 1998   717,816      329,714      1,047,530       1.98 -  8.25      5.15
                                                   =======      =======      =========

    Total options excercisable at January 3, 1998  697,816      329,714      1,027,530       1.98 -  8.25      5.11
                                                   =======      =======      =========

Options available for grant
  at January 3, 1998                                                         1,030,934
                                                                             =========





      The following table summarizes information about stock options outstanding at January 3, 1998:

                                          OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                             ----------------------------------------        ---------------------------
                                              WEIGHTED
                                               AVERAGE     WEIGHTED                             WEIGHTED
       RANGE OF                               REMAINING     AVERAGE                             AVERAGE
       EXERCISE                 NUMBER         CONTRACT     EXERCISE            NUMBER           EXERCISE
        PRICES               OUTSTANDING        LIFE         PRICE           OUTSTANDING         PRICE

      $1.98 - 2.50              306,376          6.0         $ 2.15              306,376          $ 2.15

         $3.62                  123,154          5.3           3.62              123,154            3.62

      $5.55 - 8.25              618,000          5.9           6.94              598,000            6.93
                              ---------                      ------            ---------          ------

        Total                 1,047,530                      $ 5.15            1,027,530          $ 5.11
                              =========                      ======            =========          ======

      At December 28, 1996, 932,330 of the outstanding options were exercisable. During 1996, the expiration date was modified on 180,000 options previously granted to an officer of the Company.

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

      Other Stock Option Agreement - During 1991, Johnston entered into a nonqualified stock option agreement with a director under which the director was granted options to purchase a maximum of 22,500 shares of Johnston's common stock, exercisable at $3.22 per share. In 1997, the director exercised all of these options.

      The estimated weighted average fair value of options granted during 1997 and 1996 was $4.03 and $3.89 per share, respectively. The Company applies APB 25 and related interpretations in accounting for its stock incentive plan. Accordingly, no compensation cost has been recognized for its stock incentive plan. Had compensation cost for the Company's stock incentive plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS 123, additional compensation expense of approximately $71,000 and $734,000 for the years ended January 3, 1998 and December 28, 1996, respectively, would have been recorded. Accordingly, the Company's net income and earnings per share for the year ended January 3, 1998 would have been reduced to the pro forma amounts indicated below:

                                                    1997              1996

          Net income (loss) available to
            common shareholders:
            As reported                         $(8,578,000)      $2,747,000
            Pro forma                            (8,649,000)       2,013,000

          Net income per common and common
            equivalent share:
            As reported                         $     (0.79)      $     0.26
            Pro forma                                 (0.80)            0.19





      Options which are modified during the year are considered to be re-issued options. Such modified options result in pro forma compensation expense to the extent that the fair value of the option exceeds its intrinsic value at the date of modification.

      The fair value of options granted under the Company's stock incentive plan during 1997 and 1996 was estimated on the date of grant or modification using the Black-Scholes option pricing model with the following weighted average assumptions used:


                                           1997          1996

          Expected volatility             33.65%      34.45%
          Risk-free interest rate          6.24%       6.68%
          Dividend yield                     --        0.40%
          Expected lives in years          8.00        5.77

15.   EMPLOYEE STOCK PURCHASE PLAN

      On October 15, 1990, the Company adopted an employee stock purchase plan under which eligible key employees and directors of the Company may purchase shares of the Company's common stock through loans guaranteed by the Company. Under the plan, as of January 3, 1998, 27 key employees and directors currently have outstanding loans of $5,830,000 related to the purchase of 637,432 shares of the Company's common stock. To purchase stock, participants generally execute five-year full recourse demand promissory notes with a third-party lender. The notes generally bear interest only during the term of the loan, at prime plus 1/4%.

      The third-party lender has the right to recover the loan proceeds from the participant's personal assets, including the purchased stock in the event of default. The participants may not sell their shares until they have made arrangements to pay off their loans with the proceeds from the sale of the stock or by settling the loans with other personal assets. In the event of default, the Company's exposure is limited to the amount by which a participant's loan balance exceeds the market value of the underlying stock less any proceeds recovered by the lender from the participant's personal assets. As of January 3, 1998, the market value of the purchased stock was $2,908,000. The Company has no obligation to repurchase the stock from the participant.

      At January 3, 1998 and December 28, 1996, the Company had guaranteed plan participants' borrowings totaling approximately $5,830,000 and $6,392,000, respectively. Prior to December 30, 1995, the Company had never made any payments under the guarantee. Subsequent to December 30, 1995, the Company made a payment of approximately $198,000 to a third party lender in connection with a default on a participant's loan.

      The Company has the discretion to reimburse the participants for their payments of interest under the plan in excess of dividends paid on the Company's common stock in any given year. The Company treats these payments as compensation expense and income to the participants. Compensation expense relating to interest payments under the plan was $385,000, $276,000, $154,000, and $226,000 for the years ended January 3,
      1998 and December 28, 1996, the six months ended December 30, 1995, and the year ended June 30, 1995, respectively.

16.   INCOME TAXES

      The provision (benefit) for income taxes is comprised of the following:

                                                             YEAR ENDED               SIX MONTHS
                                                     ----------------------------       ENDED         JUNE 30,
                                                      JANUARY 3,      DECEMBER 28,    DECEMBER 30,  ------------
                                                         1998            1996            1995           1995
Federal:
  Current                                            $ (3,128,000)    $ 5,799,000    $     56,000   $ 2,834,000
  Deferred                                                295,000      (4,514,000)     (5,837,000)    3,276,000
                                                     ------------     -----------    ------------   -----------
                                                       (2,833,000)      1,285,000      (5,781,000)    6,110,000
State:
  Current                                                (292,000)        173,000         (85,000)      552,000
  Deferred                                                101,000          90,000        (480,000)      421,000
                                                     ------------     -----------    ------------   -----------
                                                         (191,000)        263,000        (565,000)      973,000
                                                     ------------     -----------    ------------   -----------
Provision (benefit) for income taxes                 $ (3,024,000)    $ 1,548,000    $ (6,346,000)  $ 7,083,000
                                                     ============     ===========    ============   ===========

Components of provision (benefit) for income taxes:
  Continuing operations                              $ (3,079,000)    $(1,815,000)   $ (6,824,000)  $ 4,963,000
  Discontinued operations                                  55,000       3,686,000         478,000     2,120,000
  Extraordinary loss                                                     (323,000)
                                                     ------------     -----------    ------------   -----------
                                                     $ (3,024,000)    $ 1,548,000    $ (6,346,000)  $ 7,083,000
                                                     ============     ===========    ============   ===========

      The significant components of deferred income tax assets and liabilities are as follows:


                                                                            JANUARY 3, 1998     DECEMBER 28, 1996
Deferred tax assets:
  Estimated phase-out costs of steel fabrication operations                   $  2,621,000       $   3,134,000
  Unrealized depreciation - investments                                            358,000           2,153,000
  Alternative minimum tax                                                        4,264,000           1,418,000
  Additional pension liabilities                                                                       547,000
  Other - net                                                                     (863,000)          1,416,000
                                                                              ------------        ------------
                                                                                 6,380,000           8,668,000

Deferred tax liabilities:
  Property, plant, and equipment                                               (14,053,000)        (14,191,000)
  Inventories                                                                   (2,135,000)         (3,225,000)
                                                                              ------------        ------------
                                                                               (16,188,000)        (17,416,000)
                                                                              ------------        ------------

  Net deferred tax liability                                                  $ (9,808,000)       $ (8,748,000)
                                                                              ============        ============

Components of net deferred tax asset (liability):
  Net current deferred tax asset (liability)                                  $    406,000          $ (757,000)(1)

  Net long-term deferred tax liability                                         (10,214,000)         (7,991,000)(2)
                                                                              ------------        ------------

                                                                              $ (9,808,000)       $ (8,748,000)
                                                                              ============        ============



      (1) Composed of $(727,000) from continuing operations and $(30,000) from discontinued operations.

      (2) Composed of $(11,017,000) from continuing operations and $(3,026,000) from discontinued operations.

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

      The reconciliation of the Company's effective income tax rate to the federal statutory rate of 34% follows:

                                                              YEAR ENDED             SIX MONTHS
                                                      ---------------------------       ENDED        YEAR ENDED
                                                       JANUARY 3,     DECEMBER 28,   DECEMBER 30,     JUNE 30,
                                                          1998            1996          1995           1995
Federal income taxes at statutory rate                $ (3,917,000)   $   960,000   $ (5,042,000)   $ 5,664,000
State income taxes, net of federal tax benefit            (193,000)       173,000       (359,000)       746,000
Equity in income of majority owned subsidiary                                           (942,000)       607,000
Amortization of goodwill                                   906,000        186,000              -              -
Other, net                                                 180,000        229,000         (3,000)        66,000
                                                      ------------    -----------   ------------    -----------

                                                      $ (3,024,000)   $ 1,548,000   $ (6,346,000)   $ 7,083,000
                                                      ============    ===========   ============    ===========

      At January 3, 1998 and December 28, 1996, the Company has alternative minimum tax credit carryforwards of approximately $4,264,000 and $1,418,000, respectively, which have been used as a basis for recording tax assets and are included in the long-term deferred taxes payable account. At January 3, 1998, the Company also has $13,250,000 of state net operating loss carryforwards. These net operating loss carryforwards expire from 2009 to 2012. The deferred tax asset arising from these state net operating loss carryforwards of $530,000 is not considered to be fully realizable and is offset by a valuation allowance.

17.   COMMITMENTS AND CONTINGENCIES

      Lease Commitments - Rent expense under operating leases covering production equipment and office facilities was approximately $1,158,047 for the year ended January 3, 1998, $1,228,046 for the year ended December 28, 1996, $542,000 for the six months ended December 30, 1995, and $791,000 for the year ended June 30, 1995, respectively.

      At January 3, 1998, the Company is committed to pay the following minimum rental payments on noncancelable operating leases:

YEAR ENDING                                                                                            AMOUNT
  1998                                                                                              $ 1,231,625
  1999                                                                                                  980,509
  2000                                                                                                  770,564
  2001                                                                                                  556,130
  Thereafter                                                                                          1,679,645
                                                                                                    -----------

                                                                                                    $ 5,218,473
                                                                                                    ===========

      Other Commitments - The Company has employment contracts with certain of its employees extending through 1998 aggregating approximately $925,000.

      As of January 3, 1998, the Company has purchase commitments with several vendors to buy inventory totaling approximately $54,995,000.

      The Company also has capital commitments with terms extending over one year as of January 3, 1998 with several vendors for the purchase of machinery and equipment aggregating approximately $3,749,000.

      General - The Company is periodically involved in legal proceedings arising out of the ordinary conduct of its business. Management does not expect that they will have a material adverse effect on the Company's consolidated financial position or results of operations.

18.   EMPLOYEE BENEFIT PLANS

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

      The provisions of SFAS 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At January 3, 1998 and December 28, 1996, an additional liability of $954,000 and $2,549,000, respectively, is recorded in the consolidated balance sheets. At December 28, 1996, the liability exceeded the unrecognized prior service cost resulting in a minimum pension liability, net of taxes, of $478,000 recorded as a reduction of the Company's equity.

      Net periodic pension cost included the following components:

                                                              YEAR ENDED             SIX MONTHS
                                                     ----------------------------       ENDED        YEAR ENDED
                                                      JANUARY 3,     DECEMBER 28,    DECEMBER 30,      JUNE 30,
                                                        1998            1996            1995            1995
Service cost                                         $ 1,728,000     $ 1,234,150     $   564,000     $   953,000
Interest cost                                          2,464,000       2,255,119       1,056,000       1,999,000
Actual return on assets                               (4,109,000)     (2,695,923)     (1,731,000)     (2,460,000)
Net amortization and deferral                          2,402,000       1,655,572       1,347,000       1,850,000
                                                     -----------     -----------     -----------     -----------

      Net periodic pension cost                      $ 2,485,000     $ 2,448,918     $ 1,236,000     $ 2,342,000
                                                     ===========     ===========     ===========     ===========

      The following sets forth the funded status of the plans:

                                                                                 JANUARY 3,         DECEMBER 28,
                                                                                   1998                1996
                                                                                ------------       ------------
  Actuarial present value of benefit obligations:
    Vested benefit obligation                                                   $ 34,478,000       $ 28,723,000
    Nonvested benefit obligation                                                     298,000            206,000
                                                                                ------------       ------------

  Accumulated benefit obligation                                                $ 34,776,000       $ 28,929,000
                                                                                ============       ============

  Projected benefit obligation                                                  $ 37,133,000       $ 30,833,000
  Plan assets at fair value                                                       34,076,000         26,044,000
                                                                                ------------       ------------

  Projected benefit obligation in
    excess of plan assets                                                       $  3,057,000       $  4,789,000
                                                                                ============       ============

  Unrecognized prior service cost                                               $  1,775,000       $    691,000
  Unrecognized net loss                                                            2,582,000          2,507,000
  Unrecognized net liability at date
    of initial adoption                                                            1,340,000          1,638,000
  Pension liability recognized                                                    (2,640,000)           (47,000)
                                                                                ------------       ------------

        Total                                                                   $  3,057,000       $  4,789,000
                                                                                ============       ============

      For the years ended January 3, 1998 and December 28, 1996 and for the six months ended December 30, 1995, the weighted average discount rate used in determining the projected benefit obligation for the salaried and hourly plans was 7.25%, 8.0%, and 7.50%, respectively, and the rate of increase in future compensation levels was graded by age from 7.50% to an ultimate rate of 4.0% for the years ended January 3, 1998 and December 28, 1996 and for the six months ended December 30, 1995. The expected long-term rate of return on plan assets was 8.0% for the years ended January 3, 1998 and December 28, 1996 and for the six months ended December 30, 1995.

      For the years ended January 3, 1998 and December 28, 1996 and for the six months ended December 30, 1995, the weighted average discount rate used in determining the projected benefit obligation for the SRP was 7.25%, 8.0%, and 7.50%, respectively, and the rate of increase in future compensation levels was graded by age from 7.50% to 4.0% for the years ended January 3, 1998 and December 28, 1996 and for the six months ended December 30, 1995. This plan has no assets; therefore, there is no applicable long-term rate of return.

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

      The Company has a defined contribution savings plan, formerly the Wellington plan, that covers substantially all full-time employees who qualify as to age and length of service. The Company expanded this plan in 1997 and may make discretionary contributions to the plan. The Company made contributions of $0, $274,000, $154,000, and $286,000 for years ended January 3, 1998 and December 28, 1996, the six months ended December 30, 1995, and for the year ended June 30, 1995, respectively.

19.   TRUST AGREEMENTS

      During 1991, 1993, and 1997, the Company entered into trust agreements with officers to transfer assets to trusts in lieu of paying annual compensation, bonuses, and consulting fees. These trust assets, which are included in "Other Assets" on the consolidated balance sheets and are recorded at the fair market value of the underlying assets, and short-term investments. The compensation to the officers is determined in accordance with the employment agreements. Upon termination of the officers' employment with the Company, the trust assets will be distributed to the officers. If the Company becomes insolvent at any time before the assets of the trust are distributed to the officers, the trust assets may be used to satisfy the claims of the Company's creditors. As of January 3, 1998 and December 28, 1996, the trust assets and corresponding liabilities, which are included in "Other Liabilities" on the consolidated balance sheets, each totaled $729,000 and $1,609,000, respectively.

20.   RELATED PARTY TRANSACTIONS

      In May 1994, Redlaw Industries, Inc. ("Redlaw"), a stockholder, became the commissioned sales agent in Canada for sales of textile products manufactured by the Company. The Company paid Redlaw approximately $295,000, $172,000, $76,000, and $152,000 related to Redlaw's commissioned sales business for the years ended January 3, 1998 and December 28, 1996, the six months ended December 30, 1995, and the fiscal year ended June 30, 1995, respectively. At January 3, 1998 and December 28, 1996, accounts receivable from Redlaw were $0 and $318,000, and consigned inventory placed with Redlaw in Canada was $245,000 and $426,000, respectively.

21.   COMPARATIVE FINANCIAL INFORMATION

      As discussed in Note 1, on September 22, 1995, the Company elected to change its year-end from June 30 to a variable period ending on the Saturday nearest to December 31, resulting in a six-month transitional period which ended December 30, 1995. The following unaudited information is presented for comparative purposes against the transitional period and the new calendar year reporting period:

                                                                               TWELVE                  SIX
                                                                             MONTHS ENDED          MONTHS ENDED
                                                                             DECEMBER 31,          DECEMBER 31,
                                                                                 1995                  1994
                                                                                        (UNAUDITED)
Net sales                                                                    $ 326,082,000         $ 84,970,000
Cost of sales                                                                  272,202,000           65,118,000
Selling, general, and administrative expenses                                   28,682,000            6,766,000
Depreciation and amortization                                                   16,995,000            5,645,000
Loss on impairment of assets                                                     6,532,000
Income from continuing operations                                                1,671,000            7,441,000
Income before provision for income taxes
  and minority interest                                                         (9,543,000)           6,248,000
Benefit for income taxes                                                         4,231,000           (2,370,000)
Minority interest in loss of subsidiary                                          1,975,000
Income from discontinued operations                                                826,000              318,000
Net loss applicable to common stock                                             (2,511,000)           4,196,000

                      SUPPLEMENTAL CONSOLIDATING SCHEDULES

                       (See Independent Auditors' Report)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                                     BALANCE AT   ADDITIONS
                                                     BEGINNING    CHARGED TO     OTHER                       BALANCE AT
DESCRIPTION                                          OF PERIOD    OPERATIONS    ACCOUNTS     DEDUCTIONS      END OF YEAR

Allowance for Doubtful Accounts:

  Year ended January 3, 1998                        $ 1,379,000   $1,604,000    $   -        $ (967,000)(1)  $ 2,016,000
                                                    ===========   ==========    ========     ==========      ===========

  Year ended December 28, 1996                      $ 1,772,000   $  245,000    $   -        $ (638,000)(1)  $ 1,379,000
                                                    ===========   ==========    ========     ==========      ===========

  Six months ended December 30, 1995                $ 1,113,000   $  791,000    $ 45,000(3)  $ (177,000)(1)  $ 1,772,000
                                                    ===========   ==========    ========     ==========      ===========

  Fiscal year ended June 30, 1995                   $   368,000   $   89,000    $838,000(2)  $ (182,000)(1)  $ 1,113,000
                                                    ===========   ==========    ========     ==========      ===========


(1) Amounts written off, net of recoveries.

(2) Additional amount added during the year is from the consolidation of Jupiter in January 1995 representing the balance at the date of consolidation.

(3) Additional amount added during the year is from the purchase of the 50% partnership interest from Tech Textiles Limited in September.



                                       S-1