Form 10-K, Exhibit 13
period 1998-01-03
JOHNSTON INDUSTRIES INC
filed 1998-04-03
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(B) - QUARTERLY INFORMATION (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


The following summarizes the unaudited quarterly results of operations for the years ended January 3, 1998 and December 28, 1996, the six months ended December 30, 1995 and the year ended June 30, 1995.

                                                                     THREE MONTHS ENDED
                                                                     ------------------
FISCAL YEAR 1997                                        MARCH 29    JUNE 28     SEPT. 28     JAN. 3
----------------                                        --------    -------     --------     ------
Net Sales                                                86,778      87,724      78,488      79,547
Gross Margin                                             16,999      14,404      10,791      15,695
Income (Loss) from Continuing Operations                  1,550      (6,635)     (3,289)       (248)
Income (Loss) from Discontinued Operations                  (26)        152          --          --
Extraordinary Loss                                           --          --          --          --
Net Income (Loss)                                         1,524      (6,483)     (3,289)       (248)
Dividends on Preferred Stock                                (41)        (41)         --          --
Net Earnings (Loss) available to Common Stockholders      1,483      (6,522)     (3,289)       (248)
Earnings per Common Share-Basic:
   Income (Loss) from Continuing Operations                 .14        (.64)       (.31)       (.02)
   Discontinued Operations                                  .--         .01         .--         .--
   Extraordinary Loss                                       .--         .--         .--         .--
Net Earnings (Loss)  per Common Share                       .14        (.63)       (.31)       (.02)
Weighted Average Shares Outstanding                      10,710      10,404      10,726      10,727


                                                                     THREE MONTHS ENDED
                                                                     ------------------
FISCAL YEAR 1996                                        MARCH 30    JUNE 29     SEPT. 28    DEC. 28
----------------                                        --------    -------     --------    -------
Net Sales                                                84,030      81,743      77,071      79,039
Gross Margin                                             15,273      14,233      14,557      12,138
Income (Loss) from Continuing Operations                   (284)        123      (1,117)       (905)
Income (Loss) from Discontinued Operations                2,532       2,224         (34)        860
Extraordinary Loss                                          527          --          --          --
Net Income (Loss)                                         1,721       2,347      (1,151)        (45)
Dividends on Preferred Stock                                 (2)        (41)        (41)        (41)
Net Earnings (Loss) available to Common Stockholders      1,719       2,306      (1,192)        (86)
Earnings per Common Share-Basic:
   Income (Loss) from Continuing Operations                (.03)        .01        (.11)       (.08)
   Discontinued Operations                                  .24         .20        (.01)        .07
   Extraordinary Loss                                      (.05)        .--         .--         .--
Net Earnings (Loss)  per Common Share                       .16         .21        (.12)       (.01)
Weighted Average Shares Outstanding                      10,642      10,731      10,363      10,363

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(B) - QUARTERLY INFORMATION (UNAUDITED) CONTINUED
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                        THREE MONTHS ENDED
                                                        ------------------
TRANSITION PERIOD 1995 (1)                              SEPT. 30    DEC. 30
--------------------------                              --------    -------
Net Sales                                                72,893      75,880
Gross Margin                                             10,859       9,625
Income (Loss) from Continuing Operations                 (1,494)     (4,854)
Income (Loss) from Discontinued Operations                 (368)        526
Extraordinary Loss                                          .--         .--
Net Income (Loss)                                        (1,862)     (4,328)
Dividends on Preferred Stock                                .--         .--
Net Earnings (Loss) available to Common Stockholders        .--         .--
Earnings per Common Share-Basic:
   Income (Loss) from Continuing Operations                (.14)       (.46)
   Discontinued Operations                                 (.04)        .05
   Extraordinary Loss                                       .--         .--
Net Earnings (Loss)  per Common Share                      (.18)       (.41)
Weighted Average Shares Outstanding                      10,565      10,565

--------------------------------------------------------------------------------

(1) Effective September 1995, Johnston's year end closing date was changed to the Saturday closest to December 31. Therefore, Johnston's transition period 1995 ended on December 30, 1995.

(2) Earnings per Common Share-Diluted are not presented as they are antidilutive in periods for which a loss is presented.


Note: See Notes 2, 3 and 5 of the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of certain transactions impacting the six months ended December 30, 1995 and the year ended December 28, 1996.