Form 10-K, Exhibit 13
period 1999-01-02
JOHNSTON INDUSTRIES INC
filed 1999-04-02
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(A)

CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED JANUARY 2, 1999, JANUARY 3, 1998 AND DECEMBER 28, 1996

-------------------------------------------------------------------------------



Report of KPMG LLP for the Year ended January 2, 1999................................................           F-1

Report of Deloitte & Touche LLP
         for the Years ended January 3, 1998 and December 28, 1996...................................           F-2

Consolidated Balance Sheets..........................................................................           F-3

Consolidated Statements of Operations................................................................           F-4

Consolidated Statements of Comprehensive Operations..................................................           F-5

Consolidated Statements of Stockholders' Equity......................................................           F-6

Consolidated Statements of Cash Flows................................................................    F-7 to F-8

Notes to the Consolidated Financial Statements.......................................................   F-9 to F-23

                         Independent Auditors' Report

The Board of Directors and Stockholders
Johnston Industries, Inc.:

We have audited the accompanying consolidated balance sheet of Johnston Industries, Inc. and subsidiaries (the "Company") as of January 2, 1999 and the related consolidated statements of operations, comprehensive operations, stockholders' equity, and cash flows for the year ended January 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Johnston Industries, Inc. and subsidiaries as of January 2, 1999, and the results of their operations and their cash flows for the year ended January 2, 1999, in conformity with generally accepted accounting principles.

                                                        /s/KPMG LLP
                                                           KPMG LLP

Atlanta, Georgia
March 5, 1999, except for
note 10, as to which the date
is April 1, 1999

INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Johnston Industries, Inc.:

We have audited the accompanying consolidated balance sheet of Johnston Industries, Inc. and subsidiaries (the "Company") at January 3, 1998 and the related consolidated statements of operations, comprehensive operations, stockholders' equity, and cash flows for the years ended January 3, 1998 and December 28, 1996. Our audits also included the financial statement schedule listed in the Index at Item 14. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 3, 1998 and December 28, 1996, and the results of its operations and its cash flows for the years ended January 3, 1998 and December 28, 1996, in conformity with generally accepted accounting principles. Also in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 2 to the consolidated financial statements, as of December 28, 1996, net assets of discontinued operations and assets held for sale - Jupiter included $6,140,000 of the Company's investments recorded at their estimated fair market values based on estimates by the Company's Board of Directors. The 1996 estimates were established in the absence of readily ascertainable market values. Losses related to Board-valued investments for the year ended December 28, 1996, were $7,084,000.

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




S/s DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 6, 1998
March 30, 1998 (As to Note 10)
April 1, 1999 (As to Note 17)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 2, 1999 AND JANUARY 3, 1998
(in thousands, except per share amounts)
==============================================================================

                                                                     JANUARY 2,      JANUARY 3,
                                                                        1999           1998
                                                                     ---------       ---------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                         $   1,231       $   2,284
   Accounts and notes receivable net of allowance for
      doubtful accounts of $1,442 and $2,176                            34,768          34,283
   Inventories                                                          58,079          51,083
   Assets held for sale                                                  3,788           5,010
   Income taxes receivable                                                  --           4,838
   Deferred income taxes                                                 1,249             406
   Prepaid expenses and other                                            3,111           4,409
                                                                     ---------       ---------
      Total current assets                                             102,226         102,313

Property, plant and equipment-net                                       99,486         113,783

Goodwill - net of accumulated amortization of $1,728 and $1,096         10,845          11,477
Intangible asset-pension                                                 1,651           1,882
Other assets                                                             5,331           5,333
                                                                     ---------       ---------

Total assets                                                         $ 219,539       $ 234,788
                                                                     =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                  $  13,867       $  17,088
   Accrued expenses                                                      9,859          10,264
   Revolving credit facility                                            66,954          73,995
   Current maturities of long-term debt                                  9,989           3,393
    Income taxes payable                                                   479              --
                                                                     ---------       ---------
      Total current liabilities                                        101,148         104,740

Long-term debt - less current maturities                                51,109          61,688
Other liabilities                                                        8,878           9,022
Deferred income taxes                                                   10,130          10,214

STOCKHOLDERS' EQUITY:
   Common stock, par value $.10 per share; authorized,
      20,000 shares; issued 12,468                                       1,246           1,246
   Additional paid-in capital                                           21,445          21,445
   Retained earnings                                                    33,850          34,458
                                                                     ---------       ---------
      Total                                                             56,541          57,149
   Less treasury stock; 1,746 shares and 1,725 shares                   (8,267)         (8,025)
                                                                     ---------       ---------

      Total stockholders' equity                                        48,274          49,124
                                                                     ---------       ---------

Total liabilities and stockholders' equity                           $ 219,539       $ 234,788
                                                                     =========       =========

See Notes to Consolidated Financial Statements

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JANUARY 2, 1999, JANUARY 3, 1998 AND DECEMBER 28, 1996
(in thousands, except per share amounts)
================================================================================


                                                                                             YEAR ENDED
                                                                           --------------------------------------------
                                                                           JANUARY 2,      JANUARY 3,      DECEMBER 28,
                                                                             1999            1998             1996
                                                                             ----            ----             ----
Net sales                                                                  $ 283,724       $ 332,537       $ 321,883
                                                                           ---------       ---------       ---------
Costs and expenses:
   Cost of sales                                                             245,278         295,338         284,850
   Selling, general and administrative                                        26,718          27,616          24,755
   Amortization of goodwill                                                      632             680             547
   Restructuring and impairment charges                                           93           6,273           3,091
                                                                           ---------       ---------       ---------
      Total costs and expenses                                               272,721         329,907         313,243
                                                                           ---------       ---------       ---------
Income from operations                                                        11,003           2,630           8,640

Other expenses (income):
   Interest expense                                                           13,420          14,006          11,315
   Interest income                                                              (703)           (795)           (272)
   Other-net                                                                     392           1,681            (558)
                                                                           ---------       ---------       ---------
      Total other expenses - net                                              13,109          14,892          10,485

Realized and unrealized investment gain (loss)                                   (19)            561          (3,725)

Equity in earnings of equity investments                                         326              --              --
                                                                           ---------       ---------       ---------

Loss from continuing operations before benefit for income taxes               (1,799)        (11,701)         (5,570)

Benefit for income taxes                                                      (1,191)         (3,079)         (1,815)
                                                                           ---------       ---------       ---------
Loss before minority interest                                                   (608)         (8,622)         (3,755)

Minority interest in loss of consolidated subsidiary                              --              --           1,572
                                                                           ---------       ---------       ---------
Loss from continuing operations                                                 (608)         (8,622)         (2,183)

DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations of Jupiter National,
   [less applicable income taxes (benefit) of ($5) and $6,190] net
   of minority interest in income of $1,455 in 1996                               --             (11)          6,562
Income (loss) on disposal of Jupiter National, including provision of
   $628 in 1996 for operating losses during phase-out period [less
   applicable taxes (benefit) of $60 and ($2,504)]                                --             137            (980)
                                                                           ---------       ---------       ---------
Income from discontinued operations                                               --             126           5,582

Extraordinary item (less applicable tax benefit of $323) -
   loss on early extinguishment of debt                                           --              --             527
                                                                           ---------       ---------       ---------

Net income (loss)                                                               (608)         (8,496)          2,872

Dividends on preferred stock                                                      --             (82)           (125)
                                                                           ---------       ---------       ---------

Net income (loss) available to common stockholders                         $    (608)      $  (8,578)      $   2,747
                                                                           =========       =========       =========

Earnings (loss) per common share-basic and diluted:
   Loss from continuing operations                                         $   (0.06)      $   (0.82)      $   (0.22)
   Discontinued operations                                                        --            0.01            0.53
   Extraordinary loss                                                             --              --           (0.05)
                                                                           =========       =========       =========
      Net income (loss) per common share-basic and diluted                 $   (0.06)      $   (0.81)      $    0.26
                                                                           =========       =========       =========

Weighted average number of common shares outstanding                          10,722          10,562          10,413
                                                                           =========       =========       =========

See Notes to Consolidated Financial Statements

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
FOR THE YEARS ENDED JANUARY 2, 1999, JANUARY 3, 1998 AND DECEMBER 28, 1996
(in thousands)
================================================================================

                                                                                    YEAR ENDED
                                                                    ---------------------------------------------
                                                                    JANUARY 2,      JANUARY 3,       DECEMBER 28,
                                                                       1999            1998              1996
                                                                      -----           -------           -------
Net income (loss)                                                     $(608)          $(8,496)          $ 2,872
                                                                      -----           -------           -------

Other comprehensive income, before tax:
   Minimum pension liability adjustment                                  --              (754)           (2,073)
                                                                      -----           -------           -------
Other comprehensive income (loss) before benefit for
   income tax related to items of other comprehensive income           (608)           (9,250)              799
                                                                      -----           -------           -------

Benefit for income tax related to items of other
   comprehensive income                                                  --              (276)             (797)
                                                                      -----           -------           -------

Comprehensive income (loss)                                           $(608)          $(8,974)          $ 1,596
                                                                      =====           =======           =======


See Notes to Consolidated Financial Statements

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JANUARY 2, 1999, JANUARY 3, 1998 AND DECEMBER 28, 1996
(in thousands, except per share amounts)
================================================================================

                                                                    ADDITIONAL
                                        PREFERRED                     PAID-IN   RETAINED                      MINIMUM
                                          STOCK      COMMON STOCK     CAPITAL   EARNINGS     TREASURY STOCK   PENSION
                                       ------------  --------------  ---------  --------    ---------------   LIABILITY
                                       SHARES AMOUNT SHARES  AMOUNT    AMOUNT    AMOUNT     SHARES   AMOUNT   ADJUSTMENT  TOTAL
                                       ------ -----  ------  ------  ---------  --------    ------  -------   ---------- --------
BALANCE - December 30, 1995               --  $ --   12,427  $1,243  $ 17,293   $ 46,505    1,862   $ (8,108)  $(1,754)  $ 55,179
   Exercise of options                    --    --       23       2        70         --       --         --        --         72
   Conversion of Jupiter options          --    --       --      --     2,958         --       --         --        --      2,958
   Purchase of treasury stock             --    --       --      --        --         --      271     (2,241)       --     (2,241)
   Issuance of treasury stock             --    --       --      --        --         --      (46)        92        --         92
   Issuance of preferred shares          325     3       --      --     3,247         --       --         --        --      3,250
   Net income                             --    --       --      --        --      2,872       --         --        --      2,872
   Minimum pension liability
      adjustment, net of taxes of $797    --    --       --      --        --         --       --         --     1,276      1,276
   Dividends paid - common stock
      ($0.40 per share)                   --    --       --      --        --     (4,141)      --         --        --     (4,141)
   Dividends paid - preferred stock
      ($0.50 per share)                   --    --       --      --        --       (125)      --         --        --       (125)
                                        ----   ---   ------  ------  --------   --------   ------   --------   -------   --------

BALANCE - December 28, 1996              325     3   12,450   1,245    23,568     45,111    2,087    (10,257)     (478)    59,192
   Exercise of options                    --    --       18       1        74         --      (17)        32        --        107
   Issuance of treasury stock             --    --       --      --        --         --     (345)     2,200        --      2,200
   Cancellation of preferred shares     (325)   (3)      --      --    (2,197)        --       --         --        --     (2,200)
   Net loss                               --    --       --      --        --     (8,496)      --         --        --     (8,496)
   Minimum pension liability              --
      adjustment, net of taxes of $276    --    --       --      --        --         --       --         --       478        478
   Dividends paid - common stock          --
      ($0.20 per share)                   --    --       --      --        --     (2,075)      --         --        --     (2,075)
   Dividends paid - preferred stock       --
      ($0.25 per share)                   --    --       --      --        --        (82)      --         --        --        (82)
                                        ----   ---   ------  ------  --------   --------   ------   --------   -------   --------

BALANCE - January 3, 1998                 --    --   12,468   1,246    21,445     34,458    1,725     (8,025)       --     49,124
   Purchase of treasury stock             --    --       --      --        --         --       21       (242)       --       (242)
   Net loss                               --    --       --      --        --       (608)      --         --        --       (608)
                                        ----   ---   ------  ------  --------   --------   ------   --------   -------   --------

BALANCE - January 2, 1999                 --   $--   12,468  $1,246  $ 21,445   $ 33,850    1,746   $ (8,267)  $    --   $ 48,274
                                        ====   ===   ======  ======  ========   ========   ======   ========   =======   ========



See Notes to Consolidated Financial Statements

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 2, 1999, JANUARY 3, 1998 AND DECEMBER 28, 1996
(in thousands)
================================================================================

                                                                                               YEAR ENDED
                                                                        --------------------------------------------------
                                                                          JANUARY 2,       JANUARY 3,         DECEMBER 28,
                                                                             1999             1998                1996
                                                                         ----------        ----------         ------------
OPERATING ACTIVITIES:
CONTINUING OPERATIONS:
   Net loss from continuing operations                                   $   (608)          $ (8,622)          $ (2,183)
   Adjustments to reconcile net loss from continuing operations to net cash provided by continuing operations:
         Depreciation                                                      19,263             20,690             19,168
         Amortization of goodwill                                             632                680                547
         Amortization of deferred financing costs                           1,671                843                529
         Restructuring and impairment charges                                  --              5,609                200
         Provision for bad debts                                              507              1,490                245
         Loss on disposal of fixed assets                                     119                292                 90
         Net unrealized (gain) loss on portfolio investments                   19               (478)             3,725
         Undistributed income in equity investments                          (326)                --                 --
         Minority interest in loss of consolidated subsidiary                  --                 --             (1,572)
         Changes in operating assets and liabilities:
            Accounts and notes receivable                                     508                (47)             2,550
            Inventories                                                    (6,996)            13,063             (4,063)
            Deferred income taxes                                            (927)               783              2,538
            Prepaid expenses and other assets                                (751)            (2,056)                93
            Accounts payable                                               (1,916)            (6,363)             4,856
            Accrued expenses                                                 (339)               303             (1,439)
            Income taxes receivable                                         5,317             (3,176)            (2,878)
            Other liabilities                                                  94             (1,887)               190
            Other-net                                                         121                738                 --
                                                                         --------           --------           --------

            Total adjustments                                              16,996             30,484             24,779
                                                                         --------           --------           --------

         Net cash provided by continuing operations                        16,388             21,862             22,596

DISCONTINUED OPERATIONS:
   Income (loss) from discontinued operations                                  --                (11)             6,562
   Gain (loss) on disposal of discontinued operations                          --                137               (980)
   Changes in operating assets and liabilities for
      discontinued operating activities                                        --              1,929               (705)
   Items not affecting cash, net                                               --                 --            (12,722)
                                                                         --------           --------           --------

         Net cash provided by (used in) discontinued operations                --              2,055             (7,845)
                                                                         --------           --------           --------

         Net cash provided by operating activities                         16,388             23,917             14,751
                                                                         --------           --------           --------

INVESTING ACTIVITIES:
CONTINUING OPERATIONS:
   Additions to property, plant and equipment                              (9,136)           (10,363)           (20,527)
   Decrease in non-operating accounts payable                              (1,305)            (2,458)            (5,899)
   Proceeds from sale and leaseback of equipment                            3,557                 --                 --
   Proceeds from sale of Jupiter assets                                       830                932                 --
   Proceeds from sale of Tarboro assets                                        --              2,330                 --
   Purchase of majority interest in Jupiter                                    --                 --            (37,693)
   Purchase of T.J. Beall Company, net of cash acquired                        --                 --                333
                                                                         --------           --------           --------

      Net cash used in continuing operations                               (6,054)            (9,559)           (63,786)
                                                                         --------           --------           --------

                                                                       Continued

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 2, 1999, JANUARY 3, 1998 AND DECEMBER 28, 1996
(in thousands)
===============================================================================


                                                                                YEAR ENDED
                                                                   ------------------------------------------
                                                                   JANUARY 2,     JANUARY 3,     DECEMBER 28,
                                                                      1999           1998           1996
                                                                      ----           ----           ----
INVESTING ACTIVITIES (CONTINUED):
DISCONTINUED OPERATIONS:
   Additions to property, plant and equipment                           --             --            (291)
   Proceeds from sale of investment                                     --             --          38,113
                                                                 ---------       --------       ---------

      Net cash provided by discontinued operations                      --             --          37,822
                                                                 ---------       --------       ---------

      Net cash used in investing activities                         (6,054)        (9,559)        (25,964)

FINANCING ACTIVITIES:
CONTINUING OPERATIONS:
   Principal payments of long-term debt                           (153,059)       (17,173)       (112,398)
   Proceeds from issuance of long-term debt                        141,914          5,500         160,544
   Borrowing under line-of-credit agreements                            --             --           4,750
   Repayments under line-of-credit agreements                           --             --         (18,000)
   Purchase of treasury stock                                         (242)            --          (2,241)
   Proceeds from issuance of common stock                               --             36             164
   Dividends paid                                                       --         (2,157)         (4,266)
   Extraordinary item, loss on early extinguishment of debt             --             --            (850)
                                                                 ---------       --------       ---------
      Net cash provided by (used in) continuing operations         (11,387)       (13,794)         27,703

DISCONTINUED OPERATIONS:
   Principal payments of long-term debt                                 --             --         (16,379)
   Proceeds from issuance of long-term debt                             --             --             138
                                                                 ---------       --------       ---------

      Net cash used in discontinued operations                          --             --         (16,241)
                                                                 ---------       --------       ---------

      Net cash provided by (used in) financing activities          (11,387)       (13,794)         11,462
                                                                 ---------       --------       ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                           (1,053)           564             249

CASH AND CASH EQUIVALENTS:
   Beginning of Year                                                 2,284          1,720           1,471
                                                                 ---------       --------       ---------

   End of Year                                                   $   1,231       $  2,284       $   1,720
                                                                 =========       ========       =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid (received) during the twelve months for:
      Interest                                                   $  12,365       $ 13,582       $  13,291
                                                                 =========       ========       =========

      Income taxes                                               $  (5,579)      $   (654)      $   4,374
                                                                 =========       ========       =========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES - The Company acquired TJ Beall Company in exchange for preferred stock (see Note 3) in 1996. During 1997, the Company sold TJ Beall back to a member of the Beall Family in exchange for the preferred stock and a note receivable in the amount of $1,500.


In June 1997, the Company contributed 345 shares of treasury stock, totaling $2,200 to the Company's defined benefit penions plans.

See Notes to Consolidated Financial Statements
                                                                     Concluded

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED JANUARY 2, 1999, JANUARY 3, 1998 AND DECEMBER 28, 1996
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
         POLICIES.

ORGANIZATION - The January 2, 1999 consolidated financial statements include the accounts of Johnston Industries, Inc. ("Johnston"), its direct wholly owned subsidiary, Johnston Industries Alabama, Inc. ("JI Alabama") and its indirect wholly owned subsidiaries, Johnston Industries Composite Reinforcements, Inc. ("JICR"), JI Georgia, Inc., formerly T.J. Beal Company ("TJB"), and Greater Washington Investments ("GWI") (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated.

         Prior to April 3, 1996, the consolidated financial statements included the accounts of Johnston, its wholly owned subsidiaries, Southern Phenix Textiles, Inc. ("Southern Phenix"), Opp and Micolas Mills, Inc. ("Opp and Micolas"), and JICR; its majority owned subsidiary, Jupiter National, Inc. ("Jupiter") and Jupiter's wholly owned subsidiaries, Wellington Sears Company ("Wellington"), Pay Telephone America, Ltd., and GWI.

         On April 3, 1996, after the acquisition by Johnston of the minority interest in Jupiter (see Note 2), Jupiter was merged into Opp and Micolas. In June 1996, the name of Opp and Micolas was changed to JI Alabama; Southern Phenix and Wellington were merged into JI Alabama and JICR, TJB and GWI became subsidiaries of JI Alabama. On September 29, 1997, the Company sold substantially all of the assets of TJB (see Note 3).

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

INVENTORIES - The Company's inventories of finished goods, work-in-process, and raw materials are generally stated at the lower of cost (using the last-in, first-out ("LIFO") cost flow assumption) or market. However, JICR's inventories and all of the Company's parts and supplies are stated at the lower of cost determined on the first-in, first-out ("FIFO") basis or market (net realizable value).

ASSETS HELD FOR SALE - All long-lived assets for which management, having authority to approve the actions, has committed to a plan to dispose of the assets, whether by sale or by abandonment, are classified as "held for sale" and reported at the lower of cost or fair value less cost to sell. Upon management's commitment to a disposal plan, depreciation is stopped for assets included within the plan. Subsequent revisions of estimated fair value less cost to sell are reported as adjustments in carrying amount, provided that the carrying amount does not exceed the carrying amount of the asset before an adjustment was made to reflect the decision to dispose of the asset.

PROPERTY, PLANT, AND EQUIPMENT - Property, plant, and equipment is stated at cost. Depreciation and amortization are computed principally using the straight-line method over the estimated useful service lives of 20-40 years for building, 20 years for improvements, and 3-20 years for machinery and equipment.

GOODWILL - Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 20 years. The company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability will be impacted if estimated future operating cash flows are not achieved.

REVENUE RECOGNITION - Revenue is generally recognized as products are shipped to customers. When customers, under the terms of specific orders, request that the Company manufacture and invoice goods on a bill-and-hold basis, the Company recognizes revenue based on the completion date required in the order and actual completion of the manufacturing process, because at that time, the customer is invoiced and title and risks of ownership are transferred to the customer pursuant to the terms of the sales contract. Those terms provide that merchandise invoiced and held at any location by the Company, for whatever reason, shall be at the buyer's risk, and the Company may charge for insurance and storage at prevailing rates. Accounts receivable included bill-and-hold receivables of $7,264 and $4,795 at January 2, 1999 and January 3, 1998, respectively.

INCOME TAXES - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS (LOSS) PER SHARE - Net income per share-basic is computed based on net income divided by the weighted average common shares outstanding during the year. EPS is not presented on a diluted basis as the effect of potentially dilutive securities was either anti-dilutive due to net losses or immaterial for the periods presented.

IMPAIRMENT OF LONG-LIVED ASSETS - The Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the years ended January 2, 1999, January 3, 1998 and December 28, 1996, the Company recorded impairment charges of ($75), $5,609 and $200, respectively in connection with restructurings (see Note 4) and the revision of prior estimates of the net realizable value of assets held for sale. All long-lived assets held for sale are reported at the lower of cost or fair value less cost to sell.

COMMITMENTS AND CONTINGENCIES - Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Recoveries from third parties which are probable of realization are separately recorded, and are not offset against the related environmental liability, in accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts".

         The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study, if a remedial feasibility study is appropriate, or required. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

PENSION AND OTHER POSTRETIREMENT PLANS - In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits", which is effective for years beginning after December 15, 1997. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans, but does not change the method of accounting for such plans. The Company adopted SFAS No. 132, effective for the year ended January 2, 1999.

         Johnston has two noncontributory qualified defined benefits pension plans covering substantially all hourly and salaried employees. The plan covering salaried employees provides benefit payments based on years of service and the employees' final average ten years earnings. The plan covering hourly employees generally provides benefits of stated amounts for each year of service. Johnston's current policy is to fund retirement plans in an amount that falls between the minimum contribution required by ERISA and the maximum tax deductible contribution.

STOCK-BASED COMPENSATION - SFAS No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based compensation plans and fair value recognition provisions for stock-based compensation which are elective for employee arrangements and required for nonemployee transactions. The Company adopted SFAS No. 123 during the fiscal year ended December 28, 1996. For the employee arrangements, management has elected to continue with the accounting prescribed by APB Opinion No. 25 and, accordingly, has disclosed net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 had been applied.

COMPREHENSIVE INCOME - In February 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. The Company adopted SFAS No. 130 effective for the year ended January 2, 1999. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE - In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1 "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." This statement, which provides guidance on accounting for the costs of computer software developed or obtained for internal use, defines "internal use," and provides guidance for determination of capital and expense costs. The Company adopted this statement effective for the first quarter of 1998. The impact of adopting SOP No. 98-1 is immaterial to the Company's consolidated financial statements.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivatives imbedded in other contracts, and for hedging activities. It requires that, at adoption, hedging relationships should be designated anew and that entities recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company expects that there will be no material impact as a result of its adoption of SFAS No. 133 in 1999.

RECLASSIFICATIONS - Certain prior year and prior period amounts have been reclassified to conform to the current year presentation.

2.       JUPITER NATIONAL, INC.

HISTORICAL PRESENTATION - Prior to January 1995, the Company owned a minority interest in Jupiter and accounted for its investment using the equity method. In January 1995, the Company purchased additional shares of Jupiter, which increased the Company's ownership interest in the outstanding shares of Jupiter from 49.6% to 54.2%. As a result, Jupiter became a consolidated, majority owned subsidiary of the Company in January 1995. Minority interest was recorded for the minority shareholders' proportionate share of the equity and earnings (losses) of Jupiter.

ACQUISITION OF REMAINING THIRD-PARTY OWNED INTEREST - On March 28, 1996, the Company consummated the acquisition of the remaining outstanding shares of Jupiter at a purchase price of $33.97 per share. Total purchase consideration was approximately $45,950 which included payments of $39,000 to stockholders and certain holders of options to purchase common stock and the assumption of certain Jupiter options by Johnston. Other acquisition costs included approximately $5,488 of merger-related expenses paid by Jupiter. The acquisition was accounted for under the purchase method of accounting as a "step acquisition" resulting in a partial step-up in Jupiter's tangible assets. The Company recorded goodwill of $12,447, which was assigned a life of 20 years.

DISCONTINUANCE OF THE VENTURE CAPITAL SEGMENT - Concurrent with the Jupiter Acquisition, the Company's management made the decision to discontinue the venture capital investment segment of Jupiter's operation. Accordingly, the Company wrote down the carrying value of the investments by $4,380. Through June 28, 1997, the segment was accounted for as discontinued operations, and the net assets of the discontinued segment were recorded as an asset on the consolidated balance sheet and were expected to be disposed of by June 1997. During that period, the results of operations for Jupiter's venture capital investment activities were recorded as discontinued operations.

         At June 29, 1997, the remaining undisposed portfolio investments were reclassified from net assets of discontinued operations to assets held for sale on the consolidated balance sheet, and the results of continuing operations for their remaining portfolio investments have been reported as income from continuing operations on the consolidated statements of operations.

Income (loss) from discontinued operations of Jupiter includes the following components:

---------------------------------------------------------------------------------------

                                                                     YEAR ENDED
                                                               -----------------------
                                                               JANUARY 3,  DECEMBER 28,
                                                                  1998         1996
                                                               ----------  ------------
Net realized investment portfolio gain ...................      $  0       $ 30,918
Change in unrealized investment portfolio loss ...........        --        (14,072)
Equity in losses .........................................        --            201
Operating costs ..........................................        16          2,117
Interest expense .........................................        --            321
Income tax expense (benefit) .............................        (5)         6,190
Minority interest ........................................        --         (1,455)
                                                                ----       --------

     Income (loss) from discontinued operations of Jupiter      $(11)      $  6,562
                                                                ====       ========

---------------------------------------------------------------------------------------

INVESTMENTS AND VALUATION (1996 AND PRIOR) - Jupiter's wholly owned subsidiary, Greater Washington Investments ("GWI"), was a small business development company organized pursuant to the United States Small Business Investment Act of 1958. GWI surrendered its special status during 1997. Prior to surrender of the special status, GWI used specialized accounting policies required for investment companies to determine the value of its portfolio of investments. Under these policies, securities with readily available market quotations were valued at the current market price; investments in non-publicly traded entities were valued and recorded at estimated net realizable values as determined in good faith by the Company's Board of Directors. Accordingly, at December 28, 1996, $6,140 of Jupiter's investments were recorded at their estimated fair value based on estimates by Johnston's Board of Directors after consideration of liquidation plans. Losses related to these investments for the year ended December 28, 1996, were $6,064.

         For the year ended December 28, 1996, net realized investment portfolio gains primarily arose from gains realized on the sale of the Company's investment in EMC Corporation, Viasoft, Fuisz Technologies, Inc., and Zoll Medical.

         The following summarizes the aggregate carrying value of the portfolio investments held for sale at January 2, 1999 and January 3, 1998:

--------------------------------------------------------------------------------
                              JANUARY 2,     JANUARY 3,
                                1999            1998
                              ----------     ----------
Debt securities .....         $1,550           $3,965
Equity securities ...            872              545
Land ................            850               --
                              ------           ------

                              $3,272           $4,510
                              ======           ======
--------------------------------------------------------------------------------

         Subsequent to the surrender of GWI's investment company status, the Company classified its investments as available for sale and reported these investments at estimated fair value as determined by collateral values for debt instruments and amortized costs. The fair values of investments in equity securities are not readily determinable and are carried at the lower of cost or estimated net realizable value.

3.       T.J. BEALL COMPANY

         On March 25, 1996, the Company acquired all of the outstanding common stock of TJB, a broker in cotton by-products located in West Point, Georgia. The TJB stock was acquired in exchange for 325,000 shares of nonvoting convertible preferred stock ("Series 1996 Preferred Stock") of the Company with an estimated value of $3,250. The Company incurred costs of approximately $115 related to the acquisition. Dividends on the Series 1996 Preferred Stock were payable quarterly at the rate of $.125 per share. The acquisition was accounted for under the purchase method of accounting. Goodwill of $2,116 was recorded and was originally assigned a useful life of 20 years. Each share of Series 1996 Preferred Stock was convertible into the Company's voting common stock, par value $.10 per share (the "Common Stock"), on a one-for-one basis on a specified time frame.

         In September 1997, an agreement was reached culminating in the sale of substantially all of the assets and current liabilities of TJB back to a member of the Beall family. The sale of TJB resulted in a loss of $546, which is recorded in other - net in the 1997 statement of operations.

4.       RESTRUCTURING AND IMPAIRMENT CHARGES

         The Company recorded the following restructuring and impairment charges:

--------------------------------------------------------------------------------------------------------------------------------
                                                                                  Year Ended
                                               ---------------------------------------------------------------------------------
                                                     January 2, 1999            January 3, 1998            December 28, 1996
                                               --------------------------  -------------------------   ------------------------
                                               Restructuring   Impairment  Restructuring  Impairment   Restructuring  Impairment
                                               -------------   ----------  -------------  ----------   -------------  ----------
Langdale facility ............................     $168          $  0         $389           $2,630      $    0          $  0
TJ Beall .....................................       --            --           --            1,984          --            --
Tarboro facility .............................       --            --           --               11       2,891            --
Other restructuring and impairment charges ...       --           (75)         275              984          --           200
                                                   ----          ----         ----           ------      ------          ----


     Total ...................................     $168          $(75)        $664           $5,609      $2,891          $200
                                                   ====          ====         ====           ======      ======          ====
--------------------------------------------------------------------------------------------------------------------------------

LANGDALE FACILITY - In August 1997, the Company finalized its plans to cease manufacturing operations at its Langdale Facility in an effort to further consolidate certain manufacturing activities and concentrate on efficient and profitable operations. The Langdale Facility contained both weaving operations and yarn manufacturing operations. The yarn manufacturing operations were eliminated and selected equipment and associated product offerings of the weaving operations were relocated to other facilities. The remaining weaving operations at the Langdale Facility were closed. The Langdale Facility was retained for light manufacturing, warehouse, distribution, and potential future manufacturing space of JI Alabama's Fiber Products Division. During 1997, the Company recorded charges totaling $3,019 related to closure of the Langdale Facility and the Outlet Store including write-downs on machinery and equipment of $2,057, a write-down of $573 on the Langdale building and restructuring charges of $389. During 1998, the Company recorded $168 in additional restructuring charges related to closure of the Langdale Facility.

T.J. BEALL IMPAIRMENT - In recognition of the disappointing operating results realized at TJB since its acquisition in March of 1996 and risks inherent in future operations, the Company recorded restructuring charges of $1,984 in June of 1997 for the write-off of goodwill related to the acquisition of TJB. (See
Note 3)

TARBORO FACILITY - In 1995, the Company decided to close the manufacturing facility in Tarboro, North Carolina (the "Tarboro Facility"), which had been operated by Jupiter's Wellington subsidiary in an effort to realign and consolidate certain operations, concentrate capital resources on more profitable operations, and better position itself to achieve its strategic corporate objectives. All activities related to the closing of the Tarboro Facility were substantially completed in January 1997. In 1997 and 1996, the Company recorded restructuring and impairment charges totaling $11 and $4,743, respectively. Of the charges recorded in 1996, $1,852, representing the minority interest (the portion of Wellington not owned by Johnston prior to the Jupiter Acquisition), was recorded in the purchase accounting for the Jupiter Acquisition with the remaining $2,891 recorded as an expense on the consolidated statement of operations.

         The plan for the closing of the Tarboro Facility called for termination of 168 employees with various job descriptions at the facility. As of January 3, 1998, 168 employees had been terminated. Through January 3, 1998, approximately $712 was charged to the reserves established for the closing. These costs included $262 in severance costs. In December 1997, the Tarboro Facility was sold resulting in net proceeds of $2,330. A gain of $405, net of taxes of $234, was recorded on the sale.

OTHER RESTRUCTURING AND IMPAIRMENT CHARGES - In 1996, the Company recorded a $200 write-down of the Jupiter building. In 1997, the Company recorded $275 in restructuring charges related to the realignment of divisions. Also, in 1997, the Company recorded impairment losses totaling $984, which includes a $552 write-down of the Company's investment in software for which the original implementation attempt has been abandoned, an additional $253 write-down of the Jupiter building, and a $179 write-down of the outlet store in West Point, Georgia. In 1998, the Company recorded a favorable adjustment of $75 to the impairment reserve for Jupiter's former office building in Rockville, Maryland, which was sold in February 1998.

5.       STEEL FABRICATION OPERATIONS

         The accompanying consolidated balance sheets at January 2, 1999 and January 3, 1998 include liabilities of $6,624 and $7,154, respectively, for the remaining costs expected to be incurred in phasing out the Company's steel fabrication operations. These costs are principally related to health insurance and death benefits for former employees and are stated at the actuarially determined discounted present value. These operations were discontinued in 1981.

         In February 1994, the current operators of the facility filed a complaint against previous owners and operators of the facility, including the Company, claiming contamination by a former Johnston subsidiary which had operated at the facility before its closing in 1981. During 1995, reserves of $2,200 were established for potential additional legal costs and other costs to be incurred in connection with the defense of this matter.

         The case was settled in December 1996. The total judgment against the Company was $904, including prejudgment interest. During 1996, approximately $200 in legal fees were charged against the reserve and recognizing that the actual liability would be less than originally estimated, the reserve was reduced by $500. At December 28, 1996, the reserve balance was $596, net of amounts due under the settlement, which were paid in January 1997. There was at December 28, 1996, and continues to be an associated unasserted claim for additional, as yet unspecified damages. The Company re-evaluated the contingency during 1998 and 1997 and determined that a reserve balance of $150 was adequate at January 2, 1999 and January 3, 1998. Accordingly, approximately $446 was released from the reserve account and is included in other-net in the statement of operations for 1997. Although management believes, based upon the currently available facts, that the reserve established for this matter is reasonable, the Company's future potential liability for response costs pursuant to the unasserted claim cannot presently be determined with certainty.

6.       INVENTORIES

         Inventories consisted of the following:

--------------------------------------------------------------------------------
                                                      JANUARY 2,   JANUARY 3,
                                                        1999         1998
                                                      ----------   ----------
Inventories - FIFO cost flow assumption
     Finished goods ............................      $33,136      $30,367
     Work-in-process ...........................        8,793       10,581
     Raw materials .............................       12,317        9,093
     Direct materials and supplies .............        4,687        4,514
                                                      -------      -------
                                                       58,933       54,555
     Less LIFO reserve .........................          854        3,472
                                                      -------      -------

         Inventories - LIFO cost flow assumption      $58,079      $51,083
                                                      =======      =======
--------------------------------------------------------------------------------

7.       ASSETS HELD FOR SALE

         Assets held for sale consisted of the following:

--------------------------------------------------------------------------------

                                     JANUARY 2,   JANUARY 3,
                                       1999         1998
                                     ----------   ----------
Jupiter investments (see Note 2)      $3,272        $4,510
Other real estate ..............         516           500
                                      ------        ------

     Assets held for sale ......      $3,788        $5,010
                                      ======        ======
--------------------------------------------------------------------------------

8.       PROPERTY, PLANT, AND EQUIPMENT

         Property, plant, and equipment consisted of the following:

--------------------------------------------------------------------------------
                                                   JANUARY 2,   JANUARY 3,
                                                     1999          1998
                                                   ----------   ----------
Land ........................................      $    935      $    961
Buildings and improvements ..................        36,105        35,573
Machinery and equipment .....................       202,680       200,089
                                                   --------      --------
                                                    239,720       236,623
Less accumulated depreciation ...............       140,234       122,840
                                                   --------      --------

     Property, plant, and equipment - net ...      $ 99,486      $113,783
                                                   ========      ========
--------------------------------------------------------------------------------

9.       ACCRUED EXPENSES

         Accrued expenses consisted of the following:

--------------------------------------------------------------------------------
                                                      JANUARY 2,  JANUARY 3,
                                                         1999        1998
                                                      ----------  ----------
Salaries, wages, and employee benefits .........       $5,805       $ 5,445
Taxes, other than income taxes .................        1,008           995
Interest expense ...............................          791           742
Current portion of estimated phase-out costs
     of steel fabrication operations ...........        1,150         1,150
Other ..........................................        1,105         1,932
                                                       ------       -------

     Accrued expenses ..........................       $9,859       $10,264
                                                       ======       =======
-------------------------------------------------------------------------------

10.      LONG-TERM DEBT AND REVOLVING CREDIT FACILITY

         Long-term debt consisted of the following:

-------------------------------------------------------------------------------------------
                                                                   JANUARY 2,    JANUARY 3,
                                                                      1999         1998
                                                                   ----------    ----------
Revolving credit facility ......................................   $ 66,954      $ 73,995
Term loans .....................................................     59,402        63,040
Purchase money mortgage loan ...................................        913         1,000
Industrial Development Note (net of unamortized discount) ......        439           491
Mortgage .......................................................         --           550
Capital lease obligations ......................................        344            --
                                                                   --------      --------
     Total .....................................................    128,052       139,076
         Less current maturities and revolving line of credit ..     76,943        77,388
                                                                   --------      --------

     Long-term debt less current maturities ....................   $ 51,109      $ 61,688
                                                                   ========      ========
-------------------------------------------------------------------------------------------

         In compliance with the Emerging Issues Task Force Issue No. 95-22, "Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement" the revolving credit loan in the amount of $66,954 and $73,995 was classified as short-term debt in the financial statements at January 2, 1999 and January 3, 1998, respectively.

         The estimated fair value of long-term debt (including current maturities) approximates book value at January 2, 1999 and January 3, 1998. Interest rates that are currently available to the Company for issuance of debt with similar terms, credit characteristics and remaining maturities were used to estimate fair value of long-term debt.

REFINANCING - On March 28, 1996, the Company signed an agreement with a syndicate of lenders (the "Bank Credit Agreement") to provide financing required to consummate the merger with Jupiter, to refinance certain existing indebtedness, to pay related fees and expenses, and to finance the ongoing working capital requirements of the Company. This agreement also provided for the consolidation of the Company's outstanding debt.

         The Bank Credit Agreement is comprised of two term loan facilities and a revolving credit facility. Term loan facility A ("Term Loan A") is a $40,000 facility with an amended maturity date of July 2000. At January 2, 1999 and January 3, 1998, the blended interest rate on these borrowings was

9.06% and 8.40%, respectively, which is based on a Base Rate, the prime commercial lending rate, plus 1.75% and 1.25%, respectively, and is subject to change at the Company's option to a rate based on the London Interbank Offered Rate ("LIBOR") plus 3.50% and 2.50%, respectively. As of January 2, 1999 and January 3, 1998 the borrowings outstanding under Term Loan A were $26,987 and $29,398, respectively.

         Term loan facility B ("Term Loan B") is a $40,000 facility with an amended maturity date of July 2000. At January 2, 1999 and January 3, 1998, the blended interest rate on these borrowings was 9.56% and 8.90%, respectively, and is based on a Base Rate, as defined, plus 2.25% and 1.75%, respectively, and is subject to change at the Company's option to a rate based on LIBOR, plus 4.00% and 3.00%, respectively. As of January 2, 1999 and January 3, 1998, the borrowings outstanding under Term Loan B were $32,415 and $33,642, respectively.

         Proceeds from certain asset sales are generally applied against the term loans in inverse order of the loan maturities.

         The revolving credit facility (the "Revolving Credit Facility") provides up to $80,000 in borrowing, with an amended maturity date of July 2000. Principal amounts outstanding are due and payable at final maturity. The interest rate on these borrowings ranges from 8.40% to 9.25% and from 8.25% to 9.75% at January 2, 1999 and January 3, 1998, respectively, which is based on a Base Rate, as defined, plus 1.50% and 1.25%, respectively, and is subject to change at the Company's option to a rate based on LIBOR plus 3.00% and 2.50%, respectively. Commitment fees are payable quarterly at 1/2 of 1%, based on the unused portion of the facility.

         Substantially all assets are pledged as collateral for the borrowings under the Bank Credit Agreement. The amended Bank Credit Agreement requires the Company to maintain certain financial ratios and specified levels of tangible net worth and places a limit on the Company's level of capital expenditures and type of mergers or acquisitions. The amended Bank Credit Agreement permits the Company to pay dividends on its common stock provided it is in compliance with various covenants and provisions contained therein, which among other things, limits dividends and restricts investments to the lesser of: (a) 20% of total assets of the Company, on a fully consolidated basis, as of the date of determination thereof; (b) $5,000 plus 50% of cumulative consolidated net income for the period commencing on January 1, 1997, minus 100% of cumulative consolidated net loss for the consolidated entities for such period, as calculated on a cumulative basis as of the end of each fiscal quarter of the consolidated entities with reference to the financial statements for such quarter. Accordingly, at January 2, 1999, the Company is not permitted to declare and pay dividends.


AMENDMENTS TO THE BANK CREDIT AGREEMENT - The Bank Credit Agreement has been amended several times to modify certain covenants, the latest amendment of which was executed on April 1, 1999 (the "1999 Amendment") to modify certain covenants. Although the Company was in compliance with existing covenants at January 2, 1999, it has anticipated the need for amendments to cover periods beyond January 2, 1999, without which, technical noncompliance with certain financial covenants was considered to be imminent. In addition to covenant modifications, the 1999 amendment also includes an increase in interest rates of 1/2% to take effect April 4, 1999.

         The increase in interest rates is geared to maintenance of certain ratios. If the Company's financial position, and the related ratios improve, the amended agreement provides for a decrease in interest rates for Term Loan A and the Revolving Credit Facility.

         In addition to limited covenant modifications, which were effective through January 2, 1999, and increased interest rates, a March 30, 1998 amendment (the "March 1998 Amendment") required the Company to adopt new cash management procedures during the second quarter of 1998, which included establishment of a lock-box with instruction for customers to remit payments directly to the lock-box. As a result of this anticipated lock-box arrangement, Generally Accepted Accounting Principles require the Company to classify the Revolving Credit Facility, which has a maturity date of July 1, 2000, as a current liability. Pursuant to the March 1998 Amendment, the Company agreed that a collateral monitoring arrangement should be put into effect whereby the Company is required, through an independent collateral monitoring agent, to report certain financial data on a periodic basis to the lenders.

         The Company, which paid amendment fees as a result of the March 1998 Amendment, will be required to pay amendment fees as a result of the 1999 Amendment in an amount equal to 1/4 of 1% of Term Loan A, Term Loan B, and the Revolving Credit Facility.

OTHER DEBT INSTRUMENTS - The following discussion relates to debt outstanding that was not refinanced by borrowings under the Bank Credit Agreement.

PURCHASE MONEY MORTGAGE LOAN - In connection with the purchase of an office building during 1994, Johnston obtained a Purchase Money Mortgage Loan of $1,325. Borrowings under this loan accrue interest at the lesser of: (1) 30-day adjustable, 60-day adjustable, or 90-day adjustable LIBOR rate plus 2.70% or (2) the prime rate. The interest rate on this loan was 7.75% at January 2, 1999 and 8.42% at January 3, 1998. Beginning on March 31, 1994, Johnston was obligated to make 58 consecutive quarterly payments of principal of $22 plus interest, with all remaining principal and interest due on December 31, 2007. The Company's office building in Columbus, Georgia is pledged as collateral under this loan agreement.

INDUSTRIAL DEVELOPMENT NOTE - In October 1995, the Company entered into an Industrial Development Note with the County of Chambers, Alabama, the proceeds of which were used to purchase a building. The original principal amount is repayable in equal annual installments of $100 beginning December 31, 1996 through December 31, 2004. At January 2, 1999 and January 3, 1998, the unamortized discount on the note was $161 and $209 (discount based on an imputed interest rate of 9.75%), respectively.

MORTGAGE - In connection with the purchase of the Jupiter office building, the Company obtained a mortgage of $550. The interest rate on this loan was 7%. The remaining principal was repaid upon sale of the building in February 1998.

DEBT MATURITIES - Aggregate scheduled repayments, resulting from the amended credit agreement, of long-term debt excluding the revolving credit line which is classified as short-term debt as of January 2, 1999 are summarized as follows:

---------------------------------------------------------------------------------------------------------

YEAR ENDING                                                                                         AMOUNT
-----------                                                                                        --------
1999.............................................................................................  $  9,989
2000.............................................................................................    50,042
2001.............................................................................................       164
2002.............................................................................................       162
2003.............................................................................................       170
Thereafter.......................................................................................       571
                                                                                                   --------

                                                                                                   $ 61,098
                                                                                                   ========
-----------------------------------------------------------------------------------------------------------

11.      FINANCIAL INSTRUMENTS

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

         The Company has entered into swap transactions pursuant to which it has exchanged its floating rate interest obligations on $38,000 notional principal amount for a fixed rate payment obligation of 6.705% per annum for the three-year period beginning June 1996. The fixing of the interest rates for these periods minimizes, in part, the Company's exposure to the uncertainty of floating interest rates during this three-year period.

         The fair values of interest rate instruments are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. At January 2, 1999 and January 3, 1998, the Company estimates it would have paid $304 and $500, respectively, to terminate the agreement.

         It is estimated that the carrying value of the Company's other financial instruments (see Note 10) approximated fair value at January 2, 1999 and January 3, 1998.

12.      OTHER LIABILITIES

         Other liabilities consisted of the following:

-----------------------------------------------------------------------------------------------------

                                                                               JANUARY 2,  JANUARY 3,
                                                                                  1999        1998
                                                                               ----------  ----------
Long-term portion of estimated phase-out costs
     of steel fabrication operations.........................................   $ 5,474      $ 6,004
Additional pension liability (see Note 18)...................................       324          954
Other........................................................................     3,080        2,064
                                                                                -------      -------

                                                                                $ 8,878      $ 9,022
                                                                                =======      =======
-----------------------------------------------------------------------------------------------------

13.       STOCK OPTION PLANS

EMPLOYEES' STOCK INCENTIVE PLAN - Johnston has a stock incentive plan for key employees and non-employee directors under which Johnston may grant incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock. Stock appreciation rights may only be granted in conjunction with nonqualified stock options. The maximum number of common shares which could be issued upon exercise of options or through awards granted under this plan is 2,358,450. Incentive stock options granted under the plan are exercisable, on a cumulative basis, at a rate of 25% each year, beginning one year after the date of grant. Nonqualified stock options are exercisable beginning six months after the date of grant.

         A summary of employee stock option activity is as follows:

----------------------------------------------------------------------------------------------------------------------

                                                                                                             WEIGHTED
                                                                    INCENTIVE                   RANGE OF      AVERAGE
                                                      NONQUALIFIED    STOCK                     EXERCISE     EXERCISE
                                                        OPTIONS      OPTIONS       TOTAL         PRICES        PRICES
                                                      -----------  -----------  -----------  --------------  ---------

Options outstanding at December 30, 1995............      393,750           --      393,750  $  5.55 -10.17  $    6.82
     Options granted................................      383,816      410,514      794,330     1.98 - 8.25       4.40
     Options exercised..............................           --      (46,000)     (46,000)           1.98       1.98
     Options cancelled..............................      (63,750)          --      (63,750)          10.17      10.17
                                                      -----------  -----------  -----------  --------------  ---------
Options outstanding at December 28, 1996............      713,816      364,514    1,078,330     1.98 - 8.25       4.84
     Total options granted in 1997..................       20,000           --       20,000            7.50       7.50
     Total options exercised in 1997................           --      (34,800)     (34,800)           1.98       1.98
     Total options cancelled in 1997................      (16,000)          --      (16,000)    7.50 - 8.25       8.11
                                                      -----------  -----------  -----------  --------------  ---------
Options outstanding at January 3, 1998..............      717,816      329,714    1,047,530     1.98 - 8.25       5.15
     Total options granted in 1998..................      415,937       51,063      467,000     4.38 - 5.88       5.47
     Total options cancelled in 1998................     (183,000)          --     (183,000)    7.50 - 8.25       7.09
                                                      -----------  -----------  -----------  --------------  ---------
Options outstanding at January 2, 1999..............      950,753      380,777    1,331,530     7.50 - 8.25       5.00
                                                      -----------  -----------  -----------  --------------  ---------

     Total options exercisable at January 2, 1999...      661,816      329,714      991,530     1.98 - 8.25       4.68
                                                      ===========  ===========  ===========
Options available for grant at January 2, 1999......                              1,026,920
                                                                                ===========

----------------------------------------------------------------------------------------------------------------------

         The following table summarizes information about stock options outstanding at January 2, 1999:

----------------------------------------------------------------------------------------------------------------------

                                        OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                          -----------------------------------------------      -----------------------------
                                              WEIGHTED
                                               AVERAGE          WEIGHTED                           WEIGHTED
          RANGE OF                            REMAINING         AVERAGE                            AVERAGE
          EXERCISE          NUMBER            CONTRACT          EXERCISE         NUMBER            EXERCISE
           PRICES         OUTSTANDING           LIFE             PRICE         EXERCISABLE           PRICE
       --------------     -----------           -----          ----------      -----------        ----------

       $  1.98 - 2.50         306,376             0.6          $     2.15          306,376        $     2.15
                 3.62         123,154             0.6                3.62          123,154              3.62
       $ 4.375 - 8.25         902,000             7.5                6.15          562,000              6.15
                          -----------           -----          ----------      -----------        ----------

          Total             1,331,530             5.2          $     5.00          991,530        $     4.68
                          ===========           ======         ==========      ===========        ==========

----------------------------------------------------------------------------------------------------------------------

         At January 3, 1998 and December 28, 1996, 1,027,530 and 932,330 of the
outstanding options were exercisable, respectively. During 1996, the expiration date was modified on 180,000 options previously granted to an officer of the Company.

         The estimated weighted average fair value of options granted during 1998, 1997 and 1996 was $2.91, $4.03 and $3.89 per share, respectively. The Company applies APB No. 25 and related interpretations in accounting for its stock incentive plan. Accordingly, no compensation cost has been recognized for its stock incentive plan. Had compensation cost for the Company's stock incentive plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS No. 123, additional compensation expense of approximately $1,254, $71 and $734 for the years ended January 2, 1999, January 3, 1998 and December 28, 1996, respectively, would have been recorded.

         Accordingly, the Company's net income (loss) and income (loss) per share would have been reduced to the pro forma amounts indicated below:

-------------------------------------------------------------------------------------------------------------------

                                                                JANUARY 2,       JANUARY 3,      DECEMBER 28,
                                                                  1999             1998              1996
                                                                ---------        ---------        ---------

Net income (loss) available to common shareholders:
     As reported                                                $    (608)       $  (8,578)       $   2,747
     Pro forma                                                     (1,403)          (8,623)           2,282
Net income (loss) per common and common equivalent share:
     As reported                                                $   (0.06)       $   (0.81)       $    0.26
     Pro forma                                                      (0.13)           (0.81)            0.22

-------------------------------------------------------------------------------------------------------------------

         Options which are modified during the year are considered to be re-issued options. Such modified options result in pro forma compensation expense to the extent that the fair value of the option exceeds its intrinsic value at the date of modification.

         The fair value of options granted under the Company's stock incentive plan was estimated on the date of grant or modification using the Black-Scholes option pricing model with the following weighted average assumptions used:

-------------------------------------------------------------------------------------------------------------------

                                                                 1998                1997                1996
                                                              ----------          ----------          ----------
Expected volatility.........................................    36.76%              33.65%              34.45%
Risk free interest rate.....................................     5.60%               6.24%               6.68%
Dividend yield..............................................     0.00%               0.00%               0.40%
Expected lives in years.....................................     8.00                8.00                5.77

-------------------------------------------------------------------------------------------------------------------

14.      EMPLOYEE STOCK PURCHASE PLAN

         On October 15, 1990, the Company adopted an employee stock purchase plan under which eligible key employees and directors of the Company may purchase shares of the Company's common stock through loans guaranteed by the Company. Under the plan, as of January 2, 1999, 26 key employees and directors currently have outstanding loans of $5,585 related to the purchase of 614,932 shares of the Company's common stock. To purchase stock, participants generally execute five-year full recourse demand promissory notes with a third-party lender. The notes generally bear interest at prime plus .25%.

         The third-party lender has the right to recover the loan proceeds from the participant's personal assets, including the purchased stock in the event of default. The participants may not sell their shares until they have made arrangements to pay off their loans with the proceeds from the sale of the stock or by settling the loans with other personal assets. In the event of default, the Company's exposure is limited to the amount by which a participant's loan balance exceeds the market value of the underlying stock less recoveries by the Company from the participant. As of January 2, 1999, the market value of the purchased stock was $1,922. The Company has no obligation to repurchase the stock from the participant.

         At January 2, 1999 and January 3, 1998, the Company had guaranteed plan participants' borrowings totaling approximately $5,585 and $5,830, respectively. During 1996 the Company made a payment of approximately $198 to a third party lender in connection with a default on a participant's loan.

         The Company has the discretion to reimburse the participants for their payments of interest under the plan in excess of dividends paid on the Company's common stock in any given year. The Company treats these payments as compensation expense and income to the participants. Compensation expense relating to interest payments under the plan was $435, $385, and $276 for the years ended January 2, 1999, January 3, 1998 and December 28, 1996, respectively.

15.      INCOME TAXES

         The provision (benefit) for income taxes is comprised of the following:

-------------------------------------------------------------------------------------------------------------------

                                                                                  YEAR ENDED
                                                            -------------------------------------------------------
                                                              JANUARY 2,          JANUARY 3,         DECEMBER 28,
                                                                 1999                1998                1996
                                                            ---------------     ---------------    ----------------

Federal:
     Current..............................................  $          (370)    $        (3,128)   $          5,799
     Deferred.............................................             (861)                295              (4,514)
                                                            ---------------     ---------------    ----------------
                                                                     (1,231)             (2,833)              1,285
State:
     Current..............................................              106                (292)                173
     Deferred.............................................              (66)                101                  90
                                                            ---------------     ---------------    ----------------
                                                                         40                (191)                263
                                                            ---------------     ---------------    ----------------

Provision (benefit) for income taxes......................  $        (1,191)    $        (3,024)   $          1,548
                                                            ===============     ===============    ================

Components of provision (benefits) for income taxes:
     Continuing operations................................  $        (1,191)    $        (3,079)   $         (1,815)
     Discontinued operations..............................               --                  55               3,686
     Extraordinary loss...................................               --                  --                (323)
                                                            ---------------     ---------------    ----------------

         Total............................................  $        (1,191)    $        (3,024)   $          1,548
                                                            ===============     ===============    ================

-------------------------------------------------------------------------------------------------------------------

         The significant components of deferred income tax assets and liabilities are as follows:

-------------------------------------------------------------------------------------------------------------------

                                                                                   JANUARY 2,        JANUARY 3,
                                                                                      1999              1998
                                                                                ---------------    ---------------

Deferred tax assets:
     Estimated phase-out costs of steel fabrication operations...............   $         2,427    $         2,621
     Unrealized depreciation - investments...................................                47                358
     Alternative minimum tax credits.........................................             4,986              4,264
     State tax net operating loss carryforwards..............................             1,239                945
     Other - net.............................................................               135                770
                                                                                ---------------    ---------------
                                                                                          8,834              8,958
Deferred tax liabilities:
     Property, plant, and equipment..........................................           (13,032)           (14,053)
     Inventories.............................................................            (3,444)            (3,768)
                                                                                ---------------    ---------------
                                                                                        (16,476)           (17,821)
     Valuation allowance.....................................................            (1,239)              (945)
                                                                                ---------------    ---------------

         Net deferred tax liability..........................................   $        (8,881)   $        (9,808)
                                                                                ===============    ===============

                                                                                  JANUARY 2,         JANUARY 3,
                                                                                     1999               1998
                                                                                ---------------    ---------------

Components of net deferred tax assets (liability):
     Net current deferred tax assets (liability).............................   $         1,249    $           406
     Net long-term deferred tax liability....................................           (10,130)           (10,214)
                                                                                ---------------    ---------------

                                                                                $        (8,881)   $        (9,808)
                                                                                ===============    ===============

------------------------------------------------------------------------------------------------------------------

         Net deferred tax liabilities are classified in the consolidated financial statements as current or long-term depending upon the classification of the temporary difference to which they relate. Management believes it is more likely than not that future taxable income will be sufficient to realize fully the benefits of deferred tax assets.

         The reconciliation of the Company's effective income tax rate to the federal statutory rate of 34% follows:

------------------------------------------------------------------------------------------------------------------

                                                                                  YEAR ENDED
                                                            ------------------------------------------------------
                                                              JANUARY 2,          JANUARY 3,         DECEMBER 28,
                                                                 1999                1998                1996
                                                            ---------------     ---------------    ---------------
Federal income taxes at statutory rate....................  $          (612)    $        (3,917)   $           960
State income taxes, net of federal tax benefit............               26                (126)               173
Amortization of goodwill..................................              219                 906                186
Other - net...............................................               95                 113                229
Tax rate differential related to
     net operating loss carryback.........................             (919)                 --                 --
                                                            ---------------     ---------------    ---------------

                                                            $        (1,191)    $        (3,024)   $         1,548
                                                            ===============     ===============    ===============

------------------------------------------------------------------------------------------------------------------

         At January 2, 1999 and January 3, 1998, the Company has non-expiring alternative minimum tax credit carryforwards of approximately $4,986 and 4,264, respectively, which have been used as a basis for recording tax assets and are included in the long-term deferred taxes payable account. At January 2, 1999 and January 3,1998, the Company also has state net operating loss carryforwards of $30,969 and $23,613, respectively, based on its June 30 tax year. The state net operating loss carryforwards from the Company's various states of operation expire from 2003 to 2018. The deferred tax asset arising from these state net operating loss carryforwards of $1,239 and $945, respectively are not considered fully realizable and are offset by a valuation allowance.

16.      COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS - Rent expense under operating leases covering production equipment and office facilities was approximately $1,218 for the year ended January 2, 1999, $1,158 for the year ended January 3, 1998, and $1,228 for the year ended December 28, 1996.

         At January 2, 1999, the Company is committed to pay the following minimum rental payments on non-cancelable operating leases:

-------------------------------------------------------------------------------------------------------------------

YEAR ENDING                                                                                             AMOUNT
-----------                                                                                        ----------------

1999.............................................................................................  $          1,438
2000.............................................................................................             1,136
2001.............................................................................................               944
2002.............................................................................................               856
2003.............................................................................................               737
Thereafter.......................................................................................             2,406
                                                                                                   ----------------

                                                                                                   $          7,517
                                                                                                   ================

-------------------------------------------------------------------------------------------------------------------

OTHER COMMITMENTS - The Company has employment contracts with certain of its employees extending through 2001 aggregating approximately $1,505.

         As of January 2, 1999, the Company has purchase commitments with several vendors to buy inventory totaling approximately $39,500.

         The Company purchases cotton through approximately ten established merchants with whom it has long standing relationships. The majority of the Company's purchases are executed using "on-call" contracts. These on-call arrangements are used to insure that an adequate supply of cotton is available for the Company's requirements. Under on-call contracts, the Company agrees to purchase specific quantities for delivery on specific dates, with pricing to be determined at a later time. Prices are set according to prevailing prices, as reported by the New York Cotton Exchange, at the time of the Company's election to fix specific contracts.

         Cotton on-call with a fixed price at January 2, 1999 was valued at $7.4 million, and is scheduled for delivery early in 1999. At January 2, 1999, the Company had unpriced contracts for deliveries between April 1, 1999 and July 1, 2000. Based on the prevailing price at January 2, 1999, the value of these commitments are approximately $14 million for deliveries between April and December of 1999 and approximately $9 million for deliveries between January and July of 2000. As commodity price aberrations are generally short-term in nature, and have not historically had a significant long-term impact on operating performance, financial instruments are not used to hedge commodity price risk.

         On September 28, 1998, the Company entered into a leasing program, under which, the Company is obligated to enter into operating leases for manufacturing and other equipment for which original cost is expected to approximate $7,500.

         The Company also has capital commitments with terms extending over one year as of January 2, 1999 with several vendors for the purchase of machinery and equipment aggregating approximately $810.

GENERAL - The Company is periodically involved in legal proceedings arising out of the ordinary conduct of its business. Management does not expect that the resolution of these proceedings will have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

17.      SEGMENT AND RELATED INFORMATION

         Effective December 15, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information. " The Company's principal operations include manufacturing and marketing of finished and unfinished (greige) fabrics plus processing and marketing of textile waste fibers and fabrics. The Company's operations are organized around manufacturing processes and its reportable business segments include the Greige Fabrics Division, the Finished Fabrics Division and the Fiber Products Division. All remaining operations have been aggregated as "All Other". Segments are evaluated on the basis of income (loss) on continuing operations before income taxes. Intersegment transactions are generally recorded at cost.

         Financial and related information for business segments is as follows:

-----------------------------------------------------------------------------------------------------------------------------------

                                                 Greige       Finished        Fiber            All       Reconciling
                Year                            Fabrics        Fabrics       Products         Other      Eliminations  Consolidated
---------------------------------------        ---------      ---------      ---------      ---------    ------------  ------------

AS OF AND FOR THE YEAR ENDED JANUARY 2, 1999
Trade revenues                                 $ 137,443      $ 100,954      $  34,390      $  10,937      $      --      $ 283,724
Intersegment revenues                              7,221          4,362          1,040             --        (12,623)            --
Income (loss) before income taxes                 14,296         (3,096)         2,169        (15,168)            --         (1,799)
Interest income                                      (19)            (5)            --           (679)            --           (703)
Interest expense                                      31             75             --         13,314             --         13,420
Income tax expense (benefit)                       5,404         (1,057)           842         (6,380)            --         (1,191)
Equity in income of investees                         --             --             --            326             --            326
Depreciation and amortization                     11,391          6,274          1,051          1,179             --         19,895
Other significant non-cash items:
   Restructuring and impairment charges               --            132             36            (75)            --             93
Total assets                                     105,957         73,525         19,714        339,976       (319,633)       219,539
Expenditures for segment assets                    3,946          2,603          1,729            858             --          9,136
Investment in equity method investee                  --             --             --            372             --            372

AS OF AND FOR THE YEAR ENDED JANUARY 3, 1998
Trade revenues                                 $ 161,939      $ 109,986      $  52,397      $   8,215      $      --      $ 332,537
Intersegment revenues                              5,348          4,608          3,212             --        (13,168)            --
Income (loss) before income taxes                 19,859         (7,174)        (3,919)       (20,467)            --        (11,701)
Interest income                                      (10)           (18)            --           (767)            --           (795)
Interest expense                                      47             69             --         13,890             --         14,006
Income tax expense (benefit)                       7,428         (2,517)          (760)        (7,230)            --         (3,079)
Depreciation and amortization                     11,373          7,594          1,213          1,190             --         21,370
Other significant non-cash items:
   Restructuring and impairment charges               --          3,383          2,492            398             --          6,273
Total assets                                     110,981         78,829         16,238        411,257       (382,517)       234,788
Expenditures for segment assets                    6,001          3,438            645            279             --         10,363

AS OF AND FOR THE YEAR ENDED DECEMBER 28, 1996
Trade revenues                                 $ 153,511      $ 106,294      $  53,495      $   8,583      $      --      $ 321,883
Intersegment revenues                              1,273          3,483            605             --         (5,361)            --
Income (loss) before income taxes                 13,437         (6,245)         3,320        (16,082)            --         (5,570)
Interest income                                       --           (116)           (22)          (134)            --           (272)
Interest expense                                     612            300            253         10,150             --         11,315
Income tax expense (benefit)                       4,932         (2,429)         1,306         (5,624)            --         (1,815)
Depreciation and amortization                      9,566          8,761            897            491             --         19,715
Other significant non-cash items:
   Restructuring and impairment charges               --          4,657             86         (1,652)            --          3,091
Extraordinary item (less applicable tax
   benefit of $323) loss on early
   extinguishment of debt                             --            422            105             --             --            527
Segment assets                                   105,823        117,044         36,981        328,308       (318,892)       269,264
Expenditures for segment assets                   17,069          1,716          2,595            785         (1,638)        20,527

         The Company sells its products to approximately 3,500 customers with net sales to the largest customer accounting for 5%, 6%, and 5% of total sales for the years ended January 2, 1999, January 3, 1998 and December 28, 1997, respectively. The Company sells its products throughout the United States as well as internationally. The largest portion of domestic sales are for customers located in the eastern half of the United States, and though generally no more than 7% of its annual sales are derived from direct international sales, there is no significant concentration of direct sales into any particular country.

18.      EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLANS - Johnston has two noncontributory qualified defined benefits pension plans covering substantially all hourly and salaried employees. The plan covering salaried employees provides benefit payments based on years of service and the employees' final average ten years earnings. The plan covering hourly employees generally provides benefits of stated amounts for each year of service. Johnston's current policy is to fund retirement plans in an amount that falls between the minimum contribution required by ERISA and the maximum tax deductible contribution. Plan assets consist primarily of government and agency obligations, corporate bonds, common stocks, mutual funds, cash equivalents, and unallocated insurance contracts.

         Effective July 1, 1995, Johnston adopted a noncontributory, nonqualified defined benefit plan covering the five senior executives of Johnston ("SRP") designed to provide supplemental retirement benefits. The actuarially determined liability for the SRP is immaterial to the consolidated financial statements taken as a whole.

         SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" supercedes the disclosure requirements in SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The Company adopted SFAS No. 132 during the year ended January 2, 1999.

         The provisions of SFAS No. 87 require recognition in the consolidated balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At January 2, 1999 and January 3, 1998, an additional liability of $324 and $954, respectively, is recorded in the consolidated balance sheets. At December 28, 1996, the liability exceeded the unrecognized prior service cost resulting in a minimum pension liability, net of taxes, of $478 recorded as a reduction of the Company's equity.

         Net periodic pension cost for the hourly and salaried defined benefit pension plans included the following components:

------------------------------------------------------------------------------------------------------------------

                                                                                  YEAR ENDED
                                                            ------------------------------------------------------
                                                              JANUARY 2,          JANUARY 3,        DECEMBER 28,
                                                                 1999                1998               1996
                                                            ---------------     ---------------    ---------------
Service cost..............................................  $         1,671     $         1,664    $         1,195
Interest cost.............................................            2,507               2,444              2,218
Expected return on plan assets............................           (2,757)             (2,212)            (1,815)
                                                            ---------------     ---------------    ---------------
Amortization costs:
     Transition (asset)/obligation........................              298                 298                298
     Prior service costs..................................              255                 255                124
     Actuarial (gain)/loss................................               --                  --                299
                                                            ---------------     ---------------    ---------------
         Net amortization.................................              553                 553                721

Net periodic pension cost.................................  $         1,974     $         2,449    $         2,319
                                                            ===============     ===============    ===============

------------------------------------------------------------------------------------------------------------------

         The following is a reconciliation of the projected benefit obligation for the hourly and salaried defined benefit pension plans:

------------------------------------------------------------------------------------------------------------------

                                                                                  YEAR ENDED
                                                            ------------------------------------------------------
                                                              JANUARY 2,          JANUARY 3,        DECEMBER 28,
                                                                 1999                1998               1996
                                                            ---------------     ---------------    ---------------
Projected benefit obligation at beginning of year.........  $        36,779     $        30,302    $        29,839

Service cost..............................................            1,671               1,664              1,195
Interest cost.............................................            2,507               2,444              2,218
Actuarial (gain) loss.....................................            1,960               4,344             (1,161)
Benefits paid.............................................           (2,762)             (1,975)            (1,789)
                                                            ---------------     ---------------    ---------------

Projected benefit obligation at end of year...............  $        40,155     $        36,779    $        30,302
                                                            ===============     ===============    ===============

------------------------------------------------------------------------------------------------------------------

         The following is a reconciliation of plan assets for the hourly and salaried defined benefit pension plans:

------------------------------------------------------------------------------------------------------------------

                                                                                  YEAR ENDED
                                                            ------------------------------------------------------
                                                              JANUARY 2,          JANUARY 3,        DECEMBER 28,
                                                                 1999                1998               1996
                                                            ---------------     ---------------    ---------------
Fair value of plan assets at beginning of year............  $        34,076              26,044             21,062

Actual return on plan assets..............................            4,939               4,249              2,696
Employer contributions....................................            1,637               5,758              4,075
Benefits paid.............................................           (2,762)             (1,975)            (1,789)
                                                            ---------------     ---------------    ---------------

Fair value of plan assets at end of year..................  $        37,890     $        34,076    $        26,044
                                                            ===============     ===============    ===============

------------------------------------------------------------------------------------------------------------------

         The following is a reconciliation of funded status for the hourly and salaried defined benefit pension plans:

------------------------------------------------------------------------------------------------------------------

                                                                                  YEAR ENDED
                                                            ------------------------------------------------------
                                                              JANUARY 2,          JANUARY 3,        DECEMBER 28,
                                                                 1999                1998               1996
                                                            ---------------     ---------------    ---------------
Accumulated benefit obligation (ABO)
     Vested...............................................  $        31,858     $        34,286    $        28,445
     Nonvested............................................            5,772                 291                159
                                                            ---------------     ---------------    ---------------
Total accumulated benefit obligation......................           37,630              34,577             28,604

Projected benefit obligation (PBO)........................           40,155              36,779             30,302

Market value of plan assets...............................           37,890              34,076             26,044
                                                            ---------------     ---------------    ---------------
Unfunded projected benefit obligation.....................            2,265               2,703              4,258
Unrecognized net transition obligation....................           (1,042)             (1,340)            (1,638)
Unrecognized prior service costs..........................           (1,402)             (1,657)              (404)
Unrecognized net gain (loss)..............................           (2,942)             (2,563)            (2,452)
Additional liability......................................            1,651               1,882              2,796
                                                            ---------------     ---------------    ---------------

Accrued (prepaid) pension cost recognized in the
     consolidated balance sheet...........................  $        (1,470)    $          (975)   $         2,560
                                                            ===============     ===============    ===============

Adjustments to Reflect Minimum Liability
Additional liability......................................  $         1,651     $         1,882    $         2,796
Intangible asset..........................................            1,651               1,882              2,042
                                                            ---------------     ---------------    ---------------

     Charge to equity.....................................  $            --     $            --    $           754
                                                            ===============     ===============    ===============

------------------------------------------------------------------------------------------------------------------

         The following are assumptions regarding determination of pension costs:

------------------------------------------------------------------------------------------------------------------

                                                                                   YEAR ENDED
                                                              ----------------------------------------------------
                                                               JANUARY 2,          JANUARY 3,         DECEMBER 28,
                                                                  1999                1998                1996
                                                              ------------        ------------        ------------
Weighted average discount rate for obligations............            6.80%               7.25%               8.00%
Long-term rate of investment return.......................            8.00%               8.00%               8.00%
Salary increase rate*.....................................    7.50% - 4.00%       7.50% - 4.00%       7.50% - 4.00%

* Higher initial rate, gradually decreasing to lower ultimate rate.

------------------------------------------------------------------------------------------------------------------

DEFINED CONTRIBUTION PLANS - The Company has a defined contribution savings plan that covers substantially all full-time employees who qualify as to age and length of service. The Company expanded this plan in 1997 and may make discretionary contributions to the plan. The Company made no contributions for the years ended January 2, 1999 and January 3, 1998, and contributions of $274 for the year ended December 28, 1996.

19.      TRUST AGREEMENTS

         During 1991, 1993, and 1997, the Company entered into "rabbi" trust agreements with officers to transfer assets to trusts in lieu of paying compensation, bonuses, and consulting fees. These trust assets, which are classified as trading assets (as defined by SFAS No. 115) and included in "Other Assets" on the consolidated balance sheets, are recorded at the fair market value of the underlying assets and short-term investments. The compensation to the officers is determined in accordance with the employment agreements. Upon termination of the officer's employment with the Company, the trust assets will be distributed to the officers. If the Company becomes insolvent at any time before the assets of the trust are distributed to the officers, the trust assets may be used to satisfy the claims of the Company's creditors. As of January 2, 1999 and January 3, 1998, trust assets and corresponding liabilities, which are included in "Other Liabilities" on the consolidated balance sheets, each totaled $2,054 and $814, respectively.

20.      RELATED PARTY TRANSACTIONS

         In May 1994, Redlaw Industries, Inc. ("Redlaw"), a stockholder, became the commissioned sales agent in Canada for sales of textile products manufactured by the Company. The Company paid Redlaw approximately $282, $295 and $172, related to Redlaw's commissioned sales business for the years ended January 2, 1999, January 3, 1998 and December 28, 1996, respectively. At January 3, 1998, consigned inventory placed with Redlaw in Canada was $245. As of November 30, 1998, the Company terminated its commissioned sales agency arrangement with Redlaw.

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING SCHEDULES
(in thousands)

================================================================================

                                                    YEAR ENDED
                                        -------------------------------------
                                        JANUARY 2,   JANUARY 3,  DECEMBER 28,
                                           1999          1998        1996
                                        ----------   ----------  ------------
Allowance for doubtful accounts:

   Balance at beginning of period        $ 2,176       $ 1,379     $ 1,772

   Additions charged to operations           507         1,764         245

   Deductions (1)                         (1,241)         (967)       (638)
                                         -------       -------     -------

      Balance at end of year             $ 1,442       $ 2,176     $ 1,379
                                         =======       =======     =======

================================================================================

(1) Amounts written off, net of recoveries.