Form 10-K, Exhibit 13
period 1999-01-02
JOHNSTON INDUSTRIES INC
filed 1999-04-02
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(b)

QUARTERLY INFORMATION (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

================================================================================

The following summarizes the unaudited quarterly results of operations for the years ended January 2, 1999 (Fiscal Year 1998) and January 3, 1998 (Fiscal Year
1997).

                                                                          THREE MONTHS ENDED
                                                                          ------------------

FISCAL YEAR 1998                                          APRIL 4         JULY 4        OCT. 3       JAN. 2
----------------                                          --------       --------       -------     --------
Net sales                                                 $ 79,839       $ 69,063       $69,572      $65,250

Gross margin                                                 9,622          8,554         9,255       11,015

Income (loss) from continuing operations                      (935)          (568)          140          755
                                                          --------       --------       -------      -------
Net income (loss) available to common stockholders        $   (935)      $   (568)      $   140      $   755
                                                          ========       ========       =======      =======
Net earnings (loss)  per common share-basic (1)           $   (.09)      $   (.05)      $   .01      $   .07
                                                          ========       ========       =======      =======

Weighted average shares outstanding                         10,710         10,404        10,726       10,722
                                                          ========       ========       =======      =======


                                                                          THREE MONTHS ENDED
                                                                          ------------------

FISCAL YEAR 1997                                          MARCH 29       JUNE 28       SEPT. 28       JAN. 3
----------------                                          --------       --------      --------      -------
Net sales                                                 $ 86,778       $ 87,724       $78,488      $79,547

Gross margin                                                11,749          9,068         5,451       10,931

Income (loss) from continuing operations                     1,550         (6,635)       (3,289)        (248)

Income (loss) from discontinued operations                     (26)           152            --           --
                                                          --------       --------       -------      -------
Net income (loss)                                         $  1,524       $ (6,483)      $(3,289)     $  (248)

Dividends on preferred stock                                   (41)           (41)           --           --
                                                          --------       --------       -------      -------
Net income (loss) available to common stockholders $         1,483       $ (6,522)      $(3,289)     $  (248)
                                                          ========       ========       =======      =======
Earnings per common share-basic (1):

   Income (loss) from continuing operations               $    .12       $   (.64)      $  (.31)     $  (.02)

   Discontinued operations                                     .02            .01           .--          .--
                                                          --------       --------       -------      -------
Net earnings (loss) per common share                      $    .14       $   (.63)      $  (.31)     $  (.02)
                                                          ========       ========       =======      =======

Weighted average shares outstanding                         10,710         10,404        10,726       10,727
                                                          ========       ========       =======      =======

(1) Earnings per common share-diluted are not presented as they are either antidilutive in periods for which a loss is presented or immaterial.

Note: See Notes 2, 3 and 4 of the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of certain transactions impacting fiscal 1998 and 1997.