Form 10-K405, Exhibit 13
period 2000-01-01
JOHNSTON INDUSTRIES INC
filed 2000-04-07
CIK 41017

                                                                   EXHIBIT 13(a)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES



CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED JANUARY 1, 2000, JANUARY 2, 1999 AND JANUARY 3,
1998



Report of KPMG LLP as of and for the Years ended January 1, 2000 and January 2, 1999.................           F-1

Report of Deloitte & Touche LLP for the Year ended January 3, 1998...................................           F-2

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

Notes to the Consolidated Financial Statements.......................................................   F-9 to F-29

                          Independent Auditors' Report

The Board of Directors and Stockholders
Johnston Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Johnston Industries, Inc. and subsidiaries (the "Company") as of January 1, 2000 and January 2, 1999 and the related consolidated statements of operations, comprehensive operations, stockholders' equity, and cash flows for each of the years then ended. We also have audited the financial statement schedule of valuation and qualifying accounts for the years ended January 1, 2000 and January 2, 1999. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Johnston Industries, Inc. and subsidiaries as of January 1, 2000 and January 2, 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the years ended January 1, 2000 and January 2, 1999, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.





/s/KPMG LLP
-----------
KPMG LLP
Atlanta, Georgia
March 3, 2000, except for
note 21, as to which the date
is March 30, 2000

INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
Johnston Industries, Inc.:

We have audited the accompanying consolidated statements of operations, comprehensive operations, stockholders' equity, and cash flows of Johnston Industries, Inc. and subsidiaries (the "Company") for the year ended January 3, 1998. Our audit also included the financial statement schedule listed in the Index at Item 14. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended January 3, 1998 in conformity with generally accepted accounting principles. Also in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.





/s/DELOITTE & TOUCHE LLP
------------------------
DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 6, 1998
March 30, 1998 (As to Note 10)
April 1, 1999 (As to Note 17)

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 1, 2000 AND JANUARY 2, 1999
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                         JANUARY 1,          JANUARY 2,
                                                                            2000                1999
                                                                         ----------          ----------

ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                             $    1,292          $    1,231
   Accounts and notes receivable net of allowance for
      doubtful accounts of $3,623 and $1,442                                 31,103              34,768
   Inventories                                                               50,415              58,079
   Assets held for sale                                                       3,957               3,788
   Income taxes receivable                                                      249                  --
   Deferred income taxes                                                      2,861               1,249
   Prepaid expenses and other                                                 4,457               3,111
                                                                         ----------          ----------
      Total current assets                                                   94,334             102,226

Property, plant and equipment-net                                            86,972              99,486

Goodwill - net of accumulated amortization of $2,356 and $1,728              10,217              10,845
Intangible asset-pension                                                         --               1,651
Other assets                                                                  2,443               5,331
                                                                         ----------          ----------

Total assets                                                             $  193,966          $  219,539
                                                                         ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                      $   16,124          $   13,867
   Accrued expenses                                                          10,269               9,859
   Revolving credit facility                                                 59,941              66,954
   Current maturities of long-term debt                                      50,931               9,989
   Income taxes payable                                                          --                 479
                                                                         ----------          ----------
      Total current liabilities                                             137,265             101,148

Long-term debt - less current maturities                                      2,429              51,109
Other liabilities                                                             6,188               8,878
Deferred income taxes                                                         7,833              10,130

STOCKHOLDERS' EQUITY:
   Preferred stock, par value $.10 per share; authorized,
      3,000 shares                                                               --                  --
   Common stock, par value $.10 per share; authorized,
      20,000 shares; issued 12,468                                            1,246               1,246
   Additional paid-in capital                                                21,445              21,445
   Retained earnings                                                         25,842              33,850
                                                                         ----------          ----------
      Total                                                                  48,533              56,541
   Less treasury stock; 1,755 shares and 1,746 shares                        (8,282)             (8,267)
                                                                         ----------          ----------

      Total stockholders' equity                                             40,251              48,274
                                                                         ----------          ----------

Total liabilities and stockholders' equity                               $  193,966          $  219,539
                                                                         ==========          ==========

See Notes to Consolidated Financial Statements

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JANUARY 1, 2000, JANUARY 2, 1999 AND JANUARY 3, 1998 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                            YEAR ENDED
                                                                         --------------------------------------------------
                                                                         JANUARY 1,          JANUARY 2,          JANUARY 3,
                                                                            2000                1999                1998
                                                                         ----------          ----------          ----------

Net sales                                                                $  264,036          $  283,724          $  332,537
                                                                         ----------          ----------          ----------

Costs and expenses:
   Cost of sales                                                            235,950             245,278             295,338
   Selling, general and administrative                                       26,872              26,718              27,616
   Amortization of goodwill                                                     628                 632                 680
   Restructuring and impairment charges                                          --                  93               6,273
                                                                         ----------          ----------          ----------
      Total costs and expenses                                              263,450             272,721             329,907
                                                                         ----------          ----------          ----------
Income from operations                                                          586              11,003               2,630

Other expenses (income):
   Interest expense                                                          12,017              13,420              14,006
   Interest income                                                             (572)               (703)               (795)
   Other-net                                                                  2,599                 392               1,681
                                                                         ----------          ----------          ----------
      Total other expenses - net                                             14,044              13,109              14,892

Realized and unrealized investment gain (loss)                                  (50)                (19)                561

Equity in earnings of equity investments                                        799                 326                  --
                                                                         ----------          ----------          ----------

Loss from continuing operations before benefit for income taxes             (12,709)             (1,799)            (11,701)

Benefit for income taxes                                                     (4,701)             (1,191)             (3,079)
                                                                         ----------          ----------          ----------
Loss from continuing operations                                              (8,008)               (608)             (8,622)

DISCONTINUED OPERATIONS:
Loss from discontinued operations of Jupiter National, (less
   applicable income tax benefit of $5)                                          --                  --                 (11)

Income on disposal of Jupiter National, (less applicable
   tax of $60)                                                                   --                  --                 137
                                                                         ----------          ----------          ----------
Income from discontinued operations                                              --                  --                 126

Net loss                                                                     (8,008)               (608)             (8,496)

Dividends on preferred stock                                                     --                  --                 (82)
                                                                         ----------          ----------          ----------

Net loss available to common stockholders                                $   (8,008)         $     (608)         $   (8,578)
                                                                         ==========          ==========          ==========

Earnings (loss) per common share-basic and diluted:
   Loss from continuing operations                                       $    (0.75)         $    (0.06)         $    (0.82)
   Discontinued operations                                                       --                  --                0.01
                                                                         ----------          ----------          ----------
      Net loss per common share-basic and diluted                        $    (0.75)         $    (0.06)         $    (0.81)
                                                                         ==========          ==========          ==========

Weighted average number of common shares outstanding                         10,722              10,722              10,562
                                                                         ==========          ==========          ==========

See Notes to Consolidated Financial Statements

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
FOR THE YEARS ENDED JANUARY 1, 2000, JANUARY 2, 1999 AND JANUARY 3, 1998
(IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                                      YEAR ENDED
                                                                     --------------------------------------------
                                                                     JANUARY 1,        JANUARY 2,      JANUARY 3,
                                                                        2000              1999            1998
                                                                     ----------        ----------      ----------
Net loss                                                              $ (8,008)         $   (608)       $ (8,496)
                                                                      --------          --------        --------

Other comprehensive income, before tax:
   Minimum pension liability adjustment                                     --                --            (754)
                                                                      --------          --------        --------
Other comprehensive loss before benefit for
   income tax related to items of other comprehensive income            (8,008)             (608)         (9,250)
                                                                      --------          --------        --------

Benefit for income tax related to items of other
   comprehensive income                                                     --                --            (276)
                                                                      --------          --------        --------

Comprehensive loss                                                    $ (8,008)         $   (608)       $ (8,974)
                                                                      ========          ========        ========

See Notes to Consolidated Financial Statements

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JANUARY 1, 2000, JANUARY 2, 1999 AND JANUARY 3, 1998 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                                                MINIMUM
                                                                       ADDITIONAL                               PENSION
                                                                        PAID-IN   RETAINED                      LIABILITY
                                    PREFERRED STOCK    COMMON STOCK     CAPITAL   EARNINGS   TREASURY STOCK    ADJUSTMENT  TOTAL
                                    ---------------  ----------------  ---------- --------  -----------------  ---------- --------
                                    SHARES  AMOUNT   SHARES    AMOUNT     AMOUNT   AMOUNT   SHARES    AMOUNT
                                    ------  ------   ------    ------  ---------- --------  ------   --------

BALANCE - December 28, 1996          325     $ 3     12,450    $1,245   $ 23,568  $ 45,111   2,087   $(10,257)   $(478)   $ 59,192
 Exercise of options                  --      --         18         1         74        --     (17)        32       --         107
 Issuance of treasury stock           --      --         --        --         --        --    (345)     2,200       --       2,200
 Cancellation of preferred shares   (325)     (3)        --        --     (2,197)       --      --         --       --      (2,200)
 Net loss                             --      --         --        --         --    (8,496)     --         --       --      (8,496)
 Minimum pension liability
  adjustment, net of taxes of $276    --      --         --        --         --        --      --         --      478         478
 Dividends paid - common stock
  ($0.20 per share)                   --      --         --        --         --    (2,075)     --         --       --      (2,075)
 Dividends paid - preferred stock
  ($0.25 per share)                   --      --         --        --         --       (82)     --         --       --         (82)
                                    ----     ---     ------    ------   --------  --------  ------   --------    -----    --------

BALANCE - January 3, 1998             --      --     12,468     1,246     21,445    34,458   1,725     (8,025)      --      49,124
 Purchase of treasury stock           --      --         --        --         --        --      21       (242)      --        (242)
 Net loss                             --      --         --        --         --      (608)     --         --       --        (608)
                                    ----     ---     ------    ------   --------  --------  ------   --------    -----    --------

BALANCE - January 2, 1999             --      --     12,468     1,246     21,445    33,850   1,746     (8,267)      --      48,274
 Purchase of treasury stock           --      --         --        --         --        --       9        (15)      --         (15)
 Net loss                             --      --         --        --         --    (8,008)     --         --       --      (8,008)
                                    ----     ---     ------    ------   --------  --------  ------   --------    -----    --------

BALANCE - January 1, 2000             --     $--     12,468    $1,246   $ 21,445  $ 25,842   1,755   $ (8,282)   $  --    $ 40,251
                                    ====     ===     ======    ======   ========  ========  ======   ========    =====    ========


See Notes to Consolidated Financial Statements

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 1, 2000, JANUARY 2, 1999 AND JANUARY 3, 1998 (IN THOUSANDS)



                                                                                           YEAR ENDED
                                                                        ------------------------------------------------
                                                                        JANUARY 1,         JANUARY 2,         JANUARY 3,
                                                                           2000               1999               1998
                                                                        ----------         ----------         ----------

OPERATING ACTIVITIES:
CONTINUING OPERATIONS:
   Net loss from continuing operations                                   $ (8,008)          $   (608)          $ (8,622)
   Adjustments to reconcile net loss from continuing operations to net cash provided by continuing operations:
         Depreciation                                                      18,063             19,263             20,690
         Amortization of goodwill                                             628                632                680
         Amortization of deferred financing costs                           1,828              1,671                843
         Restructuring and impairment charges                                  --                 --              5,609
         Provision for bad debts                                            3,066                507              1,490
         Unrealized foreign exchange loss                                      79                 --                 --
         Loss on disposal of fixed assets                                     133                119                292
         Net unrealized (gain) loss on portfolio investments                   50                 19               (478)
         Undistributed income in equity investments                          (799)              (326)                --
         Changes in operating assets and liabilities:
            Accounts and notes receivable                                   2,580                508                (47)
            Inventories                                                     7,664             (6,996)            13,063
            Deferred income taxes                                          (3,909)              (927)               783
            Prepaid expenses and other assets                                (543)              (751)            (2,056)
            Accounts payable                                                2,298             (1,916)            (6,363)
            Accrued expenses                                                  353               (339)               303
            Income taxes receivable                                          (728)             5,317             (3,176)
            Other liabilities                                              (1,039)                94             (1,887)
            Other-net                                                          --                121                738
                                                                         --------           --------           --------

            Total adjustments                                              29,724             16,996             30,484
                                                                         --------           --------           --------

         Net cash provided by continuing operations                        21,716             16,388             21,862

DISCONTINUED OPERATIONS:
  Loss from discontinued operations                                            --                 --                (11)
   Gain on disposal of discontinued operations                                 --                 --                137
   Changes in operating assets and liabilities for
      discontinued operating activities                                        --                 --              1,929
                                                                         --------           --------           --------

         Net cash provided by discontinued operations                          --                 --              2,055
                                                                         --------           --------           --------

         Net cash provided by operating activities                         21,716             16,388             23,917
                                                                         --------           --------           --------

INVESTING ACTIVITIES:
   Additions to property, plant and equipment                              (6,083)            (9,136)           (10,363)
   Decrease in non-operating accounts payable                                 (41)            (1,305)            (2,458)
   Proceeds from sale and leaseback of equipment                              463              3,557                 --
   Proceeds from sale of assets held for sale                                 518                830                932
   Proceeds from sale of Tarboro assets                                        --                 --              2,330
                                                                         --------           --------           --------

      Net cash used in investing activities                                (5,143)            (6,054)            (9,559)
                                                                         --------           --------           --------

                                                                      Continued

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 1, 2000, JANUARY 2, 1999 AND JANUARY 3, 1998 (IN THOUSANDS)



                                                                                            YEAR ENDED
                                                                         ------------------------------------------------
                                                                         JANUARY 1,         JANUARY 2,         JANUARY 3,
                                                                            2000               1999               1998
                                                                         ----------         ----------         ----------


FINANCING ACTIVITIES:
 Principal payments of long-term debt                                      (280,854)          (153,059)           (17,173)
 Proceeds from issuance of long-term debt                                   264,357            141,914              5,500
 Purchase of treasury stock                                                     (15)              (242)                --
 Proceeds from issuance of common stock                                          --                 --                 36
 Dividends paid                                                                  --                 --             (2,157)
                                                                         ----------         ----------         ----------

  Net cash used in financing activities                                     (16,512)           (11,387)           (13,794)
                                                                         ----------         ----------         ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             61             (1,053)               564

CASH AND CASH EQUIVALENTS:
  Beginning of Year                                                           1,231              2,284              1,720
                                                                         ----------         ----------         ----------

  End of Year                                                            $    1,292         $    1,231         $    2,284
                                                                         ==========         ==========         ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid (received) during the year for:
  Interest                                                               $   11,153         $   12,365         $   13,582
                                                                         ==========         ==========         ==========

  Income taxes                                                           $      (63)        $   (5,579)        $     (654)
                                                                         ==========         ==========         ==========


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES - During 1997, the Company sold TJ Beall back to a member of the Beall Family in exchange for the preferred stock and a note receivable in the amount of $1,500.

In June 1997, the Company contributed 345 shares of treasury stock, totaling $2,200 to the Company's defined benefit pension plans.

During 1999, the Company accrued $1,703 in anticipation that it will be called on to honor its guarantee on certain employee obligations under the Company's Employee Stock Purchase Plan (See Note 14).


                                                                      Concluded
See Notes to Consolidated Financial Statements

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED JANUARY 1, 2000, JANUARY 2, 1999 AND JANUARY 3, 1998 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

-------------------------------------------------------------------------------

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
         POLICIES.

ORGANIZATION - The consolidated financial statements for the years ended January 1, 2000, January 2, 1999, and January 3, 1998 include the accounts of Johnston Industries, Inc. ("Johnston"), its direct wholly owned subsidiary, Johnston Industries Alabama, Inc. ("JI Alabama") and its indirect wholly owned subsidiaries, Johnston Industries Composite Reinforcements, Inc. ("JICR"), JI Georgia, Inc., formerly T.J. Beal Company ("TJ Beall"), and Greater Washington Investments ("GWI") (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated.
         On September 29, 1997, the Company sold substantially all of the assets of TJ Beall (see Note 3).

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

ASSETS HELD FOR SALE - All long-lived assets for which management, having authority to approve the actions, has committed to a plan of disposal, whether by sale or by abandonment, are classified as "held for sale" and reported at the lower of cost or fair value less cost to sell. Upon management's commitment to a disposal plan, depreciation is stopped for assets included within the plan. Subsequent revisions of estimated fair value less cost to sell are reported as adjustments in carrying amount, provided that the carrying amount does not exceed the carrying amount of the asset before an adjustment was made to reflect the decision to dispose of the asset.

The fair value of instruments in debt and equity securities are not readily determinable and are carried at the lower of costs or estimated net realizable value, the fair value of real estate is based on appraised values less estimated cost of disposal.

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

REVENUE RECOGNITION - Revenue is generally recognized as products are shipped to customers. When customers, under the terms of specific orders, request that the Company manufacture and invoice goods on a bill-and-hold basis, the Company recognizes revenue based on the completion date required in the order and actual completion of the manufacturing process, because at that time, the customer is invoiced and title and risks of ownership are transferred to the customer pursuant to the terms of the sales contract. Those terms provide that merchandise invoiced and held at any location by the Company, for whatever reason, shall be at the buyer's risk, and the Company may charge for insurance and storage at prevailing rates. Accounts receivable included bill-and-hold receivables of $6,872 and $7,264 at January 1, 2000 and January 2, 1999, respectively.
         In December 1999, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements, including among other issues, bill-and-hold sales. SAB No. 101A deferred the effective date for SAB No. 101, for registrants with a calendar year end, until the second fiscal quarter of 2000 to permit time for a detailed review of the SAB. The Company is currently reviewing SAB No. 101 and assessing whether and to what extent it may be impacted by adoption.

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

EARNINGS (LOSS) PER SHARE - Net income (loss) per share-basic is computed based on net income (loss) divided by the weighted average common shares outstanding during the year. EPS is not presented on a diluted basis as the effect of potentially dilutive securities was either anti-dilutive due to net losses or the difference was immaterial for the periods presented.

IMPAIRMENT OF LONG-LIVED ASSETS - The Company reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the years ended January 2, 1999, and January 3, 1998, the Company recorded impairment charges of ($75) and $5,609, respectively, in connection with restructurings (see Note 4) and the revision of prior estimates of the net realizable value of assets held for sale. All long-lived assets held for sale are reported at the lower of cost or fair value less cost to sell.

COMMITMENTS AND CONTINGENCIES - Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.
         The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study, if a remedial feasibility study is appropriate, or required. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Recoveries of environmental remediation costs from third parties which are probable of realization are separately recorded, and are not offset against the related environmental liability.

PENSION AND OTHER POSTRETIREMENT PLANS -
         Johnston has two noncontributory qualified defined benefit pension plans covering substantially all hourly and salaried employees. The plan covering salaried employees provides benefit payments based on years of service and the employees' final average ten years earnings. The plan covering hourly employees generally provides benefits of stated amounts for each year of service. Johnston's current policy is to fund retirement plans in an amount that falls between the minimum contribution required by ERISA and the maximum tax deductible contribution.

STOCK-BASED COMPENSATION -The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above and has adopted the disclosure requirements of SFAS No. 123.

         ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivatives imbedded in other contracts, and for hedging activities. It requires that, at adoption, hedging relationships should be designated anew and that entities recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. Pursuant to SFAS No. 137, this statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company expects that there will be no material impact as a result of its adoption of SFAS No. 133 in 2001.

RECLASSIFICATIONS - Certain prior year and prior period amounts have been reclassified to conform to the current year presentation.

2.       JUPITER NATIONAL, INC.

DISCONTINUANCE OF THE VENTURE CAPITAL SEGMENT - Concurrent with the acquisition of Jupiter National, Inc. ("Jupiter") in 1996, the Company's management made the decision to discontinue the venture capital investment segment of Jupiter's operation. Through June 28, 1997, the segment was accounted for as discontinued operations, and the net assets of the discontinued segment were recorded as an asset on the consolidated balance sheet and were expected to be disposed of by June 1997. During that period, the results of operations for Jupiter's venture capital investment activities were recorded as discontinued operations.
         At June 29, 1997, the remaining undisposed portfolio investments were reclassified from net assets of discontinued operations to assets held for sale on the consolidated balance sheet, and the results of continuing operations for their remaining portfolio investments have been reported as income from continuing operations on the consolidated statements of operations.

Loss from discontinued operations of Jupiter includes the following components:



                                                            YEAR ENDED
                                                            JANUARY 3,
                                                               1998
                                                           ------------
Operating costs .......................................    $         16
Income tax benefit ....................................              (5)
                                                           ------------
     Loss from discontinued operations of Jupiter .....    $        (11)
                                                           ============


         The following summarizes the aggregate carrying value of the portfolio investments held for sale at January 1, 2000 and January 2, 1999:



                                             JANUARY 1,     JANUARY 2,
                                                2000           1999
                                            ------------   ------------
Debt securities ........................    $      1,422   $      1,550
Equity securities ......................           1,671            872
Land ...................................             850            850
                                            ------------   ------------

                                            $      3,943   $      3,272
                                            ============   ============

3.       T.J. BEALL COMPANY

         On March 25, 1996, the Company acquired all of the outstanding common stock of TJ Beall, a broker in cotton by-products located in West Point, Georgia. The TJ Beall stock was acquired in exchange for 325,000 shares of nonvoting convertible preferred stock ("Series 1996 Preferred Stock") of the Company. Dividends on the Series 1996 Preferred Stock were payable quarterly at the rate of $.125 per share. The acquisition was accounted for under the purchase method of accounting. Goodwill of $2,116 was recorded and was originally assigned a useful life of 20 years. Each share of Series 1996 Preferred Stock was convertible into the Company's voting common stock, par value $.10 per share (the "Common Stock"), on a one-for-one basis on a specified time frame.
         In September 1997, an agreement was reached culminating in the sale of substantially all of the assets and current liabilities of TJ Beall back to a member of the Beall family. The sale of TJ Beall resulted in a loss of $546, which is recorded in other - net in the 1997 statement of operations.

4.       RESTRUCTURING AND IMPAIRMENT CHARGES

         The Company recorded the following restructuring and impairment charges:



                                                   YEAR ENDED JANUARY 2, 1999          YEAR ENDED JANUARY 3, 1998
                                                 -------------------------------    -------------------------------
                                                 RESTRUCTURING      IMPAIRMENT      RESTRUCTURING      IMPAIRMENT
                                                 -------------    --------------    -------------    --------------
Langdale facility..............................  $         168    $           --    $         389    $        2,630
TJ Beall.......................................             --                --               --             1,984
Tarboro facility...............................             --                --               --                11
Other restructuring and impairment charges.....             --               (75)             275               984
                                                 -------------    --------------    -------------    --------------
Total..........................................  $         168    $          (75)   $         664    $        5,609
                                                 =============    ==============    =============    ==============


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

T.J. BEALL IMPAIRMENT - In recognition of the disappointing operating results realized at TJ Beall since its acquisition in March of 1996 and risks inherent in future operations, the Company recorded restructuring charges of $1,984 in June of 1997 for the write-off of goodwill related to the acquisition of TJ Beall. (See Note 3).

TARBORO FACILITY - In 1995, the Company decided to close the manufacturing facility in Tarboro, North Carolina (the "Tarboro Facility"), which had been operated by the Wellington Sears Company, a wholly-owned subsidiary of Jupiter. All activities related to the closing of the Tarboro Facility were substantially completed in January 1997. In 1997, the Company recorded impairment charges totaling $11 in settlement of the reserve established for restructuring and impairment. In December 1997, the Tarboro Facility was sold resulting in net proceeds of $2,330. A gain of $405, net of taxes of $234, was recorded on the sale.

OTHER RESTRUCTURING AND IMPAIRMENT CHARGES -In 1997, the Company recorded $275 in restructuring charges related to the realignment of divisions. Also, in 1997, the Company recorded impairment losses totaling $984, which includes a $552 write-down of the Company's investment in software for which the original implementation attempt was abandoned, an additional $253 write-down of the Jupiter building, and a $179 write-down of the outlet store in West Point, Georgia. In 1998, the Company recorded a favorable adjustment of $75 to the impairment reserve for Jupiter's former office building in Rockville, Maryland, which was sold in February 1998.

5.       STEEL FABRICATION OPERATIONS

         The accompanying consolidated balance sheets at January 1, 2000 and January 2, 1999 include current and other liabilities of $5,400 and $6,624, respectively, for the remaining costs expected to be incurred in connection with the Company's former steel fabrication operations, which were discontinued in 1981. These costs are principally related to health insurance and death benefits for former employees and are stated at the actuarially determined discounted present value.

6.       INVENTORIES

         Inventories consisted of the following:



                                                                                 JANUARY 1,       JANUARY 2,
                                                                                    2000             1999
                                                                                ------------    -------------
Inventories - FIFO cost flow assumption
     Finished goods..........................................................   $     28,231    $      33,136
     Work-in-process.........................................................          7,984            8,793
     Raw materials...........................................................         10,150           12,317
     Direct materials and supplies...........................................          4,050            4,687
                                                                                ------------    -------------
                                                                                      50,415           58,933
     Less LIFO reserve.......................................................             --              854
                                                                                ------------    -------------

         Inventories - LIFO cost flow assumption.............................   $     50,415    $      58,079
                                                                                ============    =============





7.       ASSETS HELD FOR SALE

         Assets held for sale consisted of the following:



                                                                                 JANUARY 1,       JANUARY 2,
                                                                                    2000             1999
                                                                                ------------    -------------
Jupiter investments (see Note 2).............................................   $      3,943    $       3,272
Other........................................................................             14              516
                                                                                ------------    -------------

     Assets held for sale....................................................   $      3,957    $       3,788
                                                                                ============    =============

8.       PROPERTY, PLANT, AND EQUIPMENT

         Property, plant, and equipment consisted of the following:



                                                                                 JANUARY 1,       JANUARY 2,
                                                                                    2000             1999
                                                                                ------------    -------------
Land.........................................................................   $        933    $         935
Buildings and improvements...................................................         36,923           36,105
Machinery and equipment......................................................        206,133          202,680
                                                                                ------------    -------------
                                                                                     243,989          239,720
Less accumulated depreciation................................................        157,017          140,234
                                                                                ------------    -------------

     Property, plant, and equipment - net....................................   $     86,972    $      99,486
                                                                                ============    =============



9.       ACCRUED EXPENSES

         Accrued expenses consisted of the following:



                                                                                 JANUARY 1,       JANUARY 2,
                                                                                    2000             1999
                                                                                ------------    -------------
Salaries, wages, and employee benefits.......................................   $      6,254    $       5,805
Taxes, other than income taxes...............................................          1,093            1,008
Interest expense.............................................................            702              791
Current portion of estimated phase-out costs
     of steel fabrication operations.........................................            950            1,150
Other........................................................................          1,270            1,105
                                                                                ------------    -------------

     Accrued expenses........................................................   $     10,269    $       9,859
                                                                                ============    =============





10.      LONG-TERM DEBT AND REVOLVING CREDIT FACILITY

         Long-term debt consisted of the following:



                                                                                 JANUARY 1,       JANUARY 2,
                                                                                    2000             1999
                                                                                ------------    -------------
Revolving credit facility....................................................   $     59,941    $      66,954
Term loans...................................................................         50,085           59,402
Purchase money mortgage loan.................................................            826              913
Industrial development note (net of unamortized discount)....................            382              439
Capital lease obligations....................................................            314              344
Other........................................................................          1,753               --
                                                                                ------------    -------------
     Total...................................................................        113,301          128,052
         Less current maturities and revolving credit facility...............        110,872           76,943
                                                                                ------------    -------------

     Long-term debt less current maturities..................................   $      2,429    $      51,109
                                                                                ============    =============

         In compliance with the Emerging Issues Task Force Issue No. 95-22, "Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement" the revolving credit facility in the amount of $59,941 and $66,954 is classified as short-term debt in the consolidated financial statements.

         The estimated fair value of long-term debt (including current maturities) approximates book value at January 1, 2000 and January 2, 1999. Interest rates that are currently available to the Company for issuance of debt with similar terms, credit characteristics and remaining maturities were used to estimate fair value of long-term debt.

FINANCING - On March 28, 1996, the Company signed an agreement with a syndicate of lenders (the "Bank Credit Agreement") to provide financing required to consummate the merger with Jupiter, to refinance certain existing indebtedness, to pay related fees and expenses, and to finance the ongoing working capital requirements of the Company. This agreement also provided for the consolidation of the Company's outstanding debt.

         The Bank Credit Agreement is comprised of two term loan facilities and a revolving credit facility. Term loan facility A ("Term Loan A") is a $40,000 facility with an amended maturity date of July 2000. The interest rates on these borrowings range from 8.40% to 10.25% and from 8.20% to 10.25% for the years ended January 1, 2000 and January 2, 1999, respectively, which is based on a Base Rate, the prime commercial lending rate, plus 1.75% and is subject to change at the Company's option to a rate based on the London Interbank Offered Rate ("LIBOR") plus 3.50%. As of January 1, 2000 and January 2, 1999 the borrowings outstanding under Term Loan A were $19,155 and $26,987, respectively.

         Term loan facility B ("Term Loan B") is a $40,000 facility with an amended maturity date of July 2000. The interest rates on these borrowings range from 8.95% to 11.25% and from 8.70% to 10.75% for the years ended January 1, 2000 and January 2, 1999, respectively, which is based on a Base Rate, as defined, plus 2.75% and 2.25%, respectively, and is subject to change at the Company's option to a rate based on LIBOR, plus 4.50% and 4.00%, respectively. As of January 1, 2000 and January 2, 1999, the borrowings outstanding under Term Loan B were $30,930 and $32,415, respectively.

         The revolving credit facility (the "Revolving Credit Facility") provides up to $80,000 in borrowing, with an amended maturity date of July 2000. Principal amounts outstanding are due and payable at final maturity. The interest rate on these borrowings range from 8.00% to 10.00% and from 8.40% to 9.25% for the years ended January 1, 2000 and January 2, 1999, respectively, which is based on a Base Rate, as defined, plus 1.50% and is subject to change at the Company's option to a rate based on LIBOR plus 3.50% and 3.00%, respectively. Commitment fees are payable quarterly at 1/2 of 1%, based on the unused portion of the facility.

         Substantially all assets are pledged as collateral for the borrowings under the Bank Credit Agreement. The amended Bank Credit Agreement requires the Company to maintain certain financial ratios and specified levels of tangible net worth and places a limit on the Company's level of capital expenditures and type of mergers or acquisitions. The amended Bank Credit Agreement permits the Company to pay dividends on its common stock provided it is in compliance with various covenants and provisions contained therein, which among other things, limits dividends and restricts investments to the lesser of: (a) 20% of total assets of the Company, on a fully consolidated basis, as of the date of determination thereof; (b) $5,000 plus 50% of cumulative consolidated net income for the period commencing on January 1, 1997, minus 100% of cumulative consolidated net loss for the consolidated entities for such period, as calculated on a cumulative basis as of the end of each fiscal quarter of the consolidated entities with reference to the consolidated financial statements for such quarter. Accordingly, at January 1, 2000, the Company is not permitted to declare and pay dividends.

AMENDMENTS TO THE BANK CREDIT AGREEMENT - The Bank Credit Agreement has been amended several times to modify certain covenants, the latest amendment of which was executed on April 1, 1999 (the "1999 Amendment"). In addition to covenant modifications, the 1999 Amendment also includes an increase in interest rates of 1/2% effective as of April 4, 1999.
         In addition to limited covenant modifications, which were effective through January 2, 1999, and increased interest rates, a March 30, 1998 amendment (the "March 1998 Amendment") required the Company to adopt new cash management procedures during the second quarter of 1998, which included establishment of a lock-box with instruction for customers to remit payments directly to the lock-box. Pursuant to the March 1998 Amendment, the Company agreed that a collateral monitoring arrangement should be put into effect whereby the Company is required, through an independent collateral monitoring agent, to report certain financial data on a periodic basis to the lenders.
         The Company paid amendment fees as a result of both the March 1998 Amendment and the 1999 Amendment, each in an amount equal to 1/4 of 1% of Term Loan A, Term Loan B, and the Revolving Credit Facility.

FINANCIAL COVENANTS - As of January 1, 2000, the Company was not in compliance with certain of the covenants under the Bank Credit Agreement. Considering the maturity date of the Bank Credit Agreement plus the pending tender offer and refinancing (see Note 21), no waivers have been sought.

OTHER DEBT INSTRUMENTS - The following discussion relates to debt outstanding, which is unrelated to borrowings under the Bank Credit Agreement.

PURCHASE MONEY MORTGAGE LOAN - In connection with the purchase of an office building during 1994, Johnston obtained a Purchase Money Mortgage Loan of $1,325. Borrowings under this loan accrue interest at the lesser of: (1) 30-day adjustable, 60-day adjustable, or 90-day adjustable LIBOR rate plus 2.70% or
(2) the prime rate. The interest rate on this loan was 8.50% at January 1, 2000 and 7.75% at January 2, 1999. Beginning on March 31, 1994, Johnston was obligated to make 58 consecutive quarterly payments of principal of $22 plus interest, with all remaining principal and interest due on December 31, 2007. The Company's office building in Columbus, Georgia is pledged as collateral under this loan agreement.

CONTINGENT LIABILITY GUARANTEES - Based on the probability that it will be called upon to fulfill its guarantee on certain loans to former participants of the Company's Employee Stock Purchase Plan, the Company has recorded a contingent liability which includes long-term liability of $1,362 and current maturities of long-term liabilities of $341 (see Note 14).

INDUSTRIAL DEVELOPMENT NOTE - In October 1995, the Company entered into an Industrial Development Note with the County of Chambers, Alabama, the proceeds of which were used to purchase a building. The original principal amount is repayable in equal annual installments of $100 beginning December 31, 1996 through December 31, 2004. At January 1, 2000 and January 2, 1999, the unamortized discount on the note was $118 and $161 (discount based on an imputed interest rate of 9.75%), respectively.

DEBT MATURITIES - Aggregate scheduled repayments, resulting from the amended credit agreement, of long-term debt as of January 1, 2000 are summarized as follows:



YEAR ENDING                                                AMOUNT
-----------                                              ----------
2000...................................................  $  110,872
2001...................................................         504
2002...................................................         503
2003...................................................         510
2004...................................................         519
Thereafter.............................................         393
                                                         ----------

                                                         $  113,301
                                                         ==========


11.      FINANCIAL INSTRUMENTS

           The Company utilizes derivative financial instruments to reduce exposure to adverse fluctuation in interest and foreign exchange rates. These financial instruments are designated and used as hedges against specific underlying exposures. Because of these specific relationships, fluctuations in the value of the instruments are generally offset by changes in the value of the underlying exposures. The Company does not utilize financial instruments for trading or other speculative purposes.

         INTEREST RATE SWAPS - Exposure to interest rate risk relates to variable rate obligations under the Company's Bank Credit Agreement. Interest rate swap agreements are utilized to manage overall borrowing costs and reduce exposure to adverse fluctuations in interest rates. An interest rate swap agreement is currently in place under which the Company pays an average of certain LIBOR based rates on $26,500 notional principal. This agreement, which was entered into on June 3, 1999 and expires on July 1, 2000, also contains interest rate caps which further limit interest rate exposures. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. Any differences paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the lives of the agreements without the exchange of the underlying notional amounts.
         The fair values of interest rate instruments are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. At January 1, 2000 and January 2, 1999, the Company estimates it would have paid $77 and $304, respectively, to terminate the agreements in place at those times.

         FORWARD EXCHANGE CONTRACTS - The Company maintains forward exchange contracts in connection with certain non-binding sales commitments denominated in foreign currencies. These instruments are recorded at fair value for balance sheet purposes and are accounted for using the mark-to-market method of accounting in which the unrealized gains or losses resulting from the impact of price movements are recognized as net gains or losses in the consolidated statements of operations.
         The fair values of foreign exchange contracts are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current exchange rates and the current creditworthiness of the counterparties. At January 1, 2000, the Company estimates that it would have paid $57 to terminate the contracts.
         The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties, and no material loss would be expected from nonperformance by any one of such counterparties.

         It is estimated that the carrying value of the Company's other financial instruments (see Note 10) approximated fair value at January 1, 2000 and January 2, 1999.

12.      OTHER LIABILITIES

         Other liabilities consisted of the following:



                                                                                 JANUARY 1,       JANUARY 2,
                                                                                    2000             1999
                                                                                ------------    -------------
Long-term portion of estimated phase-out costs
     of steel fabrication operations.........................................   $      4,450    $       5,474
Additional pension liability (see Note 18)...................................             --              324
Other........................................................................          1,738            3,080
                                                                                ------------    -------------

                                                                                $      6,188    $       8,878
                                                                                ============    =============


13.       STOCK OPTION PLANS

EMPLOYEES' STOCK INCENTIVE PLAN - Johnston has a stock incentive plan for key employees and non-employee directors under which Johnston may grant incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock. Stock appreciation rights may only be granted in conjunction with nonqualified stock options. The maximum number of common shares which could be issued upon exercise of options or through awards granted under this plan is 2,858,450. Incentive stock options granted under the plan are exercisable, on a cumulative basis, at a rate of 25% each year, beginning one year after the date of grant. Nonqualified stock options are exercisable beginning six months after the date of grant.

         A summary of employee stock option activity is as follows:



                                                                                                          WEIGHTED
                                                                 INCENTIVE                  RANGE OF      AVERAGE
                                                   NONQUALIFIED    STOCK                    EXERCISE     EXERCISE
                                                      OPTIONS     OPTIONS       TOTAL        PRICES       PRICES
                                                   ------------ -----------  -----------  --------------  ---------

Options outstanding at December 28, 1996.........      713,816      364,514    1,078,330     1.98 - 8.25       4.84
     Total options granted in 1997...............       20,000           --       20,000     7.50              7.50
     Total options exercised in 1997.............           --      (34,800)     (34,800)    1.98              1.98
     Total options cancelled in 1997.............      (16,000)          --      (16,000)    7.50 - 8.25       8.11
                                                   -----------  -----------  -----------  --------------  ---------
Options outstanding at January 3, 1998...........      717,816      329,714    1,047,530     1.98 - 8.25       5.15
     Total options granted in 1998...............      415,937       51,063      467,000     4.38 - 5.88       5.47
     Total options cancelled in 1998.............     (218,000)          --     (218,000)    4.63 - 8.25       7.09
                                                   -----------  -----------  -----------  --------------  ---------
Options outstanding at January 2, 1999...........      915,753      380,777    1,296,530     1.98 - 8.25       5.00
     Total options granted in 1999...............      111,000           --      111,000     1.50 - 2.94       2.17
     Total options converted from ISO's to NQSO's      329,714     (329,714)          --     1.98 - 3.62       2.92
     Total options cancelled in 1999.............      (37,500)          --      (37,500)    2.94 - 8.25       6.80
                                                   -----------  -----------  -----------  --------------  ---------
Options outstanding at January 1, 2000...........    1,318,967       51,063    1,370,030     1.50 - 8.25       4.70
                                                   ===========  ===========  ===========  ==============  =========

     Total options exercisable at January 1,2000.    1,103,009       17,021    1,120,030     1.98 - 8.25       4.53
                                                   ===========  ===========  ===========  ==============  =========

Options available for grant at January 1, 2000...                                356,645
                                                                             ===========

         The following table summarizes information about outstanding and exercisable stock options at January 1, 2000:



                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                      --------------------------------------     -----------------------
                                      WEIGHTED
                                       AVERAGE      WEIGHTED                   WEIGHTED
          RANGE OF                    REMAINING      AVERAGE                    AVERAGE
          EXERCISE      NUMBER        CONTRACT      EXERCISE      NUMBER       EXERCISE
           PRICES     OUTSTANDING       LIFE          PRICE     EXERCISABLE      PRICE
       -------------  -----------     ---------     --------    -----------   ----------
       $ 1.98  -2.50      396,376           2.6     $   2.11        371,376   $     2.16
         2.94  -3.62      141,154           1.7         3.54        141,154         3.54
         4.38  -5.88      614,500           6.4         5.54        399,500         7.50
         7.50  -8.25      218,000           6.7         7.50        208,000         7.50
                      -----------     ---------     --------    -----------   ----------

          Total         1,370,030           4.9     $   4.70      1,120,030   $     4.53
                      ===========     =========     ========    ===========   ==========


         During 1999, the expiration date was modified on 636,530 options previously granted to a former officer of the Company. As a result of this modification, 329,714 of these options, which were qualified incentive stock options were converted to non-qualified stock options.
         The estimated weighted average fair value of options granted during 1999, 1998 and 1997 was $1.23, $2.91 and $4.03 per share, respectively. The Company applies APB No. 25 and related interpretations in accounting for its stock incentive plan. Accordingly, no compensation cost has been recognized for its stock incentive plan. Had compensation cost for the Company's stock incentive plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS No. 123, additional compensation expense of approximately $130, $1,254 and $71 for the years ended January 1, 2000, January 2, 1999 and January 3, 1998, respectively, would have been recorded.

         Accordingly, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:



                                                             JANUARY 1,      JANUARY 2,      JANUARY 3,
                                                                2000            1999             1998
                                                            ------------    ------------    ------------
Net loss available to common shareholders:
     As reported                                            $     (8,008)   $       (608)   $     (8,578)
     Pro forma                                                    (8,090)         (1,403)         (8,623)
Net loss per common and common equivalent share:
     As reported                                            $      (0.75)   $      (0.06)   $      (0.81)
     Pro forma                                                     (0.75)          (0.13)          (0.81)


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

The fair value of options granted under the Company's stock incentive plan was estimated on the date of grant or modification using the Black-Scholes option pricing model with the following weighted average assumptions used:





                                                                1999         1998        1997
                                                                ----         ----        ----
Expected volatility.........................................   41.74%       36.76%      33.65%
Risk free interest rate.....................................    5.36%        5.60%       6.24%

Expected lives in years.....................................    8.00         8.00        8.00


14.      EMPLOYEE STOCK PURCHASE PLAN

         On October 15, 1990, the Company adopted an employee stock purchase plan under which eligible key employees and directors of the Company may purchase shares of the Company's common stock through loans guaranteed by the Company. Under the plan, as of January 1, 2000, 23 key employees and directors currently have outstanding loans of $2,956 related to the purchase of 353,464 shares of the Company's common stock. To purchase stock, participants generally execute five-year full recourse demand promissory notes with a third-party lender. The notes generally bear interest at prime plus .25%.

         The third-party lender has the right to recover the loan proceeds from the participant's personal assets, including the purchased stock in the event of default. The participants may not sell their shares until they have made arrangements to pay off their loans with the proceeds from the sale of the stock or by settling the loans with other personal assets. As of January 1, 2000, the market value of the purchased stock was $596. The Company has no obligation to repurchase the stock from the participant.

         At January 1, 2000 and January 2, 1999, the Company had guaranteed plan participants' borrowings totaling approximately $2,956 and $5,585, respectively. During 1999, the Company made payments of approximately $186 to a third party lender in connection with default on two participant's loans.

         The Company has become aware of inappropriate transfers of the stock acquired under the plan by certain former participants. The Company intends to assist the lenders in seeking full collection of the loans from the participants, including offsetting amounts or benefits due these former participants. In recognition of the Company's guarantee of these loans and the inherent uncertainty of recovery from participants involved, the Company has recognized a loss of $2,073 as "other-net" in the 1999 consolidated statement of operations and recorded a contingent liability in the 1999 consolidated balance sheet at January 1, 2000. The Company is in negotiations with the lenders concerning collection under the Company's guarantee and restructuring the program to prohibit future unauthorized transfers.

         The Company has the discretion to reimburse the participants for their payments of interest under the plan in excess of dividends paid on the Company's common stock in any given year. The Company treats these payments as compensation expense and income to the participants. Compensation expense relating to interest payments under the plan was $401, $435, and $385 for the years ended January 1, 2000, January 2, 1999 and January 3, 1998, respectively.

15.      INCOME TAXES

         The provision (benefit) for income taxes is comprised of the following:



                                                                            YEAR ENDED
                                                            -----------------------------------------
                                                             JANUARY 1,     JANUARY 2,     JANUARY 3,
                                                                2000          1999           1998
                                                            -----------    -----------    -----------
Federal:
     Current..............................................  $      (371)   $     (370)   $    (3,128)
     Deferred.............................................       (3,566)         (861)           295
                                                            -----------     ---------     ----------
                                                                 (3,937)       (1,231)        (2,833)
State:
     Current..............................................         (421)          106           (292)
     Deferred.............................................         (343)          (66)           101
                                                            -----------     ---------     ----------
                                                                   (764)           40           (191)
                                                            -----------     ---------     ----------

Provision (benefit) for income taxes......................  $    (4,701)   $   (1,191)   $    (3,024)
                                                            ===========     =========     ==========

Components of provision (benefit) for income taxes:
     Continuing operations................................  $    (4,701)    $  (1,191)   $    (3,079)
     Discontinued operations..............................           --            --             55
                                                            -----------     ---------     ----------

         Total............................................  $    (4,701)    $  (1,191)   $    (3,024)
                                                            ===========     =========    ===========


         The significant components of deferred income tax assets and liabilities are as follows:



                                                                                 JANUARY 1,     JANUARY 2,
                                                                                    2000           1999
                                                                                -----------    ------------
Deferred tax assets:
     Estimated phase-out costs of steel fabrication operations...............   $     1,979    $      2,427
     Unrealized depreciation - investments...................................            --              47
     Alternative minimum tax credits.........................................         4,615           4,986
     Federal tax net operating loss carryforwards ...........................         2,006              --
     State tax net operating loss carryforwards..............................           978           1,239
     Other - net.............................................................           883             135
                                                                                -----------    ------------
                                                                                     10,461           8,834
Deferred tax liabilities:
     Property, plant, and equipment..........................................       (11,560)        (13,032)
     Inventories.............................................................        (2,780)         (3,444)
     Unrealized appreciation - investments...................................          (193)             --
                                                                                -----------    ------------
         ....................................................................       (14,533)        (16,476)
     Valuation allowance.....................................................          (900)         (1,239)
                                                                                -----------    ------------

         Net deferred tax liability..........................................   $    (4,972)   $     (8,881)
                                                                                ===========    ============

Components of net deferred tax assets (liability):
     Net current deferred tax assets.........................................   $     2,861    $      1,249
     Net long-term deferred tax liability....................................        (7,833)        (10,130)
                                                                                -----------    ------------

                                                                                $    (4,972)   $     (8,881)
                                                                                ============   ============

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

         The reconciliation of the Company's effective income tax rate to the federal statutory rate of 34% follows:

                                                                                 YEAR ENDED
                                                            -------------------------------------------------------
                                                              JANUARY 1,          JANUARY 2,          JANUARY 3,
                                                                 2000                1999                1998
                                                            ---------------     ---------------    ----------------
Federal income tax benefit at statutory rate..............  $        (4,321)    $          (612)   $         (3,917)
State income taxes, net of federal tax effect.............             (504)                 26                (126)
Amortization of goodwill..................................              214                 219                 906
Other - net...............................................               26                  95                 113
Tax rate differential related to
     net operating loss carryback.........................             (116)               (919)                 --
                                                            ----------------    ---------------    ----------------

                                                            $        (4,701)    $        (1,191)   $         (3,024)
                                                            ================    ===============    ================

         At January 1, 2000 and January 2, 1999, the Company has non-expiring alternative minimum tax credit carryforwards of approximately $4,615 and 4,986, respectively, which have been used as a basis for recording tax assets. At January 1, 2000, the Company has a federal net operating loss carryforward for the current year of $5,900 available to reduce future taxable income. The tax effect of the federal net operating loss carryforward, $2,006, has been recorded as a tax asset, and expires in the year 2019. At January 1, 2000 and January 2, 1999, the Company also has state net operating loss carryforwards of $26,360 as of its tax year ending January 1, 2000 and $30,969 as of its former tax year ending June 30, 1998. The state net operating loss carryforwards from the Company's various states of operation expire from 2003 to 2019. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances. All of the aforementioned tax assets are included in the long-term deferred taxes payable account.

16.      COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS - Rent expense under operating leases covering production equipment and office facilities was approximately $2,241 for the year ended January 1, 2000, $1,218 for the year ended January 2, 1999 and $1,158 for the year ended January 3, 1998.

         At January 1, 2000, the Company is committed to pay the following minimum rental payments on non-cancelable operating leases:


YEAR ENDING                                                         AMOUNT
-----------                                                    ----------------
2000.........................................................  $          2,512
2001.........................................................             2,252
2002.........................................................             2,118
2003.........................................................             1,985
2004.........................................................             1,723
Thereafter...................................................             3,545
                                                               ----------------
                                                               $         14,135
                                                               ================

OTHER COMMITMENTS - The Company has employment contracts with certain of its employees extending through 2002 aggregating approximately $1,665.

         As of January 1, 2000, the Company has purchase commitments with several vendors to buy inventory totaling approximately $38,301.

         The Company purchases cotton through approximately ten established merchants with whom it has long-standing relationships. The majority of the Company's purchases are executed using "on-call" contracts. These on-call arrangements are used to insure that an adequate supply of cotton is available for the Company's requirements. Under on-call contracts, the Company agrees to purchase specific quantities for delivery on specific dates, with pricing to be determined at a later time. Prices are set according to prevailing prices, as reported by the New York Cotton Exchange, at the time of the Company's election to fix specific contracts.

         Cotton on-call with a fixed price at January 1, 2000 was valued at approximately $9,016, and is scheduled for delivery early in 2000. At January 1, 2000, the Company had unpriced contracts for deliveries between April 1, 2000 and July 1, 2001. Based on the prevailing price at January 1, 2000, the value of these commitments is approximately $12,250 for deliveries between April and December of 2000 and approximately $11,146 for deliveries between January and July of 2001. As commodity price fluctuations are generally short-term in nature, and have not historically had a significant long-term impact on operating performance, financial instruments are not used to hedge commodity price risk.

         On September 28, 1998 and June 22, 1999, the Company entered into a leasing programs, under which, the Company is able to enter into operating leases for manufacturing and other equipment for which original cost is expected to approximate $7,500 and $5,250, respectively.

         The Company also has capital commitments with terms extending over one year as of January 1, 2000 with several vendors for the purchase of machinery and equipment aggregating approximately $310.

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

         Financial and related information for business segments is as follows:

                                                  Greige       Finished        Fiber          All       Reconciling
               Year                              Fabrics       Fabrics       Products        Other      Eliminations   Consolidated
--------------------------------------------     ---------    ---------      --------      ---------    ------------   ------------
AS OF AND FOR THE YEAR ENDED JANUARY 1, 2000
Trade revenues                                   $ 126,926    $  93,476      $ 31,937      $  11,697      $      --      $ 264,036
Intersegment revenues                                5,354        5,328           603             --        (11,285)            --
Income (loss) before income taxes                    4,582         (868)          470        (16,893)            --        (12,709)
Interest income                                        (41)         (40)           --           (491)            --           (572)
Interest expense                                        11           44            --         11,962             --         12,017
Income tax expense (benefit)                         1,847         (242)          218         (6,524)            --         (4,701)
Equity in income of investees                           --           --            --            799             --            799
Depreciation and amortization                       10,636        6,051         1,115            889             --         18,691
Total assets                                        92,792       64,410        18,468        308,749       (290,453)       193,966
Expenditures for segment assets                      1,703        1,792         1,732            856             --          6,083
Investment in equity method investee                    --           --            --          1,171             --          1,171

AS OF AND FOR THE YEAR ENDED JANUARY 2, 1999
Trade revenues                                   $ 137,443    $ 100,954      $ 34,390         10,937      $      --      $ 283,724
Intersegment revenues                                7,221        4,362         1,040             --        (12,623)            --
Income (loss) before income taxes                   14,296       (3,096)        2,169        (15,168)            --         (1,799)
Interest income                                        (19)          (5)           --           (679)            --           (703)
Interest expense                                        31           75            --         13,314             --         13,420
Income tax expense (benefit)                         5,404       (1,057)          842         (6,380)            --         (1,191)
Equity in income of investees                           --           --            --            326             --            326
Depreciation and amortization                       11,391        6,274         1,051          1,179             --         19,895
Other significant non-cash items:
   Restructuring and impairment charges                 --          132            36            (75)            --             93
Total assets                                       105,957       73,525        19,714        339,976       (319,633)       219,539
Expenditures for segment assets                      3,946        2,603         1,729            858             --          9,136
Investment in equity method investee                    --           --            --            372             --            372

AS OF AND FOR THE YEAR ENDED JANUARY 3, 1998
Trade revenues                                   $ 161,939    $ 109,986      $ 52,397      $   8,215      $      --      $ 332,537
Intersegment revenues                                5,348        4,608         3,212             --        (13,168)            --
Income (loss) before income taxes                   19,859       (7,174)       (3,919)       (20,467)            --        (11,701)
Interest income                                        (10)         (18)           --           (767)            --           (795)
Interest expense                                        47           69            --         13,890             --         14,006
Income tax expense (benefit)                         7,428       (2,517)         (760)        (7,230)            --         (3,079)
Depreciation and amortization                       11,373        7,594         1,213          1,190             --         21,370
Other significant non-cash items:
   Restructuring and impairment charges                 --        3,383         2,492            398             --          6,273
Total assets                                       110,981       78,829        16,238        411,257       (382,517)       234,788
Expenditures for segment assets                      6,001        3,438           645            279             --         10,363

         The Company sells its products to approximately 3,500 customers with net sales to the largest customer accounting for 4%, 5%, and 6% of total sales for the years ended January 1, 2000, January 2, 1999 and January 3, 1998, respectively. The Company sells its products throughout the United States as well as internationally. The largest portion of domestic sales are for customers located in the eastern half of the United States, and though generally no more than 6% of its annual sales are derived from direct international sales, there is no significant concentration of direct sales into any particular country.

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

         The provisions of SFAS No. 87 require recognition in the consolidated balance sheets of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At January 2, 1999, an additional liability of $1,651 was recorded in the consolidated balance sheets.

         Net periodic pension cost for the hourly and salaried defined benefit pension plans included the following components:

                                                                                 YEAR ENDED
                                                            -------------------------------------------------------
                                                              JANUARY 1,          JANUARY 2,          JANUARY 3,
                                                                 2000                1999                1998
                                                            ---------------     ---------------    ----------------
Service cost..............................................  $         1,807     $         1,671    $          1,664
Interest cost.............................................            2,629               2,507               2,444
Expected return on plan assets............................           (2,905)             (2,757)             (2,212)
                                                            ===============     ===============    ================

Amortization costs:
     Transition (asset)/obligation........................              298                 298                 298
     Prior service costs..................................              228                 255                 255
     Actuarial (gain)/loss................................               78                  --                  --
                                                            ---------------     ---------------    ----------------
         Net amortization.................................              604                 553                 553

Net periodic pension cost.................................  $         2,135     $         1,974    $          2,449
                                                            ===============     ===============    ================


         The following is a reconciliation of the projected benefit obligation for the hourly and salaried defined benefit pension plans:


                                                                                 YEAR ENDED
                                                            -------------------------------------------------------
                                                              JANUARY 1,          JANUARY 2,          JANUARY 3,
                                                                 2000                1999                1998
                                                            ---------------     ---------------    ----------------
Projected benefit obligation at beginning of year.........  $        40,155     $        36,779    $         30,302

Service cost..............................................            1,807               1,671               1,664
Interest cost.............................................            2,629               2,507               2,444
Actuarial (gain) loss.....................................           (1,766)              1,960               4,344
Benefits paid.............................................           (2,380)             (2,762)             (1,975)
                                                            ----------------    ---------------    ----------------

Projected benefit obligation at end of year...............  $        40,445     $        40,155    $         36,779
                                                            ===============     ===============    ================

         The following is a reconciliation of plan assets for the hourly and salaried defined benefit pension plans:

                                                                                 YEAR ENDED
                                                            -------------------------------------------------------
                                                              JANUARY 1,          JANUARY 2,          JANUARY 3,
                                                                 2000                1999                1998
                                                            ---------------     ---------------    ----------------
Fair value of plan assets at beginning of year............  $        37,890              34,076              26,044

Actual return on plan assets..............................            5,215               4,939               4,249
Employer contributions....................................            1,501               1,637               5,758
Benefits paid.............................................           (2,380)             (2,762)             (1,975)
                                                            ----------------    ---------------    ----------------

Fair value of plan assets at end of year..................  $        42,226     $        37,890    $         34,076
                                                            ===============     ===============    ================

         The following is a reconciliation of funded status for the hourly and salaried defined benefit pension plans:

                                                                                 YEAR ENDED
                                                            -------------------------------------------------------
                                                              JANUARY 1,          JANUARY 2,          JANUARY 3,
                                                                 2000                1999                1998
                                                            ---------------     ---------------    ----------------
Accumulated benefit obligation (ABO)
     Vested...............................................  $        30,772     $        31,858    $         34,286
     Nonvested............................................            5,796               5,772                 291
                                                            ---------------     ---------------    ----------------
Total accumulated benefit obligation......................           36,568              37,630              34,577
                                                            ===============     ===============    ================

Projected benefit obligation (PBO)........................           40,445              40,155              36,779

Market value of plan assets...............................           42,226              37,890              34,076
                                                            ---------------     ---------------    ----------------
Unfunded projected benefit obligation.....................           (1,781)              2,265               2,703
Unrecognized net transition obligation....................             (745)             (1,042)             (1,340)
Unrecognized prior service costs..........................           (1,174)             (1,402)             (1,657)
Unrecognized net gain (loss)..............................            1,212              (2,942)             (2,563)
Additional liability......................................               --               1,651               1,882
                                                            ---------------     ---------------    ----------------

Prepaid pension cost recognized in the
     consolidated balance sheets..........................  $        (2,488)    $        (1,470)   $           (975)
                                                            ================    ===============    ================

Adjustments to Reflect Minimum Liability
Additional liability......................................  $            --     $         1,651    $          1,882
Intangible asset..........................................               --               1,651               1,882
                                                            ---------------     ---------------    ----------------

     Cumulative charge to equity..........................  $            --     $            --    $             --
                                                            ===============     ===============    ================

The following are assumptions regarding determination of pension costs:


                                                                                 YEAR ENDED
                                                            -------------------------------------------------------
                                                              JANUARY 1,          JANUARY 2,          JANUARY 3,
                                                                 2000                1999                1998
                                                            ---------------     ---------------    ----------------

Weighted average discount rate for obligations............            7.30%               6.80%               7.25%
Long-term rate of investment return.......................             8.0%               8.00%               8.00%
Salary increase rate*.....................................    7.50% - 4.00%       7.50% - 4.00%       7.50% - 4.00%

* Higher initial rate, gradually decreasing to lower ultimate rate.


DEFINED CONTRIBUTION PLANS - The Company has a defined contribution savings plan that covers substantially all full-time employees who qualify as to age and length of service. The Company expanded this plan in 1997 and may make discretionary contributions to the plan. The Company made no contributions for the years ended January 1, 2000, January 2, 1999, and January 3, 1998.

19.      TRUST AGREEMENTS

         During 1991, 1993, and 1997, the Company entered into "rabbi" trust agreements with officers to transfer assets to trusts in lieu of paying compensation, bonuses, and consulting fees. These trust assets, which are classified as trading assets (as defined by SFAS No. 115) and included in "Other Assets" on the consolidated balance sheets, are recorded at the fair market value of the underlying assets and short-term investments. The compensation to the officers is determined in accordance with the employment agreements. Upon termination of the officer's employment with the Company, the trust assets will be distributed to the officers. If the Company becomes insolvent at any time before the assets of the trust are distributed to the officers, the trust assets may be used to satisfy the claims of the Company's creditors. As of January 1, 2000 and January 2, 1999, trust assets and corresponding liabilities, which are included in "Other Liabilities" on the consolidated balance sheets, each totaled $751 and $2,032, respectively.

20.      RELATED PARTY TRANSACTIONS

         In May 1994, Redlaw Industries, Inc. ("Redlaw"), a stockholder, became the commissioned sales agent in Canada for sales of textile products manufactured by the Company. The Company paid Redlaw approximately $282 and $295, related to Redlaw's commissioned sales business for the years ended January 2, 1999 and January 3, 1998, respectively. As of November 30, 1998, the Company terminated its commissioned sales agency arrangement with Redlaw.

         Allyn P. Chandler, a Director of Johnston Industries, Inc., is Chairperson, President and CEO of Redlaw and GRM Industries, Inc. ("GRM"), a wholly-owned subsidiary of Redlaw. Ms. Chandler is also one of the personal co-representatives of the Estate of her late father, David L. Chandler, who was the Chairman of Johnston Industries, Inc. at the time of his death on August 21, 1998,

         David L. Chandler was a party to two "rabbi" trust agreements whereby, during his employment, the Company transferred assets to the trusts in accordance with his employment agreement. During 1999, the Company purchased demand notes payable by Redlaw, and guaranteed by GRM, from the trusts at a substantially discounted cost of approximately $200. The notes, which have maturities from one to five years, can be called on demand by the payee, bear interest at 10% per annum, and are convertible, at the option of the holder, into (i) common shares of Redlaw, or (ii) common shares of Johnston Industries, Inc. held of record by GRM. Conversion to shares of Johnston Industries, Inc. is contingent on the release by a secured lender of its first security interest in shares of Johnston Industries, Inc. held of record by GRM.

21.      SUBSEQUENT EVENT

         On March 30, 2000, the Company entered into an agreement with CGW Southeast Partners IV ("CGW") providing for a tender offer for up to all of the Company's common stock at a cash price of $3.00 per share. At the time the tender offer closes, the agreement provides that CGW will also invest approximately $27.0 million in the Company as a purchase of common and preferred stock. The cash tender offer will be launched on or about April 7, 2000. If CGW acquires less than 90% of the outstanding voting stock of the Company, it has agreed to use best efforts to maintain a public market for the Company's common stock on a national securities exchange, a Nasdaq Stock Market or in over-the-counter trading for a period of three years. The closing of the tender offer and stock purchase are subject to receipt by CGW of at least a majority of the Company's voting stock, including the direct purchase by CGW, as well as customary regulatory approvals and certain other conditions.

         In connection with signing the purchase agreement described above, the Company received a commitment letter for the refinancing of its indebtedness under the Bank Credit Agreement. Such refinancing will be consummated upon closing of the tender offer and stock purchase. Consummation of the refinancing is conditioned on, among other things, the negotiation and execution of definitive loan documents, the absence of a material adverse change in the Company and the closing of the tender offer and stock purchase by CGW.