Form 10-K405, Exhibit 13
period 2000-01-01
JOHNSTON INDUSTRIES INC
filed 2000-04-07
CIK 41017

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 13(B)

QUARTERLY INFORMATION (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



The following summarizes the unaudited quarterly results of operations for the years ended January 1, 2000 (Fiscal Year 1999) and January 2, 1999 (Fiscal Year
1998).


                                                                           THREE MONTHS ENDED
                                                                           ------------------
FISCAL YEAR 1999                                          APRIL 3        JULY 3         OCT. 2         JAN. 1
----------------                                        ----------     ----------     ----------     ----------
Net sales                                               $   65,032     $   67,762     $   63,330     $   67,912
Gross margin                                                 7,302          6,187          5,401          9,196

Income (loss) from continuing operations                    (1,747)        (1,905)        (2,686)        (1,670)
                                                        ----------     ----------     ----------     ----------
Net income (loss) available to common stockholders      $   (1,747)    $   (1,905)    $   (2,686)    $   (1,670)
                                                        ==========     ==========     ==========     ==========
Net earnings (loss) per common share-basic (1)          $     (.16)    $     (.18)    $     (.25)    $     (.16)
                                                        ==========     ==========     ==========     ==========

Weighted average shares outstanding                         10,722         10,722         10,722         10,722
                                                        ==========     ==========     ==========     ==========



                                                                           THREE MONTHS ENDED
                                                                           ------------------
FISCAL YEAR 1998                                          APRIL 4        JULY 4         OCT. 3          JAN. 2
-----------------                                       ----------     ----------     ----------     ----------
Net sales                                               $   79,839     $   69,063     $   69,572     $   65,250
Gross margin                                                 9,779          8,710          9,408         10,549

Income (loss) from continuing operations                      (935)          (568)           140            755
                                                        ----------     ----------     ----------     ----------
Net income (loss) available to common stockholders      $     (935)    $     (568)    $      140     $      755
                                                        ==========     ==========     ==========     ==========
Net earnings (loss) per common share-basic (1)          $     (.09)    $     (.05)    $      .01     $      .07
                                                        ==========     ==========     ==========     ==========

Weighted average shares outstanding                         10,710         10,404         10,726         10,722
                                                        ==========     ==========     ==========     ==========



(1) Earnings per common share-diluted are not presented as they are either antidilutive in periods for which a loss is presented or immaterial.

Note: See Notes 2, 3 and 4 of the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for discussion of certain transactions impacting the 1998 fiscal year.